  As filed with the Securities and Exchange Commission on December 31, 1998

                                                   Registration No. [________]

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM S-4
            Registration Statement Under the Securities Act of 1933

                           AVONDALE FINANCIAL CORP.
            (Exact name of registrant as specified in its charter)

          DELAWARE                            6035                              36-3895923
(State or other jurisdiction of    (Primary Standard Industrial     (I.R.S. Employer Identification No.)
 incorporation or organization)     Classification Code Number)

              20 NORTH CLARK STREET                        ROBERT S. ENGELMAN, JR.
             CHICAGO, ILLINOIS 60602                       AVONDALE FINANCIAL CORP.
                  (312) 782-6200                            20 NORTH CLARK STREET
                                                           CHICAGO, ILLINOIS 60602
                                                               (312) 782-6200

(Address, including ZIP code, and telephone          (Name, address, including ZIP code,
number, including area code, of registrant's        and telephone number, including area
       principal executive offices)                      code, of agent for service)
                                            COPIES TO:

CHRISTOPHER R. KELLY, P.C.               MITCHELL FEIGER             ROBERT A. SMOLLER, ESQ.
SILVER, FREEDMAN & TAFF, L.L.P.             PRESIDENT                RICHARD J. FIRFER, ESQ.
1100 NEW YORK AVENUE, N.W.            COAL CITY CORPORATION          SCHWARTZ, COOPER, GREENBERGER &
SUITE 700                           1200 NORTH ASHLAND AVENUE         KRAUSS, CHARTERED
WASHINGTON, D.C.  20005            CHICAGO, ILLINOIS 60622-2298      180 NORTH LASALLE STREET
                                                                     SUITE 2700
                                                                     CHICAGO, ILLINOIS 60601

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If the Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                             ____________________

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                        Calculation of Registration Fee

=======================================================================================================================
                                                        Proposed maximum       Proposed maximum         Amount
        Title of each class of          Amount to        offering price       aggregate offering          of
     securities to be registered      be registered         per share                price         registration fee
-----------------------------------------------------------------------------------------------------------------------
  Common Stock, $.01 par value    4,100,000 shares/(1)/     $11.50/(2)/        $47,155,000/(2)/      $13,911/(2)(3)/
=======================================================================================================================
(1)  Represents the maximum number of shares of Avondale Financial Corp. ("Avondale") common stock, par value $.01 per share, issuable upon consummation of the merger of Coal City Corporation ("Coal City") with and into Avondale, described herein.
(2)  Estimated solely for the purpose of calculating the registration fee.  The registration fee has been computed pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, based on the book value of Coal City common stock, stated value $10.00 per share, on September 30, 1998 of $47,155,000.  The proposed maximum offering price per share has been determined by dividing the proposed maximum aggregate offering price by the number of shares being registered.
(3)  Pursuant to Rule 457(b), the amount of the registration fee has been reduced by the $9,431 paid on December 3,
     1998 in connection with the filing of a preliminary proxy statement/prospectus pursuant to Rule 14a-6 under the
     Securities Exchange Act of 1934, as amended.   Accordingly, the registration fee payable upon the filing of the
     Registration Statement is $4,480.

=======================================================================================================================

                                [AVONDALE LOGO]




                                                                 January 8, 1999

Dear Stockholder:

     The Board of Directors of Avondale is proposing a "merger of equals" with Coal City Corporation. We carefully reviewed the proposed merger and unanimously concluded that it is in the best interests of the Avondale stockholders. Our financial advisor, Hovde Financial, Inc., has issued an opinion that the merger agreement is fair to the Avondale stockholders.

     As part of the merger proposal we are also asking you to approve changing the name of the combined company to MB Financial, Inc. As MB Financial, Inc., we will be a well capitalized institution serving our customers through 13 full service offices in the Chicago metropolitan area. We believe that the merger presents an opportunity to enter the commercial banking business, with an emphasis on small and middle market companies, and to expand retail operations and pursue other attractive opportunities.

     We will hold the Special Meeting of Stockholders to consider the merger proposal and certain other matters at the Avondale branch office, 2965 North Milwaukee Avenue, Chicago, Illinois, on February 10, 1999 at 9:00 a.m., local time. We encourage you to attend.

     The terms of the proposed merger and other important information relating to Avondale, Coal City and the combined company are explained in the accompanying Proxy Statement/Prospectus. Please give this document your prompt attention.

     The merger will be completed only if we receive the necessary regulatory approvals and the stockholders of both Avondale and Coal City vote for it.

     You will also be asked at the Special Meeting to approve amendments to Avondale's Certificate of Incorporation to:

     . increase the number of authorized shares of common stock from 10,000,000 to 20,000,000; and

     . establish procedures for filling newly created directorships and vacancies for three years after the merger consistent with provisions set forth in the Avondale Bylaws.

     Lastly, you will be asked to approve amendments to Avondale's 1997 Omnibus Incentive Plan to increase from 350,000 to 1,000,000 the number of shares of Avondale common stock that can be issued under the Plan, to increase from 75,000 to 200,000 the number of shares of restricted stock that can be issued under the Plan and to increase from 35,000 to 75,000 the number of shares of Avondale common stock subject to awards that may be granted to any one participant in any calendar year.

     The amendments to the Avondale Certificate and Omnibus Plan will be implemented only if the merger is consummated.

     We encourage you to vote FOR the merger proposal and the Avondale Certificate and Omnibus Plan proposals. You can vote by marking the enclosed proxy card and mailing it in the enclosed prepaid envelope. Please act soon.

     We encourage you to attend the Special Meeting in person. Whether or not you do, we hope you will read the Proxy Statement/Prospectus and then complete, sign and date the proxy card and return it in the enclosed postage-paid envelope. This will save Avondale additional expense in soliciting proxies and will ensure that your shares are represented. You may vote in person at the Special Meeting even if you have already returned the proxy.

     If you have any questions, please call me.

     Thank you for your attention to this important matter.


                                    Sincerely,



                                    Robert S. Engelman, Jr.
                                    President and Chief Executive Officer

                                   [MB LOGO]


                             COAL CITY CORPORATION

                                                        January 8, 1999

Dear Stockholder:

     You are invited to attend a Special Meeting of Stockholders of Coal City Corporation to be held at the Manufacturers Bank Building at 1200 North Ashland Avenue, Chicago, Illinois, on February, 10, 1999 at 1:30 p.m., local time.

     At the Special Meeting, you will consider the proposed merger of Coal City with Avondale Financial Corp. in a "merger of equals" transaction. Based on the number of shares of Avondale common stock and Coal City common stock outstanding on December 31, 1998, Coal City's stockholders will own approximately 58.8% of the combined company. Members of Coal City's Board of Directors will represent between 50% and 56% of the combined company's Board of Directors. The Board of Directors believes that Coal City's branch network is a good fit with Avondale's branch network. The combined company, to be named MB Financial, Inc., will be well capitalized, providing the ability to expand retail operations and to pursue other attractive strategic and financial initiatives that may arise over time.

     Each share of Coal City common stock outstanding at the time of the merger (other than shares subject to dissenters' rights) will be converted into 83.5 shares of Avondale common stock. Holders of fractional shares of Coal City common stock will be paid the cash value of their fractional shares. Upon the merger, the name of the combined company will be MB Financial, Inc. The merger is conditioned upon, among other things, receipt of the necessary regulatory approvals and the approval of the stockholders of Coal City and Avondale.

     The Board of Directors has approved the merger and believes that the merger is in the best interests of Coal City and its stockholders. Accordingly, the Board of Directors recommends that you vote FOR approval of the merger.

     Please read the accompanying Proxy Statement/Prospectus, which provides information regarding the merger and related matters. If you have any questions, please call me.

     Your vote is important, regardless of the number of shares you own. ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE EVEN IF YOU CURRENTLY PLAN TO ATTEND THE SPECIAL MEETING. This will not prevent you from voting in person but will assure that your vote is counted if you do not attend the Special Meeting.

                                    Sincerely,



                                    Mitchell Feiger
                                    President

          PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME.
              YOU WILL RECEIVE INSTRUCTIONS FOLLOWING THE MERGER
                      FOR EXCHANGE OF STOCK CERTIFICATES.

                           AVONDALE FINANCIAL CORP.
[AVONDALE LOGO]               20 N. CLARK STREET
                            CHICAGO, ILLINOIS 60602
                                (312) 782-6200
                               ________________

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


     A Special Meeting of Stockholders of Avondale Financial Corp. will be held as follows:

                            Date: February 10, 1999
                          Time: 9:00 a.m., local time
                        Place: Avondale branch office,
                         2965 North Milwaukee Avenue
                               Chicago, Illinois

     The Special Meeting will be held for the following purposes:

          1. To adopt the Agreement and Plan of Merger, dated as of October 12, 1998, as amended, by and between Coal City Corporation and Avondale, and the transactions contemplated thereby, including the conversion of certain Coal City stock options into Avondale stock options and the amendment to Avondale's Certificate of Incorporation to change Avondale's name to MB Financial, Inc.

          2. To adopt an amendment to the Avondale Certificate of Incorporation to increase the number of authorized shares of common stock from 10,000,000 to 20,000,000.

          3. To adopt an amendment to the Avondale Certificate of Incorporation to establish procedures for filling newly created directorships and vacancies.

          4. To adopt amendments to Avondale's 1997 Omnibus Incentive Plan to increase from 350,000 to 1,000,000 the number of shares of common stock that can be issued under the Plan, to increase from 75,000 to 200,000 the number of shares of restricted stock that can be issued under the Plan and to increase from 35,000 to 75,000 the number of shares of Avondale common stock subject to awards that may be granted to any one participant in any calendar year.

          5. To transact such other business as may properly come before the Special Meeting or any adjournments and postponements.

     The Board of Directors of Avondale is not aware of any other business to come before the Special Meeting.

     We have enclosed a proxy card and a Proxy Statement/Prospectus for the Special Meeting.

     These proposals may be voted on at the Special Meeting or on any adjournment or postponement of the Special Meeting. You can vote at the Special Meeting if you owned Avondale common stock at the close of business on December 31, 1998. If the proposals haven't received enough votes, the Special Meeting may be adjourned for further solicitation of proxies, however, no proxy voted against any proposal will be voted in favor of adjournment to solicit further proxies for that proposal. A list of Avondale stockholders entitled to vote at the Special Meeting will be available at Avondale's main office during business hours for at least ten days prior to the Special Meeting, and at the Special Meeting.

     Please complete, sign and date the enclosed proxy, and mail it promptly in the enclosed postage-paid envelope. The proxy will not be used if you attend and vote at the Special Meeting in person.

     If you have any questions or require assistance, please call D.F. King Co., Inc., which is assisting us, at (800) 755-3105.

                                    By Order of the Board of Directors,



                                    Robert S. Engelman, Jr.
                                    President and Chief Executive Officer


Chicago, Illinois
January 8, 1999

--------------------------------------------------------------------------------
 IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE SPECIAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
--------------------------------------------------------------------------------

                                   [MB LOGO]

                             COAL CITY CORPORATION
                           1200 North Ashland Avenue
                            Chicago, Illinois 60622
                                (773) 278-4040

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        To Be Held on February 10, 1999

     A Special Meeting of Stockholders of Coal City Corporation will be held at the Manufacturers Bank Building at 1200 North Ashland Avenue, Chicago, Illinois, on February 10, 1999 at 1:30 p.m., local time.

     The Special Meeting is for the following purposes:

          1. To adopt the Agreement and Plan of Merger, dated as of October 12, 1998, as amended, by and between Coal City and Avondale Financial Corp. and the transactions contemplated thereby.

          2. To transact other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     The Board of Directors is not aware of any other business to come before the Special Meeting.

     WE HAVE ENCLOSED A PROXY CARD AND A PROXY STATEMENT/PROSPECTUS FOR THE SPECIAL MEETING.

     Any action may be taken on any of these proposals at the Special Meeting, or on any adjournment or postponement of the Special Meeting. Stockholders of record at the close of business on December 31, 1998, are entitled to vote at the Special Meeting.

     PLEASE COMPLETE AND SIGN THE ENCLOSED FORM OF PROXY WHICH IS SOLICITED BY THE BOARD OF DIRECTORS AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. THE PROXY WILL NOT BE USED IF YOU ATTEND AND VOTE AT THE SPECIAL MEETING IN PERSON.


                                    By Order of the Board of Directors,



                                    Mitchell Feiger
                                    President
Chicago, Illinois
January 8, 1999

--------------------------------------------------------------------------------
IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE COAL CITY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM. AN ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

          PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME.
--------------------------------------------------------------------------------

PROXY STATEMENTS OF AVONDALE FINANCIAL CORP.
AND COAL CITY CORPORATION

                          ___________________________


PROSPECTUS OF AVONDALE FINANCIAL CORP.  FOR UP TO
4,087,910 SHARES OF COMMON STOCK, $.01 PAR VALUE
                          ___________________________

     This Proxy Statement/Prospectus relates to the proposed "merger of equals" between Coal City and Avondale (Merger). If Coal City and Avondale merge, Avondale will issue to stockholders of Coal City 83.5 shares of Avondale common stock for each share of Coal City common stock that they hold at the close of the Merger. Fractional shares will be paid in cash. Coal City stockholders who properly dissent from the Merger will receive cash instead of shares. If the Merger occurs, based on the number of shares of Avondale common stock and Coal City common stock outstanding at December 31, 1998, Coal City's stockholders would own approximately 58.5% of the combined company and Avondale's stockholders will own the remainder.

     Avondale common stock trades on the Nasdaq National Market under the symbol "AVND." On January ___, 1999 Avondale common stock traded at _______ per share, so the value of 83.5 shares was approximately ________ on that date. The trading price of Avondale common stock will fluctuate, however, so the value of the Avondale common stock to be received by Coal City stockholders will change.

     We cannot complete the Merger unless the stockholders of both of our companies and the regulatory authorities approve it. Each of us will hold a meeting of our stockholders to vote on this merger proposal. YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend your stockholder meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the Merger. NOT RETURNING YOUR CARD OR NOT INSTRUCTING YOUR BROKER HOW TO VOTE ANY SHARES HELD FOR YOU IN "STREET NAME" WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.
                                                  -------

     The date of this Proxy Statement/Prospectus is January __, 1999. This Proxy Statement/Prospectus and the accompanying notices and proxy cards are first being mailed to stockholders of Avondale and Coal City on or about January 8, 1999.

--------------------------------------------------------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER GOVERNMENTAL AGENCY HAS APPROVED OR DISAPPROVED OF THE AVONDALE COMMON STOCK TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS IN THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE AVONDALE COMMON STOCK OFFERED HEREBY IS NOT A SAVINGS ACCOUNT, DEPOSIT OR OTHER OBLIGATION OF ANY BANK OR SAVINGS ASSOCIATION AND IS NOT INSURED BY ANY GOVERNMENTAL AGENCY.

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                   Page
SUMMARY.........................................................................................      1
     The Companies..............................................................................      1
          Avondale Financial Corp. and Avondale Federal Savings Bank............................      1
          Coal City Corporation and Manufacturers Bank..........................................      1
     The Stockholder Meetings...................................................................      1
          Avondale Stockholders.................................................................      1
          Coal City Stockholders................................................................      2
     The Merger.................................................................................      2
          General...............................................................................      2
          Our Reasons for the Merger............................................................      3
          Recommendations to Stockholders.......................................................      3
          Merger Consideration..................................................................      3
          Coal City Stock Options...............................................................      3
          Opinions of Financial Advisors........................................................      3
          Dissenters' Rights....................................................................      4
          Interests of Directors and Officers in the Merger That are Different From Your
          Interests.............................................................................      4
          What We Need to do to Complete the Merger.............................................      5
          Regulatory Approvals..................................................................      5
          Waiver and Amendment..................................................................      5
          Termination...........................................................................      5
          Covenants Pending Closing.............................................................      6
          Federal Income Tax Consequences of the Merger.........................................      6
          Certain Related Transactions..........................................................      6
          Stock Option Agreements...............................................................      6
          Divestiture of Mortgage Banking Business..............................................      7
COMPARATIVE STOCK PRICES AND DIVIDEND INFORMATION...............................................      8
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF AVONDALE FINANCIAL CORP.......................     10
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF COAL CITY CORPORATION.........................     12
AVONDALE FINANCIAL CORP. AND AVONDALE FEDERAL SAVINGS BANK......................................     14
          Avondale Financial Corp...............................................................     14
          Avondale Federal Savings Bank.........................................................     14
          Security Ownership....................................................................     15
COAL CITY CORPORATION AND MANUFACTURERS BANK....................................................     17
          Coal City Corporation.................................................................     17
          Security Ownership....................................................................     18
THE SPECIAL MEETINGS............................................................................     19
          Avondale Special Meeting..............................................................     19
          Coal City Special Meeting.............................................................     21
THE MERGER......................................................................................     23
          General...............................................................................     23
          Background of and Reasons for the Merger..............................................     23
          Recommendations of the Boards of Directors............................................     27
          Merger Consideration..................................................................     27

          Treatment of Coal City Stock Options................................................       28
          Opinion of Avondale Financial Advisor...............................................       28
          No Opinion of Coal City Financial Advisor...........................................       31
          Dissenters' Rights..................................................................       31
          Fractional Shares...................................................................       33
          Exchange of Certificates............................................................       33
          Interests of Directors and Officers in the Merger That Are Different From Your
          Interests...........................................................................       34
          Representations and Warranties......................................................       36
          Conditions to the Merger............................................................       37
          The Contribution....................................................................       39
          The Bank Merger.....................................................................       39
          Regulatory Approvals................................................................       39
          Waiver and Amendment; Termination...................................................       40
          Covenants Pending Closing...........................................................       42
          Expenses............................................................................       44
          Accounting Treatment................................................................       44
          Resales of Avondale Common Stock by Affilites.......................................       44
          Federal Income Tax Consequences of the Merger.......................................       44
          Nasdaq Listing......................................................................       46
MANAGEMENT AFTER THE MERGER...................................................................       46
CERTAIN RELATED TRANSACTIONS..................................................................       48
          Stock Option Agreements.............................................................       48
          Divestiture of Mortgage Banking Business............................................       51
UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION...............................       52
DESCRIPTION OF AVONDALE FINANCIAL CORP. CAPITAL STOCK.........................................       63
          General.............................................................................       63
          Common Stock........................................................................       63
          Preferred Stock.....................................................................       64
BUSINESS OF AVONDALE FINANCIAL CORP...........................................................       65
BUSINESS OF COAL CITY CORPORATION.............................................................       75
          General.............................................................................       75
          History and Development.............................................................       75
          Business Areas......................................................................       77
          Lending Activities..................................................................       80
          Investment Securities...............................................................       83
          Sources of Funds....................................................................       84
          Properties..........................................................................       87
          Directors and Executive Management..................................................       88
          Management Compensation.............................................................       89
          Competition.........................................................................       91
          Legal Proceedings...................................................................       91
          Personnel...........................................................................       91
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION OF
COAL CITY CORPORATION.........................................................................       92
          General.............................................................................       92
          Analysis of Net Interest Income.....................................................       93
          Comparison of Results of Operations for the Nine Months Ended
            September 30, 1998 and September 30, 1997.........................................       96
          Comparison of Results of Operations for the Years Ended December 31, 1997 and

            December 31, 1996....................................................................    97
          Comparison of Results of Operations for the Years Ended December 31, 1996 and
            December 31, 1995....................................................................    98
          Comparison of Financial Condition at September 30, 1998 to December 31, 1997...........    99
          Comparison of Financial Condition at December 31, 1997 to December 31, 1996............    99
          Core Deposit Intangibles and Goodwill..................................................   100
          Cash Earnings..........................................................................   100
          Asset Quality..........................................................................   101
          Asset Liability Management.............................................................   106
          Liquidity..............................................................................   108
          Capital Resources......................................................................   109
          Statements of Cash Flows...............................................................   110
          Year 2000..............................................................................   110
          Effects of Inflation...................................................................   111
SUPERVISION AND REGULATION OF AVONDALE FINANCIAL CORP. AS THE SURVIVING CORPORATION..............   112
COMPARISON OF RIGHTS OF STOCKHOLDERS OF AVONDALE FINANCIAL CORP. AND COAL CITY
CORPORATION......................................................................................   116
          Introduction...........................................................................   116
          Issuance of Capital Stock..............................................................   116
          Payment of Dividends...................................................................   116
          Special Meetings of Stockholders.......................................................   117
          Advance Notice Requirements for Nominations of Directors and Presentation
          of New Business at Annual Meetings of Stockholders.....................................   117
          Cumulative Voting for Election of Directors............................................   117
          Restrictions on Voting Rights; Quorum..................................................   117
          Number and Term of Directors...........................................................   117
          Removal of Directors...................................................................   118
          Filling Vacancies on the Board of Directors............................................   118
          Amendment of Articles or Certificate of Incorporation and Bylaws.......................   118
          Business Combinations with Certain Persons.............................................   118
          Prevention of Greenmail................................................................   119
          Limitations on Directors' Liability....................................................   119
          Indemnification........................................................................   120
          Dissenters' Rights.....................................................................   120
AMENDMENTS TO CERTIFICATE OF INCORPORATION OF AVONDALE FINANCIAL CORP............................   120
          General................................................................................   120
          Change of Name.........................................................................   121
          Increase in Authorized Shares of Capital Stock.........................................   121
          New Directorships and Vacancies........................................................   122
AMENDMENTS TO 1997 OMNIBUS INCENTIVE PLAN OF AVONDALE FINANCIAL CORP.............................   123
LEGAL MATTERS....................................................................................   128
INDEPENDENT ACCOUNTANTS..........................................................................   128
STOCKHOLDER MATTERS..............................................................................   128
OTHER MATTERS....................................................................................   129
WHERE YOU CAN FIND ADDITIONAL INFORMATION........................................................   129
FORWARD LOOKING STATEMENTS.......................................................................   131
INDEX TO FINANCIAL STATEMENTS OF COAL CITY CORPORATION...........................................   F-1

APPENDICES

     I. Agreement and Plan of Merger, as amended (including the Stock Option Agreements, but omitting other schedules and exhibits)


     II. Text of proposed amendments to Certificate of Incorporation of Avondale

     III. Fairness Opinion of Hovde Financial, Inc.

     IV.  Text of Sections 11.65 and 11.70 of the Illinois Business Corporation
          Act

                                    SUMMARY

     This section briefly summarizes some of the information in this Proxy Statement/Prospectus. Certain capitalized terms used in this summary are defined elsewhere in this Proxy Statement/Prospectus. Because this is a summary, it does not contain all the information that may be important to you. You should read the entire Proxy Statement/Prospectus and its appendices carefully before you decide how to vote.

                                 THE COMPANIES

AVONDALE FINANCIAL CORP. AND
AVONDALE FEDERAL SAVINGS BANK

20 N. Clark Street
Chicago, Illinois 60602
(312) 782-6200

     Avondale is the holding company for Avondale Federal Savings Bank. It operates five banking offices in the Chicago metropolitan area. The business of Avondale Bank currently consists primarily of making residential mortgage, home equity and other loans. Its home equity loans and other mortgage loan products are originated in over 30 states. However, it is a condition of the Merger that Avondale divest itself of its mortgage banking business, either through the sale of the business or its dissolution. Accordingly, with minimal exceptions, upon the Merger Avondale will cease offering its loan products. The combined company, operating as MB Financial, Inc., intends to continue offering the loan products of Coal City, funded with the deposits of Avondale and Coal City and other traditional sources. At September 30, 1998, Avondale had assets of $508.7 million, deposits of $360.1 million and stockholders' equity of $38.1 million.

COAL CITY CORPORATION AND MANUFACTURERS BANK

1200 North Ashland Avenue
Chicago, Illinois 60622
(773) 278-4040

     Coal City is a bank holding company which conducts a commercial banking business throughManufacturers Bank. Manufacturers Bank operates eight offices in the Chicago metropolitan area. At September 30, 1998, Coal City had total assets of $824.3 million, deposits of $634.6 million and stockholders' equity of $57.4 million.

                           THE STOCKHOLDER MEETINGS

AVONDALE STOCKHOLDERS (page 19)

          Meeting Date. The Avondale Special Meeting will be held on February 10, 1999, at the Avondale branch office, 2965 North Milwaukee Avenue, Chicago, Illinois, at 9:00 a.m., local time.

         Record Date. You can vote at the Avondale Special Meeting if you owned Avondale common stock at the close of business on December 31, 1998.

          Matters to be Considered. At the Avondale Special Meeting the Avondale stockholders will be asked:

     1. To adopt the Merger Agreement, including the conversion of certain Coal City stock options into Avondale stock options and the amendment to Avondale's Certificate of Incorporation to change Avondale's name to MB Financial, Inc.

     2. To adopt an amendment to the Avondale Certificate to increase the number of authorized shares of common stock from 10,000,000 to 20,000,000.

     3. To adopt an amendment to the Avondale Certificate to establish procedures for filling newly created directorships and vacancies.

     4. To adopt amendments to Avondale's 1997 Omnibus Incentive Plan to increase from 350,000 to 1,000,000 the number of shares of common stock that can be issued under the Plan, to increase from 75,000 to 200,000 the number of shares of restricted stock that can be issued under the Plan and to increase from 35,000 to 75,000 the number of shares of Avondale common stock subject to awards that may be granted to any one participant in any calendar year.

     5. To transact such other business as may properly come before the Special Meeting or any adjournments and postponements.

          Votes Required. The proposals to adopt the Merger Agreement, including to approve the name change, and the increase in authorized shares will be approved if a majority of the outstanding shares of Avondale common stock are voted in favor of the proposals. The amendment to establish procedures for filling newly created directorships and vacancies will be approved if 80% of the outstanding shares of Avondale common stock are voted in favor of it. The amendments to the Omnibus Plan will be approved if a majority of the shares of Avondale common stock voted on the proposal are voted in favor of it. The completion of the Merger is not conditioned upon stockholder approval of these other proposals, but these other proposals will not be implemented unless the Merger is completed even if the stockholders approve them.

          Proxies. You can revoke your proxy before it is voted either by sending to Avondale a revocation notice or a new proxy or by attending the Avondale Special Meeting and voting in person. You will not revoke your proxy simply by attending the Avondale Special Meeting.

COAL CITY STOCKHOLDERS (page 21)

          Meeting Date. The Coal City Special Meeting is scheduled to be held at the Manufacturers Bank Building, 1200 North Ashland Avenue, Chicago, Illinois, on February 10, 1999 at 1:30 p.m., local time, unless adjourned or postponed.

          Record Date. You can vote at the Coal City stockholder meeting if you owned Coal City common stock at the close of business on December 31, 1998.

          Matters to be Considered. At the Coal City Special Meeting, the Coal City stockholders will be asked to adopt the Merger Agreement.

          Vote Required. The proposal to adopt the Merger Agreement will be approved if two-thirds of the outstanding shares of Coal City Common Stock are voted in favor of it.

          Proxies. You can revoke your proxy before it is voted either by sending to Coal City a revocation notice or a new proxy or by attending the Coal City Special Meeting and voting in person. You will not revoke your proxy simply by attending the Coal City Special Meeting.

                                  THE MERGER

          We have attached the Merger Agreement to this document as Appendix I. Please read the Agreement. It is the legal document that governs the transaction.

GENERAL  (page 23)

          We propose a "merger of equals" transaction, under which, based on the number of shares of Avondale common stock and Coal City common stock outstanding on December 31, 1998, Coal City's stockholders would own approximately 58.5% of the combined company and Avondale's stockholders the remainder (the exact allocation of ownership will depend upon the number of shares of Avondale common stock that are outstanding at the close of the Merger). We hope to complete this transaction in the first quarter of 1999.

OUR REASONS FOR THE MERGER (page 23)

          The Boards of Directors of Avondale and Coal City believe that the terms of the Merger are fair to and in the best interests of their respective companies and stockholders and that the Merger should produce a well capitalized institution with a strong commercial middle market lending and retail banking franchise and other competitive advantages. See "The Merger--Background of and Reasons for the Merger."

RECOMMENDATIONS TO STOCKHOLDERS (page 27)

          Avondale. The Avondale Board of Directors has unanimously adopted the Merger Agreement and believes that the Merger and the issuance of the shares of Avondale Common Stock are fair to, and in the best interests of, Avondale and its stockholders. THE AVONDALE BOARD THEREFORE RECOMMENDS A VOTE FOR ADOPTION OF THE MERGER AGREEMENT AND THE OTHER AVONDALE PROPOSALS.

          Coal City. The Coal City Board of Directors has unanimously adopted the Merger Agreement and believes that the Merger is fair to, and in the best interests of, Coal City and its stockholders. THE COAL CITY BOARD THEREFORE RECOMMENDS A VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

MERGER CONSIDERATION (page 27)

          If you are an Avondale stockholder, you will not need to exchange your shares of Avondale common stock. If you are a Coal City stockholder, each of your shares of Coal City common stock will automatically become exchangeable for
83.5 sharesof Avondale common stock. Avondale will not issue fractional shares. Instead, you will receive the value of any fractional share in cash, based on the market value of Avondale's common stock on the day prior to the Merger. Stockholders who properly dissent from the Merger will not receive shares, but will receive cash in an amount that may be more or less than the share value. Following the Merger, you will need to exchange your certificates of Coal City common stock for certificates of Avondale common stock. We will send you the forms to do this.

          The number of shares of Avondale common stock to be received for each share of Coal City common stock has been fixed at 83.5. Based on the trading price for Avondale common stock on December 23, 1998 ($14.500 per share), the value of 83.5 shares of Avondale common stock would have been $59,275,000. The value of Avondale common stock, however, will fluctuate. Fluctuations will result in an increase or decrease in the value of the Avondale common stock to be received by Coal City stockholders.

COAL CITY STOCK OPTIONS  (page 28)

          The options to purchase Coal City common stock under Coal City's stock option plan will be converted into options to purchase Avondale common stock with appropriate adjustments to the number of shares subject to the options and to the exercise price.

OPINIONS OF FINANCIAL ADVISORS  (pages 28/31)

          Avondale. Hovde Financial, Inc. has delivered its opinion to the Avondale Board that the Merger Agreement is fair to Avondale and its stockholders from a financial point of view. A copy of Hovde's opinion is attached to this Proxy Statement/Prospectus as Appendix III. You should read it completely to understand the assumptions made, matters considered and limitations of the review made by Hovde in providing this opinion.

          Coal City. Coal City did not request an opinion from its financial advisor in connection with the Merger Agreement.

DISSENTERS' RIGHTS (page 31)

          If you are a Coal City stockholder, Illinois law permits you to dissent from the Merger. If you dissent, the fair value of your stock may be determined by a court and paid to you in cash. To do this, you must follow certain procedures, including giving Coal City certain notices and not voting your shares in favor of the Merger. You will not receive any stock in Avondale if you dissent and follow all of the required procedures. Instead, you will only receive the value of your stock in cash. The relevant sections of Illinois law governing this process are attached to this document as Appendix IV.

          Avondale stockholders do not have dissenters' rights with respect to the Merger.

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER THAT ARE DIFFERENT FROM YOUR INTERESTS. (page 34)

          Some of the Avondale and Coal City directors and officers have interests in the Merger that are different from, or in addition to, their interests as stockholders in our companies. These interests exist because of agreements that Avondale and Coal City directors and officers have with their companies, including the following:

          Robert S. Engelman, Jr. will terminate his current employment contract for a new contract when we complete the Merger. The new contract provides that Mr. Engelman will be Chairman of the Board of Avondale and be responsible for certain other activities, and be paid a base salary of $310,000 and an annual bonus of $150,000 through the date of Avondale's annual meeting of stockholders in the year 2000. After the year 2000 annual meeting, Mr. Engelman will be paid $310,000 per year through January 31, 2004 for his agreement not tocompete against Avondale in Illinois during that period. After the year 2000 annual meeting, Mr. Engelman will also be entitled to participate in Avondale's health benefits for his lifetime at his cost.

          Mitchell Feiger will have an employment contract providing for a continual three year term ( a so-called "evergreen contract") with an annual salary of $325,000 and a discretionary bonus to be determined by the Avondale Board of Directors. Mr. Feiger will serve as President and Chief Executive Officer of Avondale and will be eligible for certain benefits. If there is a change in control of Avondale, Mr. Feiger will receive a payment of 2.99 times his base compensation if either he or Avondale subsequently terminates his employment with Avondale, and certain other benefits.

     Howard A. Jaffe will terminate his current change in control contract for a new contract when we complete the Merger. The new contract provides that if his employment is terminated by Manufacturers Bank within 12 months after the Merger or after a later change in control , he will be entitled to 200% of his base amount and continued health benefits for 24 months.

          When we complete the Merger, the directors of Avondale and Coal City will continue as directors of the combined company.

          Stock options awarded to Avondale officers under the 1997 Omnibus Incentive Plan and restricted stock awarded under the Recognition and Retention Plan and the 1997 Omnibus Incentive Plan will become fully vested when we complete the Merger.

          All accrued benefits under the Avondale Supplemental Executive Retirement Plan will also vest when we complete the Merger.

          Also, following the Merger, Avondale will purchase directors' and officers' insurance for the directors and officers of Coal City who continue to serve in such capacities following the Merger and will indemnify all directors and officers of Coal City for six years following the Merger for events occurring prior to the closing of the Merger, including actions that are related to the Merger Agreement.

          The members of the Boards of Directors of Coal City and Avondale knew about these additional interests, and considered them, when they approved the Merger Agreement.

WHAT WE NEED TO DO TO COMPLETE THE MERGER (page 37)

          The completion of the Merger depends on a number of conditions being met. In addition to our compliance with the Merger Agreement, these conditions include:

     1. Approval of the Merger Agreement by both the Avondale stockholders and Coal City stockholders.

     2.   Approval of the Merger by federal and state banking regulators.

     3. Receipt by each of us of a legal opinion from our counsel that, for United States federal income tax purposes, Coal City stockholders who exchange their shares for shares of Avondale common stock will not recognize any gain or loss as a result of the merger, except in connection with the payment of cash instead of issuing fractional shares. These opinions will be subject to various limitations, and we recommend that you read the fuller description of tax consequences provided in this document beginning at page 43.

     4. The absence of any injunction or legal restraint blocking the Merger or government proceedings trying to block the Merger.

     5. The divestiture by Avondale of its mortgage banking business, either through a sale or discontinuing the business.

          The Merger Agreement contains other conditions.

          Where law permits, Avondale or Coal City could decide to complete the Merger even though one or more of these conditions hasn't been met. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived, or that the Merger will be completed.

REGULATORY APPROVALS (page 39)

          The Merger and related transactions must be approved by the Board of Governors of the Federal Reserve System and other Federal and State banking regulators. We have filed the applications and notices required to obtain these regulatory approvals.

WAIVER AND AMENDMENT (page 40)

          We can agree to amend the Merger Agreement and each of us can waive our right to require the other party to adhere to the terms and conditions of the Merger Agreement, where the law allows. However, we may not change the amount or form of consideration to be paid to Coal City stockholders after our respective stockholders approve the Merger.

TERMINATION (page 40)

          We can agree at any time to terminate the Merger Agreement without completing the Merger, even if the stockholders of both our companies have approved it. Also, either of us can decide, without the consent of the other, to terminate the Merger Agreement if:

     1.   Our stockholders do not approve the Merger Agreement.

     2. The other party breaches the Merger Agreement (and doesn't correct the breach within 30 days) in a way that would likely have a material adverse effect on the breaching party.

     3. A regulatory authority does not grant an approval we need to complete the Merger, or if any court or governmental entity issues or seeks an order blocking the Merger.

     4. The Merger has not been completed by June 30, 1999, despite both Avondale's and Coal City's best efforts.

     5. Certain other conditions to closing of the Merger have not been satisfied.

COVENANTS PENDING CLOSING (page 42)

          Avondale and Coal City have agreed to conduct their businesses in certain ways until the Merger is completed. See "The Merger--Covenants Pending Closing."

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (page 44)

          We expect that for United States federal income tax purposes, the exchange of shares of Coal City Common Stock for shares of Avondale Common Stock generally will not cause you to recognize any gain or loss. You will, however, have to recognize gain in connection with any cash received instead of fractional shares.

Our obligation to complete the Merger depends on our receipt of legal opinions from counsel about thefederal income tax treatment of Coal City stockholders. These opinions won't bind the Internal Revenue Service, which could take a different view.

          This tax treatment may not apply to certain Coal City stockholders, including the Coal City stockholders who dissent from the Merger. Determining the actual tax consequences of the Merger to you can be complicated. They will depend on your specific situation and variables not within our control. You should consult your own tax advisor for a full understanding of the Merger's tax consequences.

                         CERTAIN RELATED TRANSACTIONS

STOCK OPTION AGREEMENTS  (page 48)

          Under the Stock Option Agreements, each party has the right to purchase up to a certain number of shares of the other party's common stock at a fixed exercise price. Under certain circumstances a party may require the other party to repurchase the option, and/or shares purchased under the option at a predetermined price.

          The parties cannot exercise their options unless certain events occur. These events are business combination or acquisition transactions and certain related activities (other than the Merger we are proposing in this Proxy Statement/Prospectus) such as a merger or the sale of a substantial amount of assets or stock. We don't know of any event that has occurred as of the date of this Proxy Statement/Prospectus that would permit either party to exercise its option. The Stock Option Agreements are exhibits to the Merger Agreement attached to this Proxy Statement/Prospectus as Appendix I.

DIVESTITURE OF MORTGAGE BANKING BUSINESS
(page 51)

     In connection with the Merger, Avondale will divest itself of its mortgage banking business, either through a sale of the business, or in the alternative, by discontinuing the business. See "Unaudited Pro Forma Combined Consolidated Financial Information." The divestiture of the mortgage banking business is a condition to Coal City completing the Merger. See "The Merger-Conditions to the Merger."

               COMPARATIVE STOCK PRICES AND DIVIDEND INFORMATION

          Avondale Common Stock is quoted on The Nasdaq Stock Market (symbol:
AVND). The following table sets forth the reported high and low sales prices of shares of Avondale Common Stock as reported on The Nasdaq Stock Market. The stock prices do not include retail mark-ups, mark-downs or commissions. Coal City Common Stock is not quoted on any exchange or reporting system. Avondale and Coal City did not pay any dividends on their common stock during these periods. The dividend policy of Avondale as the surviving corporation in the Merger has not yet been determined. Dividends, if any, may also be limited by certain regulatory restrictions.


                                               AVONDALE
                                             COMMON STOCK
                                         --------------------
                                             HIGH     LOW
                                         --------------------

1997 CALENDAR YEAR
    First Quarter.......................   $ 18.50  $16.00
    Second Quarter......................     17.50   12.75
    Third Quarter.......................     17.56   13.63
    Fourth Quarter......................     18.88   15.63

1998 CALENDAR YEAR
   First Quarter........................     16.75   14.88
   Second Quarter.......................     18.19   15.75
   Third Quarter........................     17.88   11.13
   Fourth Quarter.......................     16.00   8.375

1998 CALENDAR YEAR
   First Quarter (through January ___)..

     The following table sets forth the last reported sale prices per share of Avondale Common Stock and the equivalent per share price for Coal City Common Stock giving effect to the Merger on (i) October 12, 1998, the last trading day preceding public announcement of the signing of the Merger Agreement; and (ii) January __, 1999, the last practicable date prior to the mailing of this Proxy Statement/Prospectus.


                                  AVONDALE          EQUIVALENT PRICE PER
                                COMMON STOCK        COAL CITY SHARE/(1)/
                              ------------------    ------------------------
October 12, 1998..........            $9.00               $751.50
January ____, 1999........

___________________________

/(1)/ The equivalent price per share of Coal City Common Stock at each specified date was determined by multiplying (i) the last reported sale price of Avondale Common Stock on such date and (ii) the exchange ratio of 83.5.

      Upon the Merger, and subject to stockholder approval of the proposal to change Avondale's name, Avondale will change its name to MB Financial, Inc. and the Avondale Common Stock will be quoted under the symbol "MBFI."

     As of December 23, 1998, the 2,865,442 outstanding shares of Avondale Common Stock were held by approximately 1,300 record owners and the 48,957 outstanding shares of Coal City Common Stock by approximately 190 record owners.

     The number of shares of Avondale Common Stock to be received for each share of Coal City Common Stock has been fixed at 83.5. Coal City stockholders are advised to obtain current market quotations for Avondale Common Stock. The market price of Avondale Common Stock may fluctuate between the date of this Proxy Statement/Prospectus and the effective time of the Merger. Fluctuations in the market price of Avondale Common Stock would result in an increase or decrease in the value of the Merger consideration to be received by holders of Coal City Common Stock in the Merger. An increase in the market value of Avondale Common Stock would increase the market value of the Merger consideration to be received in the Merger. A decrease in the market value of Avondale Common Stock would have the opposite effect. The market value of the Merger consideration at the time of the Merger will depend upon the market value of a share of Avondale Common Stock at such time. See "The Merger--Merger Consideration."

                SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                          OF AVONDALE FINANCIAL CORP.
                                (In Thousands)

     We are providing the following financial information to aid you in your analysis of the financial aspects of the Merger. We derived this information from Avondale's audited financial statements for the years ended March 31, 1994 and 1995, for the nine months ended December 31, 1995 and for the years ended December 31, 1996 and 1997 and unaudited financial statements for the nine months ended September 30, 1998 and 1997. The information is only a summary and you should read it in conjunction with Avondale's historical financial statements (and related notes) contained in the annual reports and other information that Avondale has filed with the Securities and Exchange Commission (Commission). See "Where You Can Find More Information."

                                 FOR THE NINE    FOR THE NINE
                                 MONTHS ENDED    MONTHS ENDED     FOR THE       FOR THE       FOR THE NINE     FOR THE      FOR THE
                                 SEPTEMBER 30,   SEPTEMBER 30,  YEAR ENDED     YEAR ENDED     MONTHS ENDED   YEAR ENDED   YEAR ENDED
                                     1998           1997        DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    MARCH 31,    MARCH 31,
                                  (UNAUDITED)    (UNAUDITED)       1997           1996            1995           1995         1994
                                 -------------   -------------  ------------   ------------   ------------   ----------   ----------
Income Statement Data:
Interest income................      $31,301      $ 42,088       $ 54,008         $45,881       $32,238        $32,745      $32,802
Interest expense...............       18,193        21,381         28,327          25,917        18,941         17,832       16,967
                                     -------      --------       --------         -------       -------        -------      -------
Net interest income............       13,108        20,707         25,681          19,964        13,297         14,913       15,835
Provision for loan losses......        2,652        24,582         26,527           4,293         1,150            610        1,200
                                     -------      --------       --------         -------       -------        -------      -------
Net interest income after
   provision for loan losses...       10,456        (3,875)          (846)         15,671        12,147         14,303       14,635
Noninterest income.............        3,228          (914)         3,908          10,403         1,637         (5,176)       1,052
Noninterest expense............       15,736        18,193         22,739          19,506         9,223         11,443       11,060
                                     -------      --------       --------        --------       -------        -------      -------
Income (loss) before income
   taxes, extraordinary item
   and cumulative effect of
   accounting change...........       (2,052)      (22,982)       (19,677)          6,568         4,561         (2,316)       4,627
Provision (benefit) for income
   taxes.......................         (795)       (8,371)        (7,195)          2,352         1,784           (896)       1,840
Extraordinary item, net of tax.           --            --             --              --            --             --         (242)

Cumulative effect of accounting
   change, net of tax..........           --            --             --              --            --             --          162
                                     -------      --------       --------        --------       -------        -------      -------
Net income (loss)..............      $(1,257)     $(14,611)      $(12,482)       $  4,216       $ 2,777        $(1,420)     $ 2,707
                                     =======      ========       ========        ========       =======        =======      =======


                                         AT            AT
                                      SEPTEMBER    SEPTEMBER         AT           AT           AT           AT           AT
                                      30, 1998      30, 1997      DECEMBER     DECEMBER     DECEMBER     MARCH 31,    MARCH 31,
                                     (UNAUDITED)  (UNAUDITED)     31, 1997     31, 1996     31, 1995        1995        1994
                                     -----------  -----------     --------     --------     --------     ---------    ---------
Balance Sheet Data:
Cash and cash equivalents......        $ 85,900      $ 13,382     $ 67,521     $  9,074     $  6,342      $ 35,642     $  4,691
Trading securities.............           2,208            --           --           --           --            --           --
Securities available-for-sale..          78,843        43,115       46,373       35,901       77,879        54,068           --
Securities held-to-maturity....             --          1,000           --        6,498        6,880        10,364       14,003
Mortgage-backed securities
available-for sale.............          62,041        92,984       80,621      136,418      219,121        73,600      136,172
Mortgage-backed securities held-
  to-maturity..................          45,110        55,793       53,719       61,438       64,734       165,719      119,681
Loans, net.....................         182,294       342,486      239,942      317,300      218,467       181,349      183,399
Federal Home Loan Bank stock...           8,040         4,540        4,540        4,790        4,415         3,915        3,915
All other assets...............          44,306        43,618       48,742       24,152       12,699        15,046       13,106
                                       --------      --------     --------     --------     --------      --------     --------
Total assets...................        $508,742      $596,918     $541,458     $595,571     $610,537      $539,703     $474,967
                                       ========      ========     ========     ========     ========      ========     ========

Deposits.......................        $360,144      $396,445     $397,110     $330,655     $335,861      $347,096     $362,174
FHLB advances..................         105,803        90,803       90,803       90,803       78,303        63,303       63,303
Securities sold under
  repurchase agreements........              --        32,453           --       69,146       76,792        21,398        9,298
Other borrowings...............              --        18,000           --       32,000       41,500            --        3,000
All other liabilities..........           4,666        13,147        7,582       12,078       11,166        84,336       13,258
Stockholders' equity...........          38,129        46,070       45,963       60,889       66,915        23,570       23,934
                                       --------      --------     --------     --------     --------      --------     --------
Total liabilities and stockholders
   equity......................        $508,742      $596,918     $541,458     $595,571     $610,537      $539,703     $474,967
                                       ========      ========     ========     ========     ========      ========     ========

                                    AT OR FOR THE     AT OR FOR THE
                                     NINE MONTHS       NINE MONTHS     AT OR FOR THE   At or For the  At or For the   At or For the
                                        ENDED            ENDED            YEAR            YEAR          NINE MONTHS       YEAR
                                      SEPTEMBER         SEPTEMBER         ENDED           ENDED           ENDED           ENDED
                                      30, 1998          30, 1997         DECEMBER        DECEMBER        DECEMBER        MARCH 31,
                                     (UNAUDITED)       (UNAUDITED)       31, 1997        31, 1996        31, 1995          1995
                                    -------------     -------------    -------------   -------------  -------------   -------------
Selected Financial Ratios: /(1)/
Performance Ratios:
Return on average assets ............   (0.23)%             (3.13)%          (2.03)%          0.71%          0.65%         (0.29)%
Return on average equity.............   (2.83)             (33.58)          (22.60)           6.87           5.86          (6.22)
Net interest rate spread.............    3.46                4.27             4.22            3.00           2.62           2.99
Net interest margin..................    3.53                4.67             4.50            3.48           3.19           3.20
Other expense to average assets......    3.84                3.90             3.71            3.27           2.15           2.36
Average interest-earning assets to
   average interest-bearing
   liabilities.......................  101.53              108.42           105.80          110.77         112.66         105.47
Net interest income to other expense    83.30              113.82           112.10          102.35         144.17         130.32
Asset Quality Ratios:
Non-performing loans to total loans..    3.01%               1.76%            2.50%           1.63%          1.98%          2.23%
Non-performing assets to total           1.11                1.11             1.35            0.93           0.86           0.82
assets...............................
Allowance for loan losses to total
   loans.............................    2.96                1.65             2.56            2.22           1.56           1.52
Allowance for loan losses to non-
   performing loans..................   98.32               93.35           101.74          136.15          78.85          67.93
Capital Ratios:
Average equity to average assets         8.12%               9.32%            9.01%          10.28%         11.02%          4.71%
Equity to total assets...............    7.50                7.72             8.49           10.22          10.96           4.37
Tangible and Core capital /(2)/......    6.82                7.55             8.33            9.90           9.82           4.45
Risk-based capital /(2)/ ............   13.80               13.18            16.89           18.99          23.29          13.21

                                        AT OR FOR THE
                                            YEAR
                                            ENDED
                                           MARCH 31,
                                             1994
                                        -------------
Selected Financial Ratios: /(1)/
Performance Ratios:
Return on average assets ............          0.53%
Return on average equity.............          1.18
Net interest rate spread.............          3.02
Net interest margin..................          3.23
Other expense to average assets......          2.18
Average interest-earning assets to
   average interest-bearing
   liabilities.......................        106.07
Net interest income to other expense.        143.17
Asset Quality Ratios:
Non-performing loans to total loans..          2.59%
Non-performing assets to total assets          1.07

Allowance for loan losses to total
   loans.............................          1.51
Allowance for loan losses to non-
   performing loans..................         57.95
Capital Ratios:
Average equity to average assets.....          4.78%
Equity to total assets...............          5.07
Tangible and Core capital /(2)/......          5.05
Risk-based capital /(2)/.............         13.78

_____________________

(1) Performance ratios have been annualized for the nine month period ended December 31, 1995.

(2) Includes the effect of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities at March 31, 1994. Effective November 28, 1994, the OTS no longer requires savings associations to include unrealized gains and losses on available-for-sale securities in regulatory capital.

                SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                           OF COAL CITY CORPORATION

    We are providing the following financial information to aid you in your analysis of the financial aspects of the Merger. We derived this information from Coal City's audited financial statements for 1993 through 1997 and unaudited financial statements for the nine months ended September 30, 1997 and 1998. The information is only a summary and you should read it in conjunction with the Coal City historical consolidated financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Coal City Corporation" contained elsewhere in this Proxy Statement/Prospectus.

                                           NINE MONTHS
                                       ENDED SEPTEMBER 30,                            YEAR ENDED DECEMBER 31,
                                    -------------------------   ------------------------------------------------------------------
                                        1998          1997          1997          1996         1995          1994           1993
                                    -----------   -----------   -----------   -----------   -----------   ----------    ----------
                                                                (In thousands, except common share data)
Statement of Income Data:
Interest income....................   $42,865       $37,154       $51,686       $39,530       $36,572       $21,860      $21,606
Interest expense...................    21,973        18,151        25,172        18,180        16,836         8,392        7,826
                                     --------      --------      --------      --------      --------      --------      -------
Net interest income................    20,892        19,003        26,514        21,350        19,736        13,468       13,780
Provision for loan losses..........       563           582           971           572           240            90          400
                                     --------      --------      --------      --------      --------      --------      -------
Net interest income after
   provision  for loan losses......    20,329        18,421        25,543        20,778        19,496        13,378       13,380
Other income /(1)/.................     8,559         3,808         4,935         2,939         1,899           688        2,545
Other expense......................    19,595        17,371        24,195        16,868        17,010        11,014       11,230
                                     --------      --------      --------      --------      --------      --------      -------
Income before income taxes and
  minority interest................     9,293         4,858         6,283         6,849         4,385         3,052        4,695
Applicable income taxes............     3,395         1,873         2,402         2,576         1,504           457        1,500
                                     --------      --------      --------      --------      --------      --------      -------
Income before minority                  5,898         2,985         3,881         4,273         2,881         2,595        3,195
  interest.........................
Minority interest..................       (82)         (386)         (432)         (636)         (444)         (517)      (1,123)
                                     --------      --------      --------      --------      --------      --------      -------
Net income.........................     5,816         2,599         3,449         3,637         2,437         2,078        2,072
Preferred stock dividend...........       867           276           276            --           267            --           --
                                     --------      --------      --------      --------      --------      --------      -------
Net income available to common
  stockholders.....................   $ 4,949       $ 2,323       $ 3,173       $ 3,637       $ 2,170       $ 2,078      $ 2,072
                                     ========      ========      ========      ========      ========      ========      =======

Common Share Data:

Basic earnings per common
   share...........................   $100.91       $ 46.70       $ 63.83       $ 73.28       $ 43.27       $ 41.94      $ 41.82
Book value per common share........       963           834           852           786           726           637          624
Weighted average common
   shares outstanding..............    49,042        49,746        49,713        49,628        50,150        49,549       49,549
Cash dividends per common
   share...........................        --            --            --            --            --            --           --

                                                   (footnotes on following page)

                                         AT OR FOR THE
                                          NINE MONTHS
                                      ENDED SEPTEMBER 30,                AT OR FOR THE YEAR ENDED DECEMBER 31,
                                    ---------------------    ---------------------------------------------------------------
                                       1998       1997          1997         1996        1995         1994          1993
                                    ---------  ----------    ----------   ---------   ----------   ----------   ------------
                                                                    (Dollars in thousands)
Balance Sheet Data:
Cash and due from banks............ $  19,445   $  32,926     $  36,302    $  31,465   $  27,013    $  23,962    $  29,856
Investment securities..............   194,022     154,816       141,927      109,981     171,118      101,189      115,670
Federal funds sold.................    16,700      13,900        37,400       20,800      11,199       20,800       13,000
Loans, gross.......................   539,355     526,302       527,321      388,302     339,326      222,211      227,902
Allowance for loan losses..........     7,245       7,810         7,922        4,692       4,134        2,646        2,707
Total assets.......................   824,283     787,130       802,696      587,798     579,946      382,603      395,323
Deposits...........................   634,588     668,325       684,060      509,717     513,470      335,866      347,273
Long-term and short-term
   borrowings......................    94,004      37,876        40,428       25,399      17,000        7,545        7,652
Corporation obligated mandatorily
   redeemable preferred and capital
   securities......................    25,000      10,000        10,000           --          --           --           --
Stockholders' equity...............    57,355      51,648        52,526       39,126      36,626       31,572       30,904

Performance Ratios:
Return on average assets...........      0.95%       0.57%         0.54%        0.75%       0.55%        0.70%        0.86%
Return on average equity...........     14.27        7.97          7.08         9.74        6.49         6.72         6.94
Net interest margin................      3.76        4.10          4.12         4.23        4.22         3.97         3.96
Loans to deposits..................     84.99       78.75         77.09        76.18       66.08        66.16        65.63

Assets Quality Ratios:
Non-performing loans to total loans      1.27        1.81          1.87         0.35        0.34         0.26         0.17
Non-performing assets to total
   assets..........................      0.88        1.63          1.70         0.23        0.24         0.21         0.10
Allowance for loan losses to total
   loans...........................      1.34        1.48          1.50         1.21        1.22         1.19         1.19
Non-performing loans to allowance
   for loan losses.................     94.20      122.18        124.73        28.92       27.75        22.07        14.22
Net loan charge-offs to average
   loans...........................      0.16        0.01          0.07         0.00        0.02         0.07         0.00

Capital Ratios: /(2)/
Tier 1 capital (to risk-weighted
   assets).........................      7.41        7.38          7.09         8.00        7.84        11.67        12.87
Total capital (to risk-weighted
   assets).........................     12.00       10.14         10.00        10.14       10.02        12.74        13.99
Tier 1 capital (to average assets).      5.22        5.47          5.15         6.16        5.19         7.78         8.12

Other:
Banking facilities.................         8          11            11            6           5            3            3
Full-time equivalent employees ....       250         288           287          199         191          132          139

  ________________

  (1) For the nine months ended September 30, 1998, other income includes a $4.1 million gain on the sale of Coal City National Bank. See "Business of Coal City Corporation."
  (2) Ratios presented are for Coal City on a consolidated basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Coal City Corporation -- Capital Resources."

          AVONDALE FINANCIAL CORP. AND AVONDALE FEDERAL SAVINGS BANK

AVONDALE FINANCIAL CORP.

   Avondale is a Delaware corporation organized for the purpose of becoming a holding company for Avondale Bank in connection with Avondale Bank's conversion on April 3, 1995 from mutual to stock form. Avondale is a unitary savings institution holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage. Avondale's business has consisted primarily of the business of Avondale Bank and its subsidiaries. As of September 30, 1998, Avondale had total consolidated assets of $508.7 million, deposits of $360.1 million and stockholders' equity of $38.1 million. The executive offices of Avondale are located at 20 North Clark Street, Chicago, Illinois 60602, and the telephone number is (312) 782-6200.

AVONDALE FEDERAL SAVINGS BANK

   Avondale Bank was originally chartered in 1911. The business of Avondale Bank consists primarily of attracting deposits from the general public and using such deposits, together with borrowings and other funds, to make residential mortgage, home equity, multi-family, construction, development and consumer loans. Avondale Bank maintains four offices in Chicago and one in Niles, Illinois. Avondale Bank currently emphasizes providing its retail deposit products and services to the neighborhoods surrounding its offices. These services include checking, savings, NOW and money market deposit accounts. Avondale also offers its customers a debit card, which can be used anywhere MasterCard is accepted. Avondale Bank established Avondale Community Development Corporation to engage in community lending and equity investments to facilitate the construction and rehabilitation of housing in low and moderate neighborhoods in Avondale Bank's market area. Avondale Bank has expanded its wholesale distribution channels through third party brokers and other financial institutions to offer equity lines of credit and other mortgage loan products in over 30 different states. However, it is a condition of the Merger that Avondale divest itself of its mortgage banking business, either through the sale of the business or its dissolution. Accordingly, with minimal exceptions, upon the Merger, Avondale will cease offering its loan products. The combined company, operating as MB Financial, Inc., intends to continue offering the loan products of Coal City, funded with the deposits of Avondale and Coal City and other traditional sources.

   Avondale Bank also offers investment products and insurance through its wholly-owned subsidiary, Avondale Financial Services, Inc.

   Avondale Bank is a member of the Federal Home Loan Bank (FHLB) System and the FHLB of Chicago, and its deposits are insured up to prescribed limits by the Federal Deposit Insurance Corporation (FDIC). Avondale Bank is subject to comprehensive examination, supervision and regulation by the Office of Thrift Supervision (OTS) and the FDIC.

   For additional information, see "Selected Consolidated Financial and Other Data of Avondale Financial Corp.," "Unaudited Pro Forma Combined Consolidated Financial Information" and "Business of Avondale Financial Corp." Additional information concerning Avondale and Avondale Bank also is included in the Avondale documents incorporated by reference herein. See "Where You Can Find Additional Information."

SECURITY OWNERSHIP

   The following table sets forth, as of December 23, 1998, certain information as to the beneficial ownership of Avondale Common Stock by: (i) those persons or entities known by management to beneficially own more than 5% of the outstanding shares of Avondale Common Stock; (ii) Avondale's executive officers, and (iii) all directors and executive officers of Avondale as a group.

                                                       SHARES BENEFICIALLY
           BENEFICIAL OWNER                                    OWNED                     PERCENT OF CLASS
------------------------------------------------     -----------------------        -------------------------

PRINCIPAL OWNERS
----------------
Avondale Financial Corp./(1)/                                 278,264                        9.71%
Employee Stock Ownership Plan
20 North Clark Street
Chicago, Illinois 60602

Financial Institutional Partners, L.P./(2)/                   329,970                       11.52
Hovde Capital, Inc.
Steven D. Hovde
Eric D. Hovde
1629 Colonial Parkway
Inverness, Illinois 60067

Tontine Financial Partners, L.P./(3)/                         199,000                        6.94
Jeffrey Gendell
200 Park Avenue
Suite 3900
New York, New York 02109

EXECUTIVE OFFICERS
------------------

Robert S. Engelman, Jr.                                       213,689/(4)/                   7.46
President, Chief Executive Officer and Director
of Avondale and Avondale Bank

Howard A. Jaffe                                                48,368/(4)/                   1.69
Vice President and Chief Financial Officer of
Avondale; Executive Vice President, Chief
Financial Officer and Director of Avondale
Bank

Charles W. Sewright, Jr.                                        2,090/(4)/                    .07
Vice President of Avondale; Executive Vice
President, Chief Operating Officer and Director
of Avondale Bank

Directors and executive officers as a group (ten              353,983/(4)/                  12.35
persons)

------------------

/(1)/ The amount reported represents shares held by the Avondale Financial Corp. Employee Stock Ownership Plan (ESOP), 64,626 shares of which have been allocated to accounts of participants. First Bankers Trust Co., N.A., Quincy, Illinois, the trustee of the ESOP, may be deemed to beneficially own the shares held by the ESOP which have not been allocated to the accounts of participants.
/(2)/ A Schedule 13D dated November 30, 1998 states that Financial Institutional Partners, L.P. (FIP), Hovde Capital, Inc., Steven D. Hovde and Eric D. Hovde beneficially own 329,970 shares of Avondale Common Stock. FIP reports shared voting and dispositive power over 329,970 shares; Hovde reports shared voting and dispositive power over 304,070 and 330,000 shares, respectively; Eric D. Hovde reports sole voting and dispositive power over 7,500 shares and shared voting and dispositive power over 311,570 shares; and Steven D. Hovde reports sole voting power over 18,400 shares and shared voting and dispositive power over 322,470 shares.
/(3)/ A Schedule 13D dated July 29, 1998 states that Tontine Financial Partners, L.P. and Jeffrey Gendell beneficially own 199,000 shares of Avondale Common Stock. Tontine and Gendell report sole voting and dispositive power over such shares.
/(4)/ Includes shares held directly, in retirement accounts, in a fiduciary capacity or by certain affiliated entities or members of the named individuals' families, with respect to which shares the named individuals and group may be deemed to have sole or shared voting and/or dispositive powers. Also includes 8,567 and 3,901 shares allocated to Messrs. Engelman and Jaffe, respectively, under the ESOP. Excludes (i) 16,928, 8,000, 20,000, and 44,928 restricted shares of Avondale Common Stock awarded to Messrs. Engelman, Jaffe and Sewright and all directors and executive officers as a group, respectively, which may not be voted by such persons, and excludes (ii) 42,320, 53,187, 55,000, and 181,999 shares subject to options granted under Avondale's stock option plans to Messrs. Engelman, Jaffe and Sewright and all directors and executive officers as a group, respectively, which options are not exercisable within 60 days of December 23, 1998.

                           COAL CITY CORPORATION AND
                              MANUFACTURERS BANK

COAL CITY CORPORATION

     Coal City was incorporated in Illinois in 1986 and is a bank holding company under the Federal Bank Holding Company Act of 1956, as amended (BHCA), and the Illinois Bank Holding Company Act of 1957, as amended (Illinois BHCA). Coal City conducts a commercial banking business through Manufacturers Bank, an Illinois banking corporation, which is wholly-owned by Manufacturers National Corporation, an Illinois corporation and a wholly-owned subsidiary of Coal City (Manufacturers National).

     On May 7, 1997, Coal City acquired U.S. Bancorp, Inc. (U.S. Bancorp), an Illinois corporation and the holding company for U.S. Bank, an Illinois banking corporation, through the merger of a subsidiary of Manufacturers National with and into U.S. Bancorp. On January 28, 1998, Coal City sold Coal City National Bank, a wholly-owned subsidiary of Coal City (Coal City Bank), to Kankakee Bancorp, Inc.

     Manufacturers Bank has four distinct banking groups: Business Banking, Convenient Retail Banking, Lease Banking and Korean Banking. The Business Banking Group focuses on serving privately-owned companies, including manufacturers, wholesalers, distributors, home developers, long-term health care operators, real estate operators and investors, and selected types of service companies. Manufacturers Bank provides these companies with credit, deposit, cash management and investment products and services. The Convenient Retail Banking Group targets consumers who live or work near Manufacturers Bank's offices. Manufacturers Bank offers consumer products to these individuals, including checking accounts, savings accounts, money market accounts, time deposit accounts, secured and unsecured consumer loans, residential mortgage loans, and a variety of fee for service products, such as money orders and travelers checks. The Lease Banking Group serves small and medium size equipment leasing companies located throughout the United States. Manufacturers Bank provides full banking services for these leasing companies, including financing the debt portion of leveraged leases, providing short-term and long-term equity financing, making working capital and bridge loans, and investing directly in leased equipment. The Korean Banking Group focuses on the expanding Korean community, providing complete banking services using the Korean language to Korean consumers and Korean-owned businesses in the Chicago area.

     At September 30, 1998, Coal City had total assets, deposits and stockholders' equity of approximately $824.3 million, $634.6 million and $57.4 million, respectively. See "Business of Coal City Corporation".

     The executive offices of Coal City are located at the main banking premises of Manufacturers Bank, 1200 North Ashland Avenue, Chicago, Illinois 60622 (Main Banking Premises). The telephone number of the Main Banking Premises is (773) 278-4040. Manufacturers Bank also has seven other offices, located on the north side and the south side of Chicago and in the Chicago suburbs of Lansing, South Holland and Tinley Park, Illinois.

     For additional information, see "Selected Consolidated Financial and Other Data of Coal City Corporation," "Unaudited Pro Forma Combined Consolidated Financial Information," "Business of Coal City Corporation," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Coal City" and the consolidated financial statements of Coal City included elsewhere herein.

SECURITY OWNERSHIP

     The following table sets forth, as of December 31, 1998, certain information as to the beneficial ownership of Coal City Common Stock by: (i) the only person known by management to beneficially own more than 5% of the outstanding shares of Coal City Common Stock; (ii) executive officers of Coal City; and (iii) all directors and executive officers of Coal City as a group.

                                                                  SHARES BENEFICIALLY          PERCENT
               BENEFICIAL OWNER                                        OWNED/(1)/              OF CLASS
---------------------------------------------------                --------------------      -------------

PRINCIPAL OWNER
---------------
Clarence Mann                                                            2,500                  5.11%
Director of Coal City
c/o Manufacturers Bank
1200 North Ashland Avenue
Chicago, Illinois   60622

EXECUTIVE OFFICERS
------------------

Alfred Feiger                                                            1,424                  2.91
Chairman of the Board, Chief Executive Officer and
Director of Coal City

Mitchell Feiger                                                          1,681                  3.43
President and Director of Coal City

Burton Field                                                               835                  1.71
President and Chief Executive Officer of Manufacturers
Bank and Director

Directors and executive officers as a group (eight persons)             12,476                 25.49

------------------------------

/(1)/ Includes shares held directly, in retirement accounts, in a fiduciary capacity or by certain affiliated entities or members of the named individuals' families, with respect to which shares the named individuals and group may be deemed to have sole or shared voting and/or dispositive powers. Excludes 508 shares subject to options granted under Coal City's 1995 Stock Option Plan to Mr. Mitchell Feiger, which options are not exercisable within 60 days of December 31, 1998.

                             THE SPECIAL MEETINGS

AVONDALE SPECIAL MEETING

     Place, Time and Date. The Avondale Special Meeting is scheduled to be held at the Avondale branch office, 2965 North Milwaukee Avenue, Chicago, Illinois at 9:00 a.m., local time, on February 10, 1999. This Proxy Statement/Prospectus is being sent to holders of record, and certain beneficial owners, of Avondale Common Stock as of the Avondale Record Date and is accompanied by a form of proxy which the Avondale Board requests that stockholders execute and return to Avondale for use at the Avondale Special Meeting and at any and all adjournments or postponements thereof.

     Matters to be Considered. At the Avondale Special Meeting, holders of shares of Avondale Common Stock will vote on the following proposals:

   1. The adoption of the Merger Agreement, as amended, and the transactions contemplated thereby, including the merger of Coal City with and into Avondale, the issuance by Avondale of up to 4,087,910 shares of Avondale Common Stock in connection with the Merger, the conversion of certain Coal City stock options into Avondale stock options and the adoption of an amendment to Avondale's Certificate of Incorporation to change Avondale's name to MB Financial, Inc. (the "Name Amendment").

   2. The adoption of an amendment to Avondale's Certificate of Incorporation to increase the number of authorized shares of Avondale Common Stock from 10,000,000 to 20,000,000 (the "Share Amendment").

   3. The adoption of an amendment to Avondale's Certificate of Incorporation to establish procedures for filling newly created directorships and vacancies (the "Director Amendment").

   4. The adoption of an amendment to Avondale's 1997 Omnibus Incentive Plan to increase the number of shares of Avondale Common Stock reserved for issuance thereunder from 350,000 to 1,000,000, to increase from 75,000 to 200,000 the number of shares of restricted stock that may be issued under the Plan and to increase from 35,000 to 75,000 the number of shares of Avondale common stock subject to awards that may be granted to any one participant in any calendar year (the "Omnibus Plan Amendment").

     See "The Merger," "Amendments to Certificate of Incorporation of Avondale Financial Corp." and "Amendments to 1997 Omnibus Incentive Plan of Avondale Financial Corp."

     Avondale stockholders also may consider and vote upon such other matters as may properly be brought before the Avondale Special Meeting. As of the date hereof, the Avondale Board knows of no business that will be presented for consideration at the Avondale Special Meeting other than the matters described in this Proxy Statement/Prospectus.

     Avondale Record Date; Votes Required. The Avondale Board has fixed the close of business on December 31, 1998 as the Avondale Record Date for determining holders of Avondale Common Stock who are entitled to notice of and to vote at the Avondale Special Meeting. Only holders of record of Avondale Common Stock at the close of business on the Avondale Record Date will be entitled to notice of and to vote at the Avondale Special Meeting. As of the Avondale Record Date, there were 2,864,566 shares of Avondale Common Stock outstanding and entitled to vote at the Avondale Special Meeting.

     Each holder of record of shares of Avondale Common Stock on the Avondale Record Date will be entitled to cast one vote per share on the proposals considered at the Avondale Special Meeting. Such vote may be exercised in person or by properly executed proxy. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Avondale Common Stock entitled to vote is necessary to constitute a quorum. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons as to certain proposals on which such beneficial owners or persons are entitled to vote their shares but with respect to which the brokers or nominees have no discretionary power to vote without such instructions) will be treated as shares present at the Avondale Special Meeting for purposes of determining the presence of a quorum.

     Whether or not a quorum is present, or in the absence of such, the affirmative vote of a majority of the shares represented at the Avondale Special Meeting may authorize the adjournment of the meeting. No proxy which is voted against any proposal will be voted in favor of adjournment to solicit further proxies for such proposal.

     The affirmative vote of the holders of a majority of the outstanding shares of Avondale Common Stock entitled to vote is required to adopt the Merger Agreement, including the Name Amendment, and the Share Amendment. The affirmative vote of the holders of 80% of the outstanding shares of Avondale Common Stock entitled to vote is required to adopt the Director Amendment. The affirmative vote of the holders of a majority of the shares of Avondale Common Stock cast is required to adopt the Omnibus Plan Amendment. Therefore, abstentions and broker non-votes will have the same effect as votes against each proposal except the Omnibus Plan Amendment.

     Approval of the Merger Agreement proposal, including the Name Amendment, by the stockholders of Avondale is a condition to, and required for, consummation of the Merger. See "The Merger--Conditions to the Merger." The completion of the Merger is not conditioned upon stockholder approval of the Share Amendment, Director Amendment or Omnibus Plan Amendment. The Name Amendment, Share Amendment, Director Amendment and Omnibus Plan Amendment are conditioned upon the consummation of the Merger.

     As of the Avondale Record Date, the directors and executive officers of Avondale and their affiliates beneficially owned in the aggregate 162,401 shares (excluding shares underlying stock options), or approximately 5.67% of the then outstanding shares of Avondale Common Stock entitled to vote at the Avondale Special Meeting. The directors of Avondale have entered into voting agreements whereby such directors have agreed to vote all shares of Avondale Common Stock owned by them (115,479 shares in the aggregate) for approval of the Merger Agreement. As of the Avondale Record Date, the directors and executive officers of Coal City and their affiliates as a group beneficially owned 8,500 shares of Avondale Common Stock.

     Proxies. Shares of Avondale Common Stock represented by properly executed proxies received prior to or at the Avondale Special Meeting will, unless such proxies have been revoked, be voted at the Avondale Special Meeting and any adjournments or postponements thereof, in accordance with the instructions indicated in the proxies. If no instructions are indicated on a properly executed proxy, the shares will be voted FOR the Avondale Proposals.

     You may revoke your proxy before it is voted either by delivering to the Secretary of Avondale at 20 N. Clark Street, Chicago, Illinois 60602 on or before the taking of the vote at the Avondale Special Meeting, a written notice of revocation bearing a later date than the date of the proxy or a later dated proxy relating to the same shares or by attending the Avondale Special Meeting and voting in person. You will not revoke your proxy simply by attending the Avondale Special Meeting.

     If any other matters are properly presented at the Avondale Special Meeting for consideration, the persons named in the proxy or acting thereunder will have discretion to vote on such matters in accordance with their best judgment. As of the date hereof, the Avondale Board knows of no such other matters.

     In addition to solicitation by mail, directors, officers and employees of Avondale, who will not be specifically compensated for such services, may solicit proxies from the stockholders of Avondale, personally or by telephone, telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. In addition, Avondale has engaged D.F. King & Co., Inc. (D.F. King) to assist Avondale in distributing proxy materials and contacting record and beneficial owners of Avondale Common Stock. Avondale has agreed to pay D.F. King approximately $5,000 plus out-of-pocket expenses for its services to be rendered on behalf of Avondale. Avondale will bear its own expenses in connection with the solicitation of proxies for the Avondale Special Meeting, except that Avondale and Coal City shall bear equally all printing and mailing expenses associated with the Proxy Statement/Prospectus.

     HOLDERS OF AVONDALE COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO AVONDALE IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

COAL CITY SPECIAL MEETING

     Place, Time and Date. The Coal City Special Meeting is scheduled to be held at the Manufacturers Bank Building, 1200 North Ashland Avenue, Chicago, Illinois, on February 10, 1999 at 1:30 p.m., local time. This Proxy Statement/Prospectus is being sent to holders of record, and certain beneficial owners, of Coal City Common Stock as of the Coal City Record Date, and is accompanied by a form of proxy which the Coal City Board requests that stockholders execute and return to Coal City for use at the Coal City Special Meeting and at any and all adjournments or postponements thereof.

     Matters to Be Considered. At the Coal City Special Meeting, holders of Coal City Common Stock will vote upon a proposal to adopt the Merger Agreement, as amended, and the transactions contemplated thereby. Holders of Coal City Common Stock also may consider and vote upon such other matters as are properly brought before the Coal City Special Meeting. As of the date hereof, the Coal City Board knows of no business that will be presented for consideration at the Coal City Special Meeting other than approval of the Merger Agreement.

     Coal City Record Date; Vote Required. The Coal City Board has fixed the close of business on December 31, 1998 as the Coal City Record Date for determining holders of Coal City Common Stock who are entitled to notice of and to vote at the Coal City Special Meeting. Only holders of record of Coal City Common Stock on the Coal City Record Date will be entitled to notice of and to vote at the Coal City Special Meeting. As of the Coal City Record Date, 48,957 shares of Coal City Common Stock were outstanding and entitled to vote.

     Each holder of record of Coal City Common Stock on the Coal City Record Date will be entitled to cast one vote per share at the Coal City Special Meeting. Such vote may be exercised in person or by properly executed proxy. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Coal City Common Stock entitled to vote at the Coal City Special Meeting is necessary to constitute a quorum. Abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons as to certain proposals on which such beneficial owners or persons are entitled to vote their shares but with respect to which the brokers or nominees have no discretionary power to vote without such instructions) will be treated as shares present at the Coal City Special Meeting for purposes of determining the presence of a quorum.

     Whether or not a quorum is present, the affirmative vote of a majority of the shares represented at the Coal City Special Meeting may authorize the adjournment of the meeting. No proxy which is voted against the approval of the Merger Agreement will be voted in favor of adjournment to solicit further proxies for such proposal.

     The adoption of the Merger Agreement at the Coal City Special Meeting will require the affirmative vote of the holders of two-thirds of the outstanding shares of Coal City Common Stock entitled to vote at the Coal City Special Meeting. As a result, abstentions and broker non-votes will have the same effect as votes against the approval of the Merger Agreement.

     As of the Coal City Record Date, the directors and executive officers of Coal City and their affiliates beneficially owned in the aggregate 12,476 shares (excluding shares underlying stock options), or 25.49% of the then outstanding shares, of Coal City Common Stock entitled to vote at the Coal City Special Meeting. The directors of Coal City have entered into voting agreements whereby such directors have agreed to vote all shares of Coal City Common Stock owned by them (12,476 shares in the aggregate as of December 31, 1998) for approval of the Merger Agreement. As of the Coal City Record Date, the directors and executive officers of Avondale and their affiliates did not beneficially own any shares of Coal City Common Stock.

     Proxies. Shares of Coal City Common Stock represented by properly executed proxies received prior to or at the Coal City Special Meeting will, unless such proxies have been revoked, be voted at the Coal City Special Meeting and any adjournments or postponements thereof in accordance with the instructions indicated in the proxies. If no instructions are indicated on a properly executed proxy, the shares will be voted FOR approval of the Merger Agreement.

     Any proxy given pursuant to this solicitation or otherwise may be revoked by the person giving it at any time before it is voted by delivering to the Secretary of Coal City at 1200 North Ashland Avenue, Chicago, Illinois 60622 on or before the taking of the vote at the Coal City Special Meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of Coal City Common Stock or by attending the Coal City Special Meeting and voting in person. You will not revoke your proxy simply by attending the Coal City Special Meeting.

     If any other matters are properly presented at the Coal City Special Meeting for consideration, the persons named in the proxy or acting thereunder will have discretion to vote on such matters in accordance with their best judgment. As of the date hereof, the Coal City Board knows of no such other matters.

     In addition to solicitation by mail, directors, officers, and employees of Coal City, who will not be specifically compensated for such services, may solicit proxies from the stockholders of Coal City, personally or by telephone, telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. Coal City will bear its own expenses in connection with the solicitation of proxies for the Coal City Special Meeting, except that Avondale and Coal City shall bear equally all printing and mailing expenses associated with the Proxy Statement/Prospectus. See "The Merger--Expenses."

     HOLDERS OF COAL CITY COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING FORM OF PROXY AND TO RETURN IT PROMPTLY TO COAL CITY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

     HOLDERS OF COAL CITY COMMON STOCK SHOULD NOT FORWARD STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                  THE MERGER

     The information in this Proxy Statement/Prospectus concerning the terms of the Merger is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto in Appendix I and incorporated by reference herein. All stockholders are urged to read the Merger Agreement in its entirety.

GENERAL

   Pursuant to the Merger Agreement, Coal City will be merged with and into Avondale, with Avondale as the surviving corporation. After this "merger of equals," based on the number of shares of Avondale Common Stock and Coal City Common Stock outstanding on December 31, 1998, Coal City's stockholders will own approximately 58.8% of the combined company and Avondale stockholders the remainder. The members of Coal City's Board of Directors will represent between 50% and 56% of the combined company's initial Board of Directors. The percentages of the combined company to be initially owned by the Coal City and Avondale stockholders will depend on the number of shares of Avondale Common Stock and Coal City Common Stock that are outstanding at the close of the Merger.

   As soon as possible after the conditions to consummation of the Merger described below have been satisfied or waived (unless the Merger Agreement has been terminated), Avondale and Coal City will file a certificate of merger with the Secretary of State of Delaware and articles of merger with the Secretary of State of Illinois. The Merger will become effective upon the later of the filing with the Secretary of State of Delaware and the Secretary of State of Illinois. The time at which the Merger becomes effective is referred to herein as the "Effective Time." See also "- Effective Time and Closing Date."

   Upon consummation of the Merger, each outstanding share of Coal City Common Stock (other than shares subject to dissenters' rights) will be converted into the right to receive 83.5 shares of Avondale Common Stock and each stockholder of Coal City will cease to be a stockholder of Coal City. The separate existence of Coal City will also cease.

BACKGROUND OF AND REASONS FOR THE MERGER

   Background of the Merger. From time to time, both Avondale and Coal City have reviewed their strategic alternatives for enhancing profitability and maximizing stockholder value, particularly in light of the changes in the financial institutions industry in recent years.

   From the early 1980's to the present, banking in Illinois has experienced substantial consolidation due in part to the significant changes in Illinois banking laws. Certain changes allowed bank holding companies to own more than one bank, allowed out-of-state bank holding companies to acquire banks and bank holding companies in Illinois and relaxed branching laws as to number and location of branches. These changes have permitted numerous new entrants into Illinois banking, enhanced competition in certain market segments and reduced the number of competitors in other segments.

   From 1992, when Coal City acquired Manufacturers Bank, Coal City's strategy has been to take advantage of the changing competitive conditions, particularly with regard to industry consolidation. Specifically, over the last ten to 15 years, commercial banks that had expertise in serving small and middle market businesses have been among the most sought after acquisition targets. Most often, these banks were acquired by large and very large commercial banks, sometimes headquartered in states other than Illinois. As a result, the number of mid-size banks serving small and middle market businesses has dramatically decreased. Coal City positioned itself to take advantage of this opportunity by developing a significant business banking expertise to serve these businesses.

   In recent years, Coal City's business has significantly grown, pressuring funding sources and capital. Coal City management has actively worked to manage growth while maintaining adequate capital and liquidity. Nevertheless, limited financial resources have caused Coal City to forgo certain profitable business opportunities. For example, as Coal City has grown, the size of its customer base has increased, sometimes beyond Coal City's ability to service them. To accommodate more customers and their expanding banking needs, and provide additional funding sources (i.e., quality core deposits), Coal City acquired Peterson Bank in 1995 and U.S. Bancorp in 1997. Although other good business opportunities were present in each of these acquisitions, Coal City's primary motivation for each acquisition was to increase its liquidity and its legal lending limits. To further its goals, during 1997 and 1998 Coal City continued its search for suitable merger or acquisition partners.

   At Avondale's 1998-2000 Strategic Planning retreat held on November 8, 1997, the Avondale Board adopted a plan that entailed a bifurcated operating strategy with the ultimate objective of developing two separate business lines capable of becoming "stand-alone" entities. Avondale was to transform the mortgage banking operations from a one product, specialty lender (home equity loans), to a more traditional mortgage bank focusing on a broader array of niche products delivered through expanded distribution channels. At the same time, because of various changes related to market potential and industry consolidation, the Avondale Board decided to more aggressively pursue a strategy that would transform Avondale from a retail deposit gathering entity (for the mortgage banking operation) to one that was more like a community/commercial bank, having a specific focus on commercial lending.

   In assessing its approach to building its business banking capabilities, the Avondale Board considered three alternatives. One was de novo entry - hiring a team of business bankers and building the business from scratch. The second was the acquisition of a small bank that had some business lending expertise, but insufficient size or capital to grow rapidly. The third alternative was a "merger of equals" with a reasonably sized institution that could immediately leverage Avondale's deposit base, customer relationships, and administrative and technological infrastructure. The Avondale Board determined that the latter course provided the best prospect for improving shareholder value.

   During December 1997 and January 1998, Hovde Financial, Inc. (Hovde), Avondale's financial advisor, and management prepared a list and profile of approximately 20 institutions that appeared to fit the criteria Avondale sought in a banking partner. During the first quarter of 1998, Robert S. Engelman, Jr., Avondale's Chief Executive Officer and President, and representatives of Hovde talked with virtually all of these institutions. While some of these discussions continued for a number of months, from almost the first meeting it appeared to Avondale management that the Coal City organization would provide a strong fit because Coal City's management team, business philosophy, and processes appeared to provide the best prospects for post-merger success.

   On April 8, 1998, Mr. Engelman approached Mitchell Feiger, Coal City's President, to discuss a possible business combination. Mr. Engelman was interested in better understanding Coal City's commercial lending business and discussing the possibility of combining Avondale's core thrift business with Coal City's business. Mr. Feiger and Mr. Engelman continued meeting over the next two months to discuss various business strategies and opportunities. In early June, members of each company's senior management team met to discuss and review the opportunities for revenue enhancement and cost savings as a result of combining Avondale and Coal City. The results of this meeting were positive. In early July, three outside directors from each company, along with Mr. Engelman and Mr. Feiger, met to learn more about each company's business and culture. Particularly important was a discussion of board members' backgrounds, strengths, and weaknesses. The meeting attendees believed that the Boards complemented each other and that discussions should continue.

   During the summer of 1998, Coal City, with assistance from Sandler O'Neill & Partners, L.P. (Sandler O'Neill) (Coal City's financial advisor), analyzed Avondale's businesses and the benefits of combining the two companies. Special emphasis was placed on analyzing and understanding Avondale's mortgage banking business. By the end of August 1998, both sides agreed that a merger should be pursued if the parties could agree on a fair ratio of ownership in the merged company. At its regularly scheduled meeting on September 15, 1998, the Avondale Board expressed its support for continued discussions with Coal City. Mr. Engelman and Mr. Feiger met again on September 16 and 18 to discuss the results of the Avondale Board meeting and to determine an appropriate exchange ratio for the merger. The 83.5/1 exchange ratio was agreed to on September 18, although a number of significant issues regarding minority shareholders, unallocated ESOP shares and other matters remained open. At a meeting among the principals, their financial advisors and their attorneys on September 24, the prior open issues, as well as various merger related operating, governance, regulatory, accounting and legal issues were discussed and resolved.

   Full due diligence was begun by both parties immediately after the September 24 meeting. At the same time, counsel was instructed to draft a merger agreement. On October 7, 1998, Coal City's Board of Directors met to review the transaction. At that meeting, as well as at prior meetings, the Coal City Board reviewed and discussed the results of due diligence with a particular focus on the risks associated with Avondale's mortgage banking business. Also, at that meeting representatives of Sandler O'Neill presented a financial analysis of Avondale's business as well as the proposed transaction. Also, attorneys with the firm of Schwartz, Cooper, Greenberger & Krauss, Chartered, Coal City's counsel, discussed legal aspects of the transaction including Board composition, stock option agreements, and fiduciary obligations of the Coal City Board. After lengthy discussion and a review of the proposed merger agreement, the Board approved the transaction as proposed.

   The Avondale Board met on October 7, 1998 to review the proposed transaction. At that meeting the strategic issues were discussed and the results of due diligence were reviewed. Hovde made a presentation to the Avondale Board discussing the likely market reaction to the Merger as proposed and issued its fairness opinion as to the Merger Agreement. Avondale's special counsel, Silver, Freedman & Taff, L.L.P., reviewed the proposed Merger Agreement. Counsel also discussed the Board's fiduciary obligations as they related to a merger of equals such as the transaction proposed. After a thorough discussion of all the materials, the Avondale Board agreed to review the data over the following few days. On October 12, 1998, the Avondale Board reconvened and approved the Merger Agreement.

   Reasons for the Merger. The Avondale Board and the Coal City Board have each determined that the Merger and the Merger Agreement are fair to, and in the best interests of, their respective companies and stockholders. In arriving at their determinations, the Avondale Board and the Coal City Board considered a number of factors which indicated that the Merger should produce an institution that is well capitalized, and one which will enjoy an enhanced commercial lending and retail banking franchise as well as a number of balance sheet and financial benefits that should foster the potential for earnings growth. The factors considered by the Avondale Board and the Coal City Board included, but were not limited to, the following:

     1. Information concerning the businesses, earnings, operations, financial condition, prospects, capital levels and asset quality of Avondale and Coal City, both individually and as combined. An integral component of this consideration was the determination that the operating philosophies of the two companies were compatible and the conclusion that benefits could be realized by combining the companies' retail networks and commercial lending capabilities with the companies' retail products and expertise.

     2. The terms of the Merger Agreement, the Stock Option Agreements and the other documents executed in connection with the Merger, all of which were reciprocal.

     3. The anticipated cost savings and efficiencies available to the combined company as a result of the Merger.

     4. The current and prospective economic, competitive and regulatory environment facing each institution and other financial institutions.

     5. The fact that for at least three years after the Effective Time members of Coal City's Board of Directors would represent between 50% and 56% of the combined company's Board of Directors, and the current management of each company would have a significant influence in the management of the combined company. See "Management and Operations After the Merger."

     6. The results of the due diligence investigations conducted by the managements of Avondale and Coal City, including assessment of credit policies, asset quality, interest rate risk, litigation and adequacy of loan loss reserves.

     7. The expectation that the Merger would be tax free to Avondale, Coal City and their respective stockholders for federal income tax purposes, and would be accounted for under the purchase method of accounting. See "--Federal Income Tax Consequences of the Merger" and "--Accounting Treatment."

     8. The nature and compatibility of the respective management and business philosophies of Avondale and Coal City, including the compatible nature of the companies' retail operations.

     9. The prospects for growth and expanded products and services, and other anticipated impacts on depositors, employees, customers and communities served by Avondale and Coal City, respectively.

     10. The equitable ownership of the combined company by stockholders of Avondale and Coal City.

   In addition, the Avondale Board considered the complementary nature of Coal City's branch network with Avondale's existing presence in the Chicago area, that the corporate headquarters of the combined company would be located in the Chicago area and the other alternatives available to Avondale, such as remaining independent and growing internally or through future acquisitions. The Coal City Board also considered the proposed transaction in light of its business plan strategy. Coal City had recently embarked on a series of efforts designed to strengthen its retail franchise, and the Coal City Board concluded that the Merger would significantly accelerate that process while preserving Coal City's existing momentum and capital growth opportunities.

   In reaching their determinations to approve and recommend the Merger, the Avondale Board and the Coal City Board did not assign any specific or relative weights to the foregoing factors, and individual directors may have given differing weights to different factors.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

   Avondale. The Avondale Board has unanimously adopted and approved the Merger Agreement and the transactions contemplated thereby and has determined that the Merger and the issuance of the shares of Avondale Common Stock pursuant thereto are in the best interests of Avondale and its stockholders. THE AVONDALE BOARD THEREFORE RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

   For a discussion of factors considered by the Avondale Board in reaching its decision to approve the Merger Agreement, see "--Background of and Reasons for the Merger."

   Coal City. The Coal City Board has adopted and approved the Merger Agreement and the transactions contemplated thereby and has determined that the Merger is fair to, and in the best interests of, Coal City and its stockholders. THE COAL CITY BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

   For a discussion of factors considered by the Coal City Board in reaching its decision to approve the Merger Agreement, see "--Background of and Reasons for the Merger."

MERGER CONSIDERATION

   Subject to the terms, conditions and procedures set forth in the Merger Agreement, each share of Coal City Common Stock issued and outstanding immediately prior to the Merger (other than shares subject to dissenters' rights) will be converted into 83.5 (Exchange Ratio) shares of Avondale Common Stock (Merger Consideration). The Exchange Ratio was determined through arm's-length negotiations between Avondale and Coal City. See "-- Background of and Reasons for the Merger." Based upon the outstanding shares of Avondale Common Stock and Coal City Common Stock as of December 31, 1998, the stockholders of Coal City would own approximately 58.8% of the Avondale Common Stock outstanding immediately following the Effective Time.

   Each share of Avondale Common Stock issued and outstanding at the Effective Time will remain outstanding and unchanged as a result of the Merger. No fractional shares of Avondale Common Stock will be issued in the Merger, and Coal City stockholders who otherwise would be entitled to receive a fractional share of Avondale Common Stock will receive a cash payment in lieu thereof. See "--Fractional Shares."

   The number of shares of Avondale Common Stock to be received for each share of Coal City Common Stock has been fixed at 83.5. Based on the last reported sale price for Avondale Common Stock on January __, 1999 ($______ per share), the value of 83.5 shares of Avondale Common Stock as of that date would have been approximately $__________. Based on the $____ per share closing price the aggregate market value of the Merger Consideration would be approximately $____
 . The market value of Avondale Common Stock to be received in the Merger, however, is subject to fluctuation. Fluctuations in the market price of Avondale Common Stock would result in an increase or decrease in the value of the Merger Consideration to be received by Coal City stockholders in the Merger. An increase in the market value of Avondale Common Stock would increase the market value of the Merger Consideration to be paid in the Merger. A decrease in the market value of Avondale Common Stock would have the opposite effect. The market value of the Merger Consideration at the time of the

Merger will depend upon various factors, including the market value of a share of Avondale Common Stock at such time and any effect of the Merger itself.

TREATMENT OF COAL CITY STOCK OPTIONS

   At the Coal City Record Date, there were options for 1,476 shares outstanding under Coal City's 1995 Stock Option Plan (Coal City Stock Options). At the Effective Time, each Coal City Stock Option shall become an option to purchase the number of shares of Avondale Common Stock that would have been received by the holder of such option in the Merger had the option been exercised in full for shares of Coal City Common Stock immediately prior to the Effective Time (upon the same terms and conditions under the relevant option as were applicable immediately prior to the Effective Time), except the exercise price per share will be proratably adjusted by the Exchange Ratio and any fractional shares. Avondale, as the surviving corporation, will register the shares to be issued pursuant to these options under the Securities Act of 1933, as amended (Securities Act).

OPINION OF AVONDALE FINANCIAL ADVISOR

   Hovde has delivered to the Avondale Board its opinion that, based upon and subject to the various considerations set forth in its written opinion dated October 7, 1998, the Merger Agreement is fair from a financial point of view to the holders of Avondale Common Stock as of such date. In requesting Hovde's advice and opinion, no limitations were imposed by Avondale upon Hovde with respect to the investigations made or procedures followed by it in rendering its opinion. The full text of the opinion of Hovde, dated October 7, 1998, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix III. Holders of Avondale Common Stock should read this opinion in its entirety.

   Hovde is a nationally recognized investment banking firm and, as part of its investment banking business, is continually engaged in the valuation of financial institutions in connection with mergers and acquisitions, private placements and valuations for other purposes. As a specialist in securities of financial institutions, Hovde has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies. Avondale's Board of Directors selected Hovde to act as its financial advisor in connection with the Merger on the basis of the firm's reputation and expertise in transactions such as the Merger.

   Hovde will receive a fee contingent upon the completion of the Merger for services rendered in connection with advising Avondale regarding the Merger Agreement, including the fairness opinion and financial advisory services provided to Avondale, plus reimbursement of out-of-pocket expenses. As of the date of the fairness opinion, such fee would be between $400,000 and $450,000, and Hovde has received no portion of such fee.

   HOVDE'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE MERGER AGREEMENT, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF AVONDALE COMMON STOCK AS TO HOW SUCH HOLDER SHOULD VOTE AT THE AVONDALE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF HOVDE SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

   The following is a brief summary of the analyses performed by Hovde in connection with its fairness opinion:

   During the course of its engagement, and as a basis for arriving at its opinion, Hovde reviewed and analyzed material bearing upon the financial and operating condition of Avondale and Coal City and material prepared in connection with the Merger, including, among other things, the following: (i) the Merger Agreement; (ii) certain historical publicly available information concerning Avondale and Coal City;
(iii) the nature and terms of recent merger of equals transactions; and (iv) financial and other information provided to Hovde by the management of Avondale and Coal City. Hovde conducted meetings with members of senior management of Avondale for purposes of reviewing the future prospects of Avondale. Hovde also took into account its experience in other transactions, as well as its knowledge of the commercial banking and thrift industries and its general experience in securities valuations.

   In rendering its opinion, Hovde assumed, without independent verification, the accuracy and completeness of the financial and other information and has relied upon the accuracy of the representations of the parties contained in the Merger Agreement. Hovde has not made any independent evaluation or appraisal of any properties, assets or liabilities of Avondale. Hovde assumed and relied upon the accuracy and completeness of the publicly available and other financial and other information provided to it, relied upon the representations and warranties of Avondale and Coal City made pursuant to the Merger Agreement, and did not independently attempt to verify any of such information.

   In connection with its opinion, Hovde performed various analyses with respect to Avondale. The following is a brief summary of such analyses, certain of which were presented to the Avondale Board by Hovde on October 7, 1998.

   Pro Forma Merger Analysis. Hovde prepared a pro forma analysis of the financial impact of the Merger. Using earnings estimates for Avondale (prepared by Avondale management) and Coal City (prepared by Coal City management), Hovde compared the earnings per share of each company, on a stand alone basis, to the earnings per share of Avondale Common Stock on a pro forma basis assuming an Exchange Ratio of 83.5 to one. Estimated merger synergies and other adjustments were made based on discussions with management of Avondale and Coal City. Hovde noted earnings per share accretion to Avondale and Coal City as a consequence of the Merger based on common equity and tangible common equity at August 31, 1998. Hovde also noted book value and tangible book value dilution to Avondale and book value and tangible book value accretion to Coal City as a consequence of this transaction.

   Contribution Analysis. Hovde prepared a contribution analysis showing percentages of assets, loans, deposits, common equity and tangible common equity at August 31, 1998, and estimated 1999 net income that would be contributed to the combined company on a pro forma basis by Avondale and Coal City. This analysis showed, assuming an Exchange Ratio of 83.5 to one, that Avondale, as of August 31, 1998, would contribute 36.66% of pro forma consolidated total assets, 27.64% of net loans, 35.54% of core deposits, 43.00% of common equity, 56.47% of tangible common equity and 40.60% of estimated 1999 net income (after taking into account certain cost savings at Avondale). This analysis showed that holders of Avondale Common Stock would own approximately 41.54% of the pro forma common shares outstanding of Avondale.

   Analysis of Selected Mergers. As part of its analysis, Hovde reviewed all comparable merger of equals transactions announced since January 1, 1995 (22 transactions) (Merger Group). For each transaction, Hovde calculated the acquired company's estimated pro forma ownership; the acquired company's asset contribution in percent to the pro forma company; the acquired company's tangible common equity contribution in percent to the pro forma company; and the deal price premium to the acquired company's trading price one day before announcement of the deal.

   The calculations for the Merger Group yielded a range of percentages of pro forma ownership by an acquired company of 36.9% to 55.4%, with an average of 46.8% and a median of 47.1%; a range of percentages of pro forma asset contribution by an acquired company of 31.3% to 65.8%, with an average of 48.2% and a median of 49.1%; a range of percentages of pro forma tangible common equity contribution by an acquired company of 24.7% to 64.9%, with an average of 47.4% and a median of 49.9%; and a range of ratios of deal price to the acquired company's trading price one day before announcement of the deal of 100.0% to 127.4%, with an average of 111.2% and a median of 108.5%.

   Pro Forma Comparable Company Analysis. Hovde reviewed and compared certain financial information relating to the pro forma company to corresponding financial information, public market multiples and ratios for ten publicly traded companies that it deemed comparable to the pro forma company (Comparable Companies). Hovde calculated a range of market multiples of Comparable Companies' prices divided by their consensus 1999 earnings estimates (P/E). Hovde then utilized this range to project the trading price and the resulting price to market premium for Avondale Common Stock on a pro forma basis. The companies that Hovde used for the purposes of this analysis were Corus Bankshares Inc., First Midwest Bancorp Inc., First Oak Brook Bancshares, Grand Premier Financial, MAF Bancorp Inc., Merchants Bancorp Inc., Old Second Bancorp Inc., Pinnacle Banc Group Inc., St. Paul Bancorp Inc. and Wintrust Financial Corp.

   The calculations for Comparable Companies yielded a P/E range of 11.3 to 17.5, with an average of 13.7 and a median of 13.2. Hovde then applied a P/E range of 9.0 to 22.0 times Avondale's pro forma 1999 estimated earnings. This resulted in a price range of $13.51 to $33.03 for Avondale Common Stock and a range of market premium for Avondale Common Stock of 17.51% to 187.24%, assuming trading value for Avondale Common Stock of $11.50.

   In performing its analysis, Hovde made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Avondale and Coal City. The analysis performed by Hovde is not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analysis. Such analysis was prepared solely as part of Hovde's analysis of the fairness of the Exchange Ratio, from a financial point of view, to the holders of Avondale Common Stock. The analysis does not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Hovde used in its analysis various projections of future performance prepared by the management of Avondale. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those assumed in the projections and any related analysis. Hovde's opinion does not address the relative merits of the Merger as compared to any other business combination in which Avondale might engage. In addition, as described above, Hovde's opinion to the Avondale Board was one of many factors taken into consideration by the Avondale Board in making its determination to approve the Merger Agreement.

   Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Hovde determined that the Exchange Ratio was fair from a financial point of view to the holders of Avondale Common Stock. Hovde's fairness opinion does not take into account any adjustment to the Merger Consideration that may be provided for in the Merger Agreement.

   THE SUMMARY OF THE PRESENTATION BY HOVDE TO THE AVONDALE BOARD AS SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF SUCH PRESENTATION. THE PREPARATION OF A FAIRNESS OPINION INVOLVES VARIOUS DETERMINATIONS AS TO THE MOST APPROPRIATE AND RELEVANT METHODS OF FINANCIAL ANALYSES AND THE APPLICATION OF THOSE METHODS TO THE PARTICULAR CIRCUMSTANCES, AND, THEREFORE, SUCH AN OPINION IS NOT READILY SUSCEPTIBLE TO SUMMARY DESCRIPTION. FURTHERMORE, IN ARRIVING AT ITS OPINION, HOVDE DID NOT ATTRIBUTE ANY PARTICULAR

WEIGHT TO ANY ANALYSIS OR FACTOR CONSIDERED BY IT, BUT RATHER MADE QUALITATIVE JUDGMENTS AS TO THE SIGNIFICANCE AND RELEVANCE OF EACH ANALYSIS AND FACTOR. ACCORDINGLY, HOVDE BELIEVES THAT ITS ANALYSES AND THE SUMMARY SET FORTH ABOVE MUST BE CONSIDERED AS A WHOLE AND THAT SELECTING PORTIONS OF ITS ANALYSES, WITHOUT CONSIDERING ALL FACTORS AND ANALYSES, COULD CREATE AN INCOMPLETE VIEW OF THE PROCESS UNDERLYING THE ANALYSES SET FORTH IN ITS REPORT TO THE AVONDALE BOARD AND ITS FAIRNESS OPINION. IN PERFORMING ITS ANALYSES, HOVDE MADE NUMEROUS ASSUMPTIONS WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS AND ECONOMIC CONDITIONS AND OTHER MATTERS, MANY OF WHICH ARE BEYOND THE CONTROL OF AVONDALE OR COAL CITY. THE ANALYSES PERFORMED BY HOVDE ARE NOT NECESSARILY INDICATIVE OF ACTUAL VALUES OR ACTUAL FUTURE PERFORMANCE.

   Although not material to the preparation of Hovde's fairness opinion, Financial Institution Partners, L.P. (FIP), a limited partnership formed by the principals of Hovde to make investments primarily in equity securities of financial institutions, Eric D. Hovde, President of Hovde, and Steven D. Hovde, Executive Vice President of Hovde, beneficially own, in the aggregate, 11.36% of the total outstanding shares of Avondale Common Stock.

NO OPINION OF COAL CITY FINANCIAL ADVISOR

   Coal City has not requested an opinion from its financial advisor in connection with the Merger. All of the investors in Coal City were accredited investors (as that term is defined in Regulation D promulgated under the Securities Act of 1933, as amended) at the time of their investment. The directors of Coal City believe all of the present stockholders of Coal City are either accredited investors or advised by accredited investors. Furthermore, over 45% of the outstanding shares of Coal City Common Stock are beneficially owned by the directors of Coal City, by persons with whom such directors have family relationships (i.e., any relationship by blood, marriage or adoption, not more remote than first cousin) or by trusts or in another fiduciary arrangement for the benefit of such individuals. Lastly, the Coal City Board believes its members have the expertise to evaluate this transaction as a result of their involvement in numerous other bank and bank holding company acquisitions, including the acquisitions by Coal City of Coal City Bank, Manufacturers National, U.S. Bancorp and Peterson and the acquisitions undertaken by companies with which they were formerly principals. (See "Business of Coal City Corporation - History and Development.") Accordingly, the Coal City Board believes a fairness opinion would not significantly assist them or the stockholders of Coal City in deciding whether to proceed with the Merger.

DISSENTERS' RIGHTS

   Any holder of Coal City Common Stock as of the Coal City Record Date has the right to dissent to the approval of the Merger pursuant to Section 11.65 of the BCA and the right to be paid the "fair value" of his or her shares of Coal City Common Stock in cash by complying with the procedures set forth in Section 11.70 of the BCA. A holder of the Coal City Common Stock must dissent with respect to all of the shares beneficially owned by him or her. A record owner of shares may assert dissenter's rights as to fewer than all the shares recorded in such person's name only if such person dissents with respect to all shares beneficially owned by any one person and notifies Coal City in writing of the name and address of each person on whose behalf the record owner asserts dissenter's rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the remaining shares were recorded in the names of different holders. A beneficial owner of shares who is not the record owner may assert dissenter's right as to shares held on such person's behalf only if the beneficial owner submits to Coal City the record owners's written consent to the dissent before or at the same time the beneficial owner asserts dissenters' rights. A copy of Sections 11.65 and 11.70 of the BCA is attached to this Proxy Statement/Prospectus as Appendix IV and those sections are incorporated herein by reference. Set forth below is a summary of the procedures relating to the exercise of dissenters' rights. This summary does not purport to be a complete statement of the provisions of Sections 11.65 and 11.70 of the BCA and is qualified in its entirety by reference to Appendix IV.

   To be entitled to a cash payment upon exercise of dissenters' rights, a holder of Coal City Common Stock must (i) before the vote at the Coal City Special Meeting, deliver to Coal City a written demand for payment for his or her shares if the Merger is consummated, and (ii) not vote his or her shares in favor of the adoption of the Merger Agreement at the Coal City Special Meeting. The written demand must be made in addition to, and separate from, any proxy or vote against the approval of the Merger Agreement; neither a proxy nor a vote against approval of the Merger Agreement shall constitute such a written demand. It is recommended that the written demand be sent in advance of the Coal City Special Meeting by registered or certified mail, return receipt requested, to Coal City Corporation, 1200 North Ashland Avenue, Chicago, Illinois 60622,
Attention: John Siragusa, Assistant Secretary. The written demand may also be delivered to Coal City before or at the Coal City Special Meeting, so long as it is delivered before the vote is taken on the proposal to approve the Merger Agreement. With respect to condition (ii) above, a dissenting holder of Coal City Common Stock must either vote by proxy or in person against the Merger Agreement or abstain from voting. Holders of Coal City Common Stock who return a proxy but do not indicate their vote will be deemed to have voted for approval of the Merger Agreement and will not have satisfied condition (ii) above.

   If a holder of Coal City Common Stock has satisfied conditions (i) and (ii) above, then such holder will be entitled only to payment in cash of the fair value of his or her shares as provided in Section 11.70 of the BCA. If such holder withdraws the written demand to be paid the fair value of his or her shares, or if the Merger is abandoned or terminated, or if a court determines that the holder of Coal City Common Stock is not entitled to receive payment for his or her shares, or if the holder otherwise loses his or her dissenters' rights, then such holder shall be reinstated to all his or her rights as a holder of Coal City Common Stock as of the filing of his or her written demand. If the Merger is consummated, these rights would include the right to receive Avondale Common Stock and any cash payment, if applicable, into which his or her shares of Coal City Common Stock were converted pursuant to the Merger Agreement.

   Within ten days after the Effective Time or 30 days after the dissenting holder of Coal City Common Stock who complies with conditions (i) and (ii) noted above delivers to Coal City his or her written demand for payment, whichever is later, Avondale, as successor to Coal City, shall send to each such holder: (a) a statement setting forth the opinion of Coal City as to the estimated value of the shares of Coal City Common Stock, (b) Coal City's latest balance sheet as of the end of the fiscal year ending not earlier than 16 months before delivery of the statement, together with the statement of income for such year and the latest interim financial statements, and (c) a commitment to pay for the shares of the dissenting holder of Coal City Common Stock at the estimated value thereof upon transmittal to Avondale, as the surviving corporation, of the certificate or certificates, or other evidence of ownership, with respect to such shares.

   If the dissenting holder of Coal City Common Stock does not agree with the opinion of Avondale, as the surviving corporation, as to the estimated value of his or her shares of Coal City Common Stock, the holder, within 30 days of the delivery of Avondale's statement of estimated value, shall notify Avondale as the surviving corporation, in writing of the holder's estimate of value and demand payment of the difference between the holder's estimate of value and the amount of the proposed payment by Avondale.

   If, within 60 days from delivery of the holder's notification of the estimate of value of the shares of Coal City Common Stock, Avondale, as the surviving corporation, and the dissenting holder have not agreed in writing upon the value of the shares, Avondale has the right to either (i) pay the difference in value demanded by the holder or

(ii) file a petition in the Circuit Court of Cook County, Illinois, requesting the court to determine the "fair value" of the shares of the Coal City Common Stock. If Avondale, as the surviving corporation, commences such a proceeding, it must make all dissenters, whether or not residents of the State of Illinois, whose demands remain unsettled, parties to the proceeding as an action against their shares and all parties must be served with a copy of the petition. Non-resident holders may be served by registered or certified mail or by publication as provided by law. The failure of Avondale to commence an action pursuant to
Section 11.70 of the BCA shall not limit or affect the right of dissenting holders to otherwise commence an action as permitted by law.

   Each dissenting holder of Coal City Common Stock who is made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares of Coal City Common Stock exceeds the amount committed to be paid by Avondale, as the surviving corporation. The judgment may include an allowance for interest as the court may find fair and equitable in the circumstances from the Effective Time to the date of payment. If the fair market value of the shares as determined by the court materially exceeds the amount which Avondale, as the surviving corporation, offered to pay for the shares, or if no offer was made, then all or any part of the expenses of the proceeding, including the reasonable compensation and expenses of appraisers and experts employed by the dissenting holder of the Coal City Common Stock, but excluding expenses of counsel, may be assessed against Avondale, as the surviving corporation. On the other hand, if the fair value of the shares as determined by the court does not materially exceed the amount which Avondale, as the surviving corporation, offered to pay for the shares, then the dissenting holder may be responsible for paying his or her own expenses of the proceeding.

   ANY HOLDER OF COAL CITY COMMON STOCK CONTEMPLATING THE EXERCISE OF DISSENTERS' RIGHTS WITH RESPECT TO HIS OR HER SHARES OF COAL CITY COMMON STOCK IS URGED TO REVIEW CAREFULLY THE PROVISIONS OF APPENDIX IV. DISSENTERS' RIGHTS MAY BE LOST IF THE REQUIREMENTS OF SECTIONS 11.65 AND 11.70 OF THE BCA ARE NOT FULLY AND PRECISELY SATISFIED.

FRACTIONAL SHARES

   No certificates or scrip representing fractional shares of Avondale Common Stock will be issued upon the surrender for exchange of certificates representing Coal City Common Stock, no dividend or distribution of Avondale will relate to any fractional shares, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Avondale. Each stockholder of Coal City who would be entitled to a fractional share in the Merger will receive a cash payment (without interest) determined by multiplying:

     1. the closing price of one share of Avondale Common Stock as reported on the Nasdaq National Market on the trading day immediately preceding the Effective Time by;

     2. the fractional share interest to which the holder would otherwise be entitled pursuant to the terms of the Merger Agreement.

EXCHANGE OF CERTIFICATES

   As soon as practicable after the Effective Time, an exchange agent designated by Avondale and Coal City (Exchange Agent) will deliver to each Coal City holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Coal City Common Stock (Certificates), a transmittal letter and instructions to be used in surrendering Certificates in exchange for:

     1. certificates representing the number of shares of Avondale Common Stock into which their shares of Coal City Common Stock were converted pursuant to the Merger Agreement; and

     2. a check representing the amount of cash in lieu of fractional shares, if any, which such stockholder has the right to receive.

   COAL CITY STOCKHOLDERS SHOULD NOT FORWARD THEIR COAL CITY CERTIFICATES UNTIL THEY RECEIVE THE TRANSMITTAL LETTER AND INSTRUCTIONS.

   Until such surrender and subject to the effect, if any, of applicable law, the Certificates will as of the Effective Time represent ownership of the number of shares of Avondale Common Stock into which such shares were converted in the Merger, and the holders will be entitled to all rights and privileges of holders of Avondale Common Stock, except that holders of Certificates will not be entitled to receive dividends or any other distributions declared by Avondale until the Certificates are so surrendered. Following surrender of the Certificates in accordance with the terms of the Merger Agreement, the holders of newly issued Avondale certificates will be paid, without interest, any dividends or other distributions with respect to the shares of Avondale Common Stock the record date for which is after the Effective Time (less any taxes that may have been imposed thereon).

   Any Certificate representing shares of Avondale Common Stock to be issued in a name other than that in which the Certificate is registered must be properly endorsed and otherwise in proper form for transfer, and the holder requesting such exchange must pay to the Exchange Agent in advance any transfer or other taxes in connection therewith.

   In the event any Certificate has been lost, stolen or destroyed, upon the mailing of an affidavit of that fact by the holder of such Certificate and the posting of any bond required by Avondale or the Exchange Agent, Avondale or the Exchange Agent will issue for such lost, stolen or destroyed Certificate, the shares of Avondale Common Stock and deliver cash due to the holder of such Certificate.

   After the Effective Time, there will be no further transfers on the records of Coal City of the Certificates, and, if such Certificates are presented to Avondale for transfer, they will be cancelled against delivery of certificates for Avondale Common Stock.

   After the Effective Time, holders of unsurrendered Certificates shall be entitled to vote at any meeting of Avondale stockholders at which holders of Avondale Common Stock are eligible to vote.

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER THAT ARE DIFFERENT FROM YOUR INTERESTS

   Set forth below are descriptions of interests of directors and executive officers of Coal City and Avondale in the Merger in addition to their interests as stockholders of Coal City and Avondale generally. The Coal City and Avondale Boards were aware of these interests and considered them in approving the Merger Agreement and the transactions contemplated thereby.

   Directors and Officers after the Merger. The Merger Agreement provides that certain officers of Avondale and Coal City will become officers of Avondale after the Merger. The Merger Agreement also includes provisions governing the composition of the Avondale Board for a period of three years after the Merger. See "Management and Operations after the Merger."

   Employment Agreements. When the Merger becomes effective, Robert S. Engelman, Jr. and Mitchell Feiger will each have a new employment agreement with Avondale. Mr. Engelman's new employment agreement will replace his current employment agreement, which will be terminated. Mr. Feiger has no current employment agreement. Burton Field's employment agreement as President and Chief Executive Officer of Manufacturers Bank will remain in full force and will not be affected by the merger. See "Business of Coal City Corporation - Management
Compensation - Employment Agreement."

   The current Engelman employment agreement provides for severance payments upon involuntary termination following a change of control in the maximum amount allowed as a tax-deductible expense to Avondale. The current agreement also provides, among other things, for liquidated damages upon termination under certain circumstances and for lifetime health benefits at the expense of Avondale from the date of any termination (other than death). The new Engelman employment agreement provides that Mr. Engelman will be Chairman of the Board of Avondale, as the surviving corporation, and be responsible for certain other activities, and be paid a base salary of $310,000 and an annual bonus of $150,000 through the date of Avondale's annual meeting of stockholders in the year 2000. After the year 2000 annual meeting, Mr. Engelman will be paid $310,000 per year through January 31, 2004 for his agreement not to compete against Avondale in Illinois during that period. After the year 2000 annual meeting, Mr. Engelman will also be entitled to participate in Avondale's health benefits for his lifetime at his cost. Mr. Engelman will also continue to accrue benefits under Avondale's Supplemental Executive Retirement Plan through January 31, 2004. If Mr. Engelman is terminated by Avondale other than for cause under the new agreement, he will continue to receive his salary and bonus until the year 2000 annual meeting and continue to be entitled to his covenant not to compete payments. The new agreement does not provide for any change of control severance payments or liquidated damages under any circumstances.

   Mitchell Feiger does not currently have a written employment agreement with Coal City, but he will have such an agreement with Avondale, as the surviving corporation. Under his employment agreement, which will become effective at the Effective Time, Mitchell Feiger will be the President and Chief Executive Officer of Avondale. This agreement is a so-called "evergreen" contract with a continual three-year term. Although either party may terminate this agreement at any time, it provides for Mr. Feiger to be paid his compensation for the full remaining term of the agreement unless he is terminated "for cause" (as defined in the agreement). Mr. Feiger's annual salary compensation under the agreement will be $325,000, and he may, in addition, receive an annual bonus at the discretion of the Avondale Board. Mr. Feiger will also be eligible to participate in Avondale's standard package of employee benefits, including retirement plans and insurance programs, as well as certain executive benefits, such as an automobile allowance and club dues. In the event of a change of control of Avondale (as defined in the agreement), if Mr. Feiger or Avondale (or its successor) terminates his employment with Avondale (or its successors) he will receive 2.99 times his base compensation and he will be entitled to continued health benefits during the remaining term of the agreement (and thereafter, at his cost) and to vesting of any unvested stock options and unvested benefits under benefits plan and arrangements of Avondale at the time of the change in control (except for qualified pension plans).

   Howard A. Jaffe, Executive Vice President of Avondale Bank and Vice President of Avondale, has a change in control severance agreement under which he is entitled to severance pay equal to 200% of his base amount and 200% of his average annual bonus amount for the past two years and health benefits for 24 months following termination of employment following a change in control of Avondale (as defined in the Agreement). Effective on the Effective Time, Mr. Jaffe will enter into a new change in control severance agreement with Manufacturers Bank under which he will forfeit any rights under his present agreement and become entitled to 200% of his base amount and continued health benefits for 24 months following termination of his employment if his employment is terminated by Manufacturers Bank (including a material diminution of his duties) within 12 months after the Merger or after a later change in control (as defined in the Agreement) of Avondale or Manufacturers Bank. Effective upon the Effective Time, Thomas Panos, James Mann, Jane Okarski and Peggy Voigt, officers of

Manufacturers Bank, will enter into change in control severance agreements with Manufacturers Bank under which each of them would receive 100% of his or her base amount and continued health benefits for 12 months following termination of employment if his or her employment were involuntarily terminated within 12 months following a change in control of Avondale or Manufacturers Bank. Each of these change in control severance agreements will have a term of three years, subject to annual one-year extensions upon approval by Manufacturers Bank's board of directors.

   Avondale Benefit Plans. The consummation of the Merger will cause early vesting of benefits accrued under Avondale's Supplemental Executive Retirement Plan, of stock options issued under its 1997 Omnibus Incentive Plan and of restricted stock granted under its Recognition and Retention Plan and the 1997 Omnibus Incentive Plan. The Merger Agreement requires termination of Avondale's ESOP, which will result in early vesting and distribution of participants' interests under that plan. Unvested benefits as of December 31, 1998 under the Supplemental Executive Retirement Plan, the 1997 Omnibus Incentive Plan and the Recognition and Retention Plan appear in the chart below.

                                  SHARES SUBJECT TO    UNVESTED SHARES OF
                                  UNVESTED OPTIONS      RESTRICTED STOCK      UNVESTED SHARES OF     UNVESTED INTEREST
                                     UNDER 1997            UNDER 1997          RESTRICTED STOCK       IN SUPPLEMENTAL
                                       OMNIBUS               OMNIBUS           UNDER RECOGNITION         EXECUTIVE
                                   INCENTIVE PLAN        INCENTIVE PLAN       AND RETENTION PLAN    RETIREMENT PLAN(1)
                                  -----------------    ------------------     ------------------    ------------------
Robert S.  Engelman, Jr.                   -0-                 -0-                  16,928                $601,386
Howard A.  Jaffe                        45,187                 -0-                   8,000                     -0-
Charles W.  Sewright                    55,000              20,000                     -0-                     -0-
All directors and
officers as a group                    112,187              20,000                  24,928                $601,386

____________
/(1)/ All benefits accrued under the Supplemental Executive Retirement Plan are currently scheduled to vest as of December 31, 1999.

   Coal City Benefit Plans. The consummation of the Merger will cause early vesting of options granted under Coal City's 1995 Stock Option Plan. As of December 31, 1998, unvested options granted to Mitchell Feiger, the only director or executive officer of Coal City to whom options were granted under the 1995 Stock Option Plan, amounted to a total of 508 shares.

   Directors. It is anticipated that upon the Merger, Avondale directors will be granted the right to accept, annually, up to $10,000 in director's fees in the form of options to purchase Avondale Common Stock.

REPRESENTATIONS AND WARRANTIES

   In the Merger Agreement each of Coal City and Avondale has made representations and warranties relating to, among other things, the parties' respective organization, capitalization, ownership of subsidiaries, accuracy of financial statements, the absence of material adverse changes in its business, financial condition, operations or properties, the truth and accuracy of information prepared and provided by them in connection with this Proxy Statement/Prospectus, the absence of certain legal proceedings, compliance with laws, regulations and other requirements, corporate actions in connection with the approval and execution of the Merger Agreement and related documents, authority relative to the Merger Agreement, employment arrangements, employee benefit plans, the accuracy of information furnished to the other party, their respective properties and assets, material agreements and contracts, tax matters, environmental matters, loan portfolio, real estate loans and investments and financial derivative contracts. For detailed information on such representations and warranties, see the Merger Agreement attached hereto in Appendix I.

CONDITIONS TO THE MERGER

   The respective obligations of Coal City and Avondale to consummate the Merger are subject to the satisfaction or mutual waiver at or prior to the Effective Time of the following conditions:

     1. the Merger Agreement shall have been approved by the requisite vote of the respective stockholders of Avondale and Coal City;

     2. the shares of Avondale Common Stock to be issued to Coal City stockholders upon consummation of the Merger shall have been authorized for inclusion on the Nasdaq National Market subject to official notice of issuance;

     3. all requisite governmental approvals of the Merger shall have been obtained and shall remain in full force and effect without the imposition of any condition or restriction which would have a Material Adverse Effect (as defined in the Merger Agreement and described below) on Avondale as the surviving corporation, and all applicable waiting periods shall have expired;

     4. a Registration Statement relating to the shares of Avondale Common Stock to be issued in the Merger shall have been declared effective and shall not be subject to a stop order or any threatened stop order;

     5. neither Avondale nor Coal City shall be subject to any order of a court or agency of competent jurisdiction which restrains or prohibits the consummation of the Merger;

     6. each party shall have received from its respective counsel an opinion to the effect that, among other things, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (Code) and, accordingly, for federal income tax purposes no gain or loss will be recognized by Avondale or Coal City as a result of the Merger; and

     7. each party shall have obtained all consents and approvals required to be obtained in connection with the Merger other than those which, individually or in the aggregate, would not have a Material Adverse Effect (as defined below) on Avondale, as the surviving corporation.

   The obligation of Avondale to consummate the Merger is subject to the satisfaction by Coal City or waiver by Avondale of the following conditions:

     1. the receipt from the independent auditors of Coal City of a letter regarding certain financial information included in this Proxy Statement/Prospectus;

     2. between the date of the Merger Agreement and the Merger closing date, Coal City shall not have experienced a Material Adverse Effect;

     3. the representations and warranties of Coal City contained in the Merger Agreement shall be true as of the Effective Time (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), and Coal City shall have performed all obligations and complied with each covenant, in all material respects, and satisfied all conditions under the Merger Agreement to be performed or complied with by it prior to the Effective Time;

     4. neither Coal City nor any of its subsidiaries shall be subject to any pending litigation which, if determined adversely, would have a Material Adverse Effect on Coal City and its subsidiaries, taken as a whole;

     5. Avondale shall have received from certain affiliates of Coal City letters with respect to the resale of Avondale Common Stock received by them in the Merger;

     6. all of the issued and outstanding capital stock of Manufacturers National shall be owned by Coal City;

     7.  no shares of Coal City preferred stock shall be issued or outstanding;

     8. Coal City shall have delivered to Avondale audited consolidated financial statements at and for the year ended December 31, 1998; and

     9. Mitchell Feiger, President of Coal City, shall have entered into an employment agreement reasonably acceptable to the Avondale Board.

   The obligation of Coal City to consummate the Merger is subject to the satisfaction by Avondale or waiver by Coal City of the following conditions:

     1. the receipt from the independent auditors of Avondale of a letter regarding certain financial information included in this Proxy Statement/Prospectus;

     2. between the date of the Merger Agreement and the Closing Date, Avondale shall not have experienced a Material Adverse Effect;

     3. the representations and warranties of Avondale contained in the Merger Agreement shall be true as of the Effective Time (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), and Avondale shall have performed all obligations and complied with each covenant, in all material respects, and satisfied all conditions under the Merger Agreement to be performed or complied with by it prior to the Effective Time;

     4. neither Avondale nor any of its subsidiaries shall be subject to any pending litigation which, if determined adversely, would have a Material Adverse Effect on Avondale and its subsidiaries, taken as a whole; and

     5. Avondale shall have delivered to Coal City audited consolidated financial statements at and for the year ended December 31, 1998;

     6. the present value, based on certain assumptions, of the interests in Avondale's home equity loan trusts owned by Avondale shall not be less than $14,935,729 (plus the amount of certain gains on sale); and

     7. Avondale shall have divested itself of its mortgage banking business, either through a sale or the discontinuance of the business.

   For purposes of the Merger Agreement, a "Material Adverse Effect" means an effect which:

     1. is materially adverse to the financial condition of Avondale or Coal City and its respective subsidiaries taken as a whole;

     2. significantly and adversely affects the ability of Avondale or Coal City to consummate the transactions contemplated by the Merger Agreement; or

     3. enables any person to prevent the transactions contemplated by the Merger Agreement;

provided, however, that a Material Adverse Effect shall not include any effect resulting from (i) actions or omissions of Avondale or Coal City taken with the prior consent of the other in contemplation of the transactions provided for in the Merger Agreement, (ii) circumstances affecting the financial institutions industry generally (including changes in laws or regulations, accounting principles or general levels of interest rates) which do not adversely affect a party and its subsidiaries in a manner significantly different than the other party, or (iii) any adjustments to the value of (x) interest-only strips (i.e., certain interests in mortgage-backed securities) owned by Avondale or any subsidiary or (y) any mortgage-banking operations of Avondale or any subsidiary.

   There can be no assurance that the conditions to consummation of the Merger will be satisfied or waived. In the event the conditions to either party's obligations become impossible of satisfaction in any material respect, the other party may elect to terminate the Merger Agreement. See "Waiver and Amendment; Termination."

THE CONTRIBUTION

   After the Effective Time, Avondale may contribute all of the outstanding shares of common stock of Avondale Bank to Manufacturers National
(Contribution).

THE BANK MERGER

   After the Effective Time and the Contribution (if any), Avondale Bank will be merged with Manufacturers Bank, with Manufacturers Bank surviving (Bank Merger).

REGULATORY APPROVALS

   The Merger is subject to prior approval by the Board of Governors of the Federal Reserve System (FRB) under Section 3 of the Bank Holding Company Act
(BHCA) and prior notice to the FRB under Section 4 of the BHCA. The BHCA requires the FRB, when approving such a transaction, to take into consideration the financial and managerial resources (including the competence, experience and integrity of the officers, directors and principal stockholders), the future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served, any anticompetitive effects and the record of the depository institutions involved in the Merger under the Community Reinvestment Act of 1977 (CRA). In considering financial resources and future prospects, the FRB will, among other things, evaluate the adequacy of the capital levels of the parties to a proposed transaction and of the resulting institutions and the readiness of the computer systems of the resulting institutions for the transition to the year 2000. Avondale has filed the necessary application with the FRB concerning the Merger.

   Under Section 4 of the BHCA and related regulations, the FRB must consider whether the performance of nonbanking activities by Avondale and its nonbanking subsidiaries can reasonably be expected to produce benefits to the public (such as greater convenience, increased competition and gains in efficiency) that outweigh possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest and unsound banking practices). This consideration includes an evaluation of the financial and managerial resources of the companies and the effect of the proposed transaction on those resources.

   The Bank Merger must be approved by the FDIC and the Illinois Commissioner of Banks and Real Estate (Illinois Commissioner). Prior notice of the Bank Merger must be filed with the OTS. Manufacturers Bank and Avondale Bank have filed the required applications and notices concerning the Bank Merger.

   Neither the Merger nor the Bank Merger may proceed in the absence of the requisite regulatory approvals. There can be no assurance that all such regulatory approvals will be obtained or as to the dates of such approvals.

   Neither the Merger nor the Bank Merger or Purchase and Assumption may be consummated for a period of 30 days after receipt of the final approval under federal law, unless no adverse comment has been received from the Department of Justice, in which case the transaction may be consummated on or after the 15th day after such final approval.

   It is a condition to the consummation of the Merger that all requisite regulatory approvals be obtained without any condition or restriction that would have or result in a Material Adverse Effect on Avondale as the surviving corporation, as Avondale and Coal City may reasonably and in good faith agree. There can be no assurance that the approvals of the FRB, the FDIC or the Illinois Commissioner will not contain any such condition or restriction. See "--Conditions to the Merger."

WAIVER AND AMENDMENT; TERMINATION

   Prior to the Effective Time, the Boards of Directors of Avondale and Coal City may by written action:

     1. extend the time for performance of any obligations or other acts required by the Merger Agreement;

     2. waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; and

     3. waive compliance with any agreements or conditions contained in the Merger Agreement.


   Subject to applicable law, the Merger Agreement may be amended or modified by action of the Boards of Directors of Avondale and Coal City at any time before or after approval of the Merger Agreement by Avondale and Coal City stockholders; provided, however, that after approval of the Merger Agreement by Avondale and Coal City stockholders, no amendment may change the amount or form of the Merger Consideration without the further approval of Avondale and Coal City stockholders.

   The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Avondale or Coal
City:

     1.  by mutual consent of the parties;

     2. by either party if (i) the Merger has not been consummated on or before June 30, 1999 or such later date as may be agreed to by the parties (provided that the failure to consummate the Merger was not a result of the terminating party's nonobservance of the terms of the Merger Agreement), (ii) any regulatory authority has denied, or indicated an intent to deny, approval or authorization of the Merger, requested the withdrawal of an application for approval of the Merger, or indicated an intent to impose a condition on its approval or authorization of the Merger which would have a Material Adverse Effect on Avondale as the surviving corporation in the Merger, or (iii) approval of the stockholders of Coal City or Avondale, as the case may be, required for consummation of the Merger has not been obtained (provided that the electing party is not then in breach of its obligations under the Merger Agreement with respect thereto);

     3. by Avondale upon delivery of written notice of termination to Coal City if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of Avondale to effect the Merger as set forth in the Merger Agreement and noncompliance is not waived by Avondale;

     4. by Coal City upon delivery of written notice of termination to Avondale if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of Coal City to effect the Merger as set forth in the Merger Agreement and noncompliance is not waived by Coal City;

     5. by either party if there has been a material breach of the other party's representations, warranties, covenants or agreements set forth in the Merger Agreement which has not been fully cured or cannot be fully cured within the earlier of (i) 30 days after written notice of such breach has been received by the breaching party or (ii) five days prior to the Closing Date, and which breach would have, or be reasonably likely to have, a Material Adverse Effect on the breaching party and its subsidiaries, taken as a whole, or upon consummation of the transactions contemplated by the Merger Agreement;

     6. by Avondale if (i) the Coal City Board has withdrawn, modified or changed its approval or recommendation of the Merger Agreement in a manner adverse to Avondale, (ii) the Coal City Board has authorized Coal City to enter into any agreement, letter of intent or agreement in principle with the intent to pursue or effect a Takeover Proposal (as defined below) or (iii) as a result of an unsolicited Takeover Proposal, the Avondale Board has withdrawn, modified or changed its recommendation of the Merger Agreement upon its determination in good faith after consultation with legal counsel and an investment banking firm that such recommendation would constitute a breach of its fiduciary duties; and

     7. by Coal City if (i) the Avondale Board has withdrawn, modified or changed its approval or recommendation of the Merger Agreement in a manner adverse to Coal City, (ii) the Avondale Board has authorized Avondale to enter into any agreement, letter of intent or agreement in principle with the intent to pursue or effect a Takeover Proposal (as defined below) or (iii) as a result of an unsolicited Takeover Proposal, the Coal City Board has withdrawn, modified or changed its recommendation of the Merger Agreement upon its determination in good faith after consultation with legal counsel and an investment banking firm that such recommendation would constitute a breach of its fiduciary duties.

   For additional information, see Section 4.4 of the Merger Agreement.

   For purposes of the Merger Agreement, a "Takeover Proposal" means any proposal, other than as contemplated by the Merger Agreement, for a merger or other business combination involving Avondale, Avondale Bank, Coal City or Manufacturers Bank or for the acquisition of a 10% or greater equity interest in Avondale, Avondale Bank, Coal City or Manufacturers Bank, or for the acquisition of a substantial portion of the assets of Avondale, Avondale Bank, Coal City or Manufacturers Bank.

   The representations, warranties and agreements in the Merger Agreement will not survive the Effective Time, and will terminate at that time. After the Effective Time, neither of the parties shall have any liability to the other because of any breach or failure of any of the representations, warranties and agreements in the Merger Agreement, except with respect to agreements of the parties which by their terms are intended to be performed after the Effective Time and with respect to liability for fraud, deception or intentional misrepresentation.

COVENANTS PENDING CLOSING

   Avondale and Coal City have agreed to use their best efforts, and to take all actions necessary or appropriate, to consummate the Merger and the other transactions contemplated by the Merger Agreement at the earliest practicable date.

   Pursuant to the Merger Agreement, each of Avondale and Coal City has agreed, with respect to it and its subsidiaries, except as otherwise contemplated by the Merger Agreement to conduct its business only in the ordinary course consistent with past practices, to maintain its books and records in accordance with past practices, to use reasonable efforts to preserve intact its existing businesses and business relationships and to take no action that would adversely affect its ability to receive the necessary governmental approvals of the Merger or perform its obligations under the Merger Agreement and the Stock Option Agreements. Each of Avondale and Coal City has further agreed that it and its subsidiaries shall not, without the prior written approval of the other party:

     1. declare, set aside or pay any dividend or make any other distribution with respect to its capital stock, except for distributions by a subsidiary to a parent;

     2.  reacquire or buy any of its outstanding shares of common stock;

     3. issue or sell any shares of its capital stock (other than pursuant to the applicable Stock Option Agreement or upon the exercise of stock options previously disclosed to the other party);

     4. effect any stock split, stock dividend or other reclassification of its common stock; or

     5. grant any options or issue any warrants exercisable for, or securities convertible or exchangeable into, capital stock of it or any of its subsidiaries, or grant any stock appreciation or other rights with respect to shares of it or any of its subsidiaries (other than with respect to the applicable Stock Option Agreement).

   In addition, pursuant to the Merger Agreement, each of Avondale and Coal City has agreed that it and its subsidiaries shall not, without the prior written approval of the other party:

     1. sell, dispose of or pledge any significant assets, other than in the ordinary course of business consistent with past practice, in connection with the borrowing of funds (subject to certain limitations set forth below and in the Merger Agreement) or in connection with the sale of Avondale's mortgage banking business;

     2. merge or consolidate with or into another entity or otherwise acquire any other entity or, except in accordance with its written business plan, acquire any significant assets;

     3. sell or pledge, or agree to sell or pledge, or permit any lien to exist on any stock of its subsidiaries;

     4. change the governing instruments of it or its subsidiaries, except, in the case of Avondale, with respect to the authorization of additional shares of Avondale Common Stock and as contemplated in the Merger Agreement;

     5. engage in any lending activities other than in the ordinary course of business consistent with past practices;

     6. form any new subsidiary or cause or permit a material change in the activities presently conducted by any subsidiary, or make additional investments in subsidiaries in excess of $100,000, except in connection with the sale of Avondale's mortgage banking business;

     7. engage in any off-balance sheet interest rate swap arrangement (except to hedge interest rate risk on certificates of deposit);

     8.  engage in any activity not contemplated by its written business plan;

     9. purchase any equity securities other than Federal Home Loan Bank stock or incur or assume any indebtedness except in the ordinary and usual course of business;

     10. authorize capital expenditures other than in the ordinary course of business;

     11. implement or adopt any change in its accounting principles, practices or methods (other than as required by generally accepted accounting principles);

     12. grant any general increase in compensation or benefits to its employees or officers or pay any bonuses to its employees or officers except in accordance with existing policies;

     13. enter into, amend or otherwise change any employment or severance agreements with any of its directors, officers or employees;

     14. grant any increase in fees or other increases in compensation or other benefits to any of its present or former directors in such capacity;

     15. except as contemplated by the Merger Agreement, establish any new or change any existing employee benefit plan or benefit arrangement (except, in the case of Avondale, with respect to the reservation of additional shares of Avondale Common Stock under its stock option plans and unless such change is required by applicable law or necessary to maintain continued qualification of any tax-qualified plan that provides for retirement benefits); and

     16. authorize or permit any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of its or its subsidiaries, directly or indirectly, to initiate contact with any person or entity in an effort to solicit, initiate or encourage any "Takeover Proposal" (as such term is defined in the Merger Agreement and described above) except as the fiduciary duties of the Board of Directors may require.

For additional information, see Article III of the Merger Agreement.

EXPENSES

   All expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby are to be paid by the party incurring such expenses, except that Avondale and Coal City shall bear equally all printing and mailing expenses associated with this Proxy Statement/Prospectus.

ACCOUNTING TREATMENT

   The Merger will be treated as a purchase in accordance with generally accepted accounting principles. Because the Coal City stockholders will own more than 50% of the combined company, the transaction will be accounted for as a reverse acquisition with Coal City being the accounting acquiror. Accordingly, the purchase price (which is the fair value of Avondale Common Stock as of the Merger announcement date) will be allocated based upon the relative fair values of Avondale's assets and liabilities acquired. In addition, the post-Merger historical financial statements of the combined company will be Coal City's as the accounting acquiror.

   The unaudited pro forma combined consolidated financial information contained in this Proxy Statement/Prospectus has been prepared using the purchase method of accounting. See "Unaudited Pro Forma Combined Consolidated Financial Information."

RESALES OF AVONDALE COMMON STOCK BY AFFILIATES

   The shares of Avondale Common Stock to be issued in the Merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares issued to any stockholder who may be deemed to be an "affiliate" of Coal City for purposes of Rule 145 under the Securities Act as of the date of the Coal City Special Meeting. Affiliates of Coal City may not sell their shares of Avondale Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be affiliates of Coal City generally include individuals or entities that control, are controlled by or are under common control with Coal City, and may include certain officers and directors of Coal City as well as certain principal stockholders of Coal City.

   Coal City has agreed in the Merger Agreement to use its best efforts to cause each director, executive officer and other person who may be deemed an affiliate (for purposes of Rule 145) thereof to execute and deliver a written agreement intended to ensure compliance with the Securities Act.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

   Set forth below is a discussion of federal income tax consequences of the Merger to Avondale, Avondale stockholders, Coal City and Coal City stockholders who are citizens or residents of the United States. THE

FOLLOWING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. FURTHER, THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR AVONDALE OR COAL CITY STOCKHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES PERSONS AND STOCKHOLDERS WHO ACQUIRED THEIR SHARES AS COMPENSATION, NOR ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN JURISDICTION. THE DISCUSSION IS BASED UPON THE CODE, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE, AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION.

   HOLDERS OF COAL CITY COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR EFFECT OF THEIR OWN PARTICULAR FACTS AND CIRCUMSTANCES ON THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THEM, AND ALSO AS TO THE EFFECT OF ANY STATE, LOCAL, FOREIGN AND OTHER FEDERAL TAX LAWS.

   Under current federal income tax law, and based upon assumptions and representations to be made by Avondale and Coal City, and assuming that the Merger is consummated in the manner set forth in the Merger Agreement, it is anticipated that the following federal income tax consequences would result:

     1. the Merger will qualify as a reorganization under Section 368(a) of the Code;

     2. no gain or loss will be recognized by Avondale or Coal City as a result of the Merger;

     3. no gain or loss will be recognized by any Coal City stockholder upon the exchange of Coal City Common Stock solely for Avondale Common Stock pursuant to the Merger;

     4. the aggregate tax basis of the Avondale Common Stock received by each stockholder of Coal City who exchanges Coal City Common Stock for Avondale Common Stock in the Merger will be the same as the aggregate tax basis of the Coal City Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share interest in Avondale Common Stock);

     5. the holding period of the shares of Avondale Common Stock received by a Coal City stockholder in the Merger will include the holding period of the Coal City Common Stock surrendered in exchange therefor, provided that such shares of Coal City Common Stock were held as a capital asset by such stockholder at the Effective Time; and

     6. cash received in the Merger by a Coal City stockholder in lieu of a fractional share interest of Avondale Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Avondale Common Stock which such stockholder would otherwise be entitled to receive, and will qualify as capital gain or loss (assuming the Coal City Common Stock surrendered in exchange therefor was held as a capital asset by such stockholder at the Effective Time).

   Based upon representations to be made by Avondale and Coal City as of the Effective Time, Silver Freedman & Taff, L.L.P., counsel to Avondale, and Schwartz, Cooper, Greenberger & Krauss, Chartered, counsel to Coal City, will each render an opinion, dated as of the Effective Time, that the Merger will qualify as a reorganization under the Code with the consequences set forth above. Each opinion also would be subject to the assumptions that the Merger is consummated in the manner and in accordance with the terms of the Merger Agreement and that the

Merger will qualify as a merger under the applicable laws of Illinois and Delaware. Both opinions would be based entirely upon the Code, regulations then in effect or proposed thereunder, then-current administrative rulings and practice and judicial authority, all of which would be subject to change, possibly with retroactive effect. Subject to waiver by both Avondale and Coal City, which waiver is not expected to be made, consummation of the Merger is conditioned upon the receipt by Avondale of the opinion of Silver, Freedman & Taff, L.L.P. and the receipt by Coal City of the opinion of Schwartz, Cooper, Greenberger & Krauss, Chartered. See "--Conditions to the Merger."

   No ruling has been or will be requested from the Internal Revenue Service
(IRS), including any ruling as to federal income tax consequences of the Merger to Avondale, Coal City or Coal City stockholders. Unlike a ruling from the IRS, the opinions of counsel are not binding on the IRS. There can be no assurance that the IRS will not take a position contrary to the positions reflected in such opinions or that such opinions would be upheld by the courts if challenged.

NASDAQ LISTING

   Avondale Common Stock is currently quoted on The Nasdaq Stock Market under the symbol "AVND." It is a condition to consummation of the Merger that the Avondale Common Stock to be issued to the stockholders of Coal City pursuant to the Merger Agreement will be quoted on The Nasdaq Stock Market. See "-- Conditions to the Merger." If the Name Amendment is approved and the Merger is consummated, Avondale will change its name to MB Financial, Inc. and its common stock will be quoted under the symbol "MBFI."

                          MANAGEMENT AFTER THE MERGER

   As provided in the Merger Agreement, the Avondale Board as of the Effective Time will consist of 16 to 18 members, eight of whom shall be directors of Avondale as of the Effective Time and from eight to ten of whom shall be directors of Coal City as of the Effective Time. The individuals currently expected to become members of the Avondale Board as of the Effective Time are set forth in the table below.

   In addition, during the three-year period following the Effective Time:

     1. Robert S. Engelman, Jr. will serve as the Chairman of the Board of Avondale;

     2. Mitchell Feiger will serve as President and Chief Executive Officer of Avondale;

     3. the Avondale Board will consist of eight persons serving on or representing the Avondale Board prior to the Effective Time (Avondale-related directors) and up to ten persons serving on or representing the Coal City Board prior to the Effective Time (Coal City-related directors);

     4.   the Executive Committee of the Avondale Board shall consist of Robert
          S. Engelman, Jr., Mitchell Feiger, two members selected by the Avondale-related directors and two members selected by the Coal City-related directors;

     5. each other committee of the Avondale Board will have an even number of members, one-half of whom shall consist of Avondale-related directors and one-half of whom shall consist of Coal City-related directors (unless a majority of both the Avondale-related directors and Coal City-related directors shall otherwise agree);

     6. any vacancy on the Avondale Board caused by the departure of a director who was a director of Avondale prior to the Effective Time, or a successor thereto, or was approved by the Avondale-related directors, will be filled with a person recommended by the Avondale-related directors;

     7. any vacancy on the Avondale Board caused by the departure of a director who was a director of Coal City prior to the Effective Time, or a successor thereto, or was approved by the Coal City-related directors, will be filled with a person recommended by the Coal City-related directors; and

     8. the amendment of the provisions of the Avondale Bylaws governing directors, officers and committees for the three years after the Effective Time will require the affirmative vote of a majority of both the Avondale-related directors and the Coal City-related directors.

   Set forth below is certain information, as of October 31, 1998, with respect to each individual who currently is expected to become a member of the Avondale Board as of the Effective Time.

                                        YEAR BECAME A
                                   DIRECTOR OF AVONDALE(A)                                         PRINCIPAL OCCUPATION
          NAME                        OR COAL CITY(CC)                     AGE                   DURING PAST FIVE YEARS/(1)/
------------------------      ---------------------------------       -------------       ------------------------------------
Jameson A. Baxter                   (A)              1993                  54             President of Baxter Associates, Inc.

Thomas F. Carey                     (CC)             1997                  65             President and General Manager of
                                                                                            Hawthorne Race Track
R. Thomas Eiff                      (A)              1991                  57             President of Adams Brothers
                                                                                            Distribution; Chairman of the Board
                                                                                            of Avondale
Robert S. Engelman, Jr.             (A)              1993                  56             President and Chief Executive Officer
                                                                                            of Avondale
Alfred Feiger                       (CC)             1992                  73             Chairman of the Board and Chief
                                                                                            Executive Officer of Coal City
Mitchell Feiger                     (CC)             1992                  40             President of Coal City
Burton Field                        (CC)             1992                  63             President and Chief Executive Officer
                                                                                            of Manufacturers Bank
Lawrence Gilford                    (CC)             1992                  75             Private Investor
Richard Gilford                     (CC)             1992                  74             Private Investor
Sandra P. Guthman                   (A)              1995                  54             President and Chief Executive Officer
                                                                                            of Polk Bros. Foundation
David Husman                        (CC)             1992                  64             Private Investor
Arthur L. Knight, Jr.               (A)              1992                  60             Private Investor
Peter G. Krivkovich                 (A)              1993                  51             President of Cramer - Krasselt
                                                                                            Company
Clarence Mann                       (CC)             1992                  73             Private Investor
Hipolito (Paul) Roldan              (A)              1993                  54             President of the Hispanic Housing
                                                                                            Development Corp.
Robert A. Wislow                    (A)              1993                  53             Chairman of U.S. Equities Realty, Inc.

------------------

(1) For additional information about the business experience of each of the Coal City Directors, see "Business of Coal City Corporation -- Directors and Executive Management."

   As of the Effective Time, the executive officers of Avondale and Manufacturers Bank will be as follows: Robert S. Engelman, Jr. - Chairman of the Board of Avondale; Mitchell Feiger - President and Chief Executive Officer of Avondale and Chairman of the Board of Manufacturers Bank; Burton Field - President and Chief Executive Officer of Manufacturers Bank; Howard A. Jaffe - Vice President and Chief Financial Officer of Avondale and Executive Vice President and Chief Financial Officer of Manufacturers Bank; Thomas Panos - Executive Vice President and Senior Loan Officer of Manufacturers Bank.

                         CERTAIN RELATED TRANSACTIONS

STOCK OPTION AGREEMENTS

   The information in this Proxy Statement/Prospectus concerning the terms of the Stock Option Agreements is qualified in its entirety by reference to the full text of the Stock Option Agreements which are attached to the Merger Agreement and incorporated by reference herein. Certain terms used below are defined in the Stock Option Agreements.

   As an inducement and a condition to entering into the Merger Agreement, each of Avondale and Coal City received an option to purchase shares of the other party's common stock representing approximately 19.9% of the issued and outstanding shares of such common stock. The options may only be exercised if certain events occur. No such event has occurred as of the date hereof.

   Pursuant to the Stock Option Agreement dated as of October 12, 1998, between Avondale as issuer and Coal City as grantee, Avondale granted to Coal City an Option to purchase up to 577,610 shares of Avondale Common Stock at an exercise price of $7.40 per share, subject to the terms and conditions set forth therein. Pursuant to the Stock Option Agreement dated as of October 12, 1998, between Coal City as issuer and Avondale as grantee, Coal City granted to Avondale an option to purchase up to 9,742 shares of Coal City Common Stock at an exercise price of $675.00 per share, subject to the terms and conditions set forth therein.

   Effect of Stock Option Agreements. The Stock Option Agreements are intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Stock Option Agreements may have the effect of discouraging persons who might now or prior to the consummation of the Merger be interested in acquiring all of or a significant interest in either Coal City or Avondale from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for Coal City Common Stock than the value per share contemplated by the Merger Agreement or a higher price per share for Avondale Common Stock than the then-current market price of such shares. The acquisition of the issuer or an interest in the issuer, or an agreement to do either, could cause an option to become exercisable. The existence of such option could significantly increase the cost to a potential acquiror of acquiring the issuer compared to its cost had the Stock Option Agreements not been entered into. Such increased costs might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire the issuer than it might otherwise have proposed to pay. The exercise of either option may prohibit any acquiror of the issuer from accounting for an acquisition of the issuer using the pooling of interests accounting method for a period of two years. This could discourage or preclude an acquisition of Coal City or Avondale.

   Terms of Stock Option Agreements. The terms of the Stock Option Agreements are identical in all material respects other than with respect to the number and kind of shares which may be purchased pursuant thereto and the exercise prices. For purposes of this summary, the term "Issuer" refers to Avondale with respect to the Avondale Stock Option Agreement and Coal City with respect to the Coal City Stock Option Agreement, and the term "Grantee" refers to Coal City with respect to the Avondale Stock Option Agreement and Avondale with respect to the Coal City Stock Option Agreement.

   Two triggering events must occur before an option becomes exercisable, an "Initial Triggering Event" and a "Subsequent Triggering Event." An Initial Triggering Event is defined in terms of an "Acquisition Transaction" which means any of the following:

     1. A merger or consolidation of Issuer or any of its significant subsidiaries (except the merger of Manufacturers National into Manufacturers Bank).
     2. An acquisition of a substantial part of the assets of Issuer or any significant subsidiary.
     3. An acquisition of securities representing 10% or more of the voting power of Issuer or any significant subsidiary.

   Each of the following is an Initial Triggering Event:

     1. Issuer or any significant subsidiary enters into an agreement with any person other than Grantee to engage in an Acquisition Transaction.
     2. Issuer's board of directors recommends that the shareholders of Issuer approve or accept any Acquisition Transaction other than the Merger.
     3. Any person other than the Grantee or its subsidiary acquires beneficial ownership (or the right to acquire beneficial ownership) of 10% or more of Issuer's common stock.
     4. Issuer's stockholders fail to meet, or meet and fail to approve the Merger, if such failure occurs after a third party has proposed an Acquisition Transaction.
     5. Issuer's board of directors withdraws or adversely modifies its recommendation that its shareholders approve the Merger.
     6. Issuer provides information to, or negotiates with, a third party relating to a possible Acquisition Transaction.
     7. A third party publicly announces, or files materials with any regulatory agency relating to, a proposed Acquisition Transaction with Issuer.
     8. Issuer willfully breaches any provision of the Merger Agreement in anticipation of engaging in an Acquisition Transaction, if such breach entitles Grantee to terminate the Merger Agreement.

   A Subsequent Triggering Event is also defined in terms of an Acquisition Transaction, but for purposes of a Subsequent Triggering Event, an acquisition of less than 25% of the voting power of Issuer or any significant subsidiary is not an Acquisition Transaction. Each of the following is a Subsequent Triggering
Event:

     1. Any person other than Grantee acquires beneficial ownership of 25% or more of Issuer's outstanding common stock.
     2. Issuer or any significant subsidiary enters into an agreement with any person other than Grantee to engage in an Acquisition Transaction.
     3. Issuer's board of directors recommends that the shareholders of Issuer approve or accept any Acquisition Transaction other than the Merger.

   Each option expires upon the earliest to occur of:

     1.   The Effective Time.
     2. The termination of the Merger Agreement, if no Initial Triggering Event has occurred and the termination is not for willful breach by Issuer.
     3. 15 months after termination of the Merger Agreement (subject to possible extension).
     4. The date on which Grantee's shareholders vote and fail to approve the Merger, unless Issuer is in material breach of, or Issuer's shareholders have failed to approve, the Merger Agreement.

   An option may not be exercised at any time when Grantee is in material breach of its covenants or agreements contained in the Merger Agreement such that Issuer would be entitled to terminate the Merger Agreement as a result of a material breach. A Stock Option Agreement shall automatically terminate upon the termination of the Merger Agreement by Issuer as a result of a breach by Grantee of its covenants or agreements contained therein or upon termination by Issuer or Grantee if the approval of any regulatory authority required for consummation of the Merger or the Bank Merger or Purchase and Assumption shall have been denied by final nonappealable action.

   If an option becomes exercisable, it may be exercised in whole or in part within six months following the applicable Subsequent Triggering Event (subject to possible extension). The Option Price and the number of shares issuable under an option are subject to adjustment in the event of specified changes in the capital stock of Issuer.

   Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, at Grantee's request, Grantee will be entitled to certain registration rights with respect to the shares of Issuer's common stock issued or issuable pursuant to the Option.

   The Stock Option Agreements also provide that after the occurrence of a "Repurchase Event," Grantee may require Issuer to repurchase the option and all or any part of the Option Shares. Such repurchase of the option shall be at a price per share equal to the amount by which the "Market/Offer Price" exceeds the option exercise price. A repurchase of Option Shares shall be at a price per share equal to the Market/Offer Price. The term "Market/Offer Price" means the highest of (i) the price per share at which a tender or exchange offer has been made for Issuer common stock, (ii) the price per share of Issuer common stock that any third party is to pay pursuant to an agreement with Issuer, (iii) the highest closing price per share of Issuer common stock within the six-month period immediately preceding the date that notice to repurchase is given, or
(iv) in the event of a sale of all or substantially all of Issuer's assets or deposits, the sum of the price paid for such assets or deposits and the current market value of the remaining assets (as determined by a nationally recognized investment banking firm), divided by the number of shares of Issuer common stock outstanding at the time of such sale. The term "Repurchase Event" means (i) the acquisition by any third party of beneficial ownership of 50% or more of the then-outstanding shares of Issuer common stock, or (ii) the consummation of an Acquisition Transaction, but for purposes of a Repurchase Event, the acquisition of less than 50% of the voting power of Issuer is not an Acquisition Transaction.

   The Stock Option Agreements also provide that Grantee may, at any time following a Repurchase Event and prior to an Exercise Termination Event, surrender an option (and any Option Shares obtained upon the exercise thereof and still held by Grantee) for a cash surrender fee (the "Surrender Fee") equal to $1,800,000 (i) plus, if applicable, Grantee's purchase price with respect to any Option Shares and (ii) minus, if applicable, any net cash received pursuant to the sale of Option Shares to any third party (less the purchase price of such Option Shares).

Grantee may not exercise its rights to surrender the option and receive the Surrender Fee if Issuer has previously repurchased the option (or any portion thereof) or any Option Shares as described in the preceding paragraph.

   Notwithstanding any other provision of the Stock Option Agreements, in no event shall Grantee's total profit resulting from the Stock Option Agreements exceed $1,800,000. If it would otherwise exceed this amount, Grantee, at its election, must either (a) reduce the number of shares of Issuer common stock subject to the option, (b) deliver to Issuer for cancellation Option Shares previously purchased, (c) pay cash to Issuer, or (d) any combination of the above, so that Grantee's actual total profit does not exceed $1,800,000. In addition, the option may not be exercised for a number of shares which would, as of the date of exercise, have a net value to Grantee based on the closing price for Issuer common stock on the preceding trading day of more than $1,800,000.

   Pursuant to the terms of the Stock Option Agreements, if Issuer enters into certain transactions in which Issuer is not the surviving corporation, makes certain fundamental changes in its capital stock, or sells all or substantially all of its or certain of its subsidiaries' assets, the option will be converted into a substitute option, with terms similar to those of the option, to purchase capital stock of the entity that is the effective successor to Issuer.

   The Stock Option Agreements provide that neither Grantee nor Issuer may assign any of its rights or obligations thereunder without the written consent of the other party, except that if a Subsequent Triggering Event occurs prior to an Exercise Termination Event, Grantee may, subject to certain limitations, assign its rights and obligations thereunder.

DIVESTITURE OF MORTGAGE BANKING BUSINESS

   In connection with the Merger, Avondale will divest itself of its mortgage banking business, either through a sale of the business, or in the alternative, by discontinuing the business. See "Unaudited Pro Forma Combined Consolidated Financial Information." The divestiture of the mortgage banking business is a condition to Coal City completing the Merger. See "- Conditions to the Merger."

                   UNAUDITED PRO FORMA COMBINED CONSOLIDATED
                             FINANCIAL INFORMATION

   The following Unaudited Pro Forma Combined Consolidated Financial Information is based on the historical financial statements of Avondale and Coal City. The pro formas have been prepared to illustrate the effect of the Merger. Consummation of the Merger is subject to a number of conditions, and no assurance can be given that the Merger will be consummated on the currently anticipated terms or at all.

   The following Unaudited Pro Forma Combined Consolidated Balance Sheet as of September 30, 1998 is based on the historical consolidated statements of financial unaudited condition of Avondale and Coal City giving effect to the accounting for the Merger using the purchase method of accounting with Coal City being the accounting acquiror.

   The Unaudited Pro Forma Combined Consolidated Statements of Income for the year ended December 31, 1997 and for the nine months ended September 30, 1998 are based on the historical unaudited consolidated statements of income of Avondale and Coal City for the respective periods, giving effect to the accounting for the Merger using the purchase method of accounting and assuming the Merger occurred as of January 1, 1997.

   The Unaudited Pro Forma Combined Consolidated Financial Information should be read in conjunction with the Avondale historical consolidated financial statements and the accompanying notes contained in the Avondale Form 10-Q for the quarter ended September 30, 1998 and the 1997 Avondale Form 10-K for the year ended December 31, 1997 incorporated by reference herein and the Coal City historical consolidated financial statements and the accompanying notes included elsewhere herein. See "Index to Financial Statements of Coal City Corporation."

   As noted above, the Merger will be accounted for using the purchase method of accounting. Accordingly, the pro forma adjustments are based on certain assumptions and estimates regarding the fair value of assets acquired and liabilities assumed and the amount of goodwill which will arise from the Merger, and the period over which such goodwill and purchase accounting adjustments will be amortized. The amount of goodwill to be recorded as of the Merger date is expected to be approximately a negative $3.3 million which represents the best estimate of the fair value of Avondale on the date the Merger was announced, adjusted for the fair value of assets acquired and liabilities assumed based on information available as of the date hereof, as well as all Merger and related costs. The actual negative goodwill arising from the acquisition will be based on the difference between the cost and the fair value of the assets and liabilities on the date the Merger is consummated and adjusted for all charges pertaining to the Merger. No assurance can be given that actual negative goodwill will not be more or less than the estimated amount reflected in the pro forma financial statements or that the period over which such negative goodwill is amortized will not differ from the period used in the accompanying pro forma financial statements.

   The Unaudited Pro Forma Combined Consolidated Financial Information is based on a number of other assumptions and estimates, and is subject to a number of other uncertainties, relating to the Merger and related matters, including among other things, estimates, assumptions and uncertainties regarding (i) the amount of accruals for direct acquisition costs and the amount of expenses associated with settlement of existing contracts, severance pay, and other costs relating to the Merger, (ii) as noted above, the actual amount of negative goodwill which will result from the Merger, and (iii) the fair values of certain assets and liabilities which are sensitive to assumptions and market conditions. The Unaudited Pro Forma Combined Consolidated Financial Information also assumes that Avondale will issue 4,087,910 shares of Avondale Common Stock to the stockholders of Coal City in connection with the Merger. However, the actual number of shares issued will depend upon the number of shares of Coal City Common Stock outstanding prior to the Merger. Accordingly, the Unaudited Pro Forma Combined Consolidated Financial Information does not purport to be indicative of the actual results of operations or financial condition that would have been achieved had the Merger in fact occurred on the dates indicated, nor does it purport to be indicative of the results of operations or financial condition that may be achieved in the future. In addition, the consummation of the Merger is subject to satisfaction of a number of conditions, and no assurance can be given that the Merger will be consummated on the currently anticipated terms or at all.

           UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEETS
                            (Dollars in thousands)

                                                                                     AT SEPTEMBER 30, 1998
                                                          -------------------------------------------------------------------------
                                                                                           PRO FORMA          FOOT-     PRO FORMA
                                                            COAL CITY      AVONDALE       ADJUSTMENTS         NOTES      COMBINED
                                                          -----------      --------       -----------         -----     -----------
ASSETS
Cash and due from banks.................................   $  19,445       $   7,615       $   (11,216)       (1, 2)    $   15,844
Interest-bearing deposits...............................      16,700          78,285                --                      94,985
                                                           ---------       ---------       -----------                  ----------
    Total cash and cash equivalents.....................      36,145          85,900           (11,216)                    110,829
Investment securities:
  Trading securities....................................          --           2,208                --                       2,208
  Securities available for sale.........................     180,697          78,843                --                     259,540
  Securities held to maturity...........................       5,059              --                --                       5,059
  Mortgage-backing securities available-for-sale........       3,441          62,041                --                      65,482
  Mortgage-backed securities held-to-maturity...........       4,825          45,110               907        (4)           50,842

Stock in Federal Home Loan Bank.........................       2,239           8,040                --                      10,279
Loans held for sale - at cost...........................          --          25,787               774        (4)           26,561
Loans...................................................     539,355         162,058              (565)       (4)          700,848
Less: Allowance for loan losses.........................      (7,245)         (5,551)               --                     (12,796)
                                                           ---------       ---------       -----------                  ----------
Loans, net..............................................     532,110         182,294               209                     714,613
Lease investments, net..................................      20,971              --                                        20,971
Premises and equipment, net.............................      11,509           4,705            (4,705)       (3, 7)        11,509
Other real estate owned, net............................         409             938                --                       1,347
Accrued interest receivable.............................       5,273           5,841                --                      11,114
Interest only strips....................................          --          14,805                --                      14,805
Income tax receivable...................................          --           4,717                --                       4,717
Deferred income tax.....................................          --           5,647             4,687        (3 thru 7)    10,334
Other assets............................................       2,166           7,653                --                       9,819
Intangibles, net........................................      19,439              --              (351)       (2, 4, 7)     19,088
                                                           ---------       ---------       -----------                  ----------

    TOTAL ASSETS........................................   $ 824,283       $ 508,742       $   (10,469)                 $1,322,556
                                                           =========       =========       ===========                  ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits:
    Noninterest bearing.................................   $ 121,815       $    9,261               --                     131,076
    Interest bearing....................................     512,773          350,883               --                     863,656
                                                           ---------       ----------      -----------                  ----------
    TOTAL DEPOSITS......................................     634,588          360,144               --                     994,732
Short-term borrowings...................................      11,122               --               --                      11,122
Long-term borrowings....................................       9,510               --               --                       9,510
Advances from the Federal Home Loan Bank................          --          105,803               --                     105,803
Securities sold under agreements to repurchase..........      73,372               --               --                      73,372
Advances payments by borrowers for interest and taxes...          --               45               --                          45
Accrued interest payable................................       3,429              608               --                       4,037
Other liabilities.......................................       8,540            4,013            8,512        (3, 5)        21,065
Intangibles, net........................................          --              --             3,279        (7)            3,279
                                                           ---------       ----------      -----------                  ----------
    TOTAL LIABILITIES...................................     740,561          470,613           11,791                   1,222,965
                                                           ---------       ----------      -----------                  ----------

                                                                                     AT SEPTEMBER 30, 1998
                                                          --------------------------------------------------------------------------
                                                                                           PRO FORMA        FOOT-        PRO FORMA
                                                           COAL CITY     AVONDALE         ADJUSTMENTS       NOTES         COMBINED
                                                          ----------    ---------     ------------------  ---------     ----------
Minority interest in subsidiary.....................           1,367           --           (1,367)       (2)                   --
                                                          ----------    ----------        --------                      ----------

Corporation obligated mandatorily redeemable capital
 securities of subsidiary trust holding solely
 junior subordinated debentures.....................          25,000            --              --                          25,000
                                                          ----------    ----------        --------                      ----------

Stockholders' Equity:
  Preferred stock, Class B..........................          10,200            --         (10,200)       (1)                   --
  Common stock......................................             490            44            (463)       (8)                   71
  Additional paid-in capital........................          23,779        43,536         (15,681)       (5, 8)            51,634
  Retained earnings.................................          22,011        17,292         (17,292)       (3 thru 8)        22,011
  Treasury stock, at cost...........................              --       (20,968)         20,968        (8)                   --
  Common stock acquired by esop.....................              --        (1,270)          1,270        (5)                   --
  Unearned portion of restricted stock awards.......              --          (706)            706        (6)                   --
  Accumulated other comprehensive income............             875           201            (201)       (8)                  875
                                                          ----------    ----------        --------                      ----------
    TOTAL STOCKHOLDERS' EQUITY......................          57,355        38,129         (20,893)                         74,591
                                                          ----------    ----------        --------                      ----------

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY......        $824,283      $508,742        ($10,469)                     $1,322,556
                                                          ==========    ==========        ========                      ==========

 See Notes to Unaudited Pro Forma Combined Consolidated Financial Information

        UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF INCOME
                 (Dollars in thousands, except per share data)

                                                                               NINE MONTHS ENDED SEPTEMBER 30, 1998
                                                          -----------------------------------------------------------------------
                                                                                       PRO FORMA        FOOT-         PRO FORMA
                                                           COAL CITY      AVONDALE     ADJUSTMENTS      NOTES         COMBINED
                                                          ----------      --------     -----------      -----         ----------
Interest Income:
  Loans.................................................    $33,483        $18,338      $    278         (9)         $  52,099
  Investment securities:
   Taxable..............................................      8,441          3,298            --                        11,739
   Nontaxable...........................................        225             --            --                           225
 Mortgage-backed securities.............................        174          6,263          (136)        (9)             6,301
 Other..................................................        542          3,402          (494)        (1,2)           3,450
                                                          ---------      ---------      ---------                     --------
   TOTAL INTEREST INCOME................................     42,865         31,301          (352)                       73,814
                                                          ---------      ---------      ---------                     --------

Interest expense on:
  Deposits..............................................     16,822         13,644            --                        30,466
  Advances from the Federal Home Loan Bank..............         --          4,547            --                         4,547
  Securities sold under agreements to repurchase and
    other short-term borrowings.........................      3,435              2            --                         3,437
  Long-term borrowings..................................      1,716             --            --                         1,716
                                                          ----------     ---------      ---------                      -------
   TOTAL INTEREST EXPENSE...............................     21,973         18,193            --                        40,166
                                                          ---------      ---------                                    --------
NET INTEREST INCOME.....................................     20,892         13,108          (352)                       33,648
Provision for loan losses...............................        563          2,652            --                         3,215
                                                          ---------      ---------      ---------                     --------
   NET INTEREST INCOME AFTER PROVISION FOR
     LOAN LOSSES........................................     20,329         10,456          (352)                       30,433
                                                           ---------      ---------      ---------                     --------
Other income:
  Net gains from trading activities.....................         --            208            --                           208
  Net gains on sale of securities and mortgage-backed
    securities available for sale.......................         36            318            --                           354
  Securitization income.................................         --           (617)       (7,010)        (11)           (7,627)
  Loan fees.............................................        230          2,427        (1,988)        (11)              669
  Lease financing, net..................................      1,189             --            --                         1,189
  Fees for other customer services......................      2,407            431            --                         2,838
  Gain on sale of Coal City National Bank...............      4,099             --            --                         4,099
  Intangible liability accretion........................         --             --           246         (10)              246
  Other operating income................................        598            461            --                         1,059
                                                          ---------      ---------      ---------                     --------
     TOTAL NONINTEREST INCOME...........................      8,559          3,228        (8,752)                        3,035
                                                          ---------      ---------      ---------                     --------

Other expense:
  Salaries and employee benefits........................      9,833          7,162        (3,989)        (11)           13,006
  Occupancy and equipment expenses......................      2,394          2,062        (1,149)        (7, 11)         3,307
  Federal deposit insurance premiums....................         56            184            --                           240
  Advertising and public relations......................        556            408          (265)        (11)              699
  Data processing expense...............................        847          1,515        (1,335)        (7, 11)         1,027
  Real estate owned expense (income), net...............         --           (134)          134         (11)               --
  Legal and professional fees...........................        463          1,521          (623)        (11)            1,361
  Intangible amortization expense.......................      2,429             --            --                         2,429
  Other operating expenses..............................      3,017          3,018        (1,627)        (11)            4,408
                                                          ---------      ---------      ---------                     --------
   Total noninterest expenses...........................     19,595         15,736        (8,854)                       26,477
                                                          ---------      ---------      ---------                     --------

                                                                                  NINE MONTHS ENDED SEPTEMBER 30, 1998
                                                              ------------------------------------------------------------------
                                                                                        PRO FORMA     FOOT-            PRO FORMA
                                                               COAL CITY    AVONDALE   ADJUSTMENTS    NOTES             COMBINED
                                                              ----------   ---------  -------------  -------           ---------
   INCOME (LOSS) BEFORE INCOME TAXES AND MINORITY
     INTEREST...........................................        9,293       (2,052)        (250)                          6,991

Applicable income taxes.................................        3,395         (795)        (174)      (1,2,7,9,11)        2,426
                                                              -------      -------       ------                        --------
    INCOME (LOSS) BEFORE MINORITY INTEREST..............        5,898       (1,257)         (76)                          4,565

Minority interest.......................................          (82)         --            82       (2)                   --
                                                              -------      -------       ------                        --------
    NET INCOME (LOSS)...................................        5,816       (1,257)           6                           4,565

Preferred stock dividend................................          867          --          (867)      (1)                   --
                                                              -------      -------       ------                        --------
    NET INCOME (LOSS) AVAILABLE TO COMMON
     STOCKHOLDERS.......................................      $ 4,949      $(1,257)      $  873                         $ 4,565
                                                              =======      =======       ======                        ========

Basic earnings per common share.........................      $100.91      $ (0.40)                                     $  0.65
                                                              =======      =======                                     ========

See Notes to Unaudited Pro Forma Combined Consolidated Financial Information

        UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF INCOME
                 (Dollars in thousands, except per share data)

                                                                               TWELVE MONTHS ENDED DECEMBER 31, 1997
                                                           -----------------------------------------------------------------------
                                                                                             PROFORMA     FOOT-
                                                           COAL CITY         AVONDALE       ADJUSTMENTS   NOTES         COMBINED
                                                           ---------         --------       -----------   ------        --------
Interest Income:
  Loans............................................            $ 41,313       $39,234           $ 370       (9)          $ 80,917
  Investment securities:
   Taxable.........................................               8,006         2,649              --                      10,655
   Nontaxable......................................                 433            --              --                         433
 Mortgage-backed securities........................                 521        11,259            (181)      (9)            11,599
 Other.............................................               1,413           866            (659)      (1,2)           1,620
                                                               --------      --------        ---------                  ---------
   TOTAL INTEREST INCOME...........................              51,686        54,008            (470)                    105,224
                                                               --------      --------        ---------                  ---------

Interest expense on:
  Deposits.........................................              21,617        18,776              --                      40,393
  Advances from the Federal Home Loan Bank.........                  --         5,269              --                       5,269
  Securities sold under agreements to
   repurchase and other short-term borrowings......               1,353         4,282              --                       5,635
  Long-term borrowings.............................               2,202            --              --                       2,202
                                                               --------      --------        --------                   ---------
   TOTAL INTEREST EXPENSE..........................              25,172        28,327              --                      53,499
                                                               --------      --------        --------                   ---------
NET INTEREST INCOME................................              26,514        25,681            (470)                     51,765
Provision for loan losses..........................                 971        26,527              --                      27,498
                                                               --------      --------        --------                   ---------
   NET INTEREST INCOME (LOSS) AFTER PROVISION
     FOR LOAN LOSSES...............................              25,543          (846)           (470)                     24,227
                                                               --------       -------         --------                  ---------
Other income:
  Net gains from trading activities................                  --             1              --                           1
  Net gains on sale of securities and mortgage-
   backed securities available for sale............                 138         1,199              --                       1,337
  Securitization income............................                  --         8,759         (11,256)      (11)           (2,497)
  Loss on sale of loans............................                  --       (11,919)             --                     (11,919)
  Loan fees........................................                  --         4,679          (2,224)      (11)            2,455
  Lease financing, net.............................               1,172            --              --                       1,172
  Fees for other customer services.................               3,085           593              --                       3,678
  Intangible liability accretion...................                  --            --             328       (10)              328
 Other operating income............................                 540           596              --                       1,136
                                                               --------      --------        --------                   ---------
     TOTAL NONINTEREST INCOME......................               4,935         3,908         (13,152)                     (4,309)
                                                               --------      --------        --------                  ----------

Other expense:
  Salaries and employee benefits...................              11,556         9,368          (4,848)      (11)           16,076
  Occupancy and equipment expenses.................               2,934         2,069          (1,105)      (7, 11)         3,898
  Federal deposit insurance premiums...............                  75           238              --                         313
  Advertising and public relations.................                 720           519            (271)      (11)              968
  Data processing expense..........................                  --         2,860          (1,219)      (7, 11)         1,641
  Real estate owned expense (income), net..........                  --          (202)            202       (11)               --

                                                                                 TWELVE MONTHS ENDED DECEMBER 31, 1997
                                                          ---------------------------------------------------------------------
                                                                                          PROFORMA         FOOT-
                                                            COAL CITY      AVONDALE      ADJUSTMENTS      NOTES        COMBINED
                                                          ---------------------------------------------------------------------
  Legal and professional fees......................             720           1,907         (523)       (11)             2,104
  Intangible amortization expense..................           3,321              --           --                         3,321
  Other operating expenses.........................           4,869           5,980       (2,126)       (11)             8,723
                                                          ---------       ---------     --------                      --------
   Total noninterest expenses......................          24,195          22,739       (9,890)                       37,044

   INCOME (LOSS) BEFORE INCOME TAXES AND
     MINORITY INTEREST.............................           6,283         (19,677)      (3,732)                      (17,126)

Applicable income taxes............................           2,402          (7,195)      (1,421)       (1,2,7,9,11)    (6,214)
                                                          ---------       ---------     --------                      --------
   INCOME (LOSS) BEFORE MINORITY INTEREST..........           3,881         (12,482)      (2,311)                      (10,912)

Minority interest..................................            (432)             --          432        (2)                 --
                                                          ---------       ---------     --------                      --------
   NET INCOME (LOSS)...............................           3,449         (12,482)      (1,879)                      (10,912)

Preferred stock dividend...........................             276              --         (276)       (1)                 --
                                                          ---------       ---------     --------                      --------
   NET INCOME (LOSS) AVAILABLE TO COMMON
   STOCKHOLDERS....................................       $   3,173       $ (12,482)     $(1,603)                     $(10,912)
                                                          =========       =========     ========                      ========

Basic earnings per common share....................       $   63.83       $   (3.59)                                  $  (1.56)
                                                          =========       =========                                   ========


See Notes to Unaudited Pro Forma Combined Consolidated Financial Information

                         NOTES TO UNAUDITED PRO FORMA
                  COMBINED CONSOLIDATED FINANCIAL INFORMATION


1. These adjustments reflect the redemption of $10,200,000 of the Coal City Class B Preferred Stock. The redemption payment was assumed to be made from excess funds bearing an interest rate of 5.875%. The income tax effect is recorded at the combined company's estimated 35% income tax rate.

2. These adjustments reflect the payment to eliminate the minority interest in Manufacturers National. The shares of Manufacturers National common stock were repurchased for a total price of $1,016,000 which was below the stated book value of $1,367,000, resulting in a $351,000 reduction of Coal City's goodwill. This purchase was assumed to have been made from excess funds bearing an interest rate of 5.875%. The income tax effect is recorded at the combined company's estimated 35% income tax rate.

3. These adjustments reflect the pretax impact of $5,000,000 in estimated Merger and related costs (which includes severance and compensation costs of $3,500,000, lease abandonment costs of $500,000, contract termination costs of $700,000 and other costs of $300,000) and an estimated $5,100,000 charge representing the cost of divesting Avondale's mortgage banking operation (which includes severance and compensation costs of $950,000, lease abandonment costs of $1,300,000, write-offs of fixed assets of $2,122,000 and contract termination costs of $728,000) and $1,175,000 in direct acquisition costs. As a condition of the Merger, Avondale agreed to divest itself of its mortgage banking operation. Deferred taxes for the $10,100,000 Merger and related costs are recorded at the combined company's estimated 35% income tax rate.

4. These adjustments reflect the estimated mark-to-market adjustments of Avondale's held-to-maturity security portfolio of $907,000, loan portfolio of $209,000, and the establishment of a core deposit intangible of $350,000. Deferred taxes are recorded at the combined company's estimated 35% income tax rate.

5. These adjustments represent the regular December 31, 1998 distribution and the termination of the ESOP, as required by the Merger. The regular distribution of 42,320 shares was computed using the average price of Avondale Common Stock for the period from January 1, 1998 through November 18, 1998 of $15.13 and the related compensation expense was previously accrued. The termination distribution of 20,152 was computed using the price of Avondale Common Stock on November 18 of $13.125. Additional paid-in capital is computed by the taking the difference between the market cost of the shares of Avondale Common Stock ($13.125) less the ESOP's acquisition share price of $10.00 per share. Deferred taxes are recorded at the combined company's estimated 35% income tax rate.

6. This adjustment represents the vesting as of the Merger date of the shares of restricted stock under Avondale's RRP and 1997 Omnibus Incentive Plan. Deferred taxes are recorded at the combined company's estimated 35% income tax rate.

7.   This adjustment reflects the purchase accounting adjustments identified in
     Note 4, the Merger and directly related costs, including the cost of divesting Avondale's mortgage banking operation identified in Note 3; and give effect to the estimated fair value of $9.25 per share for 2,966,000 shares outstanding of Avondale Common Stock; thereby creating negative goodwill of $6,212,000. In accordance with APB No. 16, the negative goodwill is first allocated to Avondale's remaining long-term fixed assets of $2,583,000 and the core deposit intangible of $350,000, leaving $3,279,000 of negative goodwill classified as a liability on the financial statements. Deferred taxes are recorded at the combined company's estimated 35% income tax rate for the adjustments to fixed assets and core deposit intangibles. Depreciation expense for Avondale's fixed assets is included as adjustments to the pro forma combined consolidated statements of income. Negative goodwill is assumed to be accreted on a straight-line basis over a period of ten years. The negative goodwill amount reflected is not necessarily indicative of the amount which will be recorded when the Merger is consummated. The actual negative goodwill arising from the Merger will be based on the fair values of the assets and liabilities on the date the Merger is consummated and may be more or less than the estimated amount reflected herein.

  The following is a summary of the negative goodwill calculation:

Avondale unaudited 9/30/98 Stockholder's Equity....................................         $38,129,000
Purchase Accounting Adjustments:
   Securities held to maturity.....................................................             907,000
   Loans...........................................................................             209,000
   Core Deposit Intangible.........................................................             350,000
Deferred Taxes on Purchase Accounting Adjustment...................................            (513,000)
Merger and Related Charges.........................................................         (10,100,000)
1998 ESOP Distribution.............................................................             640,000
Deferred Taxes on Merger and Other Related Charges.................................           5,200,000
                                                                                            -----------
Adjusted Pro Forma Fair Value of Assets Acquired and Liabilities
  Assumed..........................................................................          34,822,000
LESS: Total Consideration:
   2,966,000 Avondale Shares Outstanding at $9.25..................................          27,435,000
   Direct Acquisition Costs........................................................           1,175,000
                                                                                            -----------
     Total Consideration...........................................................          28,610,000

     Negative Goodwill.............................................................           6,212,000
     APB No. 16:
        Allocation to Fixed Assets.................................................          (2,583,000)
        Allocation to Core Deposit Intangible......................................            (350,000)
                                                                                            -----------
   Total Negative Goodwill.........................................................         $ 3,279,000
                                                                                            ===========

8. These adjustments reclassify stockholders' equity to reflect 7,054,000 shares of Avondale Common Stock outstanding after the Merger at a par value of $.01, and to reflect the elimination of Avondale's retained earnings, treasury stock and other comprehensive income with the residual amount adjusting additional paid-in capital.

9. These adjustments reflect the amortization/accretion of Avondale's mark-to-market adjustments as indicated in Note 4. Income taxes are recorded using the combined company's estimated 35% income tax rate.

10. This adjustment represents the accretion of the negative goodwill created in the Merger. The negative goodwill is being accreted on a staightline basis over ten years.

11. Non-interest income and non-interest expense for the nine month period ended September 30, 1998 and the 12 month period ended December 31, 1997 is adjusted to give effect to the divestiture of Avondale's mortgage banking operation. As a condition of the Merger, Avondale agreed to divest itself of its mortgage banking operation. The adjustments are obtained from Avondale's unaudited line-of-business income statements.

   Additional Note: No adjustments have been made to general and administrative expenses for expected annualized cost savings which Avondale and Coal City believe will be derived primarily from the elimination of duplicative administrative functions and consolidation of deposit operating functions. There can be no assurance that any such cost savings will in fact be realized.

             DESCRIPTION OF AVONDALE FINANCIAL CORP. CAPITAL STOCK

   The following description contains a summary of the material features of the capital stock of Avondale but does not purport to be complete and is subject to and qualified in its entirety by reference to the Avondale Certificate which is filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part.

GENERAL

   The Avondale Certificate authorizes the issuance by Avondale of up to 11,000,000 shares of its capital stock consisting of 10,000,000 shares of Avondale Common Stock (par value $.01 per share) and 1,000,000 shares of Avondale Preferred Stock (par value $.01 per share). As of December 23, 1998, 2,867,566 shares of Avondale Common Stock and no shares of Avondale Preferred Stock were issued and outstanding. The Avondale Common Stock is quoted on The Nasdaq Stock Market under the symbol "AVND." If the Avondale stockholders approve the Name Amendment and the Merger is consummated, Avondale's name will be changed to MB Financial, Inc. at the Effective Time and Avondale Common Stock will be quoted under the symbol "MBFI." See "Comparative Stock Prices and Dividend Information." The stock transfer agent and registrar for the Avondale Common Stock is LaSalle National Bank.

   The Avondale Board has approved a proposed amendment to the Avondale Certificate which would increase the number of authorized shares of Avondale capital stock from 11,000,000 to 21,000,000, to consist of 20,000,000 shares of Avondale Common Stock and 1,000,000 shares of Avondale Preferred Stock. Upon consummation of the Merger, Avondale anticipates that approximately 7,053,910 shares of Avondale Common Stock and no shares of Avondale Preferred Stock will be outstanding. The Avondale Board believes that the authorization of additional shares of Avondale Common Stock is advisable to provide Avondale with the flexibility to take advantage of opportunities to issue such stock in order to obtain capital, as consideration for possible acquisitions, and for other purposes (including, without limitation, stock splits and stock dividends in appropriate circumstances). See "Amendments to Certificate of Incorporation of Avondale Financial Corp."

COMMON STOCK

   Each share of the Avondale Common Stock has the same relative rights and is identical in all respects with each other share of the Avondale Common Stock. The Avondale Common Stock represents non-withdrawable capital, is not of an insurable type and is not insured by the FDIC or any other government agency.

   Subject to any prior rights of the holders of any Avondale Preferred Stock then outstanding, holders of the Avondale Common Stock are entitled to receive such dividends as are declared by the Avondale Board out of funds legally available therefor. Full voting rights are vested in the holders of Avondale Common Stock, each share being entitled to one vote, subject to the rights of the holders of any Avondale Preferred Stock then outstanding, and also subject to the limitations discussed under "Comparison of Rights of Stockholders of Avondale Financial Corp. and Coal City Corporation-Restrictions on Voting Rights; Quorum." The Avondale Board may issue authorized shares of Avondale Common Stock without stockholder approval. However, Avondale Common Stock is included for quotation on The Nasdaq Stock Market, which requires stockholder approval of the issuance of additional shares of Avondale Common Stock under certain circumstances. Subject to any prior rights of the holders of any Avondale Preferred Stock then outstanding, in the event of liquidation, dissolution or winding up of Avondale, holders of shares of Avondale Common Stock are entitled to receive pro rata, any assets distributable to stockholders in respect of shares held by them. Holders of shares of Avondale Common Stock do not have any preemptive rights to subscribe for any additional securities which may be issued by Avondale or cumulative voting rights. The outstanding shares of Avondale Common Stock are, and the shares of Avondale Common Stock to be issued in the Merger when issued will be, fully paid and non-assessable.

   Certain provisions of the Avondale Certificate may have the effect of delaying, deferring or preventing a change in control of Avondale pursuant to an extraordinary corporate transaction involving Avondale, including a merger, reorganization, tender offer, transfer of substantially all of its assets or a liquidation. See "Comparison of Rights of Stockholders of Avondale Financial Corp. and Coal City Corporation."

   The foregoing discussion of the Avondale Common Stock is qualified in its entirety by reference to the description of the Avondale Common Stock contained in Avondale's Registration Statement on Form 8-A (as amended) with respect thereto, which is incorporated by reference in this Proxy Statement/Prospectus. See "Where You Can Find Additional Information."

PREFERRED STOCK

   The Avondale Certificate authorizes the issuance by Avondale of up to 1,000,000 shares of Avondale Preferred Stock (par value $.01 per share), none of which was issued and outstanding as of December 31, 1998. The Avondale Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Avondale Board may determine. The Avondale Board is expressly authorized at any time, and from time to time, to provide for the issuance of Avondale Preferred Stock with such voting and other powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the Avondale Board resolution providing for the issuance thereof. The Avondale Board is authorized to designate the series and the number of shares comprising such series, the dividend rate, the redemption rights, if any, any purchase, retirement or sinking fund provisions, any conversion rights and any special voting rights with respect to the shares of such series. The ability of the Avondale Board to issue Avondale Preferred Stock without stockholder approval could make an acquisition by an unwanted suitor of a controlling interest in Avondale more difficult, time-consuming or costly, or otherwise discourage an attempt to acquire control of Avondale. Shares of Avondale Preferred Stock redeemed or acquired by Avondale may return to the status of authorized but unissued shares, without designation as to series, and may be reissued by the Avondale Board.

                     BUSINESS OF AVONDALE FINANCIAL CORP.

   Avondale is a Delaware corporation whose business has consisted primarily of the business of Avondale Bank and its subsidiaries.

   The business of Avondale Bank consists primarily of attracting deposits from the general public and using such deposits, together with borrowings and other funds, to make residential mortgage, home equity, multi-family, construction, development and consumer loans. Avondale Bank maintains four offices in Chicago and one in Niles, Illinois. Avondale Bank currently emphasizes providing its retail deposit products and services to the neighborhoods surrounding its offices. These services include checking, savings, NOW and money market deposit accounts. Avondale also offers it customers a debit card, which can be used anywhere MasterCard is accepted. Avondale Bank established Avondale Community Development Corporation to engage in community lending and equity investments to facilitate the construction and rehabilitation of housing in low- and moderate-income neighborhoods in Avondale Bank's market area. Avondale Bank has expanded its wholesale distribution channels through third party brokers and other financial institutions to offer equity lines of credit and other mortgage-related products in over 30 different states. However, it is a condition of the Merger that Avondale divest itself of its mortgage banking business, either through the sale of the business or its dissolution. Accordingly, with minimal exceptions, upon the Merger, Avondale will cease offering its loan products. The combined company, operating as MB Financial, Inc., intends to continue offering the loan products of Coal City, funded with the deposits of Avondale and Coal City and other traditional sources.

   Avondale Bank also offers investment products and insurance through its wholly-owned subsidiary, Avondale Financial Services, Inc.

   For additional information, see "Selected Consolidated Financial and Other Data of Avondale Financial Corp." and "Unaudited Pro Forma Combined Consolidated Financial Information." Additional information concerning Avondale and Avondale Bank also is included in the Avondale documents incorporated by reference herein. See "Where You Can Find Additional Information."

   The following tables set forth certain information regarding the operations of Avondale.

                  AVERAGE BALANCES, INTEREST RATES AND YIELDS
                                (In thousands)

   The following table sets forth for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, and the resultant costs, expressed both in dollars and rates, for Avondale Bank. No tax equivalent adjustments were made. To the extent received, interest on non-accruing loans has been included in the table.

                                            FOR THE NINE MONTHS ENDED                   FOR THE YEAR ENDED
                                               SEPTEMBER 30, 1998                       DECEMBER 31, 1997
                                        --------------------------------        ---------------------------------
                                                     NINE
                                         AVERAGE     MONTH      YIELD/           AVERAGE      ANNUAL      YIELD/
                                         BALANCE    INTEREST     COST            BALANCE     INTEREST      COST
                                        ---------  ----------  --------         ---------   ----------   --------
Assets:
Interest earning assets:
Loans..........................         $230,366      $18,338   10.61%          $344,706     $39,234       11.38%
Securities available-for-sale..          142,487        6,701    6.27             39,758       2,582        6.49
Securities held-to-maturity....               --           --      --             10,959         933        8.51
Mortgage-backed securities
  available-for-sale...........           71,526        3,878    7.23            117,127       7,354        6.28
Mortgage-backed securities
  held-to-maturity.............           50,063        2,384    6.35             57,837       3,905        6.75
                                        --------      -------                   --------     -------
Total interest-earning assets..          494,442       31,301    8.44            570,387      54,008        9.47
                                                      -------                                -------
Non interest-earning assets....           51,814                                  43,012
                                        --------                                --------
Total assets...................         $546,256                                $613,399
                                        ========                                ========
Liabilities and stockholders'
 equity:
Interest-bearing liabilities:
Deposits:
NOW accounts...................         $  8,025          125    2.08           $  9,376         184        1.96
Money market deposit
  accounts.....................           40,428        1,158    3.82             47,516       1,948        4.10
Passbook and statement
  savings......................           86,568        2,370    3.65             77,097       2,813        3.65
Certificate accounts...........          231,017        9,991    5.77            237,507      13,831        5.82
                                         -------      -------                   --------     -------
Total deposits.................          366,038       13,644    4.97            371,496      18,776        5.05
Advances from Federal
   Home Loan Bank..............          120,923        4,547    5.01             90,557       5,269        5.82
Securities sold under
   repurchase agreements.......               --           --      --             51,553       2,880        5.59
Other borrowings...............               20            2   13.33             25,512       1,402        5.50
                                        --------      -------                   --------     -------
Total interest-bearing
   liabilities.................          486,981       18,193    4.98            539,118      28,327        5.25
                                                      -------                                -------
Non-interest bearing deposits..            8,731                                   6,144
Other liabilities..............            6,184                                  12,896
                                        --------                                --------
Total liabilities..............          501,896                                 558,158
Stockholders' equity...........           44,360                                  55,241
                                        --------                                --------
Total liabilities and
  stockholders' equity.........         $546,256                                $613,399
                                        ========                                ========
Net interest income/interest
  rate spread..................                       $13,108    3.46%                       $25,681        4.22%
                                                      =======    ====                        =======        ====
Net interest-earning
  assets/net interest margin...         $  7,461                 3.53%          $ 31,269                    4.50%
                                        ========                 ====           ========                    ====
Ratio of interest-earning
  assets to interest-bearing
  liabilities..................           101.53%                                 105.80%
                                          ======                                  ======
                                                  FOR THE YEAR ENDED
                                                  DECEMBER 31, 1997
                                        -----------------------------------

                                         AVERAGE       ANNUAL       YIELD/
                                         BALANCE      INTEREST       COST
                                        ---------    ----------    --------
Assets:
Interest earning assets:
Loans..........................         $265,803      $24,842        9.35%
Securities available-for-sale..           48,376        3,522        7.28
Securities held-to-maturity....           12,885          995        7.72
Mortgage-backed securities
  available-for-sale...........          182,713       11,982        6.56
Mortgage-backed securities
  held-to-maturity.............           63,208        4,540        7.18
                                        --------      -------
Total interest-earning assets..          572,985       45,881        8.01
                                                      -------
Non interest-earning assets....           23,761
                                        --------
Total assets...................         $596,746
                                        ========

Liabilities and stockholders'
 equity:
Interest-bearing liabilities:
Deposits:
NOW accounts...................         $  8,618          189        2.19
Money market deposit
  accounts.....................           65,769        2,554        3.88
Passbook and statement
  savings......................           69,146        2,135        3.09
Certificate accounts...........          173,398        9,717        5.60
                                        --------      -------
Total deposits.................          316,931       14,595        4.61
Advances from Federal
   Home Loan Bank..............           90,653        5,236        5.78
Securities sold under
   repurchase agreements.......           80,558        4,541        5.64
Other borrowings...............           29,131        1,545        5.30
                                        --------      -------
Total interest-bearing
   liabilities.................          517,273       25,917        5.01
                                                      -------
Non-interest bearing deposits..            6,545
Other liabilities..............           11,601
                                        --------
Total liabilities..............          535,419
Stockholders' equity...........           61,327
                                        --------
Total liabilities and
  stockholders' equity.........         $596,746
                                        ========
Net interest income/interest
  rate spread..................                       $19,964        3.00%
                                                      =======        ====
Net interest-earning
  assets/net interest margin...         $ 55,712                     3.48%
                                        ========                     ====
Ratio of interest-earning
  assets to interest-bearing
  liabilities..................           110.77%
                                          ======

                  RATE/VOLUME ANALYSIS OF NET INTEREST INCOME
                                (In thousands)

   The following table sets forth the extent to which changes in interest rates and changes in the volume of interest earning assets and interest bearing liabilities have affected Avondale Bank's interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) changes attributable to changes in volume, (ii) changes attributable to changes in rate and (iii) the total net changes. The changes attributable to the combined impact of volume and rate have been allocated to the changes due to volume.

                                            NINE MONTHS ENDED
                                          SEPTEMBER 30, 1998 VS.               YEAR ENDED DECEMBER 31, 1997
                                            NINE MONTHS ENDED                              VS.
                                            SEPTEMBER 30, 1997                 YEAR ENDED DECEMBER 31, 1996
                                      --------------------------------     ----------------------------------
                                        INCREASE (DECREASE) DUE TO              INCREASE (DECREASE) DUE TO
                                      ---------------------------------    ----------------------------------
                                        VOLUME      RATE         NET           VOLUME       RATE        NET
                                      ----------  ---------  ----------      ----------------------------------
Interest Income:
  Loans receivable................    $(10,680)   $(1,695)   $(12,375)         $8,982       $5,410      $14,392
  Securities .....................       4,833       (442)      4,391            (724)        (278)      (1,002)
  Mortgage-backed securities .....      (3,350)       547      (2,803)         (4,481)        (782)      (5,263)
                                        ------      ------     ------          ------       ------      -------
  Total interest income...........      (9,197)    (1,590)    (10,787)          3,777        4,350        8,127
Interest Expense:
  Deposits........................          20        (89)        (69)          2,757        1,424        4,181
  Advances from the Federal
    Home Loan Bank................       1,145       (547)        598              (5)          38           33
Securities sold under
  agreements to repurchase........      (2,620)        --      (2,620)         (1,620)         (41)      (1,661)
  Other borrowed money............      (1,097)        --      (1,097)           (199)          56         (143)
                                      --------    -------    --------          ------       ------      -------
Total interest expense............      (2,552)      (636)     (3,188)            933        1,477        2,410
                                      --------    -------    --------          ------       ------      -------
Net interest income...............    $ (6,645)   $  (954)   $ (7,599)         $2,844       $2,873      $ 5,717
                                      ========    =======    ========          ======       ======      =======

                             INVESTMENT SECURITIES
                            (Dollars in thousands)

   The following table sets forth information regarding amortized cost and estimated fair value of Avondale Bank's securities.

                                                     AT SEPTEMBER 30, 1998                       AT DECEMBER 31, 1997
                                             --------------------------------------     ----------------------------------
                                                AMORTIZED      % OF        FAIR         AMORTIZED      % OF         FAIR
                                                  COST        TOTAL        VALUE          COST         TOTAL       VALUE
                                                ---------   ---------    ---------     ---------     ---------   ---------

Securities available-for-sale:
U.S. Government agency securities.........        $53,387     67.97%      $53,688        $46,251       100.00%    $ 46,373
Trust preferred securities................         25,155     32.03        25,155             --           --          --
                                                 --------   -------      --------     ----------     --------     --------
Total.....................................        $78,542    100.00%      $78,843        $46,251       100.00%    $ 46,373
                                                  =======    ======      ========     ==========     ========     ========

Mortgage-backed securities available-for sale:
Collateralized Mortgage Obligations:
Government and Agency.....................        $10,404     16.78%      $10,416        $ 5,546         6.89%     $  5,459
Private Issuer............................         22,734     36.66        22,657         17,951        22.31        17,836
GNMA Certificates.........................         25,246     40.70        25,298         51,874        64.45        52,334
FHLMC Certificates........................          1,719      2.77         1,727          2,960         3.68         2,859
FNMA Certificates.........................          1,917      3.09         1,943          2,150         2.67         2,133
                                                  -------    ------      --------       --------       ------       -------
Total.....................................        $62,020    100.00%      $62,041       $ 80,481       100.00%      $80,621
                                                  =======    ======      ========       ========       ======       =======

Mortgage-backed securities held-to-
maturity:
Private Issuer Collateralized
Mortgage Obligations......................        $30,528    67.68%       $31,236        $36,313        67.60%      $35,937
GNMA Certificates.........................            992     2.20          1,023          2,393         4.45         2,506
FHLMC Certificates........................            412     0.91            425            835         1.56           855
FNMA Certificates.........................         13,178    29.21         13,333         14,178        26.39        14,153
                                                 --------   ------        -------        -------       ------      --------
Total.....................................        $45,110   100.00%       $46,017        $53,719       100.00%      $53,451
                                                  =======   ======       ========        =======       ======       =======

   U.S. Treasury securities and securities of U.S. Government agencies and corporations generally consist of fixed rate securities with maturities of three months to three years. State and political subdivision investment securities consist of investment grade and local non-rated issues with maturities of less than six years. The average term of mortgage-backed securities generally ranges between two and six years.

   There are no securities of any single issuer, other than the U.S. Treasury or U.S. Government agencies and corporations, which had a book value in excess of 10% of Avondale's stockholders' equity at September 30, 1998.

              INVESTMENT SECURITIES MATURITY SCHEDULE AND YIELDS
                            (Dollars in thousands)

   The following table presents the maturity distribution and average yields of the securities portfolio of Avondale Bank at September 30, 1998.

                                         ONE TO                    OVER FIVE TO
                                       FIVE YEARS                   TEN YEARS                OVER TEN YEARS               TOTAL
                                -----------------------         -------------------       ---------------------      --------------

                                              WEIGHTED                 WEIGHTED                  WEIGHTED                 WEIGHTED
                                 AMORTIZED     AVERAGE     AMORTIZED    AVERAGE     AMORTIZED     AVERAGE    AMORTIZED     AVERAGE
                                   COST         YIELD       COST         YIELD        COST         YIELD       COST         YIELD
                                ----------   ----------  ----------  ----------   ----------   ----------   ---------  ------------
Securities available-for-sale:
U.S. Government Agencies........  $38,204     6.08%      $15,183        6.79%       $    --          --%      $53,387       6.28%
Trust preferred securities             --       --            --          --         25,155        7.80        25,155       7.80
                                  -------                -------                    -------                  --------
Total...........................  $38,204     6.08%      $15,183        6.79%        25,155        7.80      $ 78,542       6.77%
                                  =======    =====       =======       =====        =======      ======      ========     ======
Mortgage-backed securities
   held-to-maturity:
Privately Issued Collateral-
  ized Mortgage Obligations.....  $      --      --%    $     --          --%       $30,293        7.75%      $30,293       7.75%
Agency certificates.............      1,615    5.42        3,810        7.57          9,392        6.26        14,817       6.51
                                   --------             --------                   --------                  --------
Total...........................   $  1,615    5.42%    $  3,810        7.57%       $39,685        6.50%      $45,110       7.35%
                                   ========    ====     ========       =====        =======       =====       =======      =====
Mortgage-backed securities
   available-for-sale:
Privately Issued Collateral-
  ized Mortgage Obligations.        $10,378       -- %    $2,918      4.10%      $19,760        8.72%       $33,056       5.58%
Agency certificates.............      1,719     5.86          --        --        27,245        5.84         28,964       5.84
                                  ---------             --------                --------                    -------
Total...........................    $12,097     5.86%   $  2,918      4.10%      $47,005        6.87%       $62,020       5.70%
                                    =======    =====    ========      ====       =======      ======        =======      =====

                                LOAN PORTFOLIO
                            (Dollars in thousands)

   The following table sets forth the composition of Avondale Bank's loan portfolio in dollar amounts and percentages of the respective portfolios at the dates indicated.

                                AT                      AT                   AT                    AT                    AT
                         SEPTEMBER 30, 1998      DECEMBER 31, 1997    DECEMBER 31, 1996     DECEMBER 31, 1995       MARCH 31, 1995
                        ---------------------   -------------------  --------------------  --------------------   ------------------

                                    PERCENT                PERCENT               PERCENT               PERCENT               PERCENT
                         AMOUNT     OF TOTAL    AMOUNT    OF TOTAL    AMOUNT    OF TOTAL    AMOUNT    OF TOTAL     AMOUNT   OF TOTAL
                        --------    --------    -------   --------   --------   --------   --------   --------    --------  --------
Mortgage loans:
Home equity lines
  of credit...........  $ 57,738     30.61%    $116,587    47.10%    $120,371    36.94%   $  79,842      36.29%   $ 66,058    35.77%
One-to-four family....    86,557     45.89       82,610    33.37      101,066    31.03      107,294      48.76      86,247    46.70
Multi-family..........    20,559     10.91       22,709     9.17       23,765     7.29       28,556      12.98      28,994    15.70
Commercial real
  estate..............        --        --           --       --           --       --          307       0.14         337     0.18
Construction or
  development.........     3,031      1.61        1,076     0.43        2,191     0.67        2,737       1.24       2,979     1.61
                        --------    ------     --------   ------     --------   ------     --------     ------    --------   ------
Total mortgage           167,885     89.02      222,982    90.07      247,393    75.93      218,736      99.41     184,615    99.96
  loans...............
Consumer loans........    20,715     10.98       25,546     9.93       78,434    24.07        1,296       0.59          75     0.04
                        --------    ------     --------   ------     --------   ------     --------     ------    --------   ------
Gross loans...........   188,600    100.00%     247,528   100.00%     325,827   100.00%     220,032     100.00%    184,690   100.00%
                                    ======                ======                ======                  ======               ======
Unearned discounts
  on loans purchased          --                     (9)                  (19)                  (36)                   (54)
Deferred loan (fees)
  costs...............      (755)                (1,274)               (1,300)                1,931                   (491)
Allowance for             (5,551)                (6,303)               (7,208)               (3,460)                (2,796)
                        --------               --------              --------              --------               --------
  possible loan losses
Loans, net............  $182,294               $239,942              $317,300              $218,467               $181,349
                        ========               ========              ========              ========               ========


                             NON-PERFORMING ASSETS
                            (Dollars in thousands)

   The following table sets forth the amounts and categories of Avondale Bank's non-performing assets at the dates indicated.

                                            AT                 AT                 AT                 AT                AT
                                       SEPTEMBER 30,      DECEMBER 31,       DECEMBER 31,       DECEMBER 31,        MARCH 31,
                                           1998               1997               1996               1995              1995
                                       ------------       -----------        ------------       ------------        ---------
Non-accruing loans:
  Equity lines of credit............     $4,341             $5,159             $2,150             $2,505              $3,942
  One to four family loans..........        552                207              1,523              1,495                 173
  Multi-family......................        159                 47                365                388                  --
  Consumer loans....................        594                782              1,256                 --                  --
                                         ------             ------             ------             ------              ------

Total non-performing loans..........     $5,646             $6,195             $5,294             $4,388              $4,115
                                         ======             ======             ======             ======              ======
Total non-performing loans to total
  loans.............................       3.01%              2.50%              1.63%              1.98%               2.23%
                                         ======             ======             ======             ======              ======
 Real estate owned:
  One to four family loans..........     $  541             $  545             $  270             $  837              $  316
  Consumer loans....................        397                560                 --                 --                  --
                                         ------             ------             ------             ------
Total...............................     $  938             $1,105             $  270             $  837              $  316
                                         ======             ======             ======             ======              ======
Total non-performing loans and real
  estate owned to total assets......       1.11%              1.35%              0.93%              0.86%               0.82%
                                           ====               ====               ====               ====                ====

                     ANALYSIS OF ALLOWANCE FOR LOAN LOSSES
                            (Dollars in thousands)

   The following table sets forth an analysis of Avondale Bank's allowance for loan losses at the dates indicated.

                                                   AT                 AT                  AT              AT
                                             SEPTEMBER 30,       DECEMBER 31,        DECEMBER 31,    DECEMBER 31,          AT
                                                  1998               1997                1996            1995         MARCH 31, 1995
                                             -------------       ------------        ------------    ------------     --------------
Balance at beginning of period                   $ 6,303           $  7,208              $3,460          $2,796           $2,809
Charge-offs:
  Equity lines of credit.................         (2,972)            (2,768)               (691)           (290)            (400)
  One-to-four family loans...............             --               (397)                 --              --             (170)
  Multi-family...........................             --                 --                 (63)           (212)             (56)
  Consumer loans.........................           (752)           (24,781)                 --              --               --
                                                 -------           --------              ------          ------           ------
                                                  (3,724)           (27,946)               (754)           (502)            (626)
Recoveries:
  Equity lines of credit.................            292                312                 209              --               --
  Consumer loans.........................             28              1,387                  --              16                3
                                                 -------           --------              ------          ------           ------
  Net charge-offs........................         (3,404)           (26,247)               (545)           (486)            (623)
  Provision for loan losses..............          2,652             26,527               4,293           1,150              610
  Reserves on loans sold.................             --               (774)                 --              --               --
  Other, net.............................             --               (411)                 --              --               --
                                                 -------           --------              ------          ------           ------
  Balance at end of period...............        $ 5,551           $  6,303              $7,208          $3,460           $2,796
                                                 =======           ========              ======          ======           ======

Ratio of net charge-offs during the period
  to average loans outstanding during the
  period /(1)/...........................           1.48%              0.98%               0.20%           0.25%            0.35%
                                                   ======            ======              ======           =====            =====
Ratio of net charge-offs during the period
  to average non-performing assets during
  the period /(1)/.......................          59.26%             55.65%              12.14%          12.35%           12.15%
                                                   =====             ======              ======           =====            =====
Ratio of allowance for loan losses to non-
  performing loans.......................          98.32%            101.74%             136.05%          78.85%           67.93%
                                                   =====             ======              ======           =====            =====

---------------------------

(1) Excludes charge-offs related to the private label credit card portfolio in 1997. Including these charge-offs, the 1997 ratios would be 7.61% and 230.83% for net charge-offs to average loans outstanding and for net charge-offs to average non-performing assets during the period, respectively.

                  ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
                            (Dollars in thousands)

   The following table sets forth the allocation of Avondale Bank's allowance for loan losses at the dates indicated.

                             AT SEPTEMBER 30, 1998        AT DECEMBER 31, 1997     AT DECEMBER 31, 1996     AT DECEMBER 31, 1995
                            ------------------------     ----------------------   ----------------------   ----------------------
                                           PERCENT                      PERCENT              PERCENT OF               PERCENT OF
                                           OF LOANS                    OF LOANS               LOANS IN                 LOANS IN
                                           IN EACH                      IN EACH                 EACH                     EACH
                                           CATEGORY                    CATEGORY               CATEGORY                 CATEGORY
                                           TO TOTAL                    TO TOTAL               TO TOTAL                 TO TOTAL
                             AMOUNT         LOANS         AMOUNT         LOANS      AMOUNT      LOANS       AMOUNT      LOANS
                            --------       --------      --------      --------    -------   ---------     --------   -----------
Mortgage loans:
  One-to-four family.....     $  300         45.89%       $  212          33.37%     $  513      31.03%     $  301        48.76%
  Multi-family...........         94         10.91            82           9.17         179       7.29         150        12.98
  Construction and
     development.........         --          1.61            --           0.43          --       --            --         1.24
  Commercial.............         --            --            --             --          --       0.67           1         0.14
  Home equity line  of
     credit..............      4,110         30.61         4,830          47.10       2,539      36.94       1,125        36.29
Consumer.................        182         10.98           486           9.93       1,035      24.07           9         0.59
Unallocated..............        865           N/A           693            N/A       2,942        N/A       1,874          N/A
                            --------      --------      --------        -------    --------    -------     -------      -------
    Total................     $5,551        100.00%       $6,303         100.00%     $7,208     100.00%     $3,460       100.00%
                            ========      ========      ========        =======    ========    =======     =======      =======

                                            AT MARCH 31, 1995
                                          ---------------------
                                                   PERCENT OF
                                                    LOANS IN
                                                      EACH
                                                    CATEGORY
                                                    TO TOTAL
                                          AMOUNT     LOANS
                                          --------------------
Mortgage loans:
  One-to-four family.....                 $  190      46.70%
  Multi-family...........                     21      15.70
  Construction and
     development.........                     --       1.61
  Commercial.............                      5       0.18
  Home equity line  of
     credit..............                  1,063      35.77
Consumer.................                      7       0.04
Unallocated..............                  1,510        N/A
                                         -------    -------
    Total................                 $2,796     100.00%
                                         =======    =======

               TIME DEPOSIT $100,000 AND OVER MATURITY SCHEDULE
                                (In thousands)
     The following table sets forth the maturity of Avondale Bank's time deposits of $100,000 and greater at September 30, 1998

                         MATURITY PERIOD                            AMOUNT
          ----------------------------------------------------   ---------------
          Three months or less                                     $  8,530
          More than three months through six months                   2,642
          More than six months through 12 months                      1,657
          More than 12 months                                        13,164
                                                                   --------
          Total certificate accounts in excess of $100,000         $ 25,993
                                                                   ========

                                BORROWED FUNDS
                            (Dollars in thousands)

   The following table sets forth for Avondale Bank the maximum month-end balance and average securities sold under agreements to repurchase and other borrowings for the periods indicated.

                                                                    FOR THE NINE           FOR THE             FOR THE
                                                                    MONTHS ENDED          YEAR ENDED         YEAR ENDED
                                                                 SEPTEMBER 30, 1998   DECEMBER 31, 1997   DECEMBER 31, 1996
                                                                 ------------------   -----------------   -----------------
Advances from the Federal Home Loan Bank:
  Average balance outstanding..................................    $   120,923          $     90,557      $    90,653
  Maximum outstanding at any month-end during the period.......        160,803                90,803           95,803
  Balance outstanding at end of period.........................        105,803                90,803           90,803
  Weighted average interest rate during the period.............           5.01%                 5.82%            5.78%
  Weighted average interest rate at end of period..............           4.95                  5.81             5.93

Securities sold under agreements to repurchase:
  Average balance outstanding..................................    $        --          $     51,553      $    80,558
  Maximum outstanding at any month-end during the period.......             --                96,311          116,447
  Balance outstanding at end of period.........................             --                    --           69,147
  Weighted average interest rate during the period.............             --                  5.59%            5.64%
  Weighted average interest rate at end of period..............             --                    --             5.59

Other borrowings:
  Average balance outstanding..................................    $        20          $     25,512      $    29,131
  Maximum outstanding at any month-end during the period.......             --                36,500           40,000
  Balance outstanding at end of period.........................             --                    --           32,000
  Weighted average interest rate during the period.............          13.33%                 5.50%            5.31%
  Weighted average interest rate at end of period..............             --                    --             7.00

Total borrowings:
  Average balance outstanding..................................    $   120,943          $    167,622      $   200,342
  Maximum outstanding at any month-end during the period.......        160,803               217,114          196,595
  Balance outstanding at end of period.........................        105,803                90,803          191,950
  Weighted average interest rate during the period.............           5.01%                 5.70%            5.66%
  Weighted average interest rate at end of period..............           4.95                  5.81             5.99

                               CAPITAL STANDARDS
                            (Dollars in thousands)

   The following tables set forth certain information regarding Avondale Bank's compliance with its regulatory capital requirements.

                                              OTS CAPITAL REGULATIONS
            ------------------------------------------------------------------------------------------
                                                                             AT SEPTEMBER 30, 1998
                                                                       -------------------------------
                                                                          AMOUNT           PERCENTAGE
                                                                       ------------     --------------
            Tangible capital:
                 Capital level............................              $  34,612             6.82%
                 Required % of total assets...............                  7,609             1.50
                                                                       ----------            -----
                 Excess...................................              $  27,003             5.32%
                                                                        =========            =====

            Core Capital:
                 Capital level............................              $  34,612             6.82%
                 Required % of total assets...............                 20,291             4.00
                                                                       ----------            -----
                 Excess...................................              $  14,321             2.82%
                                                                       ==========            =====

            Risk-based capital:
                 Capital level............................              $  38,088            13.80%
                 Required % of risk weighted assets.......                 22,078             8.00
                                                                        ---------            -----
                 Excess...................................              $  16,010             5.80%
                                                                         ========            =====

                                           PROMPT CORRECTIVE ACTION REGULATIONS
-------------------------------------------------------------------------------------------------------------------
                                                              WELL              ADEQUATELY                UNDER-
                                          AVONDALE         CAPITALIZED          CAPITALIZED            CAPITALIZED
                                         -----------       -----------          ------------           ------------
Tier 1 capital to total assets......         6.82%           **  5.0%              **  4.0%               * 4.0%
Tier 1 capital to risk weighted
   assets...........................        12.54            **  6.0               **  4.0                * 4.0
Total risk-based capital to
   total assets.....................        13.80            ** 10.0               **  8.0                * 8.0

* less than
** greater than/equal to

                       BUSINESS OF COAL CITY CORPORATION

GENERAL

   Coal City was incorporated in Illinois in 1986 and is a bank holding company under the BHCA and the Illinois Bank Holding Company Act (Illinois
BHCA). Coal City has its principal business offices at the Main Banking
Premises.

   Coal City owns all of the issued and outstanding shares of common stock and all of the issued and outstanding shares of Class A Preferred Stock of Manufacturers National, which is also a bank holding company under the BHCA and the Illinois BHCA. Manufacturers National owns all of the issued and outstanding shares of common stock of Manufacturers Bank.

   Manufacturers Bank owns all of the issued and outstanding shares of common stock of three special purpose Illinois corporations, Ashland Management Agency, Inc. (Ashland), MB1200 Corporation (MB1200), and Manufacturers Deferred Exchange Corporation (MDEC), all of which have their principal business offices at the Main Banking Premises. The principal purpose of Ashland is to act as manager of certain real estate owned by Manufacturers Bank; the principal purpose of MB1200 is to hold title to any property that Manufacturers Bank may receive pursuant to a foreclosure or other resolution of a non-performing loan; and the principal purpose of MDEC is to hold escrowed funds relating to certain tax advantaged property exchanges entered into by the customers of Manufacturers Bank. Coal City also owns all of the issued and outstanding Common Securities of Coal City Capital Trust I, a Delaware business trust, making such trust a subsidiary of Coal City for financial reporting purposes. In July 1998, Coal City Capital Trust I issued $25 million in corporation obligated mandatorily redeemable capital securities and Coal City's former subsidiary, Coal City Capital Trust 1997-A (which has been dissolved), retired $10 million of corporation obligated mandatorily redeemable preferred securities that were issued in 1997.

HISTORY AND DEVELOPMENT

   Coal City was originally established as a one-bank holding company for Coal City Bank by Messrs. Thomas Carey, Alfred Feiger, Lawrence Gilford, Richard Gilford, David Husman, Clarence Mann and the late Marvin Neland, who, as a group, constituted Coal City's initial Board of Directors (collectively, Director Group). For many years prior to the establishment of Coal City, these individuals (all of whom, except the late Mr. Neland, are still on Coal City's Board of Directors), had been active in the Chicago banking community establishing and acquiring a series of independent banks that were eventually brought together under a single bank holding company known as Affiliated Banc Group, Inc. (Affiliated). In 1987, by which time Affiliated had seven banking subsidiaries with total assets of approximately $750 million, Affiliated was sold to Manufacturers National Corporation, a multi-bank holding company headquartered in Detroit, Michigan (which is unrelated to Manufacturers National).

   The Director Group had made Affiliated an attractive acquisition target by positioning its subsidiary banks as important players in the small and middle market business segment in the Chicago area, serving mainly privately owned entrepreneur-operated companies with annual sales in the range of $1 million to $10 million. Targeted customers for Affiliated were manufacturers, wholesalers, distributers, commercial real estate companies and selected service providers. When the Director Group left Affiliated three years after the time of its sale, they left behind a financial institution that had strong earnings, a high quality loan portfolio and a premier base of small and middle market customers. The success of the Director Group at Affiliated had also been based upon several other key factors, such as the ability to make rapid decisions, flexible loan underwriting, knowledge of the Chicago area business community and providing customer access to senior management of the subsidiary banks.

   In 1992, the Director Group decided to re-enter the marketplace of mid-sized banks serving small and middle market businesses in Chicago because it believed that most of the mid-sized banks serving the Chicago market were, at the time, being absorbed by larger financial institutions, leaving a noticeable gap in the banking community. Accordingly, Coal City acquired an 80.1% interest in Manufacturers National, which owned Manufacturers Bank. In addition to servicing the special needs of the manufacturing, wholesaling and distributing industries, Manufacturers Bank also had specific expertise, and niche business, in the field of servicing equipment leasing companies throughout the country. Burton Field, who was at that time the President and a long-time employee of Manufacturers Bank, continued in that position after the acquisition and joined Coal City's Board of Directors, where he remains to this date. At the same time, Mitchell Feiger, an Executive Vice President of Affiliated, joined Coal City as its President and a member of the Board of Directors, where he, too, remains to this date. Coal City continued to acquire shares of common stock of Manufacturers National so that at September 30, 1998 it owned 96.5% of such stock. Coal City now owns all of the outstanding shares of common stock of Manufacturers National as a result of a reverse stock split effected by Manufacturers Bank in the fourth quarter of 1998 (at an aggregate cost of $1,015,551).

   In February 1995, Coal City and Manufacturers National acquired a controlling interest in Peterson Bank, located on Chicago's far north side, and by December 31, 1995 owned 100% of Peterson Bank. In 1997, Manufacturers National acquired Coal City's interest in Peterson Bank, making Peterson Bank a wholly-owned subsidiary of Manufacturers National. At the date of acquisition, Peterson Bank had assets of $172.1 million and operated out of a main office and a single branch facility. Peterson Bank specialized in serving the banking needs of real estate investors and operators, long-term health care companies and Chicago's Korean community.

   In May 1997, Manufacturers National acquired 100% of U.S. Bancorp, the single-bank holding company for U.S. Bank. In connection with the merger, the former shareholders of U.S. Bancorp received (i) $30.0 million in cash; and (ii) shares of Class B Preferred Stock of Coal City having an aggregate par value of $10.2 million. At the time of this acquisition, U.S. Bancorp had assets of $205.0 million and operated out of a main office and four branch facilities, all located either on Chicago's south side or in the southern Chicago suburbs of Tinley Park, Lansing and South Holland, Illinois. U.S. Bank specialized in serving home developers whose projects were located throughout the Chicago metropolitan area and northwest Indiana. In the fourth quarter of 1998, Coal City redeemed (at a cost of $10.2 million) all of its then outstanding Class B Preferred Stock issued in connection with the U.S. Bancorp acquisition.

   In 1997, Coal City caused Peterson Bank to be merged into Manufacturers
Bank, and Manufacturers Bank to be merged into U.S. Bank, with the latter entity changing its name to "Manufacturers Bank." Coal City also caused U.S. Bancorp, which was then a mid-tier bank holding company wholly owned by Manufacturers National, to be merged into Manufacturers Bank in order to eliminate the costs associated with an unnecessary third holding company layer.

   In January 1998, Coal City sold 100% of the outstanding common stock of Coal City Bank to Kankakee Bancorp, Inc., the parent holding company of Kankakee Federal Savings Bank, which is headquartered in Kankakee, Illinois. Coal City Bank is located in Coal City, Illinois, more than 50 miles from downtown Chicago, in a community where Coal City management believed business lending opportunities were limited. Management decided that Coal City could no longer benefit from a presence in the Coal City, Illinois marketplace, and that continued ownership of Coal City Bank, although profitable, would divert Coal City, its management and staff from their principal focus of growing the business of Manufacturers Bank. It was also decided that the capital required to operate Coal City Bank would be better utilized in the operation of Manufacturers Bank.

   Coal City, through Manufacturers National, currently owns a single bank, Manufacturers Bank, which, in turn, owns three single purpose corporate subsidiaries: Ashland, MB 1200 and MDEC. Manufacturers Bank at September 30, 1998 had $824.3 million in assets and operated from a total of eight offices, including the Main Banking Premises.

BUSINESS AREAS

   Manufacturers Bank concentrates its business efforts on serving small and middle market businesses, such as manufacturers, wholesalers, distributors, long-term health care operators, real estate operators and investors, and home developers located throughout the entire Chicago metropolitan area. Coal City, through its acquisition program and through careful selection of officers and employees, has moved to position Manufacturers Bank to take a leading role in filling this attractive niche in the market. In order to further the ability of Manufacturers Bank to play such a leading role, management has also caused Manufacturers Bank to divide its business into four distinctly recognizable areas, referred to as Business Banking, Convenient Retail Banking, Lease Banking and Korean Banking.

   Business Banking. The Business Banking Group focuses on serving privately-owned companies run by entrepreneurs. The kinds of companies served are manufacturers, wholesalers, distributors, home developers, long-term health care operators, real estate operators and investors, and selected types of service companies. Manufacturers Bank provides a full set of credit, deposit, cash management and investment products to these companies. These products are specifically designed for companies with sales of between $1 million and $25 million, with marketing principally aimed at companies with sales between $3 million and $25 million. The products developed for this target market include:

Credit products:

     . Working capital loans and lines of credit, including accounts receivable and inventory financing
     .   Equipment loans and leasing
     .   Business acquisition loans
     .   Owner occupied real estate loans
     .   Financial, performance and commercial letters of credit

Deposit and cash management products:
     .   Corporate InterConnect - a PC banking product for businesses
     .   Zero balance accounts
     .   Automated tax payments
     .   ATM access
     .   Merchant credit card program
     .   Telephone banking
     .   Lockbox services
     .   Direct deposit (ACH)
     .   Account reconciliation
     .   Controlled disbursement
     .   Detail and general information reporting
     .   Wire transfers

     .   A variety of international banking services

   For real estate operators and investors, Manufacturers Bank also offers a full set of products, including, in addition to those listed above, the following:

     .    Commercial mortgages
     .    Residential, commercial, retail and industrial construction loans
     .    Land acquisition and development loans

   Manufacturers Bank's strategy is to provide rapid service, customer access to decision makers, flexible loan underwriting, modern, technologically advanced banking products, and talented, experienced lending officers. The goal of Manufacturers Bank in this area is to build a high quality, controlled risk loan portfolio that consistently grows in excess of average market growth. Manufacturers Bank currently has more than 1,000 Business Banking customers with more than $300 million of commercial loans, and over $300 million of commercial deposits.

   Convenient Retail Banking. The target market for the Convenient Retail Banking group consists of consumers who live or work near Manufacturers Bank's offices. Manufacturers Bank offers a full set of consumer products to these individuals, including checking accounts, savings accounts, money market accounts, time deposit accounts, secured and unsecured consumer loans, residential mortgage loans, and a variety of fee for service products, such as money orders and travelers checks. Manufacturers Bank refers to this area of its business as "Convenient Retail Banking," because it targets only those consumers for whom Manufacturers Bank's offices are a convenient place to perform the customers' financial transactions.

   The Chicago retail banking market is very large with correspondingly high advertising and marketing costs. Several banks have in excess of 100 branches in the Chicago metropolitan area. Furthermore, these banks have the resources to advertise and market on a large scale and can afford to target consumers located throughout the entire area. Manufacturers Bank is far smaller, has only eight offices and, consequently, cannot compete directly with the large banks for consumers on a mass basis. Moreover, seven of the eight offices of Manufacturers Bank are located in low growth markets - five in Chicago, one in Lansing, Illinois and one in South Holland, Illinois. The eighth office is located in rapidly growing Tinley Park, Illinois. Manufacturers Bank faces considerable retail banking competition from other local banks and thrifts, large regional banks that have local offices, and brokerage and mutual fund companies that market their products through mass media and direct mail. Therefore, Manufacturers Bank has chosen a strategy that leverages one of the most important reasons that consumers choose a bank--convenience. By targeting consumers who live or work in the trade area immediately surrounding each banking office, Manufacturers Bank hopes to attract consumers who want this convenience for their banking transactions. Manufacturers Bank wins business by keeping deposit rates above most competitors' rates, and loan rates at the market rate, offering a complete selection of consumer products, and providing superior, personal service on a price competitive basis. Manufacturers Bank currently has over $300 million of deposits and $18 million of loans attributable to its Convenient Retail Banking group.

   Lease Banking. The target market for the Lease Banking group consists of small and medium size equipment leasing companies located throughout the United States. Manufacturers Bank has provided Lease Banking services to these companies for more than 20 years. Competition in servicing this equipment leasing market generally comes from large banks, financing companies, large industrial companies and some community banks in certain segments of the business. Manufacturers Bank provides rapid service and decision making, and flexible financial solutions, to meet its customers' needs in this market. Manufacturers Bank provides full banking services for these leasing companies by financing the debt portion of leveraged leases ("Lease Loans"), providing short-term and long-term equity financing, making working capital and bridge loans, and investing directly in leased equipment. The volume of Lease Loans is closely managed, in order to control Manufacturers Bank's level of total risk adjusted assets.

   Assets generated by the Lease Banking group fall into three categories: Lease Loans, working capital loans to leasing companies and investments in leased equipment. A Lease Loan arises when a leasing company discounts the equipment rental revenue stream owed to the leasing company by a lessee. Generally, Manufacturers Bank receives repayment of its loan directly from the lessee in the form of lease rental payments. Loan yields and returns on equity for this type of lending tend to be low. Thus, Manufacturers Bank views this kind of lending as an adjunct to its investment portfolio. Generally, such a loan is made only when the lessee has a public debt rating in one of the top four rating categories of Moody's or Standard & Poors. If the lessee does not have a public debt rating, then Manufacturers Bank will lend when its own analysis indicates that if the lessee did have a debt rating it would be in one of those top four categories. Since these loans are very high quality, short-term, and made to companies with well known names, they are easily sold to other banks. During 1997, Manufacturers Bank sold approximately $30 million of Lease Loans to large and small banks in the Chicago area (retaining the servicing rights, however). As of the end of the past several years, Manufacturers Bank has carried between $72.5 million and $114.0 million of Lease Loans, varying the amount as needed to manage its risk adjusted asset totals.

   Working capital loans made to leasing companies are made in a manner similar to the loans made by the Business Banking group. In addition to loans made to support the day-to-day operating needs of the leasing company, loans are made to facilitate the purchase and sale of equipment. Manufacturers Bank tends to have between $5 million and $20 million of these kinds of loans to leasing companies outstanding at any one time.

   Manufacturers Bank also invests in equipment leased to other companies. In this case, Manufacturers Bank owns the equipment that is leased to the user. The credit quality of the lessee generally must be in one of the top four rating categories of Moody's or Standard & Poors. Over the last four years, Manufacturers Bank has increased its investment in leased equipment from virtually nothing to $21.0 million at September 30, 1998. In most cases, during the early years of a lease, Manufacturers Bank recognizes a loss on its investment, and in later years a gain. Consequently, as Manufacturers Bank has built its leased equipment portfolio, current earnings have been reduced. Gains, if any, on leased equipment result when a lessee renews a lease or purchases the equipment at the end of a lease. Individual lease transactions can, however, result in a loss. This generally happens when, at the end of a lease, the lessee does not renew the lease or purchase the equipment. To mitigate this risk of loss, Manufacturers Bank limits individual leased equipment investments to approximately $500,000 per transaction, and seeks to diversify both the type of equipment leased and the industries in which the lessees to whom such equipment is leased participate.

   Korean Banking. The Korean Banking group focuses on the expanding Korean community located principally on the north side of Chicago and in Chicago's northwestern suburbs. Manufacturers Bank serves ethnic Korean consumers and Korean-owned businesses by providing complete banking services using the Korean language. Korean commercial customers tend to be small owner-operated, cash businesses, such as dry cleaners, gift shops and restaurants. While continuing to serve these customers, Manufacturers Bank is also targeting those Korean-owned businesses with annual sales between $2 million and $20 million. Personnel in the Korean Banking group, as well as a number of other individuals in key service positions at Manufacturers Bank speak Korean. Manufacturers Bank's automated telephone account access services are provided in the Korean language as well. Competition in this growing market segment is quite limited because of the need to provide all banking services in Korean. Currently, Manufacturers Bank has approximately $44 million of loans and $25 million of deposits attributable to the Korean Banking group.

LENDING ACTIVITIES

   As of September 30, 1998, Manufacturers Bank's outstanding loans, net of loan loss allowance, totaled $532.1 million, representing 64.6% of total assets of Coal City. Manufacturers Bank is primarily a business lender and the loan portfolio consists almost entirely of loans to businesses or for business purposes. Of the total loans outstanding on September 30, 1998, only $33.1 million represented installment loans. Lease Loans comprised 18.3% of total loans outstanding as of September 30, 1998. Also, of the $286.9 million of real estate loans outstanding on that date, 71.1% were secured by commercial properties, many of which were owner occupied. Virtually all commercial, real estate, real estate construction and installment loans were made to companies located in the Chicago metropolitan area. Lease Loans, on the other hand, are distributed around the country.

   Manufacturers Bank's underwriting philosophy is to lend money on a secured basis to companies or individuals who have a record of success in their business or job, as demonstrated by sufficient cash flow on an historical basis to fully service their loans. Additionally, borrowers generally have a secondary source of repayment without having to liquidate loan collateral. Also, loans to businesses are almost always guaranteed by the owners of the businesses.

   The primary source of income for Manufacturers Bank (and thus, Coal City) is interest on loans. Net loans as a percentage of total assets increased to 64.7% at December 31, 1997 from 57.0% at December 31, 1993. Total loans increased $299.4 million during this period. The majority of the increase from 1994 to 1995 was due to the acquisition of Peterson Bank, which had total loans of $90.3 million at the acquisition date. The majority of the increase from 1996 to 1997 was due to the acquisition of U.S. Bancorp, which had total loans of $126.8 million at the acquisition date.

   The following table sets forth the composition of Manufacturers Bank's loan portfolio in dollars and as a percentage of the portfolio at the dates indicated.

                                             AT
                                       SEPTEMBER 30,                                    AT DECEMBER 31,
                                                           --------------------------------------------------------------------
                                             1998                 1997                   1996                    1995
                                    --------------------   -------------------   --------------------    ----------------------
                                      AMOUNT     PERCENT     AMOUNT    PERCENT    AMOUNT      PERCENT     AMOUNT        PERCENT
                                    ---------    -------   ---------   -------   ---------    -------    ---------      -------
                                                                                  (Dollars in thousands)
Commercial.........................  $120,703    22.38%    $112,010     21.24%   $ 94,066      24.22%   $  70,255       20.71%
Commercial loans
   collateralized by
   assignment of lease
   payments........................    98,709    18.30       85,658     16.25     113,960      29.35      108,223       31.89
Real estate........................   260,050    48.21      257,074     48.75     158,792      40.89      148,010       43.62
Real estate construction...........    26,838     4.98       37,079      7.03       7,057       1.82        6,890        2.03
Installment........................    33,055     6.13       32,500      6.73      14,427       3.72        5,948        1.75
                                     --------   ------     --------    ------    --------     ------     --------      ------
Gross loans........................   539,355   100.00%     527,321    100.00%    388,302     100.00%     339,326      100.00%
                                                ======                 ======                 ======                   ======

Allowance for loan
   losses..........................    (7,245)               (7,922)               (4,692)                 (4,134)
                                     --------              --------              --------                --------
 Net loans.........................  $532,110              $519,399              $383,610                $335,192
                                     ========              ========              ========                ========

































                                    -----------------------------------------------
                                             1994                       1993
                                    ------------------------------------------------
                                     AMOUNT       PERCENT        AMOUNT      PERCENT
                                    --------      -------       --------     -------
Commercial........................  $ 73,998        33.30%      $ 76,178      33.43%
Commercial loans
   collateralized by
   assignment of lease
   payments.......................    72,529        32.64         84,280      36.98
Real estate.......................    68,055        30.63         62,157      27.27
Real estate construction..........     3,709         1.67            783       0.34
Installment.......................     3,920         1.76          4,504       1.98
                                    --------       ------       --------     ------
Gross loans.......................   222,211       100.00%       277,902     100.00%
                                                   ======                    ======

Allowance for loan
   losses.........................    (2,646)                     (2,707)
                                    --------                    --------
 Net loans........................  $219,565                    $225,195
                                    ========                    ========

   Commercial Lending. Manufacturers Bank makes commercial loans to small and middle market businesses. The borrowers tend to be privately-owned and are generally manufacturers, wholesalers, distributors, long-term health care operators, and selected types of service providers. The loan products offered are primarily working capital loans and lines of credit. These general product classifications include accounts receivable and inventory financing, equipment loans and business acquisition loans. Manufacturers Bank also offers financial, performance and commercial letters of credit. Most commercial loans are short-term in nature, being one year or less, although the maximum allowable term is five years.

   Manufacturers Bank's lines of credit are typically secured, established for one year, and are subject to renewal upon satisfactory review of the borrower's financial statements and credit history. Secured short-term commercial business loans are usually collateralized by accounts receivable, equipment or real estate. Such loans are typically guaranteed by the owners of the business. Interest rates tend to be at or above the prime rate, although there has been considerable recent market pressure to make loans at a spread above LIBOR.

   Commercial loans have grown from $70.3 million at December 31, 1995 to $120.7 million at September 30, 1998, an annual growth rate of 19.8%. This increase is partially related to the purchase of U.S. Bancorp as well as to internal loan growth. Commercial loans represented 22.4% of the total loan portfolio at September 30, 1998, as compared to 24.2% of the total loan portfolio at December 31, 1996.

   Commercial Real Estate Lending. Manufacturers Bank originates commercial real estate mortgage loans that are generally secured by one or more of the following kinds of properties: multi-unit residential property, owner and non-owner occupied commercial and industrial property, and residential property for development. Loans are also made to acquire and develop land. Manufacturers Bank's loan policy and underwriting procedures provide that commercial real estate loans may be made in amounts up to the lesser of (i) 80% of the appraised value of multi-family properties; (ii) 75% of the appraised value of commercial and non-residential construction property; (iii) 70% of the appraised value of commercial land development property (generally held for subdivision or industrial park land development); and (iv) 60% of the appraised value of undeveloped land. In addition to restrictions on the amount of loan to value, Manufacturers Bank's underwriting procedures provide that commercial real estate loans may be made in amounts up to Manufacturers Bank's current legal lending limit. Regarding the properties described in (iii) and (iv) above, Manufacturers Bank usually engages in this type of lending only with experienced local developers operating in Manufacturer Bank's primary market. Such loans are typically offered for the construction of residential properties that are pre-sold or for commercial or retail properties where end financing is readily available. As of September 30, 1998, Manufacturers Bank had approximately $28.8 million in a variety of acquisition, development and construction ("ADC") loans in its commercial real estate lending area. Manufacturers Bank's policy is not to make construction loans for purposes of speculation. While the number and volume of this type of specialized lending is presently limited, it should be noted that Manufacturers Bank intends to continue to emphasize its commercial real estate, including ADC loan activity.

   Manufacturers Bank's commercial mortgage loans are generally made at fixed rates, although some float with prime. Terms of up to ten years are permissible, but most loans mature in 5 years and have a 15 to 25 year amortization schedule. In reaching a decision as to whether or not to make a commercial real estate loan, Manufacturers Bank considers the qualifications of the borrower as well as the underlying property. Some of the factors considered are: the net operating income of the mortgaged premises before debt service and depreciation, the debt service ratio (i.e., the ratio of the property's net cash flow to debt service requirements), which must be a minimum of 1.20, the ratio of loan amount to appraised value and the creditworthiness of the borrower.

   Real estate and real estate construction loans have increased from $154.9 million at December 31, 1995, to $286.9 million at September 30, 1998, an increase of $132.0 million. This increase is primarily attributable to the acquisition of U.S. Bancorp, which had total real estate and real estate construction loans of $116.4 million at the acquisition date.

   Lease Loans. Manufacturers Bank lends money to small and mid-sized leasing company customers to finance the debt portion of leveraged leases (i.e., Lease Loans). A Lease Loan arises when a leasing company discounts with Manufacturers Bank the equipment rental revenue stream owed to the leasing company by a lessee. Lease Loans are generally non-recourse to the leasing company, and, consequently, Manufacturers Bank underwrites Lease Loans by examining the creditworthiness of the lessee rather than the lessor. Lease Loans are secured by the equipment being leased. The lessee acknowledges Manufacturers Bank's security interest in the leased equipment and agrees to make lease payments to Manufacturers Bank. Lessees tend to be Fortune 500 or Fortune 1000 companies and must have a public debt rating in one of the top four rating categories by Moody's or Standard & Poors. If the lessee does not have a public debt rating, then Manufacturers Bank lends when its own credit analysis indicates that if the lessee did have a debt rating it would be in one of the top four categories. Lease Loans are fully amortizing, with maturities ranging from two to five years. Loan rates are fixed at a spread of 1% to 2% over the U.S. Treasury curve.

   Manufacturers Bank uses Lease Loans to manage its risk adjusted asset totals. Since these loans are very high quality and made to well-known public companies, the loans are marketable. Manufacturers Bank regularly sells loans to correspondents that range from a large regional bank to several small community banks. During 1997, Manufacturers Bank sold approximately $30 million of Lease Loans. As commercial loans and commercial real estate loans outstanding increase, Manufacturers Bank expects to sell more and more Lease Loans, creating a significant stream of revenue from servicing Lease Loans sold. As a result, Lease Loans outstanding (identified as "Commercial loans collateralized by assignment of lease payments" in the table above) have fluctuated, having outstanding balances as high as $114.0 million, and as low as $85.7 million, over the last two and three-quarter years. From December 31, 1996 to December 31, 1997, Lease Loans decreased $28.3 million, or 24.8%.

   Loan Approval Policy. Generally, each lending officer may approve a loan within a specified limit, the maximum of which is $1.0 million, with the exception of investment grade Lease Loans up to $4.0 million, which may be approved by the President or Executive Vice-President of Manufacturers Bank. Loans (which are not investment grade Lease Loans) in excess of $1.0 million but less than $6.0 million, and Lease Loans in excess of $4.0 million but less than $6.0 million, must be approved by the Executive Loan Committee of Manufacturers Bank (comprised primarily of members of the Board of Directors), and loans in excess of $6.0 million must be approved by Manufacturers Bank's Board of Directors.

   Loan Maturities. The following table sets forth the maturities of commercial and real estate construction loans outstanding at September 30, 1998. Also set forth are amounts of such loans classified according to sensitivity to changes in interest rates.


                                           DUE IN ONE YEAR         DUE AFTER ONE YEAR            DUE AFTER
                                               OR LESS             THROUGH FIVE YEARS            FIVE YEARS
                                        -----------------------    --------------------    ----------------------
                                                       FLOATING                FLOATING                  FLOATING
                                          FIXED          RATE       FIXED        RATE        FIXED         RATE         TOTAL
                                        ---------     ---------    -------     --------    --------      --------     ---------
                                                                              (In thousands)
Commercial loans, commercial
 loans collateralized by  assignment
 of  lease payments and real estate
 construction loans..................     $58,377      $116,615    $67,597     $     --      $3,661      $     --      $246,250

INVESTMENT SECURITIES

   Manufacturers Bank maintains an investment portfolio consisting primarily of securities of the U.S. Treasury and agencies of, and corporations sponsored by, the U.S. Government. Because Manufacturers Bank maintains a relatively high loan-to-deposit ratio, in order to maintain a prudent amount of liquidity, Manufacturers Bank has found it necessary to keep the duration and average maturity of its investment portfolio short. The primary purpose of the investment portfolio is to provide a source of earnings for liquidity management purposes, and to control interest rate risk. In managing the portfolio, Manufacturers Bank seeks to obtain the objectives of safety of principal, liquidity, diversification and maximized return on funds. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations of Coal City Corporation -- Asset Liability Management" and "--Liquidity."

   The following table sets forth the amortized cost and fair value of Coal City's securities by accounting classification category and by type of security as indicated.


                                                   AT SEPTEMBER 30,                             AT DECEMBER 31,
                                                                          -----------------------------------------------
                                                         1998                      1997                      1996
                                              ------------------------    ----------------------    ---------------------
                                               AMORTIZED       FAIR       AMORTIZED      FAIR       AMORTIZED      FAIR
                                                 COST          VALUE        COST         VALUE         COST        VALUE
                                              ----------      --------    ---------     --------    ---------     -------
                                                                                    (In thousands)
Securities Available for Sale:
   U.S. Treasury securities.................    $111,697      $112,213     $119,160     $119,380      $76,919     $ 76,936
   U.S. government agencies and
      corporations..........................      67,712        68,484        9,971       10,116       10,844       11,118
   Mortgage-backed securities...............       3,353         3,441        7,022        7,189       12,132       12,416
                                                --------      --------     --------     --------      -------     --------
   Total securities available for sale          $182,762      $184,138     $136,153     $136,685      $99,895     $100,470
                                                ========      ========     ========     ========      =======     ========

Securities Held to Maturity:
  States and political subdivisions             $  4,093     $   4,501     $  4,423     $  4,860      $ 8,192     $  8,678
  Mortgage-backed securities................       4,824         4,839           --           --           --           --
  Other securities..........................         967           969          819          819        1,319        1,317
                                                --------     ---------     --------    ---------      -------     --------
  Total securities held to maturity.........    $  9,884     $  10,309     $  5,242    $   5,679      $ 9,511     $  9,995
                                                ========     =========     ========    =========      =======     ========

                                                ---------------------
                                                       1995
                                                ---------------------
                                                AMORTIZED     FAIR
                                                  COST        VALUE
                                                ---------    --------
Securities Available for Sale:
   U.S. Treasury securities.................    $ 35,769     $ 35,975
   U.S. government agencies and
      corporations..........................     101,493      102,457
   Mortgage-backed securities...............      17,753       18,231
                                                --------     --------
   Total securities available for sale          $155,015     $156,663
                                                ========     ========

Securities Held to Maturity:
  States and political subdivisions             $ 13,320     $ 13,935
  Mortgage-backed securities................          --           --
  Other securities..........................       1,135        1,134
                                                --------     --------
  Total securities held to maturity.........    $ 14,455     $ 15,069
                                                ========     ========


   U.S. Treasury securities and securities of U.S. Government agencies and corporations generally consist of fixed rate securities with maturities of three months to three years. State and political subdivision investment securities consist of investment grade and local non-rated issues with maturities of less than six years. The average term of mortgage-backed securities generally ranges between two and six years.

   There are no securities of any single issuer, other than the U.S. Treasury or U.S. Government agencies and corporations, which had a book value in excess of 10% of Coal City's stockholders' equity at September 30, 1998.

     The following table sets forth certain information regarding contractual maturities and the weighted average yields of Manufacturers Bank's securities portfolio at September 30, 1998.

                                                                           DUE AFTER ONE        DUE AFTER FIVE
                                                      DUE IN ONE            YEAR THROUGH        YEARS THROUGH         DUE AFTER
                                                     YEAR OR LESS            FIVE YEARS           TEN YEARS           TEN YEARS
                                                ---------------------   -------------------- -------------------  ------------------
                                                            WEIGHTED               WEIGHTED            WEIGHTED             WEIGHTED
                                                             AVERAGE                AVERAGE             AVERAGE              AVERAGE
                                                 BALANCE      YIELD      BALANCE     YIELD    BALANCE    YIELD     BALANCE    YIELD
                                                ---------   ---------   ---------  --------- --------- ---------  --------- --------
                                                                                  (Dollars in thousands)
SECURITIES AVAILABLE FOR SALE:
   U.S. Treasury /(1)/......................      $ 105,130     6.00%    $  7,083      5.88%   $    --       -- %    $  --        --
   U.S. Government agencies and
      corporations /(1)/....................         20,756     6.65       47,728      6.00         --       --         --        --
   Mortgage-backed securities /(2)/.........          1,064     7.95        1,457      8.32        681     8.23        239     10.20
                                                  ---------               -------              -------                ----
Total.......................................      $ 126,950               $56,268              $   681                $239
                                                  =========               =======              =======                ====

SECURITIES HELD TO MATURITY:
   States and political subdivisions /(3)/..      $     724     9.38     $  3,201     11.48    $   168     7.70      $  --        --
   Mortgage-backed securities /(2)/.........             --       --        2,616      6.39      2,208     6.39         --        --
   Other securities.........................              5     5.50          402      7.47        560     5.95         --        --
                                                  ---------              --------              -------               -----
Total.......................................      $     729              $  6,219              $ 2,936               $  --
                                                  =========              ========              =======               =====

 ______________________

 (1) Yields on U.S. Treasury and certain U.S. Government agency and corporation securities are reflected to include the state tax benefit.
 (2) These securities are presented based upon contractual maturities.
 (3) Yield is reflected on a fully tax equivalent basis utilizing a 34% tax rate.

SOURCES OF FUNDS

       General. Deposits, long-term and short-term borrowings, loan and investment security repayments and prepayments, proceeds from sales of securities, and cash flows generated from operations are the primary sources of Manufacturers Bank's funds for lending, investing, leasing and other general purposes. Loan repayments are a relatively predictable source of funds except during periods of significant interest rate declines, while deposit flows tend to fluctuate with prevailing interest rates, money market conditions, general economic conditions and competition.

       Deposits. Manufacturers Bank offers a variety of deposit accounts with a range of interest rates and terms. Manufacturers Bank's core deposits consist of regular (passbook) savings accounts, statement savings accounts, checking accounts, NOW accounts, money market accounts, and non-public certificates of deposit. These deposits, along with public fund deposits and long-term and short-term borrowings are used to support Manufacturers Bank's asset base. Manufacturers Bank's deposits are obtained predominantly from the geographic trade areas surrounding each of Manufacturers Bank's office locations. Manufacturers Bank relies primarily on customer service and long-standing relationships with customers to attract and retain deposits; however, market interest rates and rates offered by competing financial institutions significantly affect Manufacturers Bank's ability to attract and retain deposits.

       Manufacturers Bank also has deposits of $38.1 million from a single public entity located in Illinois. These deposits have been with Manufacturers Bank for more than 13 years and while Manufacturers Bank does not consider these deposits to be core deposits, it does believe that they are stable. Management of Manufacturers Bank is careful to consider the impact of the possible withdrawal of these deposits on Manufacturers Bank's liquidity and overall funding needs.

       Borrowings. Coal City has access to a variety of borrowing sources and uses short-term and long-term borrowings to support its asset base. Short-term borrowings include federal funds purchased, securities sold under agreements to repurchase, and U.S. Treasury demand notes. From time to time, Manufacturers Bank enters into short-term low-risk arbitrage transactions pursuant to which it purchases U.S. Treasury securities and a few days later permanently funds the purchase by entering into a reverse repurchase agreement with a securities dealer. These transactions have the effect of inflating short-term borrowings. Manufacturers Bank also offers a deposit account that sweeps balances in excess of an agreed upon target amount into overnight repurchase agreements. As business customers have grown more sophisticated in managing their daily cash position, demand for the sweep product has increased, thus increasing short-term borrowings on Manufacturers Bank's balance sheet. As a result, short-term borrowings increased from $9.4 million at December 31, 1996, to $18.0 million at December 31, 1997, to $35.0 million at September 30, 1998, excluding Manufacturers Bank's short-term low risk arbitrage transactions. Management expects short-term borrowings to continue to increase.

     The following table sets forth certain information regarding the short-term borrowings of Manufacturers Bank for the periods indicated.

                                                           FOR THE NINE
                                                           MONTHS ENDED
                                                           SEPTEMBER 30,             FOR THE YEAR ENDED DECEMBER 31,
                                                                              ----------------------------------------------
                                                               1998                1997            1996            1995
                                                       --------------------   --------------  --------------  --------------
                                                                       (Dollars in Thousands)
 Federal funds purchased:
  Average balance outstanding........................           $   2,583       $   5,650        $  4,280       $      39
  Maximum outstanding at any month-end during
     the period......................................              13,400           1,600          20,200           4,000
  Balance outstanding at end of period...............                  --              --              --              --
  Weighted average interest rate during
     the period......................................                5.77%           8.81%           8.32%           5.13%
  Weighted average interest rate at end of period....                  --              --              --              --

 Securities sold under agreements to repurchase:
  Average balance outstanding........................           $  78,636       $  11,929        $  3,680       $   4,914
  Maximum outstanding at any month-end during
    the period.......................................             125,225          53,681          14,477          21,504
  Balance outstanding at end of period...............              73,372          12,385           2,194           1,503
  Weighted average interest rate during the period...                5.21%           6.15%           5.68%           6.74%
  Weighted average interest rate at end of period....                5.26            4.90            4.32            5.75

 U.S. Treasury demand notes:
  Average balance outstanding........................           $   2,989       $   2,487        $  2,052       $   2,303
  Maximum outstanding at any month-end during
      the period.....................................               6,150           6,863           7,167           5,137
  Balance outstanding at end of period...............               6,073           5,628           7,167           3,316
  Weighted average interest rate during the period...                5.05%           4.87%           5.07%           5.64%
  Weighted average interest rate at end of period....                5.50            5.33            4.78            4.98

 Other short-term borrowings:
  Average balance outstanding........................           $   3,846       $      --        $     --       $      --
  Maximum outstanding at any month-end during
     the period......................................               5,937              --              --              --
  Balance outstanding at end of period...............               5,049              --              --              --
  Weighted average interest rate during the period...                4.97%             --              --              --
  Weighted average interest rate at end of period....                4.97              --              --              --

 Total short-term borrowings:
  Average balance outstanding........................            $ 88,064       $  20,066        $ 10,012       $   7,256
  Maximum outstanding at any month-end during
     the period......................................             150,712          62,144          41,844          30,641
  Balance outstanding at end of period...............              84,494          18,013           9,361           4,819
  Weighted average interest rate during the period...                5.22%           6.74%           6.68%           6.38%
  Weighted average interest rate at end of period....                5.25            4.95            4.54            5.56

     Long-term borrowings include notes payable to other banks to support a portfolio of equipment that Manufacturers Bank owns and leases to other companies as well as general debt incurred to fund recent corporate acquisitions. Long-term borrowings increased to $22.4 million at December 31, 1997 from $16.0 million at December 31, 1996 due to funding the acquisition of U.S. Bancorp. From December 31, 1997 through September 30, 1998 long-term borrowings declined by $12.9 million, to $9.5 million, as a result of increased debt used to support Manufacturers Bank's leased equipment portfolio, which was more than offset by the repayment of part of Coal City's acquisition debt. The repayment of the acquisition debt was funded with a portion of the proceeds from the sale of Coal City Bank and the issuance of $25.0 million floating rate capital securities of Coal City Capital Trust I in July 1998.

     The following table sets forth the distribution of Manufacturers Bank's average deposit accounts and average borrowings for the periods indicated.

                                  NINE MONTHS ENDED                           YEAR ENDED DECEMBER 31,
                                                       --------------------------------------------------------------------
                                  SEPTEMBER 30, 1998            1997                   1996                   1995
                                ---------------------  ---------------------  ---------------------  ----------------------
                                  AMOUNT     PERCENT     AMOUNT     PERCENT     AMOUNT     PERCENT     AMOUNT     PERCENT
                                ---------- ----------  ---------- ----------  ---------- ----------  ---------- -----------
                                                                  (Dollars in thousands)
NOW and money market
  deposit accounts...........    $141,763      18.71%    $151,544      22.94%   $130,972      25.30%    $123,987      25.91%
Savings deposits.............      85,110      11.24       86,445      13.09      65,306      12.62       65,620      13.71
Time deposits................     285,650      37.71      265,477      40.19     206,357      39.86      176,403      36.86
Demand deposits - non-
  interest bearing...........     127,732      16.86      113,355      17.16      91,380      17.65       92,822      19.40
                                  -------    -------     --------    -------    --------    -------     --------    -------
    Total deposits...........     640,255      84.52      616,821      93.38     494,015      95.43      458,832      95.88

Long-term borrowings /(1)/...      29,250       3.86       23,632       3.58      13,653       2.64       12,453       2.60
Short-term borrowings........      88,064      11.62       20,066       3.04      10,012       1.93        7,256       1.52
                                 --------    -------     --------    -------    --------    -------     --------    -------
Total deposits and
  borrowings.................    $757,569     100.00%    $660,519     100.00%   $517,680     100.00%    $478,541     100.00%
                                 ========     ======     ========    =======    ========    =======     ========    =======

----------------------

/(1)/ Long-term borrowings include corporation obligated mandatorily redeemable preferred and capital securities.


      The following table sets forth the maturities of certificates of deposits and other time deposits at September 30, 1998 and December 31, 1997.

                                                                 AT                       AT
                                                         SEPTEMBER 30, 1998        DECEMBER 31, 1997
                                                       ----------------------   ----------------------
                                                                        (In thousands)
          Maturing within three months...............          $163,217                 $151,010
          After three but within six months..........            45,748                   62,637
          After six but within twelve months.........            57,580                   54,072
          After twelve months........................            28,645                   22,621
                                                               --------                 --------
                Total................................          $295,190                 $290,340
                                                               ========                 ========

PROPERTIES

     At September 30, 1998, the net book value of Coal City's total investments in premises and equipment was $11.5 million. Manufacturers Bank owns the Main Banking Premises at 1200 North Ashland Avenue, in Chicago, and five of its branch facilities. The Lansing facility is leased for a remaining term of three years and the motor bank on the far north side of Chicago for a remaining term of five years. Manufacturers Bank also owns a residence within walking distance of its facility on the far north side of Chicago which it leases to a third party. Coal City believes that all of its properties and equipment are well maintained, in good operating condition and adequate for all present and anticipated needs of Coal City and its subsidiaries.

DIRECTORS AND EXECUTIVE MANAGEMENT

     The following table sets forth certain information as of December 31, 1998 regarding Coal City's Board of Directors and Executive Officers. There are no arrangements or understandings between any director and any other person pursuant to which such director was elected.

                                                                                                SHARES OF
                                                                                               COMMON STOCK         PERCENT
                                                                              DIRECTOR         BENEFICIALLY            OF
     NAME                  AGE              PRINCIPAL OCCUPATIONS               SINCE           OWNED/(1)/           CLASS
-----------------         -----   --------------------------------------      --------         ------------        ----------
Thomas Carey               65     President and General Manager of              1997               2,170              4.43%
                                  Hawthorne Race Track (Maywood, IL)
Alfred Feiger              73     Chairman of the Board and Chief               1992               1,424              2.91
                                  Executive Officer of Coal City
Mitchell Feiger            40     President of Coal City                        1992               1,681              3.43
Burton Field               63     President and Chief Executive Officer         1992                 835              1.71
                                  of Manufacturers Bank
Lawrence Gilford           75     Private Investor                              1992               1,100              2.25
Richard Gilford            74     Private Investor                              1992               1,600              3.27
David Husman               64     Private Investor                              1992               1,166              2.38
Clarence Mann              73     Private Investor                              1992               2,500              5.11

______________________________

/(1)/ Includes shares held directly, in retirement accounts, in a fiduciary capacity or by certain affiliated entities or members of the named individuals' families, with respect to which shares the named individuals may be deemed to have sole or shared voting and/or dispositive powers. Excludes 508 shares subject to options granted under the 1995 Stock Option Plan to Mr. Mitchell Feiger, which options are not exercisable within 60 days of October 31, 1998.


      The business experience for at least the past five years of each Director and Executive Officer is set forth below.

      Thomas Carey has served as a Director of Manufacturers Bank since January 1997. Mr. Carey previously served as a Director of each of the seven banks that were owned by Affiliated. (see "-- History and Development.") Mr. Carey is also an attorney and is currently the President of Hawthorne Race Track in Maywood, Illinois.

      Alfred Feiger, Lawrence Gilford, Richard Gilford, David Husman and Clarence Mann each has over 45 years of banking experience, having served in various executive capacities during such period. Each also served as a director of the seven banks that were owned by Affiliated. In addition, each has served as a Director of Manufacturers Bank since its acquisition by Coal City in 1992, with Mr. Feiger also serving as the Chairman of the Board of Manufacturers Bank.

      Mitchell Feiger began his career as an Associate Consultant with Touche Ross & Company in 1982, and then joined Affiliated in 1984 where he worked in various capacities until eventually becoming Executive Vice President. Mr. Feiger became President and a director of Coal City, and a director of Manufacturers Bank, in 1992.

      Burton Field has served as President and Chief Executive Officer of Manufacturers Bank since 1983, and as a director of Manufacturers Bank since 1977. Mr. Field has over 40 years of banking and finance experience, mainly in the areas of commercial lending and leasing. Mr. Field began his career in 1958 at Investors

Commercial Corporation, where he worked until 1966 in various capacities, including Commercial and Consumer Loan Officer and Corporation Treasurer. From 1966 through 1969, Mr. Field was employed by Mercantile Leasing as a Commercial Leasing Officer. Mr. Field was also employed by LaSalle National Bank for a short period as a Commercial Lending Officer until he joined Manufacturers Bank in 1970 as Executive Vice President in charge of commercial lending.

      Thomas Panos is Executive Vice President, Senior Lending Officer and a director of Manufacturers Bank. Mr. Panos was Senior Vice President and Manager of Corporate Banking (in Illinois) of First Bank System from 1994 to 1996, when he joined Manufacturers Bank, and he served Boulevard Bank, located in Chicago, in various lending and management capacities (including Senior Vice President and Manager of Commercial Banking from 1982 to the acquisition of that bank by First Bank System in 1994. Mr. Panos has 20 years of experience in banking.

      Alfred Feiger is Mitchell Feiger's father. Lawrence Gilford and Richard Gilford are cousins.

MANAGEMENT COMPENSATION

      Director Compensation. Coal City does not compensate its directors who are also employees of Coal City, Manufacturers National or Manufacturers Bank for serving in the capacity of director (except for a one time fee of $2,500 per director paid in 1996 - see table below). Non-employee directors are paid an annual retainer of $50,000 for their services, which include attending the monthly board meetings of Manufacturers Bank and Coal City and the monthly executive loan committee meetings of Manufacturers Bank, and may include other committee meetings.

      Executive Compensation. The following table sets forth information concerning the compensation of the Executive Officers for services in all capacities to Coal City, Manufacturers National and Manufacturers Bank for the years ended December 31, 1997, 1996 and 1995.

                                                          ANNUAL                          ALL OTHER
                                                       COMPENSATION                      COMPENSATION
                                               ---------------------------      ------------------------------
                                                                                                  ALL OTHER
          NAME AND                CALENDAR                                       OPTIONS         COMPENSATION
     PRINCIPAL POSITION             YEAR        SALARY ($)      BONUS ($)          (#)               ($)
----------------------------     ----------    ------------    -----------      ---------       --------------
Alfred Feiger                       1997                  --              --              --               --
Chairman of the Board and           1996                  --              --              --               --
 Chief Executive Officer
 of Coal City                       1995                  --              --              --               --

Mitchell Feiger                     1997            $238,665         $37,050             150          $34,770 /(1)/
President of Coal City              1996             227,300          32,500             162           33,477 /(2)/
                                    1995             216,500          27,450              --           36,017 /(3)/
Burton Field                        1997             330,000              --              --           75,970 /(4)/
President and Chief                 1996             320,000              --              --           76,851 /(5)/
  Executive Officer of
  Manufacturers Bank                1995             316,667              --              --           72,135 /(6)/

______________________________

/(1)/ Includes automobile allowance of $5,566, excess group life insurance premium of $297, non-qualified retirement benefits of $11,505, supplemental health plan of $3,970 and 401(k) matching contribution of $13,432.

/(2)/ Includes automobile allowance of $4,108, excess group life insurance premium of $297, non-qualified retirement benefits of $10,200, supplemental health plan of $3,802 and 401(k) matching contribution of $12,570 and one-time director fee of $2,500.

/(3)/ Includes automobile allowance of $10,907, excess group life insurance premium of $297, non-qualified retirement benefits of $5,986, supplemental health plan of $3,646 and 401(k) matching contribution of $15,181.

/(4)/ Includes automobile allowance of $3,360, excess group life insurance premium of $3,159, non-qualified retirement benefits of $45,834, supplemental health plan of $10,185 and 401(k) matching contribution of $13,432.

/(5)/ Includes automobile allowance of $4,200, excess group life insurance premium of $3,159, non-qualified retirement benefits of $44,237, supplemental health plan of $10,185 and 401(k) matching contribution of $12,570 and one-time director fee of $2,500.

/(6)/ Includes automobile allowance of $4,200, excess group life insurance premium of $3,159, non-qualified retirement benefits of $40,022, supplemental health plan of $10,185 and 401(k) matching contribution of $14,569.

       Stock Options. The following table sets forth certain information with respect to stock options granted to the Executive Officers during 1997 under Coal City's 1995 Stock Option Plan. The table also discloses the range of potential realizable values at various assumed appreciation rates and the gain or "spread" that would be realized at the end of the option term, if the price of the Common Stock appreciated annually by the percentage levels indicated from the price on the date of grant.

                                        PERCENT
                                          OF
                                         TOTAL                                          POTENTIAL REALIZABLE VALUE
                                      GRANTED TO                                          AT ASSUMED ANNUAL RATES
                                       EMPLOYEES        EXERCISE                        OF STOCK PRICE APPRECIATION
                       OPTIONS         IN FISCAL         PRICE          EXPIRATION          FOR OPTION TERM/(1)/
                                                                                      -------------------------------
     NAME               GRANTED           1997         PER SHARE           DATE            5.00%           10.00%
--------------       -------------   -------------  ----------------  -------------   -------------   ---------------
Alfred Feiger            --               --              --               --               --              --
Mitchell Feiger          150            31.32%            $930           12/31/06         $98,412        $222,115
Burton Field             --               --              --               --               --              --

______________________________

/(1)/ Coal City is a privately-held company. Therefore, the book value per share of $852 at December 31, 1997 times 1.2 was used in determining the stock value, as provided in the 1995 Stock Option Plan.

       No shares have been acquired through the exercise of options granted under the 1995 Stock Option Plan. At December 31, 1997, options held by Mitchell Feiger related to an aggregate of 312 shares and had a value of $39,359 (representing the difference between the book value per share of $852 times 1.2 per the stock option agreement and the exercise price of the options.)

       In January 1998, Coal City granted an option to purchase 196 shares of Coal City Common Stock to Mitchell Feiger. Such option has an exercise price of $1,020 per share, has an expiration date of December 31, 2007 and is first exercisable in January 2002.

       Employment Agreement. Coal City has entered into an employment agreement with Burton Field. That agreement provides for Mr. Field to be the President and Chief Executive Officer of Manufacturers Bank for successive one year periods unless the agreement is terminated by either Manufacturers Bank or Mr. Field upon not less than 90 days prior written notice. Mr. Field's original annual base compensation under the employment agreement was $320,000, which amount may be adjusted by the directors of Manufacturers Bank on an annual basis and is presently $345,000. Mr. Field is also entitled to participate in Manufacturers Bank's employee benefit plans, including the retirement plans and group life and disability insurance plans. Manufacturers Bank also pays the premium on two separate life insurance policies and two separate disability policies for Mr. Field and pays Mr. Field an automobile allowance.

     Certain Transactions. Directors and officers of Coal City and their affiliates were customers of and have had transactions with Manufacturers Bank. Additional transactions may be expected to take place in the future. All outstanding loans, commitments to loan, transactions in repurchase agreements and certificates of deposit and depository relationships were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

COMPETITION

     Vigorous competition exists in the major market areas in which Manufacturers Bank is presently engaged in business. Competition includes not only commercial banks but also other financial institutions, including savings and loan associations, money market and other mutual funds, mortgage companies, leasing and finance companies and a variety of financial services and advisory companies. Manufacturers Bank competes by providing quality services to its customers, ease of access to facilities and competitive pricing of services (including interest rates paid on deposits, interest rates charged on loans and fees charged for other non-loan or non-deposit services).

LEGAL PROCEEDINGS

     There are no material pending legal proceedings to which Coal City or any of its subsidiaries is a party.

PERSONNEL

     As of September 30, 1998, Coal City had 222 full time employees and 68 part-time employees. The employees are not represented by a collective bargaining unit, and Coal City considers its relationship with its employees to be good.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
              AND RESULTS OF OPERATIONS OF COAL CITY CORPORATION

   The following discussion and analysis is intended to review the significant factors affecting the financial condition and results of operations of Coal City for the nine months ended September 30, 1998 and for the two-year period ended December 31, 1997. On May 7, 1997, Coal City acquired U.S. Bancorp, the holding company for U.S. Bank, through a merger. On January 28, 1998, Coal City sold Coal City Bank, its wholly owned subsidiary, to Kankakee Bancorp, Inc. for $7.8 million in cash. These transactions significantly affect the comparative information discussed below. This discussion should be read in conjunction with the "Selected Consolidated Financial and Other Data of Coal City Corporation", "Business of Coal City Corporation" and the consolidated financial statements of Coal City and notes thereto included elsewhere herein.

GENERAL

   The profitability of Coal City's operations depends primarily on its net interest income, which is the difference between total interest earned on interest earning assets and total interest paid on interest bearing liabilities. Coal City's net income is affected by its provision for loan losses as well as other income and other expenses. The provision for loan losses reflects the amount thought to be adequate to cover estimated losses in the loan portfolio. Non-interest income or other income consists of service fees, lease financing income, net gains (losses) on the sale of securities available for sale, and other operating income. Other expenses include salaries and employee benefits along with occupancy and equipment expenses, amortization expense and other operating expenses.

   The amount of net interest income is affected by changes in the volume and mix of earning assets, the level of interest rates earned on those assets, the volume and mix of interest bearing liabilities, and the level of interest rates paid on those interest bearing liabilities. The provision for loan losses is dependent on changes in the loan portfolio and management's assessment of the collectibility of the loan portfolio, as well as economic and market conditions. Other income and other expenses are impacted by growth of operations and growth in the number of accounts through both acquisitions and core banking business growth. Growth in operations affects other expenses as a result of additional employees, branch facilities and promotional marketing expenses. Growth in the number of accounts affects other income including service fees as well as other expenses such as computer services, supplies, postage, telephone and other miscellaneous expenses.

ANALYSIS OF NET INTEREST INCOME

   Interest Earning Assets and Interest Bearing Liabilities. The following tables set forth the average daily balances, income from interest earning assets, expenses of interest bearing liabilities, their associated yield or interest rate and net interest income, interest rate spread and net yield on interest earning assets for the periods presented.

                                                                             NINE MONTHS ENDED SEPTEMBER 30,
                                    ------------------------------------------------------------------------------------------------
                                                       1998                                              1997
                                    ---------------------------------------------          -----------------------------------------
                                       AVERAGE                             YIELD/           AVERAGE                          YIELD/
                                       BALANCE          INTEREST            RATE            BALANCE          INTEREST         RATE
                                    ------------       -----------        --------         ----------       ----------       -------
                                                                              (Dollars in thousands)
INTEREST EARNING ASSETS:
Loans /(1)/ /(2)/..................      $527,726       $33,483              8.48%          $462,462        $29,674            8.58%
Taxable investment securities......       201,132         8,615              5.73            130,888          6,144            6.28
Investment securities exempt from
  federal income taxes/(3)/........         4,198           341             10.86              8,358            565            9.04
Federal funds sold.................        13,234           542              5.48             23,598            963            5.46
                                         --------      --------                            ---------        -------
  Total interest earning assets....       746,290        42,981              7.70            625,306         37,346            7.99
                                                       --------                                             -------
  Non-interest earning assets......        80,557                                             74,750
                                         --------                                          ---------
  Total assets.....................      $826,847                                           $700,056
                                         ========                                          =========

INTEREST BEARING LIABILITIES:
Deposits:
  NOW and money market deposit
    accounts.......................      $141,763         3,432              3.24           $147,727          3,549            3.21
  Savings deposits.................        85,110         1,574              2.47             80,344          1,594            2.65
  Time deposits....................       285,650        11,816              5.53            257,080         10,504            5.46
Long-term borrowings/(4)/..........        29,250         1,716              7.84             24,377          1,546            8.48
Short-term borrowings..............        88,064         3,435              5.22             20,441            958            6.27
                                         --------      --------                            ---------        -------
  Total interest bearing liabilities      629,837        21,973              4.66            529,969         18,151            4.58
                                                       --------                                             -------
Demand deposits - non-interest
   bearing.........................       127,732                                            107,205
Other non-interest bearing
   liabilities.....................        12,878                                             12,797
Minority interest in subsidiary....         1,912                                              6,480
Stockholders' equity...............        54,488                                             43,605
                                         --------                                          ---------
  Total liabilities and stockholders'
     equity........................      $826,847                                           $700,056
                                         ========                                          =========
  Net interest income/interest rate
     spread/(5)/...................                     $21,008              3.04%                          $19,195            3.41%
                                                       ========            ======                           =======          ======
  Net interest margin/(6)/.........                                          3.76%                                             4.10%
                                                                           ======                                            ======

----------------------

(1)  Non-accrual loans are included in average loans.
(2) Interest income includes loan origination fees of $583,000 and $447,000 for the nine months ended September 30, 1998 and 1997, respectively.
(3) Non-taxable investment income is presented on a fully tax equivalent basis assuming a 34% tax rate.
(4) Long-term include corporation obligated mandatorily redeemable preferred and capital securities.
(5) Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities.
(6) Net interest margin represents net interest income as a percentage of average interest earning assets.

                                                                              YEAR ENDED DECEMBER 31,
                                                      -----------------------------------------------------------------------
                                                                     1997                                  1996
                                                      ----------------------------------    ---------------------------------
                                                       AVERAGE                  YIELD/       AVERAGE                 YIELD/
                                                       BALANCE    INTEREST       RATE        BALANCE    INTEREST      RATE
                                                      ---------   ---------   ----------    ---------   ---------  ----------
                                                                           (Dollars in thousands)
INTEREST EARNING ASSETS:
Loans/(1)/(2)/..................................       $482,049     $41,313     8.57%        $355,486   $30,107      8.47%
Taxable investment  securities..................        138,037       8,527     6.18          128,517     7,941      6.18
Investment securities exempt
   from federal income taxes/(3)/...............          7,720         656     8.50           11,937     1,020      8.54
Federal funds sold..............................         21,299       1,413     6.63           17,228       809      4.70
Other...........................................             --          --       --               --        --        --
                                                       --------     -------                  --------   -------
   Total interest earning assets................        649,105      51,909     8.00          513,168    39,877      7.77
                                                                    -------                             -------
   Non-interest earning assets..................         75,979                                55,396
                                                       --------                              --------
 Total assets...................................       $725,084                              $568,564
                                                       ========                              ========

INTEREST BEARING LIABILITIES:
Deposits:
   NOW and money market deposit
     accounts...................................       $151,544       4,873     3.22         $130,972     4,115      3.14
   Savings deposits.............................         86,445       2,187     2.53           65,306     1,578      2.42
   Time deposits................................        265,477      14,557     5.48          206,357    10,836      5.25
Long-term borrowings/(4)/.......................         23,632       2,202     9.32           13,653       982      7.19
Short-term borrowings...........................         20,066       1,353     6.74           10,012       669      6.68
                                                       --------     -------                  --------   -------
 Total interest bearing liabilities.............        547,164      25,172     4.60          426,300    18,180      4.26
                                                                    -------                             -------
Demand deposits - non-interest
   bearing......................................        113,355                                91,380
Other non-interest bearing
   liabilities..................................         10,965                                 7,312
Minority interest in subsidiary.................          4,890                                 6,216
Stockholders' equity............................         48,710                                37,354
                                                       --------                              --------
Total liabilities and stockholders'
   equity.......................................       $725,084                              $568,564
                                                       ========                              ========
Net interest income/interest rate
   spread/(5)/..................................                    $26,737     3.40%                   $21,697      3.51%
                                                                    =======     ====                    =======      ====
 Net interest margin/(6)/.......................                                4.12%                                4.23%
                                                                                ====                                 ====

                                                   --------------------------------------
                                                                  1995
                                                    -------------------------------------
                                                     Average                      Yield/
                                                     Balance       Interest        Rate
                                                    ---------     ----------     --------
INTEREST EARNING ASSETS:
Loans/(1)/(2)/..................................     $298,416        $26,271      8.80%
Taxable investment  securities..................      137,091          7,719      5.63
Investment securities exempt
   from federal income taxes/(3)/...............       12,091          1,238     10.24
Federal funds sold..............................       30,027          1,760      5.86
Other...........................................           51              5      9.80
                                                     --------       --------
   Total interest earning assets................      477,676         36,993      7.74
                                                                    --------
   Non-interest earning assets..................       49,640
                                                     --------
 Total assets...................................     $527,316
                                                     ========

INTEREST BEARING LIABILITIES:
Deposits:
   NOW and money market deposit
     accounts...................................     $123,987          3,822      3.08
   Savings deposits.............................       65,620          1,665      2.54
   Time deposits................................      176,403          9,733      5.52
Long-term borrowings/(4)/.......................       12,453          1,153      9.26
Short-term borrowings...........................        7,256            463      6.38
                                                     --------       --------
 Total interest bearing liabilities.............      385,719         16,836      4.36
                                                                    --------
Demand deposits - non-interest
   bearing......................................       92,822
Other non-interest bearing liabilities..........        5,569
Minority interest in subsidiary.................        5,663
Stockholders' equity............................       37,543
                                                     --------
Total liabilities and stockholders' equity......     $527,316
                                                     ========
Net interest income/interest rate spread/(5)/...                     $20,157      3.38%
                                                                   =========      ====
 Net interest margin/(6)/.......................                                  4.22%
                                                                                  ====

----------------------

(1)  Non-accrual loans are included in average loans.
(2) Interest income includes loan origination fees of $1.0 million, $505,000 and $469,000 for the years ended December 31, 1997, 1996 and 1995, respectively.
(3) Non-taxable investment income is presented a fully tax equivalent basis assuming a 34% tax rate.
(4) Long-term borrowings include corporation obligated mandatorily redeemable preferred securities.
(5) Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities.
(6) Net interest margin represents net interest income as a percentage of average interest earning assets.

   Rate Volume Analysis. The following tables set forth the extent to which changes in interest rates and changes in volumes of interest earning assets and interest bearing liabilities have historically affected Coal City's interest income and interest expense for the periods presented. Information is provided on changes in each category attributable to (i) changes due to volume (changes in volume multiplied by prior period rate); (ii) changes due to rate (changes in rate multiplied by current period volume); and (iii) total changes.

                                                                                         NINE MONTHS ENDED
                                                                                        SEPTEMBER 30, 1998
                                                                                   COMPARED TO NINE MONTHS ENDED
                                                                                            SEPTEMBER 30,
                                                                                                1997
                                                                            -------------------------------------------
                                                                                 CHANGE         CHANGE
                                                                                 DUE TO         DUE TO          TOTAL
                                                                                 VOLUME          RATE           CHANGE
                                                                            ------------       --------        --------
                                                                                            (In thousands)
INTEREST EARNING ASSETS:
Loans...............................................................              $4,188         $ (379)         $3,809
Taxable investment securities.......................................               3,297           (826)          2,471
Investment securities exempt from federal income taxes/(1)/.........                (281)            57            (224)
Federal funds sold..................................................                (423)             2            (421)
                                                                                 -------        -------         -------
   Total increase (decrease) in interest income.....................               6,781         (1,146)          5,635
                                                                                 -------        -------         -------

INTEREST BEARING LIABILITIES:
NOW and money market deposit accounts...............................                (143)            26            (117)
Savings deposits....................................................                  95           (115)            (20)
Time deposits.......................................................               1,167            145           1,312
Long-term borrowings/(2)/...........................................                 309           (139)            170
Short-term borrowings...............................................               3,169           (692)          2,477
                                                                                 -------        -------         -------
  Total increase (decrease) in interest expense.....................               4,597           (775)          3,822
                                                                                 -------        -------         -------
  Increase (decrease) in net interest income........................              $2,184         $ (371)         $1,813
                                                                                 =======        =======         =======

--------------------------

(1) Non-taxable investment income is presented on a fully tax equivalent basis assuming a 34% rate.
(2) Long-term borrowings include corporation obligated mandatorily redeemable preferred and capital securities.

                                                                                   YEAR ENDED DECEMBER 31,
                                              ----------------------------------------------------------------------------
                                                        1997 COMPARED TO 1996                    1996 COMPARED TO 1995
                                              ------------------------------------        --------------------------------
                                                  CHANGE       CHANGE                      CHANGE
                                                  DUE TO       DUE TO      TOTAL           DUE TO      DUE TO     TOTAL
                                                  VOLUME        RATE       CHANGE          VOLUME      RATE       CHANGE
                                              ----------      --------    --------        --------    --------   ---------
                                                                               (In thousands)
INTEREST EARNING ASSETS:
Loans.......................................     $10,718        $  488     $11,206          $5,023     $(1,187)    $3,836
Taxable investment securities...............         586            --         586            (483)        705        222
Investment securities exempt from federal
   income taxes/(1)/........................        (361)           (3)       (364)            (16)       (202)      (218)
Federal funds sold..........................         192           412         604            (750)       (201)      (951)
Other.......................................          --            --          --              (5)         --         (5)
                                                --------       -------    --------         -------    --------    -------
  Total increase (decrease) in interest income    11,135           897      12,032           3,769        (885)     2,884
                                                --------       -------    --------         -------    --------    -------
INTEREST BEARING LIABILITIES:
NOW and money market deposit accounts.......         646           112         758             215          78        293
Savings deposits............................         511            98         609              (8)        (79)       (87)
Time deposits...............................       3,104           617       3,721           1,653        (550)     1,103
Long-term borrowings/(2)/...................         718           502       1,220             111        (282)      (171)
Short-term borrowings.......................         672            12         684             176          30       (206)
                                                --------       -------    --------         -------    --------    -------
  Total increase (decrease) in interest expense    5,651         1,341       6,992           2,147        (803)     1,344
                                                --------       -------    --------         -------    --------    -------
   Increase (decrease) in net interest income     $5,484        $ (444)    $ 5,040          $1,622         (82)    $1,540
                                                ========       =======    ========         =======    ========    =======

----------------------
(1) Non-taxable investment income is presented on a fully tax equivalent basis assuming a 34% rate.
(2) Long-term borrowings include corporation obligated mandatorily redeemable preferred securities.

COMPARISON OF RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997

   General. Coal City's net income was $5.8 million for the nine months ended September 30, 1998, compared to net income of $2.6 million for the nine months ended September 30, 1997, an increase of $3.2 million. The increase in net income for the nine months ended September 30, 1998, as compared with the prior year period, resulted primarily from the sale of Coal City's subsidiary, Coal City Bank, and the gain associated with the sale.

   Net interest income. Net interest income increased $1.9 million, or 9.9%, to $20.9 million for the nine months ended September 30, 1998 from $19.0 million for the comparable period of 1997. This increase in net interest income resulted from a $5.7 million, or 15.4%, increase in interest income, partially offset by a $3.8 million, or 21.1%, increase in interest expense. Interest income increased due to a $121.0 million, or 19.3%, increase in average interest earning assets while interest expense rose as a result of an increase of $99.9 million, or 18.8%, in average interest bearing liabilities. Overall, total loans increased $13.1 million, or 2.5%, to $539.4 million at September 30, 1998 from $526.3 million at September 30, 1997. Total deposits decreased $33.7 million, or 5.0%, to $634.6 million at September 30, 1998 from $668.3 million at September 30, 1997. The increase in total loans was due to growth in Coal City's core banking business and the decrease in total deposits occurred as a result of the sale of Coal City Bank in January 1998. Coal City's net interest margin of 3.76% for the nine months ended September 30, 1998 decreased from 4.10% for the comparable period in 1997 due to increased leverage in the Company's balance sheet as the result of the purchase of certain additional U.S. Treasury and agency investments and the addition of certain repurchase agreements used to fund those investments.

   Provision for loan losses. The provision for loan losses decreased to $563,000 for the nine months ended September 30, 1998 from $582,000 for the nine months ended September 30, 1997. The provision is slightly lower due to the decrease related to the sale of Coal City Bank in January 1998. Management maintains the allowance at a sufficient level given continued growth in the loan portfolio. The allowance for loan losses represented 1.34% of total loans at September 30, 1998 compared to 1.48% of total loans at September 30, 1997. Management believed the allowance for loan losses was adequate to cover potential losses in the loan portfolio.

   Other income. Other income increased $4.8 million to $8.6 million for the nine months ended September 30, 1998, compared to $3.8 million for the nine months ended September 30, 1997. The increase was primarily due to a $4.1 million gain on the sale of Coal City Bank, a $200,000 gain on the sale of a trust business acquired with the U.S. Bancorp acquisition, and a $320,000 increase related to Coal City's leasing business.

   Other expenses. Other expenses increased $2.2 million, or 12.8%, to $19.6 million for the nine months ended September 30, 1998 from $17.4 million for the nine months ended September 30, 1997. This increase occurred due to the purchase of U.S. Bancorp in May 1997, as expenses for U.S. Bancorp for the first four months of 1997 were not included in the consolidated financial statements.

   Income taxes. Coal City recorded an income tax expense of $3.4 million for the nine months ended September 30, 1998 compared to $1.9 million for the comparable period in 1997, reflecting the increase in Coal City's income before taxes in 1998. The effective tax rate was 36.5% for the nine months ended September 30, 1998, compared to 38.6% for the nine months ended September 30, 1997. The decrease in 1998 is due to Coal City's higher investment in U.S. Treasury and agency securities which are non-taxable for state income tax purposes.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996

   General. Coal City's net income was $3.4 million for the year ended December 31, 1997, compared to net income of $3.6 million for the year ended December 31, 1996, a decrease of $188,000 or 5.2%. The decrease in net income in 1997 resulted from the increase in amortization expense as a result of the U.S. Bancorp acquisition in May 1997.

   Net interest income. Net interest income increased $5.2 million, or 24.2%, to $26.5 million in 1997 from $21.4 million in 1996. This increase in net interest income resulted from a $12.2 million, or 30.8%, increase in interest income, partially offset by a $7.0 million, or 38.5%, increase in interest expense. Interest income increased due to a $135.9 million, or 26.5%, increase in average interest earning assets while interest expense rose as a result of an increase of $120.9 million, or 28.4%, in average interest bearing liabilities. Overall, total loans increased $139.0 million, or 35.8%, to $527.3 million at December 31, 1997 from $388.3 million at December 31, 1996 primarily due to the acquisition of U.S. Bancorp, which had total loans of $126.8 million as of the acquisition date. Total deposits increased $174.3 million, or 34.2%, to $684.1 million at December 31, 1997 from $509.7 million at December 31, 1996 primarily due to the acquisition of U.S. Bancorp, which had deposits of $169.4 million as of the acquisition date. Increases in interest income and interest expense were caused to a lesser extent by an overall growth in Coal City's core banking business along with increases in other borrowings. Coal City's net interest margin of 4.12% in 1997 decreased from 4.23% in 1996 due to increased market rates on higher yielding deposit accounts, an increase of $9.9 million in non-accrual loans directly attributable to the purchase of U.S. Bancorp, an issuance of $10.0 million in corporation obligated mandatorily redeemable preferred securities and a $5.8 million increase in long-term borrowings primarily attributable to the purchase of U.S. Bancorp.

   Provision for loan losses. The provision for loan losses increased to $971,000 for the year ended December 31, 1997 from $572,000 for the year ended December 31, 1996. The increase in the provision for loan losses was the result of an increase in total loans and management's intention to maintain the allowance at a sufficient level based upon continued growth in the portfolio. The allowance for loan losses represented 1.50% of total loans at December 31, 1997 compared to 1.21% of total loans at December 31, 1996. Management believed the allowance for loan losses was adequate to cover potential losses in the loan portfolio.

   Other income. Other income increased $2.0 million, or 67.9 %, to $4.9 million in 1997, compared to $2.9 million in 1996. Service fees increased $1.0 million, or 48.6%, to $3.1 million in 1997 as compared to $2.1 million in 1996. The increase in service fees is directly attributable to the increase in deposits due to the acquisition of U.S. Bancorp, which had total deposits of $169.4 million as of the acquisition date. Net lease financing income increased $777,000 to $1.2 million in 1997 from $395,000 in 1996. Net lease financing income represents income on equipment owned by Coal City and leased to others. At December 31, 1997, Coal City had $22.9 million in leased equipment, up $4.3 million from $18.6 million at December 31, 1996.

   Other expenses. Other expenses increased $7.3 million, or 43.4%, to $24.2 million in 1997 from $16.9 million in 1996, primarily due to the acquisition of U.S. Bancorp. Salaries and employee benefits expense increased $2.9 million, or 33.3%, amortization expense increased $1.3 million, or 64.3%, while occupancy and equipment expense increased $767,000, or 35.4% from 1996. Additional increases in other operating expenses included a $370,000 increase in computer services due to improvements made to Coal City's computer systems and a $302,000 increase in marketing expense resulting from costs associated with the mergers of the U.S. Bancorp, U.S. Bank, Peterson Bank and Manufacturers Bank subsidiaries.

   Income taxes. Coal City recorded an income tax expense of $2.4 million for 1997 compared to $2.6 million for 1996, reflecting the decrease in Coal City's income before taxes in 1997. The effective tax rate was 38.2% in 1997 compared to 37.6% in 1996.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995

   General. Coal City's net income increased $1.2 million, or 49.2%, to $3.6 million for the year ended December 31, 1996, from $2.4 million for the year ended December 31,1995. The increase in net income in 1996 was primarily attributable to an increase in net interest income and other income in addition to a decrease in other expenses.

   Net interest income. Net interest income increased $1.6 million, or 8.2%, to $21.3 million for the year ended December 31, 1996 from $19.7 million for the year ended December 31, 1995. This increase in net interest income resulted from a $2.9 million, or 8.1%, increase in interest income, partially offset by a $1.3 million, or 8.0%, increase in interest expense in 1996. Average interest earning assets increased $35.5 million, or 7.4%, to $513.2 million in 1996 from $477.7 million in 1995 as Coal City experienced strong loan demand and shifted lower-yielding investment securities and federal funds sold to higher yielding loans. In addition, average interest earning assets increased from year to year as Peterson Bank was purchased on February 28, 1995, and 1995 included only ten months of Peterson Bank averages. Average interest bearing liabilities increased $40.6 million, or 10.5%, due to growth in time deposits. Overall the net interest margin increased to 4.23% in 1996 from 4.22% in 1995 as loan growth more than offset the increase in higher yielding deposits.

   Provision for loan losses. The provision for loan losses increased to $572,000 for the year ended December 31, 1996 from $240,000 for the year ended December 31, 1995, primarily due to Coal City's desire to maintain its allowance for loan losses at a sufficient level relative to the strong loan demand. Total loans increased $49.0 million, or 14.4%, to $388.3 million at December 31, 1996 from $339.3 million at December 31, 1995. The allowance for loan losses represented 1.21% of total loans at December 31, 1996, compared to 1.22% of total loans at December 31, 1995. Management believed the allowance for loan losses was adequate to cover potential losses in the loan portfolio.

   Other income. Other income increased $1.0 million, or 54.8%, to $2.9 million in 1996 from $1.9 million in 1995. Service fees increased $448,000, or 27.5%, to $2.1 million in 1996 from $1.6 million in 1995. Service fees increased due to higher product fees and better fee collection practices. In addition, net gains (losses) on the sale of securities increased $633,000 to $75,000 in 1996 from ($558,000) in 1995 due to the sale of lower yielding securities to fund higher yielding loan demand.

   Other expenses. Other expenses decreased $142,000, or 0.8%, to $16.9 million in 1996 from $17.0 million in 1995. FDIC fees, which are included in other operating expenses, decreased $520,000 due to nationwide rate reductions. Other expenses also decreased due to a $146,000 or 6.7% decrease in amortization expense to $2.0 million in 1996 from $2.2 million in 1995 as the amortization costs related to the purchase of Manufacturers National in 1992 were lower in 1996 than in 1995. Coal City utilizes an accelerated amortization method which amortizes more of the purchase premium in early years than in later years. See "--Core Deposit Intangibles and Goodwill." Decreases in other expenses were offset by a $250,000 increase in occupancy and equipment expense, a $149,000 increase in operating losses, due to a loss on the sale of OREO property, which are included in other operating expenses, and a $66,000 increase in salaries and employee benefits.

   Income taxes. Coal City recorded income tax expense of $2.6 million for 1996 compared to $1.5 million for 1995 reflecting the increase in Coal City's income before income taxes in 1996. The effective tax rate was 37.6% in 1996 compared to 34.3% in 1995.

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 1998 TO DECEMBER 31, 1997

   Total assets increased $21.6 million, or 2.7% from $802.7 million at December 31, 1997 to $824.3 million at September 30, 1998. The increase in total assets at September 30, 1998 was due to an increase of U.S. Treasury and agency securities of $50.3 million offsetting a decline caused by the sale of Coal City Bank. Short term borrowings increased to fund the increase in U.S. Treasuries and agency securities. Total loans were $527.3 million at December 31, 1997 and $539.4 million at September 30, 1998. Total securities were $141.9 million at December 31, 1997 and $194.0 million at September 30, 1998. At December 31, 1997 approximately $18.0 million in loans and $15.5 million in securities were attributable to Coal City Bank. The decrease in deposits of $49.5 million was due primarily to the sale of Coal City Bank, which had total deposits of $52.1 million at the date of sale. Additionally, in July 1998 Coal City's subsidiary, Coal City Capital Trust I, issued $25.0 million in corporation obligated mandatorily redeemable capital securities and Coal City's former subsidiary, Coal City Capital Trust 1997-A, retired $10.0 million of corporation obligated mandatorily redeemable preferred securities that were issued in 1997.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1997 TO DECEMBER 31, 1996

   Total assets increased by $214.9 million from $587.8 million at December 31, 1996 to $802.7 million at December 31, 1997 primarily due to the acquisition of U.S. Bancorp, which had total assets of $205.0 million at the date of acquisition. The acquisition cost was $40.2 million which was funded by the issuance of the Class B Preferred Stock of Coal City of $10.2 million, cash held by Coal City of $15.8 million and cash held by U.S.

Bancorp of $14.2 million. The excess cost over the fair value of net assets acquired (goodwill) was $8.6 million. Approximately $5.7 million of the purchase price was allocated to the fair value of the core deposit intangible asset.

CORE DEPOSIT INTANGIBLES AND GOODWILL

   In acquiring its subsidiary banks, Coal City recorded a portion of the purchase price as core deposit intangibles, which represented value assigned to the existing deposit base for which the annual interest and servicing costs are below market rates. In addition, the excess cost over fair value of net assets acquired is recorded as goodwill.

   The following table sets forth for each acquisition the core deposit intangible and goodwill amortization expense for the last five years and the expected expense for 1998 to 2002.

                                                                PLANNED AMORTIZATION FOR THE YEAR ENDING DECEMBER 31,
                                                 -----------------------------------------------------------------------------
                                                      2002               2001           2000          1999             1998
                                                 --------------         ------         ------        ------         ----------
                                                                              (In thousands)
Coal City National Bank (1984)..................        $   --         $   --        $    --         $  --        $    --
Manufacturers National Corporation (1992).......           248            248            248           302            367
Peterson Bank (1995)............................           531            730            770           970          1,025
U.S. Bancorp, Inc.  (1997)......................           724            827          1,042         1,378          1,902
                                                       -------        -------       --------       -------       --------
   Total intangible amortization expense........        $1,503         $1,805         $2,060        $2,650         $3,294
                                                       =======        =======       ========       =======       ========

                                                                ACTUAL AMORTIZATION FOR THE YEAR ENDED DECEMBER 31,
                                                 -----------------------------------------------------------------------------
                                                      1997               1996           1995          1994             1993
                                                 --------------         ------         ------        ------         ----------
                                                                              (In thousands)
Coal City National Bank (1984)..................        $    9         $    9        $     9         $   9        $     9
Manufacturers National Corporation (1992).......           382            497            562           627            691
Peterson Bank (1995)............................         1,196          1,515          1,596            --             --
U.S. Bancorp, Inc.  (1997)......................         1,734             --             --            --             --
                                                       -------        -------       --------       -------       --------
   Total intangible amortization expense........        $3,321         $2,021         $2,167          $636           $700
                                                       =======        =======       ========       =======       ========

   The table demonstrates that in each of the years immediately following an acquisition, Coal City amortizes more of the purchase premium than in later years. This has the effect of increasing other expense (decreasing net income) in early years and decreasing other expense (increasing net income) in later years. Amortization of purchase intangibles is a non-cash expense.

CASH EARNINGS

   The purchase method of accounting has been used to record each of Coal City's acquisitions. As a result, the recorded basis of the net assets of the acquired entities has been adjusted to fair value. Adjustments included recording core deposit intangibles to reflect the difference between the fair value and underlying basis of deposits purchased and recording goodwill for the excess of the acquisition cost over the fair value of net assets acquired. Core deposit intangibles and goodwill are being amortized as a non-cash expense over periods of up to eight and 20 years, respectively. Other fair value adjustments made to assets such as investment securities, loans, and buildings are also being amortized or depreciated over varying periods, ranging from eight to 35 years. Amortization/depreciation expense reduces net income during the amortization periods.

   If Coal City's acquisitions had met certain accounting rules, the pooling of interest method of accounting may have been used to account for Coal City's acquisitions. Under this method of accounting, no goodwill or core deposit intangibles would have been recorded or other fair value adjustments made. Consequently, net income is not reduced for the amortization of core deposit intangibles, goodwill or other fair value adjustments. Since application of the two methods can result in dramatically different net income, management, certain analysts and certain peer financial institutions have been computing cash earnings in order to compare results. At present, cash earnings is not a defined term or concept under generally accepted accounting principles.

   The following table sets forth Coal City's cash earnings, which is defined by management as net income, excluding amortization of purchase accounting non-cash items and the related deferred income tax effect.

                                                          NINE MONTHS
                                                             ENDED
                                                         SEPTEMBER 30,               YEAR ENDED DECEMBER 31,
                                                                          ---------------------------------------------
                                                             1998             1997            1996            1995
                                                       --------------     -----------   --------------   --------------
                                                                            (Dollars in thousands)
Net income...........................................        $ 5,816        $ 3,449          $ 3,637         $ 2,437
Goodwill amortization................................            702            801              570             515
Core deposit intangibles amortization (net of tax)...          1,140          1,663              958           1,090
Other fair value adjustment amortization
   (net of tax)......................................              7            (29)             (62)            (68)
                                                             -------        -------          -------         -------

Cash earnings........................................          7,665          5,884            5,103           3,974
Preferred dividends..................................           (867)          (276)              --            (267)
                                                             -------        -------          -------         -------

Cash earnings to common stockholders.................        $ 6,798        $ 5,608          $ 5,103         $ 3,707
                                                             =======        =======          =======         =======
Cash earnings per share:/(1)/
   Basic.............................................        $138.62        $112.81          $102.83         $ 73.92
   Diluted...........................................         138.62         112.81           102.83           73.92

Performance ratios:/(2)/
   Cash return on average tangible assets............           1.13%          0.90%            1.03%           0.86%
   Cash return on average tangible equity............          39.27          24.95            20.78           16.82

_____________________
(1) Basic earnings per share is calculated by dividing the cash earnings by the average number of common shares outstanding for the period. Diluted earnings per share does not differ from basic earnings per share because the inclusion of granted options and warrants would have an antidilutive effect on basic earnings per share.

(2) Cash return on average tangible assets and equity have been annualized for the nine months ended September 30, 1998 and include the $4.1 million gain on sale of Coal City Bank. Cash return on average tangible assets and equity, excluding the gain on sale of Coal City Bank, would have been 0.68% and 23.64%, respectively.

ASSET QUALITY

     General. Coal City manages asset quality through various control, monitoring and review procedures. Asset quality is important in two areas: the credit quality of securities in Manufacturers Bank's investment portfolio and the credit quality of loans in Manufacturers Bank's loan portfolio. With regard to Manufacturers Bank's investment portfolio, it is Manufacturers Bank's policy to only invest in securities of the U.S. Treasury and agencies of, and corporations sponsored by, the U.S. Government, corporate and municipal securities rated in one of the top four grading categories by Standard & Poors or Moody's, or local municipal non-rated securities for which Manufacturers Bank has sufficient credit information to render an informed credit decision. Consequently, Manufacturers Bank maintains a very high quality investment portfolio that has no nonaccruing or past due securities. The quality of loans in Manufacturers Bank's loan portfolio is evidenced by the level of non-performing loans and assets as well as potential problem loans, which are discussed below.

   Non-performing Loans and Non-performing Assets. Non-performing loans include
(i) loans accounted for on a non-accrual basis, (ii) accruing loans contractually past due 90 days or more as to interest and principal; and (iii) loans whose terms have been renegotiated to provide reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower. Management reviews the loan portfolio for problem loans on an ongoing basis. During the ordinary course of business, Management becomes aware of borrowers that may not be able to meet the contractual requirements of loan agreements. Such loans are placed under close supervision with consideration given to placing the loan on a non-accrual status, increasing the allowance for loan losses, and (if appropriate) partial or full charge-off. Those loans with respect to which Management does not expect to collect interest in the normal course of business are placed on a non-accrual status. After a loan is placed on non-accrual status, any current year interest previously accrued but not yet collected is reversed against current income. If interest payments are received on non-accrual loans, such payments will be applied to principal and not taken into income. Loans will not be placed back on accrual status unless all back interest and principal payments are made. If interest on non-accrual loans had been accrued, such income would have amounted to $198,610, $383,700 and $34,600 for the nine months ended September 30, 1998, and the years ended December 31, 1997 and 1996, respectively.

   Non-performing assets consist of OREO, which represents properties acquired through foreclosure or other proceedings and is recorded at the lower of cost or fair value less the estimated cost of disposal. OREO is evaluated regularly to ensure that the recorded amount is supported by its current fair value. Valuation allowances to reduce the carrying amount to fair value less estimated costs of disposal are recorded as necessary. Revenues and expenses from the operations of OREO and changes in the valuation are included in other income and other expenses on the income statement.

   The following table sets forth the amounts of non-performing loans and non-performing assets at the dates indicated.

                                                  AT                                AT DECEMBER 31,
                                             SEPTEMBER 30,   --------------------------------------------------------------
                                                 1998           1997         1996         1995         1994         1993
                                            ------------     ----------   ----------   ----------   ----------   ----------
                                                                        (Dollars in thousands)
Non-performing loans:
  Non-accrual loans.......................        $6,798        $ 9,879        $ 454        $ 173         $ 31        $ 138
   Loans 90 days or more past due, still
      accruing interest...................            27              2          903          974          553          247
   Restructured loans.....................            --             --           --           --           --           --
                                                 -------       --------      -------       ------        ------      ------
     Total................................         6,825          9,881        1,357        1,147          584          385

Other real estate owned...................           409          3,726           --          216          217           --
                                                 -------       --------      -------      -------        ------      ------
     Total non-performing assets..........        $7,234        $13,607       $1,357       $1,363         $801         $385
                                                 =======       ========      =======      =======        ======      ======

Non-performing loans to total loans.......          1.27%          1.87%        0.35%        0.34%        0.26         0.17%
Non-performing loans to allowance for
   loan losses............................         94.20         124.73        28.92        27.75         2.07        14.22
Non-performing assets to total assets.....          0.88           1.70         0.23         0.24         0.21         0.10

     The increase in non-accrual loans of $9.4 million from December 31, 1996 to December 31, 1997 is directly attributable to the acquisition of U.S. Bancorp. As of September 30, 1998, $3.9 million, or 57.4%, of non-accruing loans represented loans that were acquired with U.S. Bancorp. Non-accrual loans consisted of 28 loans totaling $6.8 million. Of these loans, $4.8 million are secured by a first lien on real estate, $1.2 million are secured by a mix of collateral, and $841,000 are secured by leases. Management is aggressively pursuing collection efforts with respect to these non-performing loans.

     As of September 30, 1998, two occupied commercial properties remain in OREO totaling $409,000. These two properties pay monthly rent to Manufacturers Bank.

     There were no loans identified as impaired as of September 30, 1998 or during the years ended December 31, 1997 and 1996. A loan is classified as impaired when it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. In contrast, a loan is classified as non-accrual when Management does not expect to collect interest in the normal course of business.

     Potential Problem Loans. Manufacturers Bank utilizes an internal asset classification system as a means of reporting problem and potential problem assets. At each scheduled Board of Directors meeting, a watch list is presented, showing all loans listed as "Special Mention," "Substandard," "Doubtful" and "Loss." An asset is classified Substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that Manufacturers Bank will sustain some loss if the deficiencies are not corrected. Assets classified as Doubtful have all the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets classified as Loss are those considered uncollectible and viewed as non- bankable assets, worthy of charge-off. Assets which do not currently expose Manufacturers Bank to sufficient risk to warrant classification in one of the aforementioned categories, but possess weaknesses which may or may not be out of the control of the customer, are deemed to be Special Mention.

     When Manufacturers Bank classifies one or more assets, or portions thereof, as Substandard or Doubtful, it establishes a general valuation allowance for loan losses ("General Valuation Allowance") in an amount deemed prudent by Management. General Valuation Allowance is a term which represents loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to specific problem assets. When Manufacturers Bank classifies one or more assets, or portions thereof, as Loss, it either establishes a specific allowance for losses equal to 100% of the amount of the asset so classified or charges-off such amount.

     Manufacturers Bank's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by Manufacturers Bank's primary regulators, which can order the establishment of additional general or specific loss allowances. The FDIC, in conjunction with the other federal banking agencies, has adopted an interagency policy statement on the allowance for loan and lease losses. The policy statement provides guidance for financial institutions on both the responsibilities of management for the assessment and establishment of adequate allowances and guidance for banking agency examiners to use in determining the adequacy of general valuation guidelines. Generally, the policy statement recommends that (i) institutions have effective systems and controls to identify, monitor and address asset quality problems; (ii) management analyze all significant factors that affect the collectibility of the portfolio in a reasonable manner; and (iii) management establish acceptable allowance evaluation processes that meet the objectives set forth in the policy statement. Management believes it has established an adequate allowance for possible loan losses. Manufacturers Bank analyzes its process regularly, with modifications made if needed, and reports those results four times per year at Board of Directors meetings. However, there can be no assurance that the regulators, in reviewing Manufacturers Bank's loan portfolio, will not request Manufacturers Bank to materially increase its allowance for loan losses at the time. Although management believes that adequate specific and general loan loss allowances have been established, actual losses are dependent upon future events and, as such, further additions to the level of specific and general loan loss allowances may become necessary.

     The aggregate principal amounts of potential problem loans rated Substandard, Doubtful, or Loss, excluding non-performing loans, as of September 30, 1998 and December 31, 1997 were approximately $2.2 million and $7.7 million, respectively. All loans classified as loss have been charged-off. Loans in this category generally include loans that were classified for regulatory purposes.

     Allowance for Loan Losses. The allowance for loan losses is an amount that management believes will be adequate to absorb estimated losses on existing loans, based on an evaluation of the collectibility of loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review Manufacturers Bank's allowance for loan losses, and may require Manufacturers Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

     The following table presents an analysis of the allowance for loan losses for the periods presented.

                                           NINE MONTHS
                                              ENDED
                                          SEPTEMBER 30,                      YEAR ENDED DECEMBER 31,
                                                          ----------------------------------------------------------
                                               1998          1997        1996        1995       1994          1993
                                           -----------    ---------   ---------   ---------   ---------    ---------
                                                                     (Dollars in thousands)
Allowance at beginning of period...            $7,922      $4,692       $4,134      $2,646      $2,707       $2,305

Additions resulting from
   acquisitions....................                --       2,574           --       1,317          --           --
Decreases resulting from sale of
   subsidiary......................             (399)          --           --          --          --           --

Charge-offs:
   Commercial......................                --         178           --          70         145           --
   Commercial loans collateralized
     by assignment of lease
     payments......................                --          --           --          --          --           --
   Real estate - construction......                --          --           --          --          --           --
   Real estate - mortgage..........               979          97           --          --          --           --
   Installment.....................                16          68           29           4           6            2
                                             --------    --------      -------      ------     -------      -------
Total charge-offs..................               995         343           29          74         151            2
                                             --------    --------      -------      ------     -------      -------
Recoveries:
   Commercial......................                35          --           15           5          --           --

                                           NINE MONTHS
                                              ENDED
                                           SEPTEMBER 30,                      YEAR ENDED DECEMBER 31,
                                                        -------------------------------------------------------------
                                              1998           1997        1996         1995        1994        1993
                                           -----------  -----------  ----------- ----------- -----------  -----------
                                                                  (Dollars in thousands)
   Commercial loans collateralized
     by assignment of lease
     payments............................          --          --           --          --          --           --
   Real estate - construction............          --          10           --          --          --           --
   Real estate - mortgage................          89          --           --          --          --           --
   Installment...........................          30          18           --          --          --            4
                                               ------      ------       ------      ------      ------       ------
   Total recoveries......................         154          28           15           5          --            4
                                               ------      ------       ------      ------      ------       ------

  Net charge-offs (recoveries)...........         841         315           14          69         151           (2)
  Provision for loan losses..............         563         971          572         240          90          400
                                               ------      ------       ------      ------      ------       ------
  Allowance at end of period.............      $7,245      $7,922       $4,692      $4,134      $2,646       $2,707
                                               ======      ======       ======      ======      ======       ======

  Allowance to total loans...............        1.34%       1.50%        1.21%       1.22%       1.19%        1.19%

  Net charge-offs to average loans.......        0.16        0.07         0.00        0.02        0.07         0.00

     The following table sets forth the allocation of the allowance for loan losses for the periods presented and the percentage of loans in each category to total loans. An allocation for a loan classification is only for internal analysis of the adequacy of the allowance and is not an indication of expected or anticipated losses. The allowance is available for all loan losses.

                          AT SEPTEMBER 30,                                           AT DECEMBER 31,
                                              ---------------------------------------------------------------------------
                                1998                1997               1996               1995                 1994
                          ---------------     ---------------    ---------------     ---------------    -----------------
                          AMOUNT   PERCENT   AMOUNT    PERCENT   AMOUNT   PERCENT   AMOUNT   PERCENT    AMOUNT   PERCENT
                         -------- --------  --------  --------  -------- --------  --------  --------  -------- ---------
                                                                       (Dollars in thousands)
Commercial..............    $1,369     22.38%  $1,430      21.24%  $1,030    24.22%     $537     20.71%   $1,230    33.30%
Commercial loans
   collateralized by
   assignment of lease
   payments.............       244     18.30      215      16.25      285    29.35       271     31.89       323    32.64
Real estate.............     2,107     48.21    2,695      48.75      554    40.89       193     43.62        64    30.63
Real estate construction        --      4.98       --       7.03       --     1.82        --      2.03        --     1.67
Installment.............        91      6.13       73       6.73       55     3.72        38      1.75        27     1.76
Unallocated.............     3,434        --    3,509         --    2,768       --     3,095        --     1,002       --
                           -------   -------   ------    -------   ------  -------    ------   -------    ------  -------
  Total.................    $7,245    100.00%  $7,922     100.00%  $4,692   100.00%   $4,134    100.00%   $2,646   100.00%
                           =======   =======   ======    =======   ======  =======    ======   =======    ======  =======






































                            AT DECEMBER 31,
                           ----------------
                                 1993
                           ----------------
                           AMOUNT   PERCENT
                           -------  -------
Commercial..............     $913     33.43%
Commercial loans
   collateralized by
   assignment of lease
   payments.............      420     36.98
Real estate.............      502     27.27
Real estate construction       --      0.34
Installment.............       33      1.98
Unallocated.............      839        --
                           ------   -------
  Total.................   $2,707    100.00%
                           ======   =======

     Manufacturers Bank's loan quality is continually monitored by management and is reviewed by the Board of Directors and the loan committee of Manufacturers Bank on a monthly basis. In addition, independent external review of the loan portfolio is conducted by regulatory authorities and by independent public accountants in conjunction with their annual audit. The amount of additions to the allowance for loan losses which are charged to earnings through the provision for loan losses is determined based on a variety of factors, including actual charge-offs and anticipated charge-offs, delinquent loans, historical loss experience and economic conditions in Manufacturers Bank's market area. Although management believes the allowance for loan losses is sufficient to cover potential losses, there can be no assurance that the allowance will prove sufficient to cover actual loan losses in the future.

     At December 31, 1997, the allowance for loan losses was $7.9 million, representing an increase of $3.2 million from December 31, 1996. The increase was primarily due to the acquisition of U.S. Bancorp, which had an allowance for loan losses of $2.6 million at the date of acquisition.

ASSET LIABILITY MANAGEMENT

     Coal City's net interest income is subject to "interest rate risk" to the extent that it can vary based on changes in the general level of interest rates. It is Coal City's policy to maintain an acceptable level of interest rate risk over a range of possible changes in interest rates while remaining responsive to market demand for loan and deposit products. The strategy employed by Manufacturers Bank to manage its interest rate risk is to measure its risk using an asset/liability simulation model and adjust the maturity of securities in its investment portfolio to manage that risk. Also, to limit risk, Manufacturers Bank generally does not make fixed rate loans or accept fixed rate deposits with terms of more than five years.

     Based on simulation modeling as of December 31, 1997 and September 30, 1998, respectively, Coal City's net interest income would change over a one-year time period due to changes in interest rates as follows:

                                           CHANGE IN                             CHANGE IN
                                       NET INTEREST INCOME                   NET INTEREST INCOME
                                      OVER ONE-YEAR HORIZON                 OVER ONE-YEAR HORIZON
                                     AS OF DECEMBER 31, 1997               AS OF SEPTEMBER 30, 1998
                                ------------------------------------    ----------------------------
               CHANGES IN
                LEVEL OF           DOLLAR         PERCENTAGE           DOLLAR            PERCENTAGE
             INTEREST RATES        CHANGE           CHANGE             CHANGE              CHANGE
             --------------     -----------     ---------------    ------------        -------------
                 +2.00%          $237,000             0.90%          $562,000               2.02%
                 +1.00            102,000             0.39            282,000               1.01
                 (1.00)          (133,000)           (0.50)          (282,000)             (1.01)
                 (2.00)          (232,000)           (0.88)          (555,000)             (1.99)

     Simulations used by Coal City assume the following:

     1. Changes in interest rates are immediate.
     2. With the exception of NOW, money market and savings accounts, all interest rates change by the same amount at the same time.
     3. NOW, money market and savings accounts rates change by 0.25% for every 1.00% change in interest rates and by 0.50% for every 2.00% change in interest rates. Management believes, and experience has shown, that these deposit accounts take longer to change rates when economic conditions change and do not change rates as much as other general interest rates, such as prime or federal funds. It is Manufacturers Bank's policy that interest rate exposure due to a 2.00% interest rate rise or fall be limited to 7.50% of Manufacturers Bank's annual net interest income as forecasted by the simulation model. As demonstrated by the table above, Manufacturers Bank's interest rate risk exposure was within this policy at December 31, 1997 and September 30, 1998.

     Interest rate risk can also be measured by analyzing the extent to which the repricing of assets and liabilities are mismatched to create an interest sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest earning assets maturing or repricing within a specific time period and the amount of interest bearing liabilities maturing or repricing within that same time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, therefore, a negative gap would tend to adversely affect net interest income. Conversely, during a period of falling interest rates, a negative gap position would tend to result in an increase in net interest income.

     The following table sets forth the amounts of interest earning assets and interest bearing liabilities outstanding at September 30, 1998, which are anticipated by Manufacturers Bank, based upon certain assumptions, to reprice or mature in each of the future time periods shown. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined based on the earlier of the term to repricing or the term to repayment of the asset or liability. The table is intended to provide an approximation of the projected repricing of assets and liabilities at September 30, 1998 on the basis of contractual maturities and scheduled rate adjustments within a three-month period and subsequent selected time intervals. The loan amounts in the table reflect principal balances expected to be reinvested and/or repriced as a result of contractual amortization and rate adjustments on adjustable-rate loans. Loan and investment security prepayments are not considered significant and therefore contractual maturities or repricing is not adjusted for possible prepayments. While NOW, money market and savings deposit accounts have adjustable rates, it is assumed that the interest rates on these accounts will not adjust immediately to changes in other interest rates. Therefore, the table is calculated assuming that these accounts will reprice as follows: 25% in the first three months, 25% in the next nine months, and 50% after one year.

                                                                      TIME TO MATURITY OR REPRICING
                                           --------------------------------------------------------------------------------------
                                                    0-90             91-365              1-5            OVER 5
                                                    DAYS              DAYS              YEARS            YEARS            TOTAL
                                           ----------------      -------------     -------------    -------------     -----------
                                                                         (Dollars in thousands)
INTEREST EARNING ASSETS:
Net loans/1/...........................           $249,658           $69,737          $192,332         $13,585          $525,312
Investment securities..................             80,324            47,355            62,487           3,856           194,022
Federal funds sold.....................             16,700                --                --              --            16,700
                                                ----------       -----------       -----------      ----------        ----------
   Total interest earning assets.......           $346,682          $117,092          $254,819         $17,441          $736,034
                                                ==========       ===========       ===========      ==========        ==========

INTEREST BEARING LIABILITIES:
NOW and money market deposit
  accounts.............................            $33,947           $33,947           $67,895         $    --          $135,789
Savings deposits.......................             20,449            20,448            40,897              --            81,794
Time deposits..........................            163,217           103,328            28,645              --           295,190
Long-term borrowings/2/................                739             2,216             6,555          25,000            34,510
Short-term borrowings..................             84,494                --                --              --            84,494
                                                ----------       -----------       -----------      ----------        ----------
   Total interest bearing liabilities..           $302,846          $159,939          $143,992         $25,000          $631,777
                                                ==========       ===========       ===========      ==========        ==========

Rate sensitive assets (RSA)............           $346,682          $463,774          $718,593        $736,034          $736,034

Rate sensitive liabilities (RSL).......            302,846           462,785           606,777         631,777           631,777

Cumulative GAP.........................             43,836               989           111,816         104,257           104,257
  (GAP = RSA - RSL)

                                                                      TIME TO MATURITY OR REPRICING
                                           ---------------------------------------------------------------------------------------
                                                    0-90             91-365              1-5            OVER 5
                                                    DAYS              DAYS              YEARS            YEARS            TOTAL
                                           ----------------    ---------------    -------------    -------------     -------------
                                                                         (Dollars in thousands)
RSA/Total assets.......................              42.06%            56.26%            87.18%          89.29%            89.29%
RSL/Total assets.......................              36.74             56.14             73.61           76.65             76.65

GAP/Total assets.......................               5.32              0.12             13.57           12.65             12.65
GAP/RSA................................              12.64              0.21             15.56           14.16             14.16

----------------------

(1)  Less non-accrual loans totaling $6.8 million.
(2)  Includes corporation obligated mandatorily redeemable capital securities.

     Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets may lag behind changes in market rates. Additionally, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Therefore, Coal City does not rely solely on a gap analysis to manage its interest rate risk, but rather it uses what it believes to be the more reliable simulation model relating to changes in net interest income presented earlier.

LIQUIDITY

     Bank Liquidity. Manufacturers Bank's primary sources of funds are retail and commercial deposits, short-term and long-term borrowings, and funds generated from operations. Funds from operations include principal and interest payments received on loans and securities and proceeds from the sale of securities and loans. While maturities and scheduled amortization of loans and securities provide an indication of the timing of the receipt of funds, changes in interest rates, economic conditions and competition strongly influence mortgage prepayment rates and deposit flows, reducing the predictability of the timing on sources of funds.

     Manufacturers Bank has no required regulatory liquidity ratios to maintain; however, it adheres to a Liquidity Policy, approved by its Board of Directors, which sets certain guidelines for liquidity purposes. This policy requires that Manufacturers Bank maintain the following liquidity ratios:

            1. Liquidity ratio (defined as cash, short-term investments, marketable securities and investment grade scheduled lease loan payments due in one year or less divided by deposits plus short-term liabilities) greater than 20%.
            2.    Loans to deposit ratio less than 85%.
            3.    Loans to deposits minus public funds ratio less than 80%.

     At September 30, 1998, Manufacturers Bank was in substantial compliance with the foregoing policy. Generally, when Manufacturers Bank's loan to deposit ratios become higher than policy guidelines, Manufacturers Bank sells Lease Loans to reduce the volume of total loans and to provide a source of funds. In 1997, Manufacturers Bank sold approximately $30 million of Lease Loans to remain in compliance with the Liquidity Policy. At present, Manufacturers Bank, with the consent of its Board of Directors, has exceeded ratios 2 and 3 above but management anticipates that the Bank will be in compliance with all policy limitations immediately after the Bank Merger. Liquidity management is monitored by the Asset/Liability Committee of Manufacturers Bank, which takes into account the marketability of assets, the sources and stability of funding and the level of unfunded commitments.

     At September 30, 1998, Manufacturers Bank had outstanding origination loan commitments and unused commercial and retail lines of credit of $116.2 million. The amount of loan commitments and unused lines of credit has remained approximately the same for the last several years. Manufacturers Bank anticipates that it will have sufficient funds available to meet its current origination and other lending commitments. Certificates of deposit that are scheduled to mature within one year totaled $266.5 million at September 30, 1998. Manufacturers Bank expects a substantial majority of these certificates of deposit to remain with Manufacturers Bank.

     In the event that additional short-term liquidity is needed, Manufacturers Bank has established relationships with several large regional banks to provide short-term borrowings in the form of federal funds purchases. While there are no firm lending commitments in place, Manufacturers Bank has borrowed, and Management believes that Manufacturers Bank could again borrow, more than $30 million for a short time from these banks on a collective basis. Additionally, Manufacturers Bank is a member of the FHLB and has the ability to borrow from the FHLB.

     Corporation Liquidity. Coal City's main sources of liquidity at the holding company level are dividends from Manufacturers Bank passed on to Coal City through Manufacturers National and lines of credit maintained with a large regional correspondent bank in the amount of $15.0 million. As of September 30, 1998, Coal City had $14.5 million undrawn and available under its lines of credit.

     Manufacturers Bank is subject to various regulatory capital requirements administered by federal and state banking agencies, which affect Manufacturers Bank's ability to pay dividends to Coal City. Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by regulators that, if undertaken, could have a direct material effect on Coal City's financial statements. Additionally, Bank policy requires that dividends cannot be declared in an amount that would cause Manufacturers Bank's capital to fall below the minimum amount required for Manufacturers Bank to be considered "well capitalized" for regulatory purposes. At September 30, 1998, Manufacturers Bank could pay $15.8 million of dividends and comply with such minimum regulatory capital requirements.

CAPITAL RESOURCES

     Manufacturers Bank is subject to the risk based capital regulations administered by the banking regulatory agencies. The risk based capital guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Under the regulations, assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk weighted assets and off-balance sheet items. Under the prompt corrective action regulations, to be adequately capitalized a bank must maintain minimum ratios of total capital to risk-weighted assets of 8%, Tier 1 capital to risk-weighted assets of 4%, and Tier 1 capital to total assets of 4%. Failure to meet these capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators, that, if undertaken, could have a direct material effect on Manufacturers Bank's financial statements. As of September 30, 1998, the most recent notification from the federal banking regulators categorized Manufacturers Bank as well capitalized. A well capitalized institution must maintain a minimum ratio of total capital to risk-weighted assets of at least 10%, a minimum ratio of Tier 1 capital to risk weighted assets of at least 6%, a minimum ratio of Tier 1 capital to total assets of at least 5% and must not be subject to any written order, agreement or directive requiring it to meet or maintain a specific capital level. There are no conditions or events since that notification that Management believes have changed Manufacturers Bank's capital classification. Coal City, on a consolidated basis, must maintain a minimum ratio of Tier 1 capital to total assets of 4%, and a minimum ratio of total capital to risk- weighted assets of 8%.

     Coal City and Manufacturers Bank were in full compliance with all capital adequacy requirements to which they are subject as of December 31, 1997 and September 30, 1998, respectively. The required and actual amounts and ratios for Coal City and Manufacturers Bank as of September 30, 1998 (unaudited) are presented below.

                                                                                                             TO BE WELL
                                                                                                           CAPITALIZED UNDER
                                                                                FOR CAPITAL                PROMPT CORRECTIVE
                                                      ACTUAL                 ADEQUACY PURPOSES            ACTION REGULATIONS
                                           ------------------------         --------------------         ---------------------
                                            AMOUNT            RATIO         AMOUNT         RATIO         AMOUNT          RATIO
                                           ---------          -----         ------         -----         ------         ------
                                                                           (Dollars in thousands)
Total capital (to risk-weighted assets):
   Consolidated...........................  $71,296           12.00%        $47,546        8.00%         N/A             N/A
   Manufacturers Bank.....................   63,295           10.67          47,452        8.00        $59,315          10.00%

Tier 1 capital (to risk-weighted assets):
   Consolidated...........................   44,028            7.41          23,773        4.00          N/A             N/A
   Manufacturers Bank.....................   56,050            9.45          23,726        4.00         35,589           6.00

Tier 1 capital (to total average assets):
   Consolidated...........................   44,028            5.22          33,762        4.00          N/A             N/A
   Manufacturers Bank.....................   56,050            6.64          33,773        4.00         42,217           5.00

STATEMENTS OF CASH FLOWS

     Manufacturers Bank's cash flows are composed of three classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. Net cash provided by operating activities, consisting primarily of earnings, was $13.2 million for the year ended December 31, 1997, $13.5 million for the year ended December 31, 1996 and $9.7 million for the year ended December 31, 1995. Net cash provided by operating activities increased $3.8 million from 1995 to 1996 primarily due to an increase in the non-cash adjustment for depreciation for lease investments. Net cash used in investing activities, consisting primarily of loan and investment funding, was $37.9 million, $13.1 million and $39.0 million for the years ended December 31, 1997, 1996 and 1995, respectively. Net cash provided by financing activities, consisting principally of deposit growth and other borrowings, was $29.6 million, $4.1 million and $32.4 million for the years ended December 31, 1997, 1996 and 1995, respectively.

YEAR 2000

     A significant issue has emerged in the banking industry and for the economy overall regarding how existing computer systems recognize the year 2000. Many existing computer programs and systems were originally programmed with six digit dates that provided only two digits to identify the calendar year in the date field, without considering the upcoming change in the century. If computer systems are not adequately changed to identify the year 2000, many computer applications could fail or create erroneous results. As a result, many calculations that rely on the date field information, such as interest payment due dates and other operating functions, may generate results that could be significantly misstated, and Coal City and Manufacturers Bank could experience a temporary inability to process transactions, send invoices or engage in similar normal business activities. In addition, under certain circumstances, failure to adequately address the year 2000 issue could adversely affect the creditworthiness of Manufacturers Bank's borrowers. Thus, if not adequately addressed, the year 2000 issue could result in a significant adverse impact on the products, services and competitive condition of Coal City and Manufacturers Bank.

     On March 20, 1998, the Examination Parity and Year 2000 Readiness for Financial Institutions Act, P.L. 105- 164, became law. In that statute, Congress emphasized the seriousness with which the financial services industry and its regulators must view the year 2000 issue by requiring the regulators to conduct seminars for, and otherwise provide information and model approaches concerning common problems to, the nation's financial institutions concerning this problem. The regulators, acting through the Federal Financial Institutions Examination Council, have been compiling and disseminating such information through industry-wide pronouncements which emphasize that safety and soundness examinations would focus, among other things, on the institution's awareness and preparations with respect to the year 2000 issue. Failure to appropriately address the year 2000 issue may result in supervisory actions, denials of regulatory applications and civil money penalties.

     In response to the foregoing regulatory guidance and pronouncements, Coal City established a year 2000 compliance team (the Team) composed of representatives from key areas throughout the organization. The Team reports periodically to the Manufacturers Bank Board of Directors. It is the mission of the Team to identify areas subject to complications related to the year 2000, and to initiate remedial measures designed to eliminate any adverse effects on Coal City's operations. The Team has identified all mission-critical software and hardware that may be adversely affected by the year 2000 and has required vendors to represent that the systems and products provided are or will be year 2000 compliant. Manufacturers Bank expects that all mission-critical software will be upgraded to achieve year 2000 compliance and tested by March 31, 1999. In addition, the Team is developing contingency plans to address systems that do not become year 2000 compliant by December 31, 1999.

     Coal City and Manufacturers Bank believe that they have an effective year 2000 compliance program in place and that additional expenditures required to bring its systems into compliance will not have a materially adverse effect on Coal City's operations, cash flow, or financial condition. Coal City and Manufacturers Bank expect total additional out-of-pocket expenditures to be approximately $50,000. However, the year 2000 issue is pervasive and complex and can potentially affect any computer process. Accordingly, no assurance can be given that year 2000 compliance can be achieved without additional unanticipated expenditures and uncertainties that might affect the financial results of Coal City and Manufacturers Bank.

EFFECTS OF INFLATION

     The Consolidated Financial Statements of Coal City Corporation and the Notes thereto and the related financial data concerning Coal City have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. Inflation can have a significant effect on the operating results of all businesses, however, the effects of inflation in the local economy and on Coal City's operating results have been minimal for the past several years, although there can be no assurance that this will continue in the future. Since the majority of Coal City's assets and liabilities are monetary in nature, such as cash, securities, loans and deposits, their values are less sensitive to the effects of inflation than to changing interest rates, which do not necessarily change in accordance with inflation rates.

     The most significant impact of inflation on Coal City would be reflected in increased operating costs. Increases in interest rates affect the ability of Coal City's borrowers to repay their debt. Furthermore, inflation can directly affect the value of loan collateral in general, and real estate collateral in particular. These factors are taken into account as loans are approved. Coal City believes that it has systems in place to continue to manage the rates, liquidity and interest rate sensitivity of Coal City's assets and liabilities. See "--Asset Liability Management."

            SUPERVISION AND REGULATION OF AVONDALE FINANCIAL CORP.
                         AS THE SURVIVING CORPORATION

     Bank Holding Company Regulation. Upon consummation of the Merger, Avondale will become a bank holding company and will register as such with the FRB. Bank holding companies are subject to comprehensive regulation by the FRB under the BHCA. As a bank holding company, Avondale will be required to file reports with the FRB and such additional information as the FRB may require, and Avondale and its nonbanking affiliates will be subject to examination by the FRB. The FRB also has extensive enforcement authority over bank holding companies. Under FRB policy, a bank holding company must serve as a source of strength for its subsidiary banks. Under this policy the FRB may require, and has required in the past, a holding company to contribute additional capital to an undercapitalized subsidiary bank. Under the BHCA, a bank holding company must obtain FRB approval before: (i) acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, it would own or control more than 5% of such shares (unless it already owns or controls the majority of such shares); (ii) acquiring all or substantially all of the assets of another bank or bank holding company; or
(iii) merging or consolidating with another bank holding company.

     As a savings and loan holding company, Avondale is generally not subject to any activity restrictions, but as a bank holding company, it will be subject to the activity limitations imposed on bank holding companies. The BHCA prohibits a bank holding company, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities which, by statute or by FRB regulation or order, have been identified as activities closely related to the business of banking or managing or controlling banks. The list of activities permitted by the FRB includes, among other things, operating a savings institution (such as Avondale Bank), mortgage company, finance company, credit card company or factoring company; performing certain data processing operations; providing certain investment and financial advice; underwriting and acting as an insurance agent for certain types of credit- related insurance; leasing property on a full-payout, non-operating basis; selling money orders, travelers' checks and United States Savings Bonds; real estate and personal property appraising; providing tax planning and preparation services; and, subject to certain limitations, providing securities brokerage services for customers. The scope of permissible activities may be expanded from time to time by the FRB. Such activities may also be affected by federal legislation.

     Avondale will also be a bank holding company under the Illinois BHCA, and subject to regulation and examination by the Illinois Commissioner thereunder.

     Depository Institution Regulation. Manufacturers Bank is subject to regulation by the Illinois Commissioner and the FDIC. Avondale Bank is subject to regulation by the OTS (and, for certain purposes, by the FDIC). The federal regulatory scheme includes: (i) real estate lending standards, which provide guidelines concerning loan-to-value ratios for various types of real estate loans; (ii) risk-based capital rules including accounting for interest rate risk, concentration of credit risk and the risks posed by "non-traditional" activities; (iii) rules requiring depository institutions to develop and implement internal procedures to evaluate and control credit and settlement exposure to their correspondent banks; (iv) rules prohibiting, with certain exceptions, equity investments of types and in amounts not permissible for national banks; and (v) rules addressing various "safety and soundness" issues, including operations and managerial standards, standards for asset quality, earnings and stock valuations, and compensation standards.

     Avondale and its subsidiaries are affiliates within the meaning of the Federal Reserve Act (FRA) so that its insured depository institution subsidiaries are subject to certain restrictions on transactions with their affiliates or involving securities issued by an affiliate, such as any extensions of credit to Avondale and its other subsidiaries, investments in the stock or other securities of Avondale and its other subsidiaries and the acceptance of the stock or other securities of Avondale or its other subsidiaries as collateral for loans. Certain limitations and reporting requirements will be placed on extensions of credit by Manufacturers Bank or Avondale Bank to principal stockholders of Avondale, as the surviving corporation, and its other subsidiaries, to directors and certain executive officers of Avondale and its other subsidiaries, and to "related interests" of such principal stockholders, directors and officers.

     Under the Federal Deposit Insurance Act (FDIA), an insured depository institution which is commonly controlled with another insured depository institution shall generally be liable for any loss incurred, or reasonably anticipated to be incurred, by the FDIC in connection with the default (i.e., the appointment of a conservator or receiver) of such commonly controlled institution, or for any assistance provided by the FDIC to such commonly controlled institution, which is in danger of default. Thus, one of Avondale's depository institution subsidiaries could incur liability to the FDIC in the event of a loss suffered by the FDIC in connection with another Avondale depository institution subsidiary.

     Under the FDIC's risk-based insurance assessment system, each insured bank or thrift is placed in one of nine risk categories based on its level of capital and other relevant information. Each insured bank's insurance assessment rate is then determined by the risk category in which it has been classified by the FDIC. There is currently a 27 basis point spread between the highest and lowest assessment rates, so that institutions classified as strongest by the FDIC are subject in1998 to 0% assessment, and those classified as weakest by the FDIC are subject to an assessment rate of .27%. In addition to insurance assessments, each insured bank is subject to an additional assessment of approximately one basis point, and each insured thrift to an additional assessment of approximately six basis points, to fund debt service or obligations issued in connection with the resolution of the thrift crisis in the 1980's.

     Interstate Banking and Branching. The FRB may approve an application of an adequately capitalized and adequately managed bank holding company to acquire control of, or acquire all or substantially all of the assets of, a bank located in a state other than such holding company's home state, without regard to whether the transaction is prohibited by the laws of any state. The FRB may not approve the acquisition of a bank that has not been in existence for the minimum time period (not exceeding five years) specified by the statutory law of the host state and may not approve an application if the applicant (and its depository institution affiliates) controls or would control more than 10% of the insured deposits in the United States or 30% or more of the deposits in the target bank's home state or in any state in which the target bank maintains a branch. Individual states may also waive the 30% state-wide concentration limit. Each state may limit the percentage of total insured deposits in the state which may be held or controlled by a bank or bank holding company to the extent such limitation does not discriminate against out-of-state banks or bank holding companies.

     The federal banking agencies are authorized to approve interstate merger transactions without regard to whether such transactions are prohibited by the law of any state, unless the home state of one of the banks opted out of interstate mergers prior to June 1, 1997. Interstate acquisitions of branches are permitted only if the law of the state in which the branch is located permits such acquisitions. Interstate mergers and branch acquisitions are subject to the nationwide and statewide insured deposit concentration amounts described above.

     The FDIC may approve interstate branching de novo by state banks only in states which specifically allow for such branching. Illinois banks are permitted to branch into other states. Interstate branching authority may not be used primarily for the purpose of deposit production. As a federal thrift institution, Avondale Bank, subject to certain conditions, has nationwide branching authority.

     Dividends. The FRB's policy is that a bank holding company should pay cash dividends only to the extent that its net income for the past year is sufficient to cover both the cash dividends and a rate of earning retention that is consistent with the holding company's capital needs, asset quality and overall financial condition and that it is inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the prompt corrective action regulations adopted by the FRB, the FRB may prohibit a bank holding company from paying any dividends if the holding company's bank subsidiary is classified as "undercapitalized."

     Bank holding companies are required to give the FRB prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of their consolidated net worth. The FRB may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe or unsound practice or would violate any law, regulation, FRB order, or any condition imposed by, or written agreement with, the FRB. This notification requirement does not apply to any company that meets the well-capitalized standard for commercial banks, is well managed and is not subject to any unresolved supervisory issues.

     Manufacturers Bank is permitted, under the Illinois Banking Act, to declare and pay dividends in amounts up to the amount of its accumulated net profits, provided that it shall retain in its surplus at least one-tenth of its net profits since the date of the declaration of its most recent previous dividend until said additions to surplus, in the aggregate, equal at least the paid-in-capital of such bank. In no event may such bank, while it continues its banking business, pay dividends in excess of its net profits then on hand (after deductions for losses and bad debts). Avondale Bank is also subject to certain restrictions on its payment of dividends under OTS regulations.

     Capital Requirements. The FRB has established capital requirements for bank holding companies that generally parallel the capital requirements for banks and thrift institutions. As a thrift holding company, Avondale is not subject to any minimum capital requirements. However, as a bank holding company, it will be subject to capital requirements on a consolidated basis and its depository institution subsidiaries individually will be subject to applicable capital requirements.

     The FRB expects bank holding companies to maintain Tier 1 capital commensurate with the level and nature of risks to which they are exposed. The minimum ratio of Tier 1 capital to total assets is 4% or 3% in the case of a company (i) with a safety and soundness examination rating of "1" or (ii) that has implemented the risk-based capital measure for market risk (applicable only when the sum of trading assets and liabilities is 10% or more of total assets or $1 billion or more). In addition, a bank holding company is expected to maintain at least an 8% minimum ratio of total capital (at least half of which must be Tier 1 capital) to risk-weighted assets.

     The federal banking regulators must take prompt corrective action with respect to FDIC-insured depository institutions that do not meet minimum capital requirements. There are five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Under FDIC and OTS regulations, an insured institution is well capitalized if it maintains a leverage ratio (i.e., ratio of Tier 1 capital to total assets) of at least 5%, a total risk-based capital ratio (i.e., a ratio of total qualifying capital to risk-weighted assets) of at least 10% and a Tier 1 risk-based capital ratio (i.e., a ratio of Tier 1 capital to risk-weighted assets) of at least 6% and is not subject to an agreement, order or directive to maintain a specified capital level. An institution is generally considered to be adequately capitalized if it is not well capitalized but has a Leverage Ratio of 4% or greater (or a leverage ratio of 3% if it has a safety and soundness examination rating of "1"), a total risk-based capital ratio of 8% or greater and a Tier 1 risk-based capital ratio of 4% or greater. An institution will be considered undercapitalized if it fails to meet any minimum requirement to be adequately capitalized, significantly undercapitalized if it is significantly below such requirement and critically undercapitalized if it maintains a level of tangible equity capital equal to or less than 2% of total assets. An institution may be reclassified in a lower capitalization category if it receives a less than satisfactory examination rating by its examiners with respect to its assets, management, earnings or liquidity that has not been corrected, or it is determined that the institution is in an unsafe or unsound condition or engaged in an unsafe or unsound practice. Tier 1 capital generally includes common stockholders equity capital, certain noncumulative perpetual preferred stock and minority interests in consolidated subsidiaries, minus certain intangible assets. Total qualifying capital includes certain elements in addition to Tier 1 capital.

     Undercapitalized depository institutions are subject to various restrictions and are required to submit or implement a capital restoration plan. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. Undercapitalization (under certain circumstances) and critical undercapitalization are grounds for the appointment of the FDIC as receiver or conservator of a depository institution.

     Community Investment and Consumer Protection Laws. In connection with lending activities, Manufacturers Bank and Avondale Bank are subject to a variety of federal laws designed to protect borrowers and promote lending to various sectors of the economy and population. Included among these are the Federal Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act, the Truth-in-Lending Act, the Equal Credit Opportunity Act (ECOA), the Fair Credit Reporting Act and the CRA. Manufacturers Bank is also subject to similar Illinois laws applicable to, among other things, usury, credit discrimination and general business practices.

     As an Illinois banking corporation controlled by a bank holding company, Manufacturers Bank is not only subject to the rules regarding change of control contained in the FRA and the FDIA and the regulations promulgated thereunder by the FRB and the FDIC, but it is also subject to the rules regarding change in control of Illinois banks contained in the Illinois Banking Act (IBA). Coal City is, and Avondale will be, subject to these rules by virtue of control of Manufacturers Bank. Generally, the IBA provides that no person or entity or group of affiliated persons or entities may, without the Illinois Commissioner's consent, directly or indirectly, acquire control of an Illinois bank. Such control is presumed if any person owns or controls 20% or more of the outstanding stock of an Illinois bank or such lesser amount as would enable the holder or holders, by applying cumulative voting, to elect one director of the bank.

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                    COMPARISON OF RIGHTS OF STOCKHOLDERS OF
              AVONDALE FINANCIAL CORP. AND COAL CITY CORPORATION

INTRODUCTION

     Upon the consummation of the Merger, Coal City stockholders, whose rights are presently governed by Illinois law and Coal City's Articles of Incorporation and Bylaws will become stockholders of Avondale, a Delaware corporation. Accordingly, their rights will be governed by the Delaware General Corporation Law (DGCL) and the Avondale Certificate of Incorporation and Bylaws. Certain differences arise from the change in governing law, as well as from differences between the Coal City Articles and Bylaws and the Avondale Certificate and Bylaws. The following discussion summarizes material differences affecting the rights of stockholders but is not intended to be a complete statement of all differences and is qualified in its entirety by reference to the BCA, the DGCL, the Avondale Certificate and Bylaws, and the Coal City Articles and Bylaws.

ISSUANCE OF CAPITAL STOCK

     The Coal City Articles authorize the issuance of 200,000 shares of common stock, no par value, 100 shares of Class A preferred stock, par value $100,000 per share, and 100 shares of Class B preferred stock, par value $150,000 per share. At December 31, 1998, 48,957 shares of common stock and no shares of Class A preferred stock or Class B preferred stock, were issued and outstanding. The Avondale Certificate currently authorizes the issuance of 10,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of serial preferred stock, par value $.01 per share. At December 31, 1998, 2,862,442 shares of Avondale Common Stock and no shares of preferred stock were outstanding. For information regarding a proposal to increase the number of authorized shares of Avondale Common Stock, see "Amendments to Certificate of Incorporation of Avondale Financial Corp.--Increase in Authorized Shares of Capital Stock." For information regarding the number of shares of Avondale Common Stock that would have been issued on a pro forma basis upon the consummation of the Merger as of January 1, 1997, see "Unaudited Pro Forma Combined Consolidated Financial Information." Both Coal City and Avondale are authorized to issue additional shares of capital stock up to the amount authorized without stockholder approval.

PAYMENT OF DIVIDENDS

     The ability of Coal City and Avondale to pay dividends on their common stock is governed by Illinois and Delaware corporate law, respectively. Under the BCA, a dividend may be made unless, after giving it effect, the corporation would be insolvent or the net assets of the corporation would be less than the maximum amount payable to stockholders having preferential rights in liquidation. Under the DGCL, dividends may be paid in cash, in property or in shares of Avondale's capital stock either out of Avondale's surplus (defined as the excess of the net assets over the stated capital of Avondale) or, in case there is no surplus, out of the net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

     The ability of Coal City and Avondale to pay dividends on their common stock also is affected by restrictions upon their receipt of dividends from their respective subsidiary savings institutions. See "Supervision and Regulation of Avondale Financial Corp. as the Surviving Corporation" for additional information.

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

SPECIAL MEETINGS OF STOCKHOLDERS

     Special meetings of Coal City stockholders may be called by the President, the Board of Directors, or the holders of not less than one-fifth of the outstanding capital stock of Coal City entitled to vote at the meeting. The Avondale Certificate provides that special meetings of stockholders of Avondale may be called only by a majority of the authorized directors of Avondale.

ADVANCE NOTICE REQUIREMENTS FOR NOMINATIONS OF DIRECTORS AND PRESENTATION OF NEW BUSINESS AT ANNUAL MEETINGS OF STOCKHOLDERS

     The Avondale Bylaws provide that any stockholder desiring to make a nomination for the election of directors or bring a proposal for new business before any annual or special meeting of stockholders must submit written notice to Avondale at least 30 days in advance of the meeting, together with certain information; however, in the event that fewer than 40 days' notice or prior public disclosure of the date of the meeting is given or made, written notice must be submitted within ten days after such notice is given. The Coal City Bylaws do not include any similar provision.

CUMULATIVE VOTING FOR ELECTION OF DIRECTORS

     Neither the Coal City Articles nor the Avondale Certificate provide for cumulative voting in the election of directors. The absence of cumulative voting rights effectively means that the holders of a majority of the shares voted at a meeting of stockholders may, if they so choose, elect all directors to be selected at that meeting, thereby precluding minority stockholder representation on the Board.

RESTRICTIONS ON VOTING RIGHTS; QUORUM

     The Avondale Certificate currently restricts the voting rights of any person to a maximum of 10% of the voting power of the outstanding shares regardless of the number of shares actually held. The Coal City Articles do not include any similar provision.

     The Coal City Bylaws provide that the holders of a majority of shares of common stock entitled to vote at a meeting of stockholders constitutes a quorum at any such meeting. The Avondale Certificate also provides that the holders of a majority of shares entitled to vote at a meeting constitutes a quorum. However, to the extent the voting rights of any person are reduced, such reduced power will be considered for purposes of determining a quorum.

     The Coal City Articles provide that the holders of Class A preferred stock may elect a majority of the Board of Directors of Coal City under certain circumstances relating to failure to make dividend and redemption payments, ownership of subsidiaries, or insolvency. The Avondale Certificate has no similar provision.

NUMBER AND TERM OF DIRECTORS

     Pursuant to the Coal City Bylaws, the Board of Directors consists of eight members. The Avondale Certificate provides that the number of directors shall be fixed by a resolution adopted by a majority of the directors of Avondale. As of September 1995, Avondale's directors had fixed the Board of Directors at eight members. See "Management After the Merger."

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

     The Avondale Certificate also provides that the Board of Directors shall be divided into three classes with the term of office of one class expiring each year. The Coal City Articles and Bylaws have no similar provision.

REMOVAL OF DIRECTORS

     The Coal City Bylaws provide that a director may be removed with or without cause by the vote of a majority of the shares entitled to be voted in an election for directors. The Avondale Certificate provides that directors may be removed only for cause by a vote of 80% of the votes entitled to be cast in the election of directors.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

     The Coal City Bylaws provide that any vacancy that occurs on the Board of Directors may be filled by a majority vote of the Board of Directors and that any director so chosen shall serve only until the next election of directors by stockholders. The Avondale Certificate provides that any vacancy occurring on the Board of Directors may be filled by a majority vote of the Board of Directors and that any director so chosen shall serve until the expiration of the term of office of the class to which they have been elected. For information regarding a proposal to amend the Avondale Certificate of Incorporation to provide that the manner of filling such vacancies may be otherwise provided in the Avondale Bylaws, see "Amendments to the Certificate of Incorporation of Avondale Financial Corp.-New Directorships and Vacancies."

Amendment of Articles or Certificate of Incorporation and Bylaws

     The Coal City Articles may be amended upon the approval of the holders of two-thirds of Coal City's outstanding voting stock. In addition, in each case, if any class or series of shares is entitled to vote thereon as a class, the required vote of two-thirds of each such series or class is required. The Avondale Certificate generally may be amended by majority votes of both its Board of Directors and the outstanding shares of its voting stock; however, approval of 80% of the outstanding voting stock is required to amend certain provisions of the Avondale Certificate, including provisions relating to voting rights of greater than 10% stockholders; stockholder action without a meeting; call of special stockholder meetings; number, classification, election and removal of directors; certain business combinations; limitations on payment of greenmail; indemnification of directors; and amendments to the Avondale Certificate and Bylaws.

     The Coal City Bylaws may be amended by a majority vote of either the outstanding voting stock or the Board of Directors. The Avondale Bylaws may be amended either by a majority of the total number of directors or by the holders of 80% of Avondale's outstanding voting stock.

BUSINESS COMBINATIONS WITH CERTAIN PERSONS

     The BCA provides for the merger or consolidation of Coal City with another corporation, the sale of all or substantially all of Coal City's assets or the dissolution of Coal City upon the approval of the holders of two-thirds of Coal City's outstanding voting stock. The DGCL provides for the merger or consolidation of Avondale with another corporation, the sale of all or substantially all of Avondale's assets or the dissolution of Avondale upon the approval of the holders of a majority of Avondale's outstanding voting stock.

     Both Illinois and Delaware provide that a merger or consolidation or disposition of assets or securities involving an interested stockholder (a stockholder owning, directly or indirectly, 15% or more of the outstanding voting stock of the corporation) would be prohibited for three years after the interested stockholder acquired 15%

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

of the corporation's voting stock, unless either (i) before such acquisition, the board approved either the acquisition or the proposed transaction, (ii) upon such acquisition, the interested stockholder owned at least 85% of the corporation's voting stock, or, (iii) on or after the acquisition date, the proposed transaction is approved by the board and the holders of two-thirds of the outstanding voting stock not owned by the interested stockholder.

     Additionally, the Avondale Certificate sets forth an 80% stockholder approval requirement for mergers and other similarly important corporate transactions involving substantial stockholders. The Avondale Certificate generally prohibits a merger or consolidation; a sale, issuance or transfer of assets or securities having a value equal to 25% or more of Avondale's assets; an adoption of a plan or proposal calling for the liquidation or dissolution of Avondale or a subsidiary, or a reclassification of Avondale's securities (each a "Business Combination"), involving an "intended stockholder" (generally, a beneficial owner of 10% or more of Avondale's outstanding voting stock), unless, the Business Combination is approved by 80% of the holders of Avondale's voting stock, approved by a majority of Avondale's disinterested directors, or satisfies certain fair price criteria and procedural requirements designed to ensure that Avondale's stockholders receive a fair price for their shares. The Coal City Articles do not include any similar provision.

PREVENTION OF GREENMAIL

     The Avondale Certificate generally would prohibit Avondale from acquiring, directly or indirectly, from an "interested person" (generally, a beneficial owner of 5% or more of Avondale's voting stock) any of its equity securities traded on a national securities exchange or the Nasdaq National Market, unless
(i) the acquisition is approved by the holders of at least 80% of Avondale's voting stock not owned by the interested person, (ii) the acquisition is made as part of a tender or exchange offer by Avondale or a subsidiary thereof to purchase securities of the same class on the same terms to all holders of such securities and in compliance with the Exchange Act and the rules and regulations thereunder; (iii) the acquisition is pursuant to an open market purchase program approved by a majority of the Board of Directors, including a majority of the disinterested directors; or (iv) the acquisition is at or below the market price (generally, the highest sale price for the stock on the acquisition date on the Nasdaq National Market) and is approved by a majority of the Board of Directors, including a majority of the disinterested directors. The Coal City Articles do not include any similar provision.

LIMITATIONS ON DIRECTORS' LIABILITY

     Under the DGCL, a Delaware corporation may include in its certificate of incorporation a provision that eliminates or limits a director's personal liability for monetary damages for breach of his or her fiduciary duty, subject to certain limitations. The Avondale Certificate provides that a director shall not be personally liable to Avondale or its stockholders for monetary damages arising out of the director's breach of his or her duty of care, except (i) for any breach of a director's duty of loyalty to Avondale or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payment of dividends or unlawful stock repurchases or (iv) for any transaction from which the director derived an improper benefit. These provisions do not, however, relieve directors of their duty to act with due care. In addition, these provisions do not prevent a stockholder from seeking equitable remedies, including an injunction prohibiting a proposed action or transaction or rescission of a consummated action or transaction. The Coal City Articles do not contain any similar provision.



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

INDEMNIFICATION

     The Coal City Bylaws permit, but do not require, Coal City to indemnify any person who is made a party to legal action because he is a director, officer, employee or agent of Coal City, so long as that person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Coal City. The Coal City Bylaws require indemnification only if a person succeeds on the merits in defending against such an action.

     The Avondale Certificate requires that officers and directors be indemnified to the fullest extent permitted by Delaware law. Delaware law generally permits indemnification of a person who acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation. The Avondale Certificate also requires the payment of expenses in advance of the final disposition of an action, to the extent permitted by law. Additionally, Avondale's provision specifies that any indemnification payment to which an individual is entitled must be made within 60 days of receipt of a written request from the individual. Any advancement of expenses must be made within 20 days of the receipt of a written request.

DISSENTERS' RIGHTS

    Under the BCA, a stockholder of Coal City who does not vote in favor of the Merger may, under certain circumstances, and by following the procedures prescribed by the BCA, exercise dissenters' rights and obtain payment in cash of the fair value (as defined in the BCA) of their shares of Coal City Common Stock. See "The Merger-Dissenters' Rights." Stockholders of Avondale are not entitled to dissenters' rights under the DGCL in connection with the Merger.

                  AMENDMENTS TO CERTIFICATE OF INCORPORATION
                          OF AVONDALE FINANCIAL CORP.

GENERAL

     The Avondale Board has approved certain proposed amendments to the Avondale Certificate to:

            1.             change Avondale's name to MB Financial, Inc.;

            2. increase the number of authorized shares of Avondale Common Stock from 10,000,000 to 20,000,000; and

            3. fill newly created directorships and vacancies for three years after the Merger consistent with provisions in the Avondale Bylaws.

     The proposal to change the name will be voted on as part of the proposal to adopt the Merger Agreement and will require for approval the affirmative vote of the holders of a majority of the outstanding shares of Avondale Common Stock. The affirmative vote of the holders of a majority of the outstanding shares of Avondale Common Stock is also required for approval and adoption of the Share Amendment. The affirmative vote of the holders of 80% of the outstanding shares of Avondale Common Stock is required for approval and adoption of the Director Amendment. The adoption of the Merger Agreement is not conditioned upon approval of the Share Amendment or the Director Amendment. The Name Amendment, Share Amendment and Director Amendment are conditioned upon consummation of the Merger.

     The following description of the amendments to the Avondale Certificate is qualified in its entirety by reference to the full text thereof, which is attached as Appendix II to this Proxy Statement/Prospectus and

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

incorporated by reference herein. Stockholders are urged to read carefully the full text of the Certificate Amendments.

CHANGE OF NAME

     Article FIRST of the Avondale Certificate currently provides that the name of Avondale is Avondale Financial, Inc. The Merger Agreement provides that the name of the surviving corporation in the Merger will be MB Financial, Inc. The Avondale Board has unanimously approved amending Article FIRST to change Avondale's name to MB Financial, Inc.

     The Avondale Board believes that the proposed name change will better represent the combined company after the Merger and is in the best interests of Avondale and its stockholders.

     THE AVONDALE BOARD RECOMMENDS THAT AVONDALE STOCKHOLDERS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT, INCLUDING THE NAME AMENDMENT.

INCREASE IN AUTHORIZED SHARES OF CAPITAL STOCK

     General. Avondale is currently authorized to issue 10,000,000 shares of Avondale Common Stock. As of December 31, 1998, 2,862,442 shares of Avondale Common Stock were issued and outstanding and 496,286 shares were reserved for issuance pursuant to the Avondale Stock Option Plans. The Avondale Board has unanimously approved the proposed Share Amendment, which would increase the number of authorized shares of Avondale Common Stock from 10,000,000 to 20,000,000.

     Purpose and Effects. Although there are sufficient authorized but unissued shares of Avondale Common Stock to consummate the Merger and satisfy Avondale's other obligations under the Merger Agreement, the Avondale Board believes that the authorization of additional shares of Avondale Common Stock is advisable to provide Avondale with the flexibility to take advantage of opportunities to issue such stock in order to obtain capital, as consideration for possible acquisitions or for other purposes (including, without limitation, stock splits and stock dividends in appropriate circumstances). There are, at present, no plans, understandings, agreements or arrangements concerning the issuance of additional shares of Avondale Common Stock, except for the shares of Avondale Common Stock to be issued:

            1.             pursuant to the Merger;

            2. upon the exercise of Avondale stock options into which Coal City stock options will be converted; and

            3. upon the exercise of Avondale stock options currently outstanding.

     Assuming the issuance of the maximum number of shares of Avondale Common Stock pursuant to the obligations of Avondale described in clauses (1) and (2) above, there would be 6,976,404 shares of Avondale Common Stock issued and outstanding.

     Uncommitted authorized but unissued shares of Avondale Common Stock may be issued from time to time to such persons and for such consideration as the Avondale Board may determine, and holders of the then-outstanding shares of Avondale Common Stock may or may not be given the opportunity to vote thereon,

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

depending upon the nature of any such transactions, applicable law, the rules and policies of the Nasdaq National Market and the judgment of the Avondale Board regarding the submission of such issuance to a vote of the Avondale stockholders. Avondale stockholders have no preemptive rights to subscribe to newly issued shares.

     Moreover, it is possible that additional shares of Avondale Common Stock would be issued for the purpose of making an acquisition by an unwanted suitor of a controlling interest in Avondale more difficult, time-consuming or costly or to otherwise discourage an attempt to acquire control of Avondale. Under such circumstances the availability of authorized and unissued shares of Avondale Common Stock may make it more difficult for stockholders to obtain a premium for their shares. Such authorized and unissued shares could be used to create voting or other impediments or to frustrate a person seeking to obtain control of Avondale by means of a merger, tender offer, proxy contest or other means. Such shares could be privately placed with purchasers who might cooperate with the Avondale Board in opposing such an attempt by a third party to gain control of Avondale or could also be used to dilute ownership of a person or entity seeking to obtain control of Avondale. Although Avondale does not currently contemplate taking such action, shares of Avondale Common Stock could be issued for the purposes and effects described above and the Avondale Board reserves its rights (if consistent with its fiduciary responsibilities) to issue such stock for such purposes.

     Although approval of the Share Amendment is not a condition to the Merger, as described above, the Avondale Board believes that the proposed increase in the number of authorized shares of Avondale Common Stock will provide flexibility needed to meet corporate objectives and is in the best interests of Avondale and its stockholders.

     THE AVONDALE BOARD RECOMMENDS THAT AVONDALE STOCKHOLDERS VOTE FOR THE SHARE AMENDMENT.

NEW DIRECTORSHIPS AND VACANCIES

     ARTICLE SIXTH, Section B. of the Avondale Certificate currently provides that newly created directorships and vacancies may be filled only by a majority vote of the directors then in office. The Merger Agreement provides that the Bylaws of Avondale, as the surviving corporation, will provide during the three years after the Effective Time that:

            1. directors of Avondale who cease to serve as a director will be replaced, if an Avondale-related director, by the Avondale-related directors, and if a Coal City-related director, by the Coal City-related directors; and

            2. the Coal City-related directors have the right to appoint to the Board of Directors of Avondale, as the surviving corporation, up to that number of persons equal to ten minus the number of Coal City-related directors at the Effective Time.

     The Avondale Board has unanimously approved the proposed Director Amendment, which would amend Article SIXTH, Section B. to provide that newly created directorships and vacancies will be filled as provided in Article SIXTH, Section B., unless otherwise provided in the Avondale Bylaws. Because the Avondale Bylaws will contain provisions governing the filling of newly created directorships and vacancies, as discussed above, the Director Amendment would ensure that the intentions of the parties as reflected in the Bylaw provision discussed above will be implemented.

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

     Although approval of the Director Amendment is not a condition to the Merger, the Avondale Board believes that the proposed procedures for filling new directorships and vacancies will ensure that the intentions of the parties in the merger of equals are implemented and are in the best interests of Avondale and its stockholders.

     THE AVONDALE BOARD RECOMMENDS THAT AVONDALE STOCKHOLDERS VOTE FOR THE DIRECTOR AMENDMENT.

     AMENDMENTS TO 1997 OMNIBUS INCENTIVE PLAN OF AVONDALE FINANCIAL CORP.

     General. In 1997, the Board of Directors of Avondale adopted the 1997 Omnibus Incentive Plan and it was approved by stockholders at the 1997 Annual Meeting of Stockholders. The Omnibus Plan provides for the grant of nonqualified stock options, incentive stock options, restricted stock, stock appreciation rights or any combination thereof within the limitations set forth in the Omnibus Plan. In addition, the Omnibus Plan gives Avondale the flexibility to award stock options in connection with the acquisition of other companies to the key executives of such companies to more closely align their interests with the stockholders of Avondale.

     The Avondale Board of Directors believes that the earnings performance and growth of Avondale, as the surviving corporation, is dependent upon ensuring the best possible management. The Avondale Board further believes that the Omnibus Plan will encourage equity ownership in Avondale by key employees and in turn provide such individuals with further incentive and motivation to perform in the best interests of Avondale, its customers, and its stockholders and will aid in attracting and retaining high quality employees. As of December 23, 1998, of the 350,000 shares of Avondale Common Stock reserved for issuance under the Omnibus Plan, only 35,509 shares remained. Without approval of the proposed amendment to reserve additional shares for issuance, Avondale will soon be unable to make awards under the Omnibus Plan. Also, the proposed increases in the number of shares of restricted stock that may be issued under the Omnibus Plan and in the number of awards that may be granted to any one participant in any year would represent less than proportional increases in the number of awards that may be made of restricted stock and in the number of awards that may be granted to any one participant in any year. The Board of Directors of Avondale therefore recommends that the stockholders approve an amendment to the Omnibus Plan to increase from 350,000 to 1,000,000 the number of shares available for issuance under the Omnibus Plan, to increase from 75,000 to 200,000 the number of shares of restricted stock that may be issued under the Plan and to increase from 35,000 to 75,000 the number of shares of Avondale Common Stock subject to awards that may be granted to any one participant in any calendar year, to meet anticipated requirements for future grants for both present employees and employees of companies acquired by Avondale.

     The principal features of the Omnibus Plan are summarized below. The Omnibus Plan provides that awards may be made for 15 years from January 1, 1997, and the Omnibus Plan will remain in effect thereafter until all matters relating to the payment of awards and administration of the Omnibus Plan have been settled.

     Administration. The Omnibus Plan is administered by a Stock Award Committee of the Board of Directors. The Committee consists of not less than two non-employee, disinterested directors, none of whom have received an award during their administration. The members of the Committee will include the members of the Compensation Policy Committee, who presently are Mr. Arthur L. Knight, Jr., Chairman, Ms. Jameson A. Baxter and Mr. Robert A. Wislow.

     The Committee has sole authority to administer and interpret the Omnibus Plan including the size and type of awards and the terms and conditions of such awards.

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     Shares Available. The Omnibus Plan provides that the aggregate number of shares of Avondale Common Stock which may be subject to award may not exceed 350,000, subject to adjustment in certain circumstances to prevent dilution. At the discretion of the Committee, Avondale Common Stock delivered under the Omnibus Plan may be either authorized but unissued shares, or shares that have been reacquired by Avondale. Shares underlying awards that are canceled, expired, forfeited, or terminated shall, in most circumstances, again be available for the grant of additional awards within the limits provided by the Omnibus Plan. No more than 75,000 shares may be distributed as restricted stock awards. Individual awards are limited to 35,000 shares in any calendar year. If approved (and subject to the consummation of the Merger), the amendment to the Omnibus Plan would increase to 1,000,000 the number of shares subject to awards, increase to 200,000 the number of awards that could be in the form of restricted stock and increase to 75,000 the number of shares of Avondale Common Stock subject to awards that may be granted to any one participant in any calendar year.

     Eligibility. The Omnibus Plan provides for awards to directors and employees of Avondale and Avondale's subsidiaries.

     Stock Options. Subject to the terms and provisions of the Omnibus Plan, options may be granted to directors or employees at any time and from time to time as shall be determined by the Committee. The Committee shall have discretion in determining the number of shares subject to options granted to each recipient. Each option grant shall be evidenced by an option agreement that shall specify the option price, the duration of the option, the number of shares to which the option pertains, the percentage of the option that becomes exercisable on specified dates in the future, and such other provisions as the Committee shall determine. In addition, the option agreement shall specify whether the option was intended to be an incentive stock option or a nonqualified stock option.

     The option price for each grant of an option shall be determined by the Committee, provided that the option price shall not be less than the market value of a share of Avondale Common Stock on the date of the grant.

     All options granted under the Omnibus Plan shall expire no later than 15 years from date of grant. Subject to the limitations set forth in the Omnibus Plan, any option may be exercised by payment to Avondale of cash or by surrender of previously acquired shares having an aggregate market value at the time of exercise equal to the aggregate option price or a combination of both. Options granted shall be subject to an agreement in a form approved by the Committee, which may contain additional limitations, terms and conditions, in addition to the restrictions set forth in the Omnibus Plan, which the Committee otherwise deems desirable.

     The Omnibus Plan places limitations on the exercise of options under certain circumstances upon or after termination of employment or in the event of the death, disability or retirement or termination associated with a change in control of Avondale (as defined in the Omnibus Plan). In the event that a participant ceases to maintain continuous service with Avondale, or its subsidiaries, for any reason other than death, disability, retirement or termination for cause, an exercisable stock option will be forfeited to Avondale unless the Committee, in its sole discretion, waives such termination, in which case all such exercisable options will remain exercisable until their respective expiration dates, or for one year after the date of termination, whichever period is shorter. In the event of the death, disability or retirement of a participant after the age of 65, an exercisable option will continue to be exercisable until their respective expiration dates, or for one year following the death of the participant, whichever period is shorter. At the discretion of the Committee the agreement evidencing the award of stock options may provide certain limited rights to exercise certain options under certain circumstances. Stock options are nontransferable except by will or in accordance with the applicable laws of descent and distribution. The granting of an option does not accord the recipient the rights of a stockholder and such rights accrue only after the exercise of an option and the registration of shares of Avondale Common Stock in the recipient's name.

     Restricted Stock. The Omnibus Plan provides for the award of shares of Avondale Common Stock which are subject to certain restrictions provided in the Omnibus Plan or otherwise determined by the Committee. Restricted stock awarded pursuant to the Omnibus Plan will be represented by a stock certificate registered in the name of the recipient to whom the award is made. Upon the grant of restricted stock, such recipient is entitled to vote the restricted stock and to exercise other rights as a stockholder of Avondale, including the right to receive all dividends and other distributions paid or made with respect to the restricted stock. However, the recipient may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the restricted stock during the restriction period designated by the Committee except by will or as may be determined by the Committee. Non-compliance with any of the restrictions will result in a forfeiture of the restricted stock. When the conditions of the restricted stock award established by the Committee are satisfied, Avondale will deliver at the end of the restriction period stock certificates representing the shares of Avondale Common Stock which are no longer subject to any restrictions, except those restrictions required by applicable securities laws.

     The Committee may, in its discretion, accelerate the time at which any or all restrictions will lapse, or may remove any or all of the restrictions. In the event a participant ceases to be employed by reason of death, disability or retirement, restricted stock still subject to restrictions will be free of these restrictions unless otherwise provided by the Committee. In the event of termination for any other reason, all shares will be forfeited and returned to Avondale, unless the Committee provides otherwise.

     Stock Appreciation Rights. The Committee in its discretion may grant Stock Appreciation Rights (SARs) under the Omnibus Plan. An SAR entitles the holder to receive from Avondale an amount equal to the excess, if any, of the aggregate market value of Avondale Common Stock which is the subject of such option over the option price therefor.

     Avondale may make payment of the amount to which the participant exercising SARs is entitled by delivering shares of Avondale Common Stock or cash or a combination of stock and cash, as the Committee in its sole discretion may determine. SARs are not transferable except by will or the laws of descent and distribution and are transferable only in conjunction with a permitted transfer of the option to which the SAR relates and then and only then to the transferee of such option. Each SAR shall be evidenced by an award agreement in form approved by the Committee, which may contain additional limitations, terms and conditions, in addition to the restrictions set forth in the Omnibus Plan, which the committee otherwise deems desirable.

     In the event of a change in control of Avondale (as defined in the Omnibus
Plan), all awards granted pursuant to the Omnibus Plan that are still outstanding and not yet exercisable or vested will become immediately exercisable or vested as of the date of the change in control and will remain exercisable and vested for their term.

     In the event the employment or service of a participant is terminated by reason of death, disability or retirement, any outstanding SARs granted to the participant that are not exercisable shall become immediately exercisable. All SARs granted to such participant shall remain exercisable until their respective expiration dates, or for one year after the date the participant ceases to be employed, whichever period is shorter. In the event of termination for any other reason, all shares will be forfeited and returned to Avondale, unless the Committee provides otherwise.

     Federal Income Tax Treatment. Under present federal income tax laws, awards under the Omnibus Plan will have the following consequences:

     1. The grant of an award will neither, by itself, result in the recognition of taxable income to the participant nor entitle Avondale to a deduction at the time of such grant.

     2.     The exercise of a stock option which is an incentive stock option
            (ISO) within the meaning of Section 422 of the Code will generally not, by itself, result in the recognition of taxable income to the participant nor entitle Avondale to a deduction at the time of such exercise. However, the difference between the exercise price and the fair market value of the shares acquired on the date of exercise is an item of tax preference which may, in certain situations, trigger the alternative minimum tax. The alternative minimum tax is incurred only when it exceeds the regular income tax. The alternative minimum tax will be payable at the rate of 26% of the first $175,000 of "minimum taxable income" in excess of $33,750 (single person) or $45,000 (married person filing jointly). This tax applies at a flat rate of 28% of so much of the taxable excess as exceeds $175,000. If a taxpayer has alternative minimum taxable income in excess of $150,000 (married person filing jointly) or $112,500 (single person), the $45,000 or $33,750 exemptions are reduced by an amount equal to 25% of the amount by which the alternative minimum taxable income of the taxpayer exceeds $150,000 or $112,500, respectively. Provided the applicable holding periods described below are satisfied, the participant will recognize long-term capital gain or loss upon resale of the shares received upon such exercise. Avondale will generally not be entitled to a tax deduction with respect to the granting or exercise of such a stock option or the subsequent sale of the shares. If the shares are not held for at least one year after transfer of the shares to the optionee or two years after the grant of the ISO, whichever is later, the participant will also recognize ordinary income or loss upon disposition in an amount equal to the difference between the exercise price and the fair market value on the date of exercise of the shares acquired pursuant to the ISO. In such an event, Avondale will generally be entitled to a corresponding deduction, provided Avondale meets its federal withholding tax obligations.

     3. The exercise of a stock option which is not an ISO will result in the recognition of ordinary income by the participant on the date of exercise in an amount equal to the difference between the exercise price and the fair market value on the date of exercise of the shares acquired pursuant to the stock options.

     4. The exercise of an SAR will result in the recognition of ordinary income by the participant on the date of exercise in an amount of cash, and/or the fair market value on that date of the shares, acquired pursuant to the exercise.

     5. Holders of restricted stock will recognize ordinary income on the date that the shares of restricted stock are no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of the shares on that date. In certain circumstances, a holder may elect to recognize ordinary income and determine such fair market value on the date of the grant of the restricted stock. Holders of restricted stock will also recognize ordinary income equal to their dividend or dividend equivalent payments when such payments are received.

     6. Avondale will be allowed a deduction at the time and in the amount of any ordinary income, excluding dividends, recognized by the participant under the various circumstances described above, provided that Avondale meets its federal withholding tax obligations.

     Amendment, Modification and Termination. The Avondale Board may, at any time and from time to time, terminate, amend, or modify the Omnibus Plan. However, such action will be subject to stockholder approval when such approval is required for purposes of any federal or state law or regulation or the rules of any applicable federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the shares may then be listed or quoted. The Committee may waive any conditions of or rights of Avondale or modify or amend the terms of any outstanding award. The Committee may not, however, amend, alter, suspend, discontinue or terminate any outstanding award without the consent of the participant or holder thereof.

     No termination, amendment, or modification of the Omnibus Plan shall in any manner adversely affect any award previously granted under the Omnibus Plan, without the written consent of the recipient.

     Automatic Grants. On the first business day of each year following 12 consecutive months of service, each Avondale non-employee Board member is entitled to receive a nonqualified stock option to purchase 1,000 shares of Avondale Common Stock at an exercise price equal to the market value price per share of Avondale Common Stock on the date of grant.

     Awards Under the Omnibus Plan. The following table presents information with respect to the dollar value and the number of awards outstanding as of December 23, 1998 under the Omnibus Plan. The exercise price for the outstanding options is the market value of the Avondale Common Stock on the date of grant.

                                                                                          SHARES OF         VALUE OF
                                                       NUMBER OF         VALUE OF         RESTRICTED       RESTRICTED
                   PARTICIPANT                          OPTIONS         OPTIONS/(1)/        STOCK            STOCK
--------------------------------------------------  ---------------    --------------   --------------    ---------------
Robert S. Engelman, Jr............................       70,000            $ -0-               --               $ -0-
Howard A. Jaffe...................................       45,187              -0-               --                 -0-
Charles W. Sewright...............................       55,000              -0-             20,000             290,000
All current executive officers as a group.........      170,187              -0-             20,000             290,000
All current directors who are not executive
  officers, as a group............................       12,000             7,500              --                 -0-
All employees, including all current officers
  who are not executive officers, as a group......      107,255             5,172            11,400             165,300

(1) The difference between the aggregate option exercise price and the fair market value of the underlying shares at December 23, 1998.

     Additional awards under the Omnibus Plan may be granted to eligible participants in the future at the discretion of the Stock Award Committee.

     Although approval of the Omnibus Plan amendment is not a condition to the Merger, the Avondale Board believes that the proposed increase in shares reserved for issuance under the Omnibus Plan and less than proportional increase in the number of awards that may be in the form of restricted stock and in the number of shares of Avondale Common Stock that may be subject to awards granted to any one participant in any calendar year will aid Avondale, as the surviving corporation, in attracting and retaining high quality employees and is in the best interests of Avondale and its stockholders.

     THE AVONDALE BOARD RECOMMENDS THAT AVONDALE STOCKHOLDERS VOTE FOR APPROVAL OF THE OMNIBUS PLAN AMENDMENT.

                                 LEGAL MATTERS

     The validity of the shares of Avondale Common Stock offered hereby will be passed upon for Avondale by Silver, Freedman & Taff, L.L.P. (a limited liability partnership including professional corporations), Washington, D.C. Certain other legal matters in connection with the Merger will be passed upon for Avondale by Silver, Freedman & Taff, L.L.P., and for Coal City by Schwartz, Cooper, Greenberger & Krauss, Chartered, Chicago, Illinois.

                            INDEPENDENT ACCOUNTANTS

     The consolidated financial statements incorporated in this Proxy Statement/Prospectus by reference from Avondale's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Arthur Andersen LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon the authority of the firm as experts in accounting and auditing.

     The consolidated financial statements of Coal City as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 have been audited by McGladrey & Pullen, LLP, independent certified public accountants, as stated in their report, and upon the authority of the firm as experts in accounting and auditing.

     Representatives of Arthur Andersen LLP, Avondale's independent accountants, are expected to be present at the Avondale Special Meeting. They will be afforded the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     Representatives of McGladrey & Pullen, LLP, Coal City's independent accountants, are expected to be present at the Coal City Special Meeting. They will be afforded the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                              STOCKHOLDER MATTERS

     As disclosed in the proxy materials for Avondale's 1998 Annual Meeting of Stockholders, in order to be eligible for inclusion in Avondale's proxy materials for the 1999 Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must have been received at the main office of Avondale, 20 N. Clark Street, Chicago, Illinois 60602, no later than November 20, 1998. (No such proposals were received). Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended (Exchange Act).

     Coal City will hold a 1999 Annual Meeting of Stockholders only if the Merger is not consummated before the time of such meeting, which it is presently expected would be held in June 1999.

                                 OTHER MATTERS

     The Boards of Directors of Avondale and Coal City are not aware of any business to come before the Special Meetings other than those matters described in this Proxy Statement/Prospectus. If any other matter should properly come before the Special Meetings, it is intended that holders of the proxies will act in accordance with their best judgment.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     Avondale has filed with the Commission a Registration Statement under the Securities Act that registers the distribution to Coal City stockholders of the shares of Avondale Common Stock to be issued in connection with the Merger. The Registration Statement, including the attached exhibits and schedules, contain additional relevant information about Avondale and Avondale Common Stock. The rules and regulations of the Commission allow Avondale to omit certain information included in the Registration Statement from this Proxy Statement/Prospectus.

     In addition, Avondale files reports, proxy statements and other information with the Commission under the Exchange Act. You may read this information at the following locations of the Commission:

         Public Reference Room                 Midwest Regional Office                 New York Regional Office
        450 Fifth Street, N.W.                     Citicorp Center                       7 World Trade Center
               Room 1024                       500 West Madison Street                        Suite 1300
        Washington, D.C. 20549                        Suite 1400                         New York, N.Y. 10048
                                               Chicago, Illinois 60661

     You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

     The Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like Avondale, who file electronically with the Commission. The address of that site is http://www.sec.gov.

     The Commission allows Avondale to "incorporate by reference" information into this Proxy Statement/Prospectus. This means that Avondale can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be a part of this Proxy Statement/Prospectus, except for any information that other information included directly in this document supersedes.

     This Proxy Statement/Prospectus incorporates by reference the documents listed below that Avondale has previously filed with the Commission. They contain important information about Avondale and its financial condition.

     1. The Annual Report on Form 10-K of Avondale for the fiscal year ended December 31, 1997.

     2. The Quarterly Report on Form 10-Q of Avondale for the quarterly periods ended March 31, June 30 and September 30, 1998.

     3. The Current Reports on Form 8-K of Avondale dated October 16, 1998 and November 3, 1998.
     4. The portions of Avondale's proxy statement from the Annual Meeting of Stockholders held May 12, 1998 headed "Directors and Executive Management," "Executive Officers," "Director Compensation,"

            "Executive Compensation," "Stock Options," "Employment Agreement," and "Severance Pay Agreements."

     Avondale incorporates by reference additional documents it may file with the Commission between the date of this Proxy Statement/Prospectus and the dates of the Avondale Special Meeting and the Coal City Special Meeting. These documents include periodic reports, such as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Avondale has supplied all information contained or incorporated by reference in this Proxy Statement/Prospectus relating to Avondale and Coal City has supplied all such information relating to Coal City.

     You can obtain any of the documents incorporated by reference in this document through Avondale or from the Commission through the Commission's web site at the address described above. Documents incorporated by reference are available from Avondale without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Proxy Statement/Prospectus. You can obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from Avondale at the following address:


                           Avondale Financial Corp.
                             20 N. Clark Street
                              Chicago, IL 60602
                               (312) 782-6200
                          Attention: Howard A. Jaffe

     If you would like to request documents, please do so by January 31, 1999 to receive them before the Special Meetings. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

     We have not authorized anyone to give any information or make any representation about the Merger or our companies that is different from, or in addition to, that contained in this Proxy Statement/Prospectus or in any of the materials that we have incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                          FORWARD LOOKING STATEMENTS

     This Proxy Statement/Prospectus contains certain forward looking statements with respect to the financial condition, results of operations and business of Avondale following the consummation of the Merger, including statements relating to the expected impact of the Merger on Avondale's financial performance for the combined company. See "The Merger-Background of and Reasons for the Merger" and "Opinion of Avondale Financial Advisor," and "Unaudited Pro Forma Combined Consolidated Financial Information." These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:

     1.     expected cost savings from the Merger cannot be fully realized;

     2. deposit attrition, customer loss or revenue loss following the Merger;

     3.     competitive pressure in the banking industry increases;

     4. costs or difficulties related to the integration of the business of Avondale and Coal City are greater than expected;

     5. changes in the interest rate environment reduce margins more than planned;

     6. general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality;

     7.     the impact of regulatory changes is other than expected;

     8.     changes in business conditions and inflation;

     9.     changes in the securities markets; and

     10.    anticipated expenditures related to the year 2000 issue.

     Further information on other factors that could affect the financial results of Avondale after the Merger is included in the Commission filings incorporated by reference herein.

BY ORDER OF THE BOARD OF DIRECTORS           BY ORDER OF THE BOARD OF DIRECTORS
 OF AVONDALE FINANCIAL CORP.                  OF COAL CITY CORPORATION


ROBERT S. ENGELMAN, JR.                      MITCHELL FEIGER
President and Chief Executive Officer        President

                         INDEX TO FINANCIAL STATEMENTS
                                      OF
                             COAL CITY CORPORATION

                                                                                                               PAGE
                                                                                                               ----
Independent Auditor's Report..................................................................................F - 2

Consolidated Balance Sheets at September 30, 1998 (unaudited) and
December 31, 1997 and 1996 (audited)..........................................................................F - 3

Consolidated Statements of Income for each of the years in the three year period ended December 31, 1997 (audited) and for the nine months ended
September 30, 1998 and 1997 (unaudited).......................................................................F - 4

Consolidated Statements of changes in Stockholders' Equity for each of the years in the three year period ended December 31, 1997 (audited)
and for the nine months ended September 30, 1998 (unaudited)..................................................F - 5

Consolidated Statements of Cash Flows for each of the years in the three year period ended December 31, 1997 (audited) and for the nine months ended September 30, 1998 and 1997 (unaudited).......................................................F - 6 and F - 7

Notes to Consolidated Financial Statements.....................................................F - 8 through F - 36

                         INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders
Coal City Corporation and Subsidiaries
Chicago, Illinois


We have audited the accompanying consolidated balance sheets of Coal City Corporation and Subsidiaries, as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Coal City Corporation and Subsidiaries, as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1997 in conformity with generally accepted accounting principles.



Mokena, Illinois
February 20, 1998

COAL CITY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(STATEMENT AMOUNTS IN THOUSANDS)

                                                                                         September 30,            December 31,
                                                                                         -------------    --------------------------
                                                                                             1998
                                                                                          (unaudited)           1997         1996
 -----------------------------------------------------------------------------------------------------------------------------------
 ASSETS
 Cash and due from banks                                                                    $   19,445    $   36,302   $   31,465
 Investment securities:
   Securities available for sale                                                               184,138       136,685      100,470
   Securities held to maturity (fair value of $10,309 at September 30, 1998,
   $5,679 at December 31, 1997 and $9,995 at December 31, 1996)                                  9,884         5,242        9,511
 Stock in Federal Home Loan Bank                                                                 2,239           615            -
 Federal funds sold                                                                             16,700        37,400       20,800
 Loans (net  of allowance for loan losses of $7,245 at September 30, 1998,
   $7,922 at December 31, 1997 and $4,692 at December 31, 1996)                                532,110       519,399      383,610
 Lease investments, net                                                                         20,971        22,887       18,637
 Premises and equipment, net                                                                    11,509        11,045        6,416
 Other assets                                                                                    7,848        10,703        4,871
 Intangibles, net                                                                               19,439        22,418       12,018
                                                                                            ----------------------------------------
           TOTAL ASSETS                                                                     $  824,283    $  802,696   $  587,798
                                                                                            ========================================
 LIABILITIES AND STOCKHOLDERS' EQUITY

 Liabilities
   Deposits:
     Noninterest bearing                                                                    $  121,815    $  131,064   $   96,678
     Interest bearing                                                                          512,773       552,996      413,039
                                                                                            ----------------------------------------
           TOTAL DEPOSITS                                                                      634,588       684,060      509,717
   Short-term borrowings                                                                        84,494        18,013        9,361
   Long-term borrowings                                                                          9,510        22,415       16,038
   Other liabilities                                                                            11,969        12,261        7,197
                                                                                            ----------------------------------------
           TOTAL LIABILITIES                                                                   740,561       736,749      542,313
                                                                                            ----------------------------------------
 Minority Interest in Subsidiary                                                                 1,367         3,421        6,359
                                                                                            ----------------------------------------
 Corporation Obligated Mandatorily Redeemable Preferred Securities
   of Subsidiary Trust Holding Solely Junior Subordinated Debentures                                 -        10,000            -
                                                                                            ----------------------------------------
 Corporation Obligated Mandatorily Redeemable Capital Securities of
   Subsidiary Trust Holding Solely Junior Subordinated Debentures                               25,000             -            -
                                                                                            ----------------------------------------
 Stockholders' Equity
   Preferred stock, Class B, $150,000 par value;
     authorized 100 shares; issued 68 shares                                                    10,200        10,200            -
   Common stock, no par value, $10 stated value; authorized 200,000 shares; issued September 30, 1998 48,957 shares; December 31,
     1997 49,707 shares; December 31, 1996 49,799 shares                                           490           497          498
   Additional paid-in capital                                                                   23,779        24,446       24,524
   Retained earnings                                                                            22,011        17,062       13,789
   Accumulated other comprehensive income                                                          875           321          315
                                                                                            ----------------------------------------
           TOTAL STOCKHOLDERS' EQUITY                                                           57,355        52,526       39,126
                                                                                            ----------------------------------------
           TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                       $  824,283    $  802,696   $  587,798
                                                                                            ========================================

See Notes to Consolidated Financial Statements.

COAL CITY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(STATEMENT AMOUNTS IN THOUSANDS EXCEPT EARNINGS PER SHARE)

                                                                Nine Months Ended
                                                                  September 30,
                                                          ---------------------------
                                                              1998         1997                Years Ended December 31,
                                                                                       -----------------------------------------
                                                           (unaudited)  (unaudited)     1997           1996            1995
 -------------------------------------------------------------------------------------------------------------------------------
 Interest income:
   Loans                                                  $  33,483    $  29,674       $  41,313      $  30,107      $  26,271
   Investment securities:
     Taxable                                                  8,615        6,144           8,527          7,941          7,719
     Nontaxable                                                 225          373             433            673            817
   Federal funds sold                                           542          963           1,413            809          1,760
   Other                                                          -            -               -              -              5
                                                          ----------------------------------------------------------------------
           TOTAL INTEREST INCOME                             42,865       37,154          51,686         39,530         36,572
                                                          ----------------------------------------------------------------------
 Interest expense on:
   Deposits                                                  16,822       15,647          21,617         16,529         15,220
   Short-term borrowings                                      3,435          958           1,353            669            463
   Long-term borrowings                                       1,716        1,546           2,202            982          1,153
                                                          ----------------------------------------------------------------------
           TOTAL INTEREST EXPENSE                            21,973       18,151          25,172         18,180         16,836
                                                          ----------------------------------------------------------------------

           NET INTEREST INCOME                               20,892       19,003          26,514         21,350         19,736

 Provision for loan losses                                      563          582             971            572            240
                                                          ----------------------------------------------------------------------
           NET INTEREST INCOME AFTER PROVISION
                FOR LOAN LOSSES                              20,329       18,421          25,543         20,778         19,496
                                                          ----------------------------------------------------------------------
 Other income:
   Service fees                                               2,637        2,572           3,085          2,076          1,628
   Lease financing, net                                       1,189          869           1,172            395            263
   Net gains (losses) on sale of securities available
     for sale                                                    36          138             138             75           (558)
   Gain on sale of Coal City National Bank                    4,099            -               -              -              -
   Other operating income                                       598          229             540            393            566
                                                          ----------------------------------------------------------------------
                                                              8,559        3,808           4,935          2,939          1,899
                                                          ----------------------------------------------------------------------
 Other expenses:
   Salaries and employee benefits                             9,833        8,534          11,556          8,667          8,601
   Occupancy and equipment expense                            2,852        1,973           2,934          2,167          1,917
   Amortization expense                                       2,429        2,281           3,321          2,021          2,167
   Other operating expenses                                   4,481        4,583           6,384          4,013          4,325
                                                          ----------------------------------------------------------------------
                                                             19,595       17,371          24,195         16,868         17,010
                                                          ----------------------------------------------------------------------

           INCOME BEFORE INCOME TAXES AND MINORITY
             INTEREST                                         9,293        4,858           6,283          6,849          4,385



 Applicable income taxes                                      3,395        1,873           2,402          2,576          1,504
                                                          ----------------------------------------------------------------------

           INCOME BEFORE MINORITY INTEREST                    5,898        2,985           3,881          4,273          2,881

 Minority interest                                              (82)        (386)           (432)          (636)          (444)
                                                          ----------------------------------------------------------------------
           NET INCOME                                         5,816        2,599           3,449          3,637          2,437
                                                          ----------------------------------------------------------------------
 Other comprehensive income:
   Unrealized securities gains, net of income taxes             578           69              97           (526)         1,933
   Less:  reclassification adjustments for gains (losses)
     included in net income, net of tax                          24           91              91             50           (368)
                                                          ----------------------------------------------------------------------
           OTHER COMPREHENSIVE INCOME                           554          (22)              6           (576)         2,301
                                                          ----------------------------------------------------------------------

           COMPREHENSIVE INCOME                           $   6,370    $   2,577       $   3,455      $   3,061      $   4,738
                                                          ======================================================================

           NET INCOME                                     $   5,816    $   2,599       $   3,449      $   3,637      $   2,437

 Preferred stock dividend                                       867          276             276              -            267
                                                          ----------------------------------------------------------------------

           NET INCOME AVAILABLE TO COMMON STOCKHOLDERS    $   4,949    $   2,323       $   3,173      $   3,637      $   2,170
                                                          ======================================================================

 Basic earnings per common share                          $  100.91    $   46.70       $   63.83      $   73.28      $   43.27
                                                          ======================================================================

See Notes to Consolidated Financial Statements.

COAL CITY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995 AND THE NINE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED)
(STATEMENT AMOUNTS IN THOUSANDS EXCEPT FOR SHARES INFORMATION)


                                                                                                  Accumulated
                                                                      Additional                     Other
                                                Preferred   Common     Paid-In       Retained    Comprehensive
                                                  Stock     Stock      Capital       Earnings       Income           Total
 --------------------------------------------------------------------------------------------------------------------------------
 Balance, December 31, 1994                     $     -   $  495     $   24,167     $   8,320     $    (1,410)   $   31,572

   Issuance of 1,112 shares of
     common stock                                     -       12            694             -               -           706
   Issuance of 35 shares of
     preferred stock                              3,500        -              -             -               -         3,500
   Purchase  and retirement of 200
     shares of common stock                           -       (2)          (121)            -               -          (123)
   Redemption of 35 shares of
     preferred stock                             (3,500)       -              -             -               -        (3,500)
   Dividends paid on preferred stock                  -        -              -          (267)              -          (267)
   Net income                                         -        -              -         2,437               -         2,437
   Change in accumulated other
     comprehensive income,
     net of tax of $1,401                             -        -              -             -           2,301         2,301
                                                ----------------------------------------------------------------------------

 Balance, December 31, 1995                           -      505         24,740        10,490             891        36,626

   Issuance of 405 shares of
     common stock                                     -        4            307             -               -           311
   Purchase  and retirement of 1,067
     shares of common stock                           -      (11)          (523)         (338)              -          (872)
   Net income                                         -        -              -         3,637               -         3,637
   Change in accumulated other
     comprehensive income,
     net of tax of $304                               -        -              -             -            (576)         (576)
                                                ----------------------------------------------------------------------------

 Balance, December 31, 1996                           -      498         24,524        13,789             315        39,126

   Issuance of 140 shares of common stock             -        1            114             -               -           115
   Issuance of 68 shares of
     preferred stock                             10,200        -              -             -               -        10,200
   Purchase  and retirement of 232
     shares of common stock                           -       (2)          (192)            -               -          (194)
   Minority interest effect of premium
     received over book value for
     interest in Peterson Bank                        -        -              -           100               -           100
   Dividends paid on preferred stock                  -        -              -          (276)              -          (276)
   Net income                                         -        -              -         3,449               -         3,449
   Change in accumulated other
     comprehensive income,
     net of tax of $3                                 -        -              -             -               6             6
                                                ----------------------------------------------------------------------------

 Balance, December 31, 1997                      10,200      497         24,446        17,062             321        52,526

   Purchase and retirement of 750 shares
     of common stock (unaudited)                      -       (7)          (667)            -               -          (674)
   Dividends paid on preferred stock
     (unaudited)                                      -        -              -          (867)              -          (867)
   Net income (unaudited)                             -        -              -         5,816               -         5,816
   Changes in accumulated other
     comprehensive income, net of
     tax of $285 (unaudited)                          -        -              -             -             554           554
                                                ----------------------------------------------------------------------------

 Balance, September 30, 1998 (unaudited)        $10,200  $   490     $   23,779     $  22,011     $       875    $   57,355
                                                ===========================================================================

See Notes to Consolidated Financial Statements.

 COAL CITY CORPORATION AND SUBSIDIARIES

 CONSOLIDATED STATEMENTS OF CASH FLOWS
 (STATEMENT AMOUNTS IN THOUSANDS)

                                                                  Nine Months Ended
                                                                    September 30,
                                                             -----------------------------
                                                                    1998          1997            Years Ended December 31,
                                                                                            ------------------------------------
                                                                 (unaudited)   (unaudited)       1997          1996       1995
 -------------------------------------------------------------------------------------------------------------------------------
 Cash Flows From Operating Activities
   Net income                                                    $   5,816     $   2,599      $   3,449      $  3,637  $   2,437
   Adjustments to reconcile net income to net cash
     provided by operating activities:
   Depreciation                                                      6,558         5,005          7,142         5,286      2,853
   (Gain) loss on disposal of premises and equipment
     and leased equipment                                             (376)         (103)           166            33        (10)
   (Gain) on sale of Coal City National Bank                        (4,099)            -              -             -          -
   Amortization of intangibles                                       2,429         2,281          3,320         2,192      2,167
   Provision for loan losses                                           563           582            971           572        240
   Provision (credit) for deferred income taxes                     (1,099)         (320)        (1,085)          263       (282)
   Bond (accretion) amortization, net                               (2,478)          (98)          (325)         (206)       304
   Securities (gains) losses, net                                      (36)         (138)          (131)          (75)       558
   Minority interest in net income                                      82           386            432           636        444
   Decrease (increase) in accrued other assets                       2,882         1,447          1,329         1,434        471
   Increase (decrease) in other liabilities                            765        (2,495)        (2,116)         (321)       474
                                                                ----------------------------------------------------------------
           NET CASH PROVIDED BY OPERATING ACTIVITIES                11,007         9,146         13,152        13,451      9,656
                                                                ----------------------------------------------------------------
 Cash Flows From Investing Activities
   Proceeds from sales, maturities and calls of securities
     available for sale                                            154,384        76,596        110,772        86,987    107,137
   Proceeds from maturities and calls of securities held to            757         2,076          5,834         5,761      9,576
     maturity
   Purchase of securities available for sale                      (215,594)      (69,555)       (94,382)      (31,564)  (122,184)
   Purchase of securities held to maturity                          (5,499)         (225)          (395)         (841)    (2,522)
   Federal funds sold, net                                           1,200         6,900        (16,600)       (9,601)    20,601
   Increase in loans, net of principal collections                 (31,069)      (11,785)       (13,518)      (48,997)   (26,201)
   Purchases of premises and equipment                              (2,457)       (1,010)        (1,805)         (370)    (1,502)
   Proceeds from sales of premises and equipment and
     leased equipment                                                3,601           708            737           220         12
   Purchase of leased equipment                                     (7,070)       (6,090)        (9,835)      (14,620)    (5,425)
   Principal collected on lease investments                            500          (803)          (264)          168        160
   Purchase of minority interests                                   (1,713)            -         (2,649)         (227)       (33)
   Proceeds from sale of Coal City National Bank, net                5,481             -              -             -          -
   Purchase of U.S. Bancorp, Inc., net of cash acquired                  -       (15,800)       (15,800)            -          -
   Purchase of Peterson Bank, net of cash acquired                       -             -              -             -    (18,601)
                                                                ----------------------------------------------------------------
           NET CASH (USED IN) INVESTING ACTIVITIES                 (97,479)      (18,988)       (37,905)      (13,084)   (38,982)
                                                                ----------------------------------------------------------------
 Cash Flows From Financing Activities
   Net increase (decrease) in noninterest bearing deposits          (3,250)         (717)         5,981        (4,071)       701
   Net increase (decrease) in interest bearing deposits              5,830       (10,102)        (1,065)          318     21,905
   Net increase (decrease) in short-term borrowings                 66,481         7,010          8,652         6,245       (861)
   Proceeds from long-term borrowings                                4,425        14,456         15,179         6,942     19,785
   Principal paid on long-term borrowings                          (17,330)       (8,989)        (8,802)       (4,788)    (9,469)
   Issuance of Corporation Obligated Mandatorily
     Redeemable Preferred Securities of Subsidiary Trust
     Holding Solely Junior Subordinated Debentures                       -        10,000         10,000             -          -
   Redemption of Corporation Obligated Mandatorily
     Redeemable Preferred Securities of Subsidiary Trust
     Holding Solely Junior Subordinated Debentures                 (10,000)            -              -             -          -
   Issuance of Corporation Obligated Mandatorily Redeemable
     Capital Securities of Subsidiary Trust Holding
     Solely Junior Subordinated Debentures                          25,000             -              -             -          -
   Issuance of common stock                                              -             -            115           311        706
   Purchase and retirement of common stock                            (674)          (79)          (194)         (872)      (123)
   Issuance of preferred stock                                           -             -              -             -      3,500
   Redemption of preferred stock                                         -             -              -             -     (3,500)
   Dividends paid on preferred stock                                  (867)         (276)          (276)            -       (267)
                                                                ----------------------------------------------------------------
           NET CASH PROVIDED BY FINANCING ACTIVITIES                69,615        11,303         29,590         4,085     32,377
                                                                ----------------------------------------------------------------

                                  (continued)

COAL CITY CORPORATION AND SUBSIDIARIES

(STATEMENT AMOUNTS IN THOUSANDS)

                                                                   Nine Months Ended
                                                                     September 30,
                                                             -------------------------------
                                                                  1998            1997              Years Ended December 31,
                                                                                            ---------------------------------------
                                                               (unaudited)    (unaudited)   1997        1996         1995
 ----------------------------------------------------------------------------------------------------------------------------------
     NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS      $  (16,857)   $     1,461   $   4,837   $    4,452   $     3,051

 Cash and due from banks:
   Beginning                                                     36,302         31,465      31,465       27,013        23,962
                                                             ----------------------------------------------------------------------

   Ending                                                    $   19,445    $    32,926   $  36,302   $   31,465   $    27,013
                                                             ======================================================================

 Supplemental Disclosures of Cash Flow Information
   Cash payments for:
     Interest paid to depositors                             $   16,716    $    15,731   $  21,179   $   16,320   $    15,965
     Other interest paid                                          5,000          2,522       3,567        1,644           990
     Income taxes paid, net of refunds                            3,810          2,037       2,037        2,495         1,080

 Supplemental Schedule of Noncash Investing Activities
   Acquisitions of U.S. Bancorp, Inc. in 1997
     and Peterson Bank in 1995
     Assets acquired:
       Securities available for sale                                                     $  52,261                $    53,910
       Securities held to maturity                                                           1,099                      4,758
       Federal funds sold                                                                        -                     11,000
       Stock in Federal Home Loan Bank                                                         615                          -
       Loans, net                                                                          124,248                     89,666
       Premises and equipment                                                                5,020                      3,003
       Accrued interest and other assets                                                     6,155                      2,027
       Core deposit intangibles                                                              5,654                      5,944
       Excess of cost over fair value of net assets acquired                                 8,637                      6,239
                                                                                     --------------             --------------
                                                                                           203,689                    176,547
                                                                                     --------------             --------------
     Liabilities Assumed:
       Noninterest bearing deposits                                                         28,405                     23,491
       Interest bearing deposits                                                           141,022                    131,507
       Other liabilities                                                                     8,262                      2,948
                                                                                     --------------             --------------
                                                                                           177,689                    157,946
                                                                                     --------------             --------------

 Net assets acquired                                                                        26,000                     18,601
 Issuance of preferred stock                                                               (10,200)                         -
                                                                                     --------------             --------------

           NET CASH PAYMENT                                                              $  15,800                $    18,601
                                                                                     ==============             ==============

 Real estate acquired in settlement of losses                                            $   1,006
                                                                                     ==============

 Transfer of securities from held to maturity to available for sale                                               $       529
                                                                                                                ==============

See Notes to Consolidated Financial Statements.

COAL CITY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(TABLE AMOUNTS IN THOUSANDS)
--------------------------------------------------------------------------------

Note 1.     SIGNIFICANT ACCOUNTING POLICIES

Coal City Corporation (Company) is a multi-bank holding company providing financial and other banking services to customers primarily located in the Chicago/Northeastern Illinois area. The Company through its banking subsidiaries, Coal City National Bank (formerly known as Allied Bank/Coal City National) and Manufacturers Bank (Banks), makes loans to individuals as well as commercial entities. Specific loan terms vary as to interest rate, repayment and collateral requirements based on the type of loan requested and the credit worthiness of the prospective borrower.

Principles of consolidation: The consolidated financial statements include the
---------------------------
accounts of Coal City Corporation and the following subsidiaries:

         Coal City National Bank -                  100% owned subsidiary
         Manufacturers National Corporation -       90.61% owned subsidiary
         Manufacturers Bank -                       100% owned subsidiary of
                                                    Manufacturers National
                                                    Corporation
         Ashland Management Agency, Inc. -          100% owned subsidiary of
                                                    Manufacturers Bank
         MB 1200 -                                  100% owned subsidiary of
                                                    Manufacturers Bank
         Manufacturers Deferred Exchange Corp. -    100% owned subsidiary of
                                                    Manufacturers Bank

All material intercompany items and transactions have been eliminated in consolidation.

During the year ended December 31, 1997, Manufacturers Bank, Peterson Bank, U.S. Bank and U.S. Bancorp, Inc. were merged.

Basis of financial statement presentation: The accounting and reporting policies
-----------------------------------------
of the Company conform to generally accepted accounting principles and general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the year. Actual results could differ from those estimates.

Cash and cash equivalents: For purposes of reporting cash flows, cash and due
-------------------------
from banks includes cash on hand and amounts due from banks (including cash items in process of clearing). Cash flows from loans originated by the Banks, deposits, and federal funds purchased and sold and short-term borrowings are reported net.

Securities held to maturity: Debt securities for which the Banks have both the
---------------------------
positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost. Amortization of premiums and accretion of discounts, computed by the interest method over their contractual lives, is included in interest income.

Securities available for sale: Securities classified as available for sale are
-----------------------------
those debt securities that the Banks intend to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Banks' assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors.

COAL CITY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(TABLE AMOUNTS IN THOUSANDS)
--------------------------------------------------------------------------------

NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Securities available for sale are reported at fair value with unrealized gains or losses reported as a separate component of stockholders' equity, net of the related deferred tax effect. The amortization of premiums and accretion of discounts, computed by the interest method over their contractual lives, are recognized in interest income. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

Loans:  Loans are stated at the amount of unpaid  principal,  reduced by
-----
unearned  discount  and fees and an allowance for loan losses.

Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized as an adjustment of the related loan's yield. The Banks are amortizing these amounts over the contractual life of the loan. Commitment fees based upon a percentage of a customer's unused line of credit and fees related to standby letters of credit are recognized over the commitment period.

Interest is accrued daily on the outstanding balances. For impaired loans, accrual of interest is discontinued on a loan when management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful. Cash collections on impaired loans are credited to the loan balance, and no interest income is recognized on those loans until the principal balance has been determined to be collectible.

A loan is impaired when it is probable the Banks will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans, based on an evaluation of the collectibility of loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Banks' allowance for loan losses, and may require the Banks to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

Lease investments: Manufacturers Bank's investment in assets leased to others is
-----------------
reported as lease investments, net, using the direct finance and operating methods of accounting. Direct financing leases are stated at the sum of remaining minimum lease payments from lessees plus estimated residual values less unearned lease income. Unearned lease income on direct financing leases is recognized over the lives of the leases using the level-yield method. The investment in equipment in operating leases is stated at cost less depreciation using the straight-line method over a five-year life.

COAL CITY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(TABLE AMOUNTS IN THOUSANDS)
--------------------------------------------------------------------------------

NOTE 1.       SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Premises and equipment: Premises and equipment are stated at cost less
----------------------
accumulated depreciation. Depreciation is computed primarily by the straight-line method for buildings and primarily by the 200% declining balance method for all other assets over the following estimated useful lives:

                                                               Years
                                                              --------

          Land improvements                                      20
          Buildings                                           15-39
          Leasehold and other improvements                     5-20
          Furniture and equipment                              5-15

Intangibles: In acquiring its subsidiary banks, the portion of the purchase
-----------
price which represents value assigned to the existing deposit base for which the annual interest and servicing costs are below market rates (core deposit intangibles) is being amortized by the declining balance method over three to nine years. The excess of cost over fair value of net assets acquired (goodwill) is being amortized on the straight-line method over twenty years. The Company reviews its intangible assets annually to determine potential impairment by comparing the carrying value of the intangibles with the anticipated future cash flows of the related banks.

Income taxes: The Company and its subsidiaries file consolidated income tax
------------
returns.

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Basic earnings per common share: Basic earnings per share are calculated on the
--------------------------------
basis of the weighted average number of shares outstanding after deducting the dividends on preferred stock.

During 1997, the Company adopted Financial Accounting Standards Board (FASB) Statement No. 128, EARNINGS PER SHARE, which provides for the presentation of basic earnings per share and diluted earnings per share. Diluted earnings per share is not presented since the inclusion of the granted stock options and warrants would have an antidilutive effect on basic earnings per share.

Accounting for transfers and servicing of financial assets and extinguishment of
--------------------------------------------------------------------------------
liabilities: Financial Accounting Standards Board Statement No. 125, ACCOUNTING
-----------
FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENT OF LIABILITIES (FAS 125), distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. A transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interest in the transferred assets is received in exchange. FAS 125 also established standards on the initial recognition and measurement of servicing assets and other retained interest and servicing liabilities, and their subsequent measurement.

COAL CITY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(TABLE AMOUNTS IN THOUSANDS)
--------------------------------------------------------------------------------

NOTE 1.     SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FAS 125 requires that debtors reclassify financial assets pledged as collateral and that secured parties recognize those assets and their obligation to return them in certain circumstances in which the secured party has taken control of those assets. In addition, FAS 125 requires that a liability be derecognized only if the debtor is relieved of its obligation through payment to the creditor or by being legally released from being the primary obligor under the liability either judicially or by the creditor.

FAS 125 was effective for transactions occurring after December 31, 1996, except for transactions relating to secured borrowings and collateral for which the effective date is December 31, 1997. On January 1, 1997, the Company adopted FAS 125 except as it relates to transactions involving secured borrowings and collateral. The effect of adoption of this Statement was not material. The Company also believes the adoption of FAS 125 for transactions related to secured borrowings and collateral will not have a material impact on its consolidated financial statements.

Comprehensive income: The Financial Accounting Standards Board has issued
--------------------
Statement No. 130, REPORTING COMPREHENSIVE INCOME, that the Company will be required to adopt for its year ended December 31, 1998. This pronouncement is not expected to have a significant impact on the Company's financial statements. The Statement establishes standards for the reporting and presentation of comprehensive income and its components. The Statement requires that items recognized as components of comprehensive income be reported in a financial statement. The Statement also requires that a company classify items of other comprehensive income by their nature in a financial statement, and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. Comprehensive income of the Company currently consists of unrealized gains and losses on securities available for sale. The Company adopted Statement No. 130 during the nine months ended September 30, 1998, and the effect of Statement No. 130 is reflected for all periods presented.

Disclosure about segments and related information: In June, 1997, the FASB
-------------------------------------------------
issued Statement No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION (FAS 131), which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. This Statement also establishes standards for related disclosures about products and services, geographic areas, and major customers. This Statement requires the reporting of financial and descriptive information about an enterprise's reportable operating segments.

This Statement is effective for financial statements for periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. The Company believes that the adoption of FAS 131 will not have a significant impact on its financial statements and disclosures.

COAL CITY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(TABLE AMOUNTS IN THOUSANDS)
--------------------------------------------------------------------------------

NOTE 1.     SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Pensions and other postretirement benefits: The FASB recently issued Statement
-------------------------------------------
No. 132, EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS (FAS 132), which changes current financial statement disclosure requirements from those that were required under FAS 87, EMPLOYERS' ACCOUNTING FOR PENSIONS, FAS 88, EMPLOYERS' ACCOUNTING FOR SETTLEMENTS AND CURTAILMENTS OF DEFINED BENEFIT PENSION PLANS AND FOR TERMINATION BENEFITS, and FAS 106, EMPLOYERS' ACCOUNTING FOR POSTRETIREMENT BENEFITS OTHER THAN PENSIONS.

Some of the more significant effects of FAS 132 are that it standardizes the disclosure requirements for pensions and other postretirement benefits and presents them in one footnote. It also requires that additional information be disclosed regarding changes in the benefit obligation and fair values of plan assets and eliminates certain disclosures that are no longer considered useful, including general descriptions of the plans.

FAS 132 does not change the existing measurement or recognition provisions of the above standards and is effective for fiscal years beginning after December 15, 1997, through early application is permitted. The Company has not yet adopted FAS 132 but does not expect that adoption will have a material impact on its financial statements.

Derivatives: In June, 1998, the FASB issued Statement No. 133, ACCOUNTING FOR
-----------
DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (FAS 133). FAS 133 requires companies to record derivatives on the balance sheet as assets or liabilities at fair value. Depending on the use of the derivative and whether it qualifies for hedge accounting, gains or losses resulting from changes in the values of those derivatives would either be recorded as a component of net income or as a change in stockholders' equity. The Company is required to adopt this new standard January 1, 2000. Management has not yet determined the impact of this standard.

Mortgage banking: In October 1998, the FASB issued Statement No. 134 (FAS 134),
----------------
ACCOUNTING FOR MORTGAGE-BACKED SECURITIES RETAINED AFTER THE SECURITIZATION OF MORTGAGE LOANS HELD FOR SALE BY A MORTGAGE BANKING ENTERPRISE. This statement amends FAS 65, ACCOUNTING FOR CERTAIN MORTGAGE BANKING ACTIVITIES, and requires that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. The provisions of FAS 134 are effective for the first fiscal quarter beginning after December 15, 1998, with earlier application permitted. The Company has not yet adopted FAS 134 but does not expect that adoption will have a material impact on its financial statements.

Unaudited interim financial statements: The consolidated financial statements as
--------------------------------------
of September 30, 1998 and for the nine months ended September 30, 1998 and 1997, are unaudited, but in the opinion of management reflect all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of financial condition at September 30, 1998, and results of operations for the nine months ended September 30, 1998 and 1997. The results of the interim period ended September 30, 1998 are not necessarily indicative of the results expected for the year ended December 31, 1998.

COAL CITY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(TABLE AMOUNTS IN THOUSANDS)
--------------------------------------------------------------------------------

Note 2.  PURCHASE OF U.S. BANCORP, INC. AND PETERSON BANK

On May 7, 1997, the Company, through its subsidiary, Manufacturers National Corporation, completed the purchase of 100% of U.S. Bancorp, Inc. for $40,210,000. The purchase price was paid through a series of transactions involving cash of $15,800,000, preferred stock of $10,200,000 and cash held by U.S. Bancorp, Inc. of $14,210,000. The acquisition was accounted for as a purchase with the results of operations of U.S. Bancorp, Inc. and Subsidiary subsequent to the effective date of the agreement, April 30, 1997, included in the consolidated financial statements. The excess of cost over the fair value of net assets acquired (goodwill) was $8,637,000. Goodwill is being amortized over a twenty year period.

On February 22, 1995, the Company, through its subsidiary, Manufacturers National Corporation, completed the purchase of 158,859 shares (95.2%) of Peterson Bank common stock for cash of $25,878,000. Additional purchases of Peterson Bank common stock during the year increased the level of ownership to 100% and the aggregate purchase price to $26,368,000. The acquisition was accounted for as a purchase with the results of operations of Peterson Bank and Subsidiary subsequent to February 21, 1995, included in the consolidated financial statements. The excess of cost over the fair value of net assets acquired (goodwill) was $6,239,000. Goodwill is being amortized over a twenty year period.

The unaudited pro forma results of operations, which follow, assume that the U.S. Bancorp, Inc. acquisition had occurred at January 1, 1996. In addition to combining the historical results of operations of the companies, the pro forma calculations include purchase accounting adjustments related to the acquisition and interest on borrowed funds. The pro forma calculations do not include any anticipated cost savings as a result of the acquisitions.

Unaudited pro forma consolidated results of operations for the years ending December 31, 1997 and 1996 are as follows:

                                                                            1997            1996
                                                                ------------------------------------
Net interest income                                             $          56,833    $        55,234
                                                                ====================================
Net income                                                      $           2,157    $         2,818
                                                                ====================================
Net income available to common stockholders                     $           1,290    $         1,951
                                                                ====================================
Basic earnings per common share                                 $           25.94    $         39.32
                                                                ====================================

The pro forma results of operations are not necessarily indicative of the actual results of operations that would have occurred had the acquisition actually been made at the beginning of the respective periods, or of results which may occur in the future.

Note 3.     RESTRICTIONS ON CASH AND DUE FROM BANKS

The Banks are required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $11,770,000 and $4,480,000 at December 31, 1997 and 1996, respectively.

COAL CITY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(TABLE AMOUNTS IN THOUSANDS)
--------------------------------------------------------------------------------

Note 4. INTANGIBLES


Intangibles consist of the following as of December 31:

                                                                                    1997
                                                           --------------------------------------------------------
                                                                 Core Deposit        Goodwill            Total
-------------------------------------------------------------------------------------------------------------------
 Cost                                                      $       13,418     $      18,032     $       31,450
 Accumulated amortization                                           6,515             2,517              9,032
                                                           --------------------------------------------------------

                                                           $        6,903     $      15,515     $       22,418
                                                           ========================================================

                                                                                     1996
                                                           --------------------------------------------------------
                                                              Core Deposit         Goodwill             Total
 ------------------------------------------------------------------------------------------------------------------

 Cost                                                      $        7,764     $      10,134     $       17,898
 Accumulated amortization                                           4,002             1,878              5,880
                                                           --------------------------------------------------------

                                                           $        3,762    $        8,256    $        12,018
                                                           ========================================================

The cost of the core deposit intangible increased by $5,654,000 during the year ended December 31, 1997 as a result of the U.S. Bancorp, Inc. acquisition. The cost of goodwill increased by $7,898,000 during the year ended December 31, 1997 due to goodwill of $8,637,000 related to the U.S. Bancorp, Inc. acquisition, net of a reduction of goodwill of $739,000 related to the purchase of the minority interests in Manufacturers National Corporation.

The amount included in deferred tax liabilities which pertains to the core deposit intangible is approximately $2,347,000 and $1,279,000 at December 31, 1997 and 1996.

COAL CITY CORPORATION AND SUBSIDIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(TABLE AMOUNTS IN THOUSANDS)
--------------------------------------------------------------------------------

NOTE 5.     INVESTMENT SECURITIES

Carrying amounts and fair values of securities available for sale are summarized as follows:

                                                                           Gross           Gross
                                                        Amortized       Unrealized       Unrealized         Fair
 AVAILABLE FOR SALE                                        Cost            Gains           Losses           Value
 ----------------------------------------------------------------------------------------------------------------------
 September 30, 1998 (unaudited):

 U.S. Treasury securities                            $   111,697        $    516        $       -     $   112,213
 U.S. government agencies and corporations                67,712             772                -          68,484
 Mortgage-backed securities                                3,353              88                -           3,441
                                                     ------------------------------------------------------------------

            TOTALS                                   $   182,762        $  1,376        $       -     $   184,138
                                                     ==================================================================

 December 31, 1997:

 U.S. Treasury securities                            $   119,160        $    311        $     (91)    $   119,380
 U.S. government agencies and corporations                 9,971             145                -          10,116
 Mortgage-backed securities                                7,022             167                -           7,189
                                                     ------------------------------------------------------------------

            TOTALS                                   $   136,153        $    623        $     (91)    $   136,685
                                                     ==================================================================

 December 31, 1996:

 U.S. Treasury securities                            $    76,919        $    250        $    (233)    $    76,936
 U.S. government agencies and corporations                10,844             274                -          11,118
 Mortgage-backed securities                               12,132             284                -          12,416
                                                     ------------------------------------------------------------------

            TOTALS                                   $    99,895        $    808        $    (233)    $   100,470
                                                     ==================================================================

COAL CITY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(TABLE AMOUNTS IN THOUSANDS)
--------------------------------------------------------------------------------

NOTE 5.     INVESTMENT SECURITIES  (CONTINUED)

Gross realized gains and losses from the sale of securities available for sale for the years ended December 31, are as follows:

                                                                       For the Years Ended December 31,
                                                                  --------------------------------------
                                                                     1997          1996          1995
                                                                  --------------------------------------
 Realized gains                                                   $  138         $  114         $   100
 Realized (losses)                                                     -            (39)           (658)
                                                                  --------------------------------------

               NET GAINS (LOSSES)                                 $  138         $   75         $  (558)
                                                                  ======================================

Carrying amounts and fair values of securities being held to maturity are summarized as follows:

                                                                     Gross         Gross
                                                    Amortized     Unrealized     Unrealized      Fair
 HELD TO MATURITY                                      Cost          Gains         Losses        Value
 --------------------------------------------------------------------------------------------------------
 September 30, 1998 (unaudited):

 States and political subdivisions                  $  4,093      $   408        $    -          $  4,501
 Mortgage-backed securities                            4,824           15             -             4,839
 Other securities                                        967            2             -               969
                                                    -----------------------------------------------------

                                                    $  9,884      $   425        $    -          $ 10,309
                                                    =====================================================

 December 31, 1997:

 States and political subdivisions                  $  4,423      $   437        $    -          $  4,860
 Other securities                                        819            -             -               819
                                                    -----------------------------------------------------

            TOTALS                                  $  5,242      $   437        $    -          $  5,679
                                                    =====================================================

 December 31, 1996:

 States and political subdivisions                  $  8,192      $   487        $   (1)         $  8,678
 Other securities                                      1,319            -            (2)            1,317
                                                    -----------------------------------------------------

            TOTALS                                  $  9,511      $   487        $   (3)         $  9,995
                                                    =====================================================

COAL CITY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(TABLE AMOUNTS IN THOUSANDS)
--------------------------------------------------------------------------------

NOTE 5.     INVESTMENT SECURITIES  (CONTINUED)

The amortized cost and fair value of securities, as of September 30, 1998 and December 31, 1997, by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the following maturity summary.

                                                                    September 30, 1998 (unaudited)
                                                 ---------------------------------------------------------------------
                                                         Available for Sale                 Held to Maturity
                                                 ---------------------------------------------------------------------
                                                    Amortized        Fair             Amortized           Fair
                                                       Cost         Value               Cost             Value
                                                 ---------------------------------------------------------------------
 Due in one year or less                         $   125,394      $  125,886        $     729        $     729
 Due after one year through five years                54,015          54,811            3,603            4,006
 Due after five years through ten years                    -               -              728              735
 Due after ten years                                       -               -                -                -
 Mortgage-backed securities                            3,353           3,441            4,824            4,839
                                                 ---------------------------------------------------------------------

               TOTALS                            $   182,762      $  184,138        $   9,884        $  10,309
                                                 =====================================================================

                                                                          December 31, 1997
                                                 ---------------------------------------------------------------------
                                                         Available for Sale                 Held to Maturity
                                                 ---------------------------------------------------------------------
                                                    Amortized          Fair           Amortized            Fair
                                                       Cost           Value             Cost              Value
                                                 ---------------------------------------------------------------------
 Due in one year or less                         $    61,774      $   62,000        $     953        $     969
 Due after one year through five years                67,219          67,346            3,234            3,477
 Due after five years through ten years                    -               -            1,035            1,212
 Due after ten years                                     138             150               20               21
 Mortgage-backed securities                            7,022           7,189                -
                                                 ---------------------------------------------------------------------

               TOTALS                            $   136,153      $  136,685        $   5,242        $   5,679
                                                 =====================================================================

COAL CITY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(TABLE AMOUNTS IN THOUSANDS)
--------------------------------------------------------------------------------

NOTE 5.   INVESTMENT SECURITIES  (CONTINUED)

Securities with carrying amounts as follows were pledged as collateral on public deposits and for other purposes as required or permitted by law:

                                September 30,
                                    1998                  December 31,
                                                  -------------------------
                                 (unaudited)          1997          1996
                                -------------------------------------------
 Available for sale             $  64,706         $  55,705     $  70,917
 Held to maturity                       -             2,306         6,106

The Company, as a member of the Federal Home Loan Bank System, is required to maintain an investment in capital stock of the Federal Home Loan Bank in an amount equal to 1% of its certain home loans. No ready market exists for the stock, and it has no quoted market value. The stock is redeemable at par, therefore, market value equals cost.

NOTE 6.   LOANS

Net loans consist of:

                                      September 30,
                                          1998                   December 31,
                                                     -----------------------------------
                                       (unaudited)          1997             1996
                                     ---------------------------------------------------
Commercial                           $  219,412       $   197,668     $    208,026
Commercial real estate                  203,935           162,487           91,251
Residential real estate                  56,115            94,587           67,541
Real estate construction                 26,838            37,079            7,057
Installment and other                    33,055            35,500           14,427
                                     ---------------------------------------------------
                                        539,355           527,321          388,302
Allowance for loan losses                (7,245)           (7,922)          (4,692)
                                     ---------------------------------------------------

     LOANS, NET                      $  532,110       $   519,399     $    383,610
                                     ===================================================

The Banks make loans to individuals as well as commercial and tax exempt entities. Specific loan terms vary as to interest rate, repayment and collateral requirements based on the type of loan requested and the credit worthiness of the prospective borrower. Credit risk tends to be geographically concentrated in that the majority of the loan customers are located in the market serviced by the Banks. At September 30, 1998, December 31, 1997 and December 31, 1996, commercial loans included $98,709,000, $85,658,000 and $113,960,000, respectively, of loans which were collateralized by assignment of leases primarily for computers and related equipment.

There were no impaired loans during the years ended December 31, 1997 and 1996.

COAL CITY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(TABLE AMOUNTS IN THOUSANDS)
--------------------------------------------------------------------------------

NOTE 6. LOANS (CONTINUED)

Activity in the allowance for loan losses was as follows:

                                                  Nine Months Ended
                                                    September 30,
                                             -----------------------------
                                                 1998           1997                Years Ended December 31,
                                                                          --------------------------------------------
                                              (unaudited)   (unaudited)        1997           1996           1995
                                             -------------------------------------------------------------------------
 Balance, beginning                          $  7,922       $   4,692      $  4,692       $   4,134       $  2,646
    Increases resulting from purchase
       of subsidiary                                -           2,574             -               -              -
    Decreases resulting from sale
       of subsidiary                             (399)              -             -               -              -
    Provision charged to operations               563             582           971             572            240
    Amounts charged off                          (995)            (63)         (343)            (29)           (74)
    Recoveries of amounts charged off             154              25            28              15              5
    Addition resulting from  purchase
       of U.S. Bancorp, Inc.                        -               -         2,574               -              -
    Addition resulting from purchase
       of Peterson Bank                             -               -             -               -          1,317
                                             -------------------------------------------------------------------------

 Balance, ending                             $  7,245       $   7,810      $  7,922       $   4,692       $  4,134
                                             =========================================================================

Loans outstanding to bank executive officers and directors, including companies in which they have management control or beneficial ownership, at December 31, 1997 and 1996, were approximately $8,702,000 and $11,736,000, respectively. In the opinion of management, these loans have similar terms to other customer loans. An analysis of the activity related to these loans for the year ended December 31, 1997 is as follows:

 Balance, beginning                                   $     11,736
    Additions                                                2,705
    Principal payments and other reductions                 (5,739)
                                                      -------------

 Balance, ending                                      $      8,702
                                                      =============

COAL CITY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(TABLE AMOUNTS IN THOUSANDS)
--------------------------------------------------------------------------------

NOTE 7.   LEASE INVESTMENTS, NET

Lease investments by categories follow:

                                                                     December 31,
                                                         ----------------------------------
                                                                1997               1996
                                                         ----------------------------------
 Direct financing leases:
    Minimum lease payments receivable                    $      1,237        $       400
    Estimated residual value                                      450                111
    Less unearned lease income                                   (117)               (42)
                                                         ----------------------------------
                                                                1,570                469
                                                         ----------------------------------
 Operating leases:
    Equipment, at cost                                         29,678             24,739
    Less accumulated depreciation                              (8,361)            (6,571)
                                                         ----------------------------------
                                                               21,317             18,168
                                                         ----------------------------------

    Lease investments, net                               $     22,887        $    18,637
                                                         ==================================

The minimum lease payments receivable for direct financing leases and operating leases are due as follows for the years ending December 31:

                                                Direct
 YEAR                                          Financing      Operating
                                              ----------------------------
 1998                                         $    610       $    7,614
 1999                                              389            5,669
 2000                                              238            3,527
 2001                                                -            1,761
 2002                                                -              404
                                              ----------------------------

                                              $  1,237       $   18,571
                                              ============================

COAL CITY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(TABLE AMOUNTS IN THOUSANDS)
--------------------------------------------------------------------------------

NOTE 7.   LEASE INVESTMENTS, NET (CONTINUED)

Income from lease investments for the years ended December 31, is composed of:

                                                                     1997          1996         1995
                                                                  --------------------------------------
 Rental income on operating leases                                $    6,896    $   4,730    $    2,301
 Income from lease payments on direct financing leases                    46           39            52
 Gain on sale of leased equipment                                          -            -            10
 Residual income from discounted leases                                   20            -             -
                                                                  --------------------------------------

 Income on lease investments, gross                                    6,962        4,769         2,363

 Less:
    Depreciation on operating leases                                  (5,790)      (4,374)       (2,079)
    Other                                                                  -            -           (21)
                                                                  --------------------------------------

 Income from lease investments, net                               $    1,172    $     395    $      263
                                                                  ======================================


Note 8. PREMISES AND EQUIPMENT

Premises and equipment consist of:

                                                                                           December 31,
                                                                              -------------------------------------
                                                                                     1997              1996
                                                                              -------------------------------------
 Land and land improvements                                                   $        2,975    $         1,840
 Buildings and improvements                                                            6,843              4,219
 Furniture and equipment                                                               4,582              2,453
                                                                              -------------------------------------
                                                                                      14,400              8,512
 Accumulated depreciation                                                             (3,355)            (2,096)
                                                                              -------------------------------------

 Premises and equipment, net                                                  $       11,045 $            6,416
                                                                              =====================================

Depreciation on premises and equipment totaled $1,300,000, $912,000 and $774,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

COAL CITY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(TABLE AMOUNTS IN THOUSANDS)
--------------------------------------------------------------------------------

Note 9.   DEPOSITS

The composition of deposits is as follows:

                                                                       December 31,
                                                               --------------------------
                                                                   1997           1996
                                                               --------------------------
 Demand deposits, noninterest bearing                          $   131,064    $    96,678
 NOW and money market accounts                                     166,390        139,257
 Savings deposits                                                   96,266         62,981
 Time certificates, $100,000 or more                               143,705        119,254
 Other time certificates                                           146,635         91,547
                                                               --------------------------

         TOTAL                                                 $   684,060    $   509,717
                                                               ==========================

At December 31, 1997, the scheduled maturities of time certificates are as follows:

       1998                                                    $    267,719
       1999                                                          16,891
       2000                                                           5,096
       2001                                                             351
       2002                                                             283
                                                               -------------

                                                               $    290,340
                                                               =============


Note 10.  SHORT-TERM BORROWINGS

Short-term borrowings consisted of:

                                                                     December 31,
                                                               -----------------------
                                                                   1997        1996
                                                               -----------------------
 Securities sold under agreement to repurchase                 $   12,385   $    2,194
 U.S. Treasury demand notes                                         5,628        7,167
                                                               -----------------------

                                                               $   18,013   $    9,361
                                                               =======================

COAL CITY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(TABLE AMOUNTS IN THOUSANDS)
--------------------------------------------------------------------------------

Note 11.  LONG-TERM BORROWINGS

At December 31, 1997, the Company has a secured revolving note payable to LaSalle National Bank with an outstanding balance of $9,000,000. The note bears interest at a rate equal to the adjusted LIBOR rate. The note requires quarterly payments of interest only on the outstanding balance through June 1, 1999 at which time the revolving feature of the note shall cease and the unpaid principal amount shall convert to an installment note with quarterly payments due, including interest at the adjusted LIBOR rate, through June 1, 2007.

At December 31, 1997, the Company has an unsecured revolving note payable to LaSalle National Bank with an outstanding balance of $4,500,000. The note bears interest at the bank's prime rate, 8.50% at December 31, 1997, and requires payments of interest only on the outstanding balance through June 1, 1999 at which time the revolving feature of the note shall cease and the unpaid principal amount shall convert to an installment note with quarterly payments due, including interest at the bank's prime rate, through June 1, 2007.

The Company also has notes payable to banks totaling $8,915,000 which accrue interest at rates ranging from 6.20% to 8.75% and require aggregate monthly payments of $307,500, including interest at various dates through November 2002. Equipment included in lease investments with a December 31, 1997, depreciated cost of $11,179,000 is pledged as collateral on these notes.

The principal payments are due as follows during the years ending December 31:

                                                                 Amount
                                                              ------------
 1998                                                         $     2,893
 1999                                                               3,020
 2000                                                               3,521
 2001                                                               2,710
 2002                                                               1,717
 Thereafter                                                         8,554
                                                              ------------

                                                              $    22,415
                                                              ============

COAL CITY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(TABLE AMOUNTS IN THOUSANDS)
--------------------------------------------------------------------------------

Note 12.  EMPLOYEE BENEFIT PLANS

The Company has a defined contribution 401(k) plan which covers all full-time employees of Manufacturers Bank and Coal City National Bank who have completed three months of service prior to the first day of each month. The Company's contributions consist of a discretionary profit-sharing contribution and a discretionary matching contribution of the amounts contributed by the participants. The Company's contributions are determined by the Board of Directors on an annual basis. During 1997, the Company contributed on behalf of each participant a matching contribution equal to 50% of each participant's contribution up to a maximum of 4% of their compensation along with a profit sharing contribution of 4% of total compensation. Each participant may also contribute up to fifteen percent of their compensation on a pretax basis. The Company's contributions to the plan, for the years ended December 31, 1997, 1996 and 1995, were $441,000, $387,000 and $263,000, respectively.

Manufacturers Bank has a supplemental, nonqualified retirement plan covering employees who hold the position of vice president or higher. Contributions to the plan were $64,000, $50,000 and $49,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

Manufacturers Bank also has a noncontributory profit sharing plan that covers substantially all full-time employees of U.S. Bancorp, Inc., which during the year was merged with Manufacturers Bank. The employer contribution was determined by the Board of Directors. The expense related to the plan, for the year ended December 31, 1997, was $150,000.


Note 13.  INCOME TAXES

The deferred taxes at December 31, consist of the following:

                                                                                     1997              1996
                                                                              -------------------------------------
 Deferred tax assets:
    Allowance for loan losses                                                 $       1,946  $          927
    Other items                                                                         229             179
                                                                              -------------------------------------
                                                                                      2,175           1,106
                                                                              -------------------------------------
 Deferred tax liabilities:
    Securities available for sale                                                       198             195
    Premises and equipment                                                            3,400           1,736
    Core deposit intangible                                                           2,347           1,279
    Other items                                                                         373             300
                                                                              -------------------------------------
                                                                                      6,318           3,510
                                                                              -------------------------------------

            NET DEFERRED TAX (LIABILITY)                                      $      (4,143) $       (2,404)
                                                                              =====================================

COAL CITY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(TABLE AMOUNTS IN THOUSANDS)
--------------------------------------------------------------------------------

NOTE 13.    INCOME TAXES  (CONTINUED)

The components of income tax expense for the years ended December 31, are as follows:

                                                                     1997             1996              1995
                                                              -----------------------------------------------------
 Current expense:
    Federal                                                   $     3,141       $    2,100       $     1,763
    State                                                             346              213                23
                                                              -----------------------------------------------------
                                                                    3,487            2,313             1,786
 Deferred expense (benefit)                                        (1,085)             263              (282)
                                                              -----------------------------------------------------

                                                              $     2,402       $    2,576       $     1,504
                                                              =====================================================

The reconciliation between the statutory federal income tax rate and the effective tax rate on consolidated income for the years ended December 31, is as follows:

                                                                         1997            1996             1995
                                                                     -------------   -------------   --------------
 Income tax at statutory rate                                            35.0 %          35.0 %           35.0 %
 Increase (decrease) due to:
    Graduated tax rates                                                  (1.0)           (1.0)            (1.0)
    Tax exempt income                                                    (2.4)           (3.3)            (7.0)
    Nondeductible interest expense                                        0.3             0.4              0.7
    State tax on income, net of federal income tax benefit                3.6             1.9              0.3
    Nondeductible amortization                                            4.3             4.1              6.5
    Nondeductible acquisition expense                                     1.1               -                -
    Other items, net                                                     (2.7)            0.5             (0.2)
                                                                     -------------   -------------   --------------

 Effective income tax rate                                               38.2 %          37.6 %           34.3 %
                                                                     =============   =============   ==============

NOTE 14.    COMMITMENTS AND CONTINGENT LIABILITIES

Financial instruments with off-balance-sheet risk: The Banks are a party to
-------------------------------------------------
financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of their customers. These financial instruments include commitments to extend credit and standby letters of credit which, to varying degrees, involve elements of credit risk in excess of the amount recognized in the balance sheets.

The Banks' exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Banks use the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments.

COAL CITY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(TABLE AMOUNTS IN THOUSANDS)
--------------------------------------------------------------------------------

NOTE 14.    COMMITMENTS AND CONTINGENT LIABILITIES  (CONTINUED)

A summary of the Banks' exposure to off-balance-sheet risk is as follows:

                                                                                          December 31,
                                                                              -------------------------------------
                                                                                     1997              1996
                                                                              -------------------------------------
    Firm commitments to extend credit                                         $    91,825         $  65,076
    Standby letters of credit                                                      12,608            10,412

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Banks evaluate each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Banks upon extension of the credit, is based on management's credit evaluation of the party. Collateral held varies, but may include securities, accounts receivable, inventory, property and equipment, residential real estate and income producing commercial properties.

Standby letters of credit are conditional commitments issued by the Banks to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Banks deem necessary.

Concentrations of credit risk: The majority of the loans, commitments to extend
-----------------------------
credit, and standby letters of credit have been granted to customers in the Banks' market area. Investments in securities issued by state and political subdivisions (see Note 5) also involve governmental entities within the Banks' market area. The concentrations of credit by type of loan are set forth in Note
6. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit were granted primarily to commercial borrowers.

Contingencies: In the normal course of business, the Company is involved in
-------------
various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company's consolidated financial statements.

COAL CITY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(TABLE AMOUNTS IN THOUSANDS)
--------------------------------------------------------------------------------

NOTE 15.    REGULATORY RESTRICTIONS

The Company's primary source of cash is dividends from the Banks.

The Banks are subject to certain restrictions on the amount of dividends that they may declare without prior regulatory approval. The dividends declared cannot be in excess of the amount which would cause the Banks to fall below the minimum required for capital adequacy purposes. The Banks also have an internal policy that dividends declared will not be in excess of the amounts which would cause the Banks to fall below the minimum required to be categorized as well capitalized.

The Company and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company's and Banks' assets, liabilities, and certain off-balance-sheet items are calculated under regulatory accounting practices. The Company's and Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes the Company and Banks meet all capital adequacy requirements to which they are subject as of September 30, 1998 and December 31, 1997.

As of September 30, 1998 and December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Banks must maintain the total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the well capitalized column in the table below. There are no conditions or events since that notification that management believes have changed the Banks' categories.

COAL CITY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(TABLE AMOUNTS IN THOUSANDS)
--------------------------------------------------------------------------------

NOTE 15.    REGULATORY RESTRICTIONS (CONTINUED)

The required and actual amounts and ratios for the Company, Manufacturers National Corporation, Manufacturers Bank and Peterson Bank are presented below. Information for Coal City National Bank is not presented as it is not considered a significant subsidiary.

                                                                                                   To Be Well
                                                                                               Capitalized Under
                                                                         For Capital           Prompt Corrective
                                                  Actual            Adequacy Purposes (a)    Action Provisions (a)
                                           -------------------------------------------------------------------------
                                             Amount      Ratio       Amount       Ratio        Amount      Ratio
                                           -------------------------------------------------------------------------
 As of September 30, 1998 (unaudited)
 Total capital (to risk-weighted assets):
   Consolidated                            $  71,296      12.00%   $  47,546        8.00%      $     N/A       N/A
   Manufacturers Bank                         63,295      10.67       47,452        8.00          59,315     10.00%
 Tier 1 capital (to risk-weighted assets):
   Consolidated                               44,028       7.41       23,773        4.00             N/A       N/A
   Manufacturers Bank                         56,050       9.45       23,726        4.00          35,589      6.00
 Tier 1 capital (to average assets):
   Consolidated                               44,028       5.22       33,762        4.00             N/A       N/A
   Manufacturers Bank                         56,050       6.64       33,773        4.00          42,217      5.00

 As of December 31, 1997
 Total capital (to risk-weighted assets):
   Consolidated                               57,176      10.00       45,727        8.00             N/A       N/A
   Manufacturers National Corporation         54,257       9.95       43,615        8.00             N/A       N/A
   Manufacturers Bank                         61,179      11.22       43,608        8.00          54,510     10.00
 Tier 1 capital (to risk-weighted assets):
   Consolidated                               40,522       7.09       22,864        4.00             N/A       N/A
   Manufacturers National Corporation         47,491       8.71       21,807        4.00             N/A       N/A
   Manufacturers Bank                         54,414       9.98       21,804        4.00          32,706      6.00
 Tier 1 capital (to average assets):
   Consolidated                               40,522       5.15       31,477        4.00             N/A       N/A
   Manufacturers National Corporation         47,491       6.53       29,113        4.00             N/A       N/A
   Manufacturers Bank                         54,414       7.48       29,109        4.00          36,387      5.00

 As of December 31, 1996
 Total capital (to risk-weighted assets):
   Consolidated                               43,595      10.14       34,385        8.00             N/A       N/A
   Manufacturers National Corporation         42,113      10.68       31,556        8.00             N/A       N/A
   Manufacturers Bank                         26,670      10.05       21,239        8.00          26,548     10.00
   Peterson Bank                              15,142      11.57       10,466        8.00          13,082     10.00
 Tier 1 capital (to risk-weighted assets):
   Consolidated                               34,404       8.00       17,193        4.00             N/A       N/A
   Manufacturers National Corporation         37,758       9.57       15,778        4.00             N/A       N/A
   Manufacturers Bank                         23,792       8.96       10,619        4.00          15,929      6.00
   Peterson Bank                              13,665      10.45        5,233        4.00           7,849      6.00
 Tier 1 capital (to average assets):
   Consolidated                               34,404       6.16       22,337        4.00             N/A       N/A
   Manufacturers National Corporation         37,758       7.48       20,197        4.00             N/A       N/A
   Manufacturers Bank                         23,792       7.31       13,015        4.00          16,268      5.00
   Peterson Bank                              13,665       7.27        7,518        4.00           9,397      5.00

(a) The amounts and ratios provided are minimums under the regulations.

N/A - Not applicable.

COAL CITY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(TABLE AMOUNTS IN THOUSANDS)
--------------------------------------------------------------------------------

NOTE 16.    FAIR VALUE INFORMATION AND INTEREST RATE RISK

Fair values of financial instruments are management's estimate of the values at which the instruments could be exchanged in a transaction between willing parties. These estimates are subjective and may vary significantly from amounts that would be realized in actual transactions. In addition, other significant assets are not considered financial assets including deferred tax assets, premises and equipment and intangibles. Further, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on the fair value estimates and have not been considered in any of the estimates.

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

      Cash and short-term investments: The carrying amounts reported in the
      -------------------------------
      balance sheet for cash and due from banks and federal funds sold approximate their fair values.

      Securities held to maturity and available for sale: Fair values for
      --------------------------------------------------
      securities are based on quoted market prices, where available. If quoted prices are not available, fair values are based on quoted market prices of comparable instruments.

      Stock in Federal Home Loan Bank: No ready market exists for the stock, and
      -------------------------------
      it has no quoted market value. The stock is redeemable at par, therefore, fair value equals cost.

      Loans: Most commercial loans, and some real estate mortgage loans, are
      -----
      made on a variable rate basis. For those variable-rate loans that reprice frequently, and with no significant change in credit risk, fair values are based on carrying values. The fair values for fixed rate and all other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality.

      Deposit Liabilities: The fair values disclosed for deposits with no
      -------------------
      defined maturities are equal to their carrying amounts, which represent the amount payable on demand. The carrying amounts for variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair value at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

      Short-term borrowings: The carrying amounts of federal funds purchased,
      ---------------------
      borrowings under repurchase agreements and other short-term borrowings approximate their fair values.

      Long-Term Borrowings: The fair values of the Company's long-term
      --------------------
      borrowings (other than deposits) are estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

      Corporation obligated mandatorily redeemable preferred securities of
      --------------------------------------------------------------------
      subsidiary trust holding solely junior subordinated debentures: The fair
      --------------------------------------------------------------
      values of these preferred securities are estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of securities.

      Accrued interest payable and receivable: The carrying amounts of accrued
      ---------------------------------------
      interest approximate their fair values.

      Off-balance-sheet instruments: Fair values for the Company's
      -----------------------------
      off-balance-sheet lending commitments (guarantees, letters of credit and commitments to extend credit) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

The estimated fair value of financial instruments is as follows:

                                                                             December 31,
                                                 ----------------------------------------------------------
                                                                1997                          1996
                                                 ----------------------------------------------------------
                                                     Carrying                    Carrying
                                                      Amount       Fair Value     Amount       Fair Value
 ----------------------------------------------------------------------------------------------------------
 Financial Assets
    Cash and due from banks                          $  36,302     $  36,302     $  31,465     $  31,465
    Securities available for sale                      136,685       136,685       100,470       100,470
    Securities held to maturity                          5,242         5,679         9,511         9,995
    Stock in Federal Home
       Loan Bank                                           615           615             -             -
    Federal funds sold                                  37,400        37,400        20,800        20,800
    Loans                                              519,399       523,624       383,610       385,435
    Accrued interest receivable                          5,571         5,571         3,905         3,905

 Financial Liabilities
    Deposits                                           684,060       683,586       509,717       509,751
    Short-term borrowings                               18,013        18,013         9,361         9,361
    Long-term borrowings                                22,415        22,415        16,038        16,038
    Corporation obligated mandatorily
       redeemable preferred securities
       of subsidiary trust holding solely
       junior subordinated debentures                   10,000        10,000             -             -
    Accrued interest payable                             2,106         2,106         1,669         1,669

 Off-balance-sheet instruments, loan
    commitments and standby
    letters of credit                                        -             -             -             -

COAL CITY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(TABLE AMOUNTS IN THOUSANDS)
--------------------------------------------------------------------------------

NOTE 16.  FAIR VALUE INFORMATION AND INTEREST RATE RISK  (CONTINUED)

The Company assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, the fair values of the Company's financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Company. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are more likely to prepay in a falling rate environment and less likely to prepay in a rising rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Company's overall interest rate risk.


Note 17.  MINORITY INTEREST PURCHASE OBLIGATION

In the agreement to originally acquire 80.1% of Manufacturers National Corporation, the Company also granted put options to the tendering stockholders on all shares tendered but not purchased by the Company on October 31, 1992. The put options may be exercised by the selling stockholders at any time after October 31, 1993. Through October 31, 1997, the option price increased annually and the exercise price for the remaining option term is $11.66 per share. The number of shares of Manufacturers National Corporation common stock subject to the put option total 209,221. Put options expire if not exercised by October 31, 1998.

During the period from January 1, 1998 to October 31, 1998, $129,309 put options were exercised (unaudited). On October 31, 1998, the remaining $79,912 unexercised put options expired (unaudited).


Note 18.  STOCK OPTION PLAN

During 1995, the Company reserved 5,000 shares of common stock for issuance to key employees of the Company or any of its subsidiaries under a stock option plan approved by the Board of Directors and stockholders. Options granted may be either options which are intended to be incentive stock options ("incentive stock option") or options which are not intended to be incentive stock options ("non-statutory options"). Options granted under the Plan will expire not more than ten years from the date of the grant, and in the case of incentive stock options, the purchase price per share to be specified in each option will be not less than the fair market value of a share of the Company's common stock on the date the option is granted. Other pertinent information related to the plan is as follows:

COAL CITY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(TABLE AMOUNTS IN THOUSANDS)
--------------------------------------------------------------------------------


NOTE 18.    STOCK OPTION PLAN  (CONTINUED)

                                                                           December 31,
                                                  -----------------------------------------------------
                                                         1997                              1996
                                                  -----------------------------------------------------
                                                                Weighted                      Weighted
                                                                Average                        Average
                                                                Exercise                      Exercise
                                                  Shares         Price          Shares          Price
 ------------------------------------------------------------------------------------------------------
 Outstanding at beginning of year                      490      $   866                -      $      -
 Granted                                               479          930              490           866
 Exercised                                               -            -                -             -
 Forfeited                                               -            -                -             -
                                                  ---------------------------------------------------
 Outstanding at end of year                            969      $   892              490      $    866
                                                  ===================================================

 Exercisable at end of year                             75      $   891               25      $    871
                                                  ====================================================

 Weighted average fair value per
    option of options granted
    during the year                               $ 393.82                      $ 348.18
                                                  ========                      ========

Subsequent to December 31, 1998, an additional 507 shares under option were granted at an exercise price of $1,020.

OPTIONS SUMMARY: The following table presents certain information with respect to stock options granted.

                                                                      Options Outstanding and Exercisable
                                                         --------------------------------------------------------------
                                                                                Weighted Average    Weighted Average
                                                                Number             Remaining            Exercise
 Range of Exercise Prices                                    Outstanding        Contractual Life          Price
 ----------------------------------------------------------------------------------------------------------------------
 $865-$871                                                        490                  8.0          $     866
 $930                                                             479                  9.0                930

COAL CITY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(TABLE AMOUNTS IN THOUSANDS)
--------------------------------------------------------------------------------

NOTE 18.  STOCK OPTION PLAN (CONTINUED)

As permitted under generally accepted accounting principles, grants under the plan are accounted for following the provisions of APB Opinion No. 25 and its related interpretations. Accordingly, no compensation cost has been recognized for grants made to date. Had compensation cost been determined based on the fair value method prescribed in FASB Statement No. 123, reported net income and earnings per common share would have been reduced to the pro forma amounts shown below:

                                                                                  December 31,
                                                                  -------------------------------------
                                                                     1997          1996          1995
                                                                  -------------------------------------
 Net income
    As reported                                                   $   3,449    $    3,637    $   2,437
    Pro forma                                                         3,373         3,594        2,437
 Basic earnings per common share
    As reported                                                   $   63.83    $    73.28    $   43.27
    Pro forma                                                         62.30         72.42        43.27

In determining the pro forma amounts above, the value of each grant is estimated at the grant date using the binomial method, which is one of the methods prescribed in Statement No. 123, with the following weighted-average assumptions: dividend rate of 0%, risk-free interest rate of 6%, expected life of 10 years and expected price volatility of 25%.



Note 19. ISSUANCE OF PREFERRED TRUST SECURITIES

In 1997, the Company established Coal City Capital Trust 1997-A, a Delaware Business Trust (Trust) and purchased a $309,300 interest in common trust securities of the Trust. The Trust then issued to Coal City Investors (CCI), an Illinois general partnership comprised of the eight directors of the Company $10.0 million in Corporation Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures along with an option to purchase 5,000 shares of the Company common stock at $1,000 per share. This option expired on July 7, 1997. In addition, a detachable warrant was issued to CCI allowing the warrant holders to purchase up to $10.0 million of the Company's common stock at an exercise price ranging from $1,600 to $3,218 per share over the next ten years.

The debentures require quarterly payments of interest only at a rate of 9.25% per annum. The principal portion of the debenture is due February 2027, but may be repaid on or after February 2004. The Company shall have the right at any time during the term to extend the interest payment period for up to 20 consecutive quarters, at the end of which period the Company shall pay all interest then accrued and unpaid together with interest thereon.

In July 1998, the Company redeemed the $10.0 million in Preferred Securities with proceeds from the issuance of Capital Securities and the detachable warrants were canceled (unaudited).

COAL CITY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(TABLE AMOUNTS IN THOUSANDS)
--------------------------------------------------------------------------------

NOTE 20. PREFERRED STOCK

During 1997, as part of the transaction to acquire U.S. Bancorp, Inc., the Company issued 68 shares of Class B preferred stock. The Class B preferred stock is not cumulative as to dividends which are payable semiannually at a rate of 8.5%. At the option of the Company, the preferred shares are redeemable at par value plus any unpaid accrued dividends.

The Class B preferred shares have a majority voting right provision which allows the holder to vote only upon certain events deemed adverse to the holder of the preferred stock, such as the failure of the Company to pay the required cash dividends, or when certain business combinations are being considered.

NOTE 21. SALE OF COAL CITY NATIONAL BANK

On January 28, 1998, the Company sold all of the issued and outstanding shares of Coal City National Bank common stock for cash of $7,800,000. The net assets of Coal City National Bank at December 31, 1997 were approximately $3,662,000.

NOTE 22. ISSUANCE OF CAPITAL SECURITIES (UNAUDITED)

In July 1998, the Company issued $25.0 million in floating rate Corporation Obligated Mandatorily Redeemable Capital Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures (Capital Securities) through Coal City Capital Trust I (Trust), a statutory business trust and wholly owned subsidiary of the Company. The Capital Securities pay cumulative cash distributions quarterly at a rate per annum, reset quarterly, equal to the 3-month LIBOR plus 180 basis points. Proceeds from the sale of the Capital Securities were invested by the Trust in floating rate (3-month LIBOR plus 180 basis points) Junior Subordinated Deferrable Interest Debentures (Debentures) issued by the Company which represents all of the assets of the Trust. The Capital Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Junior Subordinated Debentures at the stated maturity or their earlier redemption, in each case at a redemption price equal to the aggregate liquidation preference of the Capital Securities plus any accumulated and unpaid distributions thereon to the date of redemption. Prior redemption is permitted under certain circumstances.

NOTE 23. MERGER AGREEMENT (UNAUDITED)

On October 13, 1998 the Company and Avondale Financial Corporation (Avondale), the holding company for Avondale Federal Savings Bank, announced they had entered into a definitive agreement in connection with a merger of equals. At September 30, 1998, Avondale had consolidated assets of $508.7 million and total stockholders' equity of $38.1 million.

Under the terms of the agreement, the Company will be merged into Avondale and Avondale will be renamed MB Financial, Inc. Each share of Coal City Corporation common stock will be converted into 83.5 shares of MB Financial, Inc. common stock while each share of Avondale will be converted into 1 share of MB Financial, Inc. common stock. Stockholders of Coal City Corporation will own approximately 58.5% of the combined company, while stockholders of Avondale will own approximately 41.5%. Also in connection with the agreement, Avondale and the Company granted each other an option to acquire up to 19.9% of the outstanding common stock of the other upon the occurrence of certain events. The merger will be accounted for as a reverse acquisition, with Coal City Corporation being the accounting acquirer. The transaction is subject to regulatory approval, the approval of the stockholders of both Avondale and the Company and certain other conditions.

TOTAL CITY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(TABLE AMOUNTS IN THOUSANDS)
--------------------------------------------------------------------------------

Note 24. CONDENSED PARENT COMPANY FINANCIAL INFORMATION

The condensed financial statements of Coal City Corporation (parent company only) are presented below:

                                Balance Sheets

                                                                               December 31,
                                                                       ----------------------------
                                                                          1997               1996
---------------------------------------------------------------------------------------------------
ASSETS
Cash                                                                   $     331          $     139
Investments in subsidiaries                                               68,353             47,136
Note receivable, subsidiary                                                7,500                  -
Other assets                                                                 238                 45
                                                                       ----------------------------

           TOTAL ASSETS                                                $  76,422          $  47,320
                                                                       ============================

LIABILITIES AND STOCKHOLDERS' EQUITY
   Long-term borrowings                                                $  23,809          $   7,750
   Liabilities, other                                                         87                444
   Stockholders' Equity                                                   52,526             39,126
                                                                       ----------------------------

           TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $  76,422          $  47,320
                                                                       ============================

                             Statements of Income

                                                                               Years Ended December 31,
                                                                    -------------------------------------------------
                                                                        1997            1996             1995
---------------------------------------------------------------------------------------------------------------------
Dividends from subsidiaries                                         $   2,283       $  1,491         $   3,282
Interest and other income                                                 370              6                 -
Interest and other expense                                             (1,804)          (741)           (1,052)
                                                                    ------------------------------------------
           INCOME BEFORE INCOME TAX CREDITS AND EQUITY
               IN UNDISTRIBUTED NET INCOME OF SUBSIDIARIES                849            756             2,230
Income tax credits                                                       (596)          (214)             (324)
                                                                    ------------------------------------------
           INCOME BEFORE EQUITY IN UNDISTRIBUTED NET
               INCOME OF SUBSIDIARIES                                   1,445            970             2,554
Equity (deficit) in undistributed net income of subsidiaries            2,004          2,667              (117)
                                                                    ------------------------------------------

           NET INCOME                                               $   3,449       $  3,637         $   2,437
                                                                    ==========================================

TOTAL CITY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(TABLE AMOUNTS IN THOUSANDS)
--------------------------------------------------------------------------------

NOTE 22.    CONDENSED PARENT COMPANY FINANCIAL INFORMATION (CONTINUED)


                           Statements of Cash Flows

                                                                                 Years Ended December 31,
                                                                      ------------------------------------------
                                                                         1997            1996           1995
----------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
   Net income                                                         $     3,449     $    3,637      $    2,437
   Adjustments to reconcile net income to net cash
      provided by operating activities:
      Depreciation and amortization                                          (110)             -               4
      Equity (deficit) in undistributed net income of subsidiaries         (2,004)        (2,444)            117
      Change in other assets and other liabilities                           (490)          (295)            737
                                                                      -----------    -----------     -----------
           NET CASH PROVIDED BY OPERATING ACTIVITIES                          845            898           3,295
                                                                      -----------    -----------     -----------

Cash Flows From Investing Activities
   Purchase of subsidiary preferred stock                                 (19,000)             -         (18,400)
   Purchase of interest in grantor trust                                     (309)             -               -
   Cash received from subsidiary for
      preferred stock redemption                                            2,000              -           7,000
   Purchase of minority interests                                          (2,649)           (64)            (33)
   Purchase of interest in Peterson Bank                                                                    (387)
   Sale of interest in Peterson Bank                                          901              -               -
   Issuance of note receivable from subsidiary                             (7,500)             -               -
   Net (increase) decrease in securities purchased under
      agreement to resell                                                       -          1,504          (1,504)
                                                                      -----------    -----------     -----------
           NET CASH PROVIDED BY (USED IN)
             INVESTING ACTIVITIES                                         (26,557)         1,440         (13,324)
                                                                      -----------    -----------     -----------

Cash Flows From Financing Activities
   Purchase and retirement of common stock                                   (194)          (872)           (123)
   Issuance of common stock                                                   115            311             706
   Issuance of preferred stock                                             10,200              -           3,500
   Redemption of preferred stock                                                -              -          (3,500)
   Dividends paid                                                            (276)             -            (267)
   Proceeds from long-term borrowings                                      23,809              -          17,500
   Principal paid on long-term borrowings                                  (7,750)        (2,000)         (7,750)
                                                                      -----------    -----------     -----------
           NET CASH PROVIDED BY (USED IN)
             FINANCING ACTIVITIES                                          25,904         (2,561)         10,066
                                                                      -----------    -----------     -----------

           NET INCREASE (DECREASE) IN CASH                                    192           (223)             37

Cash:
   Beginning                                                                  139            362             325
                                                                      -----------    -----------     -----------

   Ending                                                             $       331     $      139      $      362
                                                                      ===========    ===========     ===========

                                                                      APPENDIX I


--------------------------------------------------------------------------------

                         AGREEMENT AND PLAN OF MERGER

                                By and Between

                           Avondale Financial Corp.

                                      And

                             Coal City Corporation



                         Dated as of October 12, 1998

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

ARTICLE I
     THE MERGER AND RELATED MATTERS............................................................................     3
     1.1   Merger..............................................................................................     3
     1.2   Effective Times.....................................................................................     3
     1.3   Conversion of Shares................................................................................     4
     1.4   Surviving Corporation in the Company Merger.........................................................     5
     1.5   Authorization for Issuance of Avondale Common Stock; Exchange of Certificates.......................     6
     1.6   No Fractional Shares................................................................................     8
     1.7   Stockholders' Meetings..............................................................................     8
     1.8   Coal City Stock Options.............................................................................     9
     1.9   Registration Statement; Prospectus/Joint Proxy Statement............................................     9
     1.10  Cooperation; Regulatory Approvals...................................................................    11
     1.11  Closing.............................................................................................    11
ARTICLE II
     REPRESENTATIONS AND WARRANTIES............................................................................    12
     2.1   Organization, Good Standing, Authority, Insurance, Etc..............................................    12
     2.2   Capitalization......................................................................................    12
     2.3   Ownership of Subsidiaries...........................................................................    13
     2.4   Financial Statements and Reports....................................................................    13
     2.5   Absence of Changes..................................................................................    15
     2.6   Prospectus/Joint Proxy Statement....................................................................    15
     2.7   No Broker's or Finder's Fees........................................................................    15
     2.8   Litigation and Other Proceedings....................................................................    16
     2.9   Compliance with Law.................................................................................    16
     2.10  Corporate Actions...................................................................................    16
     2.11  Authority...........................................................................................    17
     2.12  Employment Arrangements.............................................................................    18
     2.13  Employee Benefits...................................................................................    18
     2.14  Information Furnished...............................................................................    19
     2.15  Property and Assets.................................................................................    20
     2.16  Agreements and Instruments..........................................................................    20
     2.17  Material Contract Defaults..........................................................................    21
     2.18  Tax Matters.........................................................................................    21
     2.19  Environmental Matters...............................................................................    21
     2.20  Loan Portfolio; Portfolio Management................................................................    22
     2.21  Real Estate Loans and Investments...................................................................    23
     2.22  Derivatives Contracts...............................................................................    23
     2.23  Exceptions to Representations and Warranties........................................................    23
ARTICLE III
     COVENANTS.................................................................................................    24
     3.1   Investigations; Access and Copies...................................................................    24
     3.2   Conduct of Business.................................................................................    25
     3.3   No Solicitation.....................................................................................    27
     3.4   Stockholder Approvals...............................................................................    28
     3.5   Resale Letter Agreements; Accounting and Tax Treatment..............................................    28
     3.6   Publicity...........................................................................................    28

     3.7   Cooperation Generally...............................................................................   28
     3.8   Additional Financial Statements and Reports.........................................................   29
     3.9   Stock Exchange Listing..............................................................................   29
     3.10  Employee Benefits and Agreements....................................................................   29
     3.11  Minority Interest in Manufacturers National.........................................................   31
     3.12  Preferred Stock.....................................................................................   31
ARTICLE IV
     CONDITIONS OF THE COMPANY MERGER;TERMINATION OF AGREEMENT.................................................   31
     4.1  General Conditions...................................................................................   31
     4.2  Conditions to Obligations of ........................................................................   33
     4.3  Conditions to Obligations of ........................................................................   34
     4.4  Termination of Agreement and Abandonment of Merger...................................................   36
ARTICLE V
     TERMINATION OF OBLIGATIONS; PAYMENT OF EXPENSES...........................................................   37
     5.1  Termination; Lack of Survival of Representations and Warranties......................................   37
     5.2  Payment of Expenses..................................................................................   38
ARTICLE VI
     CERTAIN POST-MERGER AGREEMENTS............................................................................   38
     6.1  Indemnification......................................................................................   38
     6.2  Directors and Officers of the Surviving Corporation and  Coal City Bank..............................   39
ARTICLE VII
     GENERAL...................................................................................................   42
     7.1  Amendments...........................................................................................   42
     7.2  Confidentiality......................................................................................   42
     7.3  Governing Law........................................................................................   42
     7.4  Notices..............................................................................................   42
     7.5  No Assignment........................................................................................   43
     7.6  Headings.............................................................................................   43
     7.7  Counterparts.........................................................................................   43
     7.8  Construction and Interpretation......................................................................   43
     7.9  Entire Agreement.....................................................................................   44
     7.10 Severability.........................................................................................   44
     7.11 No Third Party Beneficiaries.........................................................................   44
     7.12 No Employment Solicitation...........................................................................   44

Schedules:
  Schedule I     Disclosure Schedule for Avondale..............................................................
  Schedule II    Disclosure Schedule for Coal City.............................................................

Exhibits:
  Exhibit A              Avondale Stock Option Agreement
  Exhibit B              Coal City Stock Option Agreement
  Exhibit C              Form of Avondale Voting Agreement (excluded)
  Exhibit D              Form of Coal City Voting Agreement(excluded)
  Exhibit 1.4(c)(A)      Amendment to Avondale Certificate of Incorporation (excluded)
  Exhibit 1.4(c)(B)      Amendment to Avondale Bylaws (excluded)
  Exhibit 3.5            Form of Affiliate Agreement (excluded)
  Exhibit 3.10(d)        Form of Avondale Employment Agreement(excluded)

                         AGREEMENT AND PLAN OF MERGER

________________________________________________________________________________


     THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is dated as of October 12, 1998, by and between Avondale Financial Corp., a Delaware corporation ("Avondale") and Coal City Corporation, an Illinois corporation ("Coal City"). Each of Avondale and Coal City is sometimes individually referred to herein as a "party," and Avondale and Coal City are sometimes collectively referred to herein as the "parties."

                                   RECITALS

     WHEREAS, Avondale, a unitary savings and loan holding company, with principal offices in Chicago, Illinois, owns all of the issued and outstanding capital stock of Avondale Federal Savings Bank, a federally chartered savings bank ("Avondale Bank"), with principal offices in Chicago, Illinois. As of the date hereof, Avondale has 10,000,000 authorized shares of common stock, par value $0.01 per share ("Avondale Common Stock"), of which 2,902,566 shares are outstanding, and 1,000,000 authorized shares of preferred stock, par value $.01 per share, none of which is outstanding.

     WHEREAS, Coal City, a bank holding company, with principal offices in Chicago, Illinois, owns 96.48% of the issued and outstanding common stock and all of the issued and outstanding Class A Preferred Stock of Manufacturers National Corporation, an Illinois corporation ("Manufacturers National"), with principal offices in Chicago, Illinois, and Manufacturers National owns all of the issued and outstanding capital stock of Manufacturers Bank, an Illinois banking corporation ("Coal City Bank"), with principal offices in Chicago, Illinois. As of the date hereof, Coal City has 200,000 authorized shares of common stock, par value $10.00 per share ("Coal City Common Stock"), of which 48,957 shares are outstanding, 100 authorized shares of Class A preferred stock, par value $100,000 per share ("Coal City Class A Preferred Stock"), of which no shares are outstanding and 100 authorized shares of Class B preferred stock, par value $150,000 per share ("Coal City Class B Preferred Stock, and together with the Coal City Class A Preferred Stock, the "Coal City Preferred Stock"), of which 68 shares are outstanding.

     WHEREAS, Avondale and Coal City desire to combine their respective holding companies through a tax-free, stock-for-stock merger so that the respective stockholders of Avondale and Coal City will have an equity ownership in the combined holding company.

     WHEREAS, neither the Board of Directors of Avondale nor the Board of Directors of Coal City seeks to sell its respective holding company at this time but both Boards desire to merge their respective holding companies in a transaction structured as a merger of equals.

     WHEREAS, it is intended that to accomplish this result, Coal City will be merged with and into Avondale, with Avondale as the surviving corporation. Such merger is referred to herein as the "Company Merger." Avondale after the Company Merger is sometimes referred to herein as the "Surviving Corporation."

     WHEREAS, following consummation of the Company Merger, all of the issued and outstanding capital stock of Avondale Bank may be contributed to Manufacturers National. Such transaction is referred to herein as the "Contribution." Following consummation of the Contribution, either (i) Avondale Bank will be merged with and into Coal City Bank, with Coal City Bank as the surviving institution (such transaction referred to herein as the "Bank Merger"), or (ii) Coal City Bank will purchase and assume all of the assets and liabilities of Avondale Bank, other than a deposit taking office, deposits located thereat, and certain assets and liabilities relating to the mortgage banking business of Avondale Bank to be determined by the parties (such transaction referred to herein as the "Bank Purchase and Assumption"). The Bank Merger and the Bank Purchase and Assumption are sometimes collectively referred to herein as the "Avondale Bank Acquisition." The Company Merger, the Contribution and the Avondale Bank Acquisition are sometimes collectively referred to herein as the "Merger."

     WHEREAS, it is intended that for federal income tax purposes the Company Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") and this Agreement shall constitute a plan of reorganization pursuant to Section 368 of the Internal Revenue Code.

     WHEREAS, as an inducement to and condition of Avondale's willingness to enter into this Agreement and the Avondale Stock Option Agreement, Coal City will grant to Avondale concurrently with the execution and delivery of this Agreement an option pursuant to the Coal City Stock Option Agreement, and as an inducement to and condition of Coal City's willingness to enter into this Agreement and the Coal City Stock Option Agreement, Avondale will grant to Coal City concurrently with the execution and delivery of this Agreement an option pursuant to the Avondale Stock Option Agreement. The Avondale Stock Option Agreement and the Coal City Stock Option Agreement are attached hereto as Exhibits A and B, respectively. References herein to the "Stock Option Agreement" shall refer in the case of Avondale to the Avondale Stock Option Agreement and in the case of Coal City to the Coal City Stock Option Agreement, and collectively such agreements shall be referred to as the "Stock Option Agreements."

     WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to and condition of the parties' willingness to enter into this Agreement, Coal City and each of the directors of Avondale and Avondale and each of the directors of Coal City and certain of their affiliates, have entered into voting agreements in the forms attached hereto as Exhibits C and D, respectively.

     WHEREAS, the Boards of Directors of Avondale and Coal City (at meetings duly called and held) have determined that this Agreement and the transactions contemplated hereby are in the best interests of Avondale and Coal City, respectively, and their respective stockholders and have approved this Agreement and the Stock Option Agreements.

     NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements hereinafter set forth, the parties hereby agree as follows:

                                   ARTICLE I
                        THE MERGER AND RELATED MATTERS

     1.1  Merger.  Subject to the terms and conditions of this Agreement and
          ------
pursuant to applicable law, at the Company Merger Effective Time (as hereinafter defined), (i) Coal City shall be merged with and into Avondale pursuant to the terms and conditions set forth herein, (ii) the separate corporate existence of Coal City shall cease, and (iii) Avondale as the Surviving Corporation shall continue to be governed by the laws of the State of Delaware. After the Company Merger, subject to the terms and conditions of this Agreement and pursuant to applicable law, at the Contribution Time (as hereinafter defined) all of the issued and outstanding capital stock of Avondale Bank shall be contributed to Manufacturers National pursuant to the terms and conditions set forth herein and in a contribution agreement (the "Contribution Agreement"). After the Contribution, subject to the terms and conditions of this Agreement and pursuant to applicable law, either (i) at the Bank Merger Effective Time (as hereinafter defined) (A) Avondale Bank shall be merged with and into Coal City Bank pursuant to the terms and conditions set forth herein and in a bank merger agreement (the "Bank Merger Agreement"), (B) the separate existence of Avondale Bank shall cease, and (C) Coal City Bank shall continue as the surviving institution of the Bank Merger, or (ii) at the Purchase and Assumption Time (as hereinafter defined) (A) Coal City Bank shall purchase and assume all of the assets and liabilities of Avondale Bank, other than a deposit taking office, deposits located thereat, and certain assets and liabilities relating to the mortgage banking business of Avondale Bank to be identified by the parties, pursuant to the terms and conditions set forth herein and in a purchase and assumption agreement (the "Purchase and Assumption Agreement") and (B) the separate existence of Avondale Bank shall continue.

     1.2  Effective Times.  As soon as practicable after each of the conditions
          ---------------
set forth in Article IV hereof has been satisfied or waived, Avondale and Coal City will file, or cause to be filed, a certificate of merger and articles of merger with the appropriate authorities of Delaware and Illinois, respectively, for the Company

Merger, which certificate of merger and articles of merger shall in each case be in the form required by and executed in accordance with the applicable provisions of law. The Company Merger shall become effective at the time and date which is the later of the time at which (i) the Delaware certificate of merger is filed with the appropriate authorities of Delaware and (ii) the Illinois articles of merger is filed with the appropriate authorities of Illinois ("Company Merger Effective Time"), which shall be immediately following the Closing (as defined in Section 1.11 hereof) and on the same day as the Closing if practicable, or at such other date and time as may be agreed to by the parties and specified in the certificate of merger and articles of merger in accordance with applicable law. The Contribution shall become effective at such time as shall be provided in the Contribution Agreement (the "Contribution Time"). The Bank Merger, as and if applicable, shall become effective at the time as shall be provided in the Bank Merger Agreement (the "Bank Merger Effective Time"). The Bank Purchase and Assumption, as and if applicable, shall become effective at such time as shall be provided in the Purchase and Assumption Agreement (the "Purchase and Assumption Time"). The parties shall cause the Company Merger to become effective before the Contribution. The parties shall cause the Contribution to become effective before the Avondale Bank Acquisition.

     1.3  Conversion of Shares.
          --------------------

          (a) At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of Avondale or Coal City or the holders of shares of Avondale or Coal City Common Stock:

               (i) Each outstanding share of Coal City Common Stock issued and outstanding at the Company Merger Effective Time (except for Dissenting Shares, if applicable, as defined in clause (a)(ii) of this Section), subject to clause (a)(iii) of this Section and Section 1.6 hereof, shall cease to be outstanding, shall cease to exist and shall be converted into and represent solely 83.5 shares of Avondale Common Stock and shall no longer be a share of Coal City Common Stock.

               (ii) Any shares of Coal City Common Stock held by a holder who dissents from the Company Merger in accordance with Section 5/11.65 of the Illinois Business Corporation Act (the "IBCA") shall be referred to herein as "Dissenting Shares." Notwithstanding any other provision of this Agreement, any Dissenting Shares shall not, after the Company Merger Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to the IBCA.

               (iii) Any shares of Coal City Common Stock which are owned or held by either party hereto or any of their respective Subsidiaries (as defined in Section 2.1 hereof) (other than in a fiduciary capacity) at the Company Merger Effective Time shall cease to exist, the certificates for such shares shall as promptly as practicable be cancelled, such shares shall not be converted into or represent any shares of Avondale Common Stock, and no shares of capital stock of Avondale shall be issued or exchanged therefor.

               (iv) Each share of Avondale Common Stock issued and outstanding immediately before the Company Merger Effective Time shall remain an outstanding share of Common Stock of Avondale as the Surviving Corporation.

               (v) The holders of certificates representing shares of Coal City Common Stock shall cease to have any rights as stockholders of Coal City, except such rights, if any, as they may have pursuant to the IBCA.

     1.4  Surviving Corporation in the Company Merger.
          -------------------------------------------

          (a) The name of the Surviving Corporation in the Company Merger shall be "MB Financial, Inc." The headquarters of the Surviving Corporation shall be located in Chicago, Illinois.

          (b) At the Company Merger Effective Time, the Certificate of Incorporation of Avondale as then in effect shall be amended (subject to the requisite approval of Avondale stockholders) as set forth in Exhibit 1.4(c)(A), and such Certificate of Incorporation as so amended (or the Certificate of Incorporation of Avondale immediately prior to the Company Merger Effective Time if such amendment is not approved by the Avondale stockholders) shall be the Certificate of Incorporation of Avondale as the Surviving Corporation until amended as provided therein or as otherwise permitted by the Delaware General Corporation Law (the "DGCL").

          (c) At the Company Merger Effective Time, the Bylaws of Avondale as then in effect shall be amended as set forth in Exhibit 1.4(c)(B), and such Bylaws as so amended shall be the Bylaws of Avondale as the Surviving Corporation until amended as provided therein or as otherwise permitted by the DGCL.

          (d) The directors and certain executive officers of Avondale as the Surviving Corporation following the Company Merger shall be as provided in
Section 6.2 herein until such directors or officers are replaced or additional directors or officers are elected or appointed in accordance with the provisions of this Agreement and the Certificate of Incorporation and Bylaws of the Surviving Corporation.

          (e)  From and after the Company Merger Effective Time:

               (i) Avondale as the Surviving Corporation shall possess all assets and property of every description, and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises, and authority, of a public as well as of a private nature, of each of Avondale and Coal City, and all obligations belonging or due to each of Avondale and Coal City, all of which shall vest in Avondale as the Surviving Corporation without further act or deed. Title to any real estate or any interest in the real estate vested in Avondale or Coal City shall not revert or in any way be impaired by reason of the Company Merger.

          (ii) Avondale as the Surviving Corporation will be liable for all the obligations of each of Avondale and Coal City. Any claim existing, or action or proceeding pending, by or against Avondale or Coal City, may be prosecuted to judgement, with right of appeal, as if the Company Merger had not taken place, or Avondale as the Surviving Corporation may be substituted in its place.

          (iii) All the rights of creditors of each of Avondale and Coal City will be preserved unimpaired, and all liens upon the property of Avondale and Coal City will be preserved unimpaired only on the property affected by such liens immediately before the Company Merger Effective Time.

     1.5  Authorization for Issuance of Avondale Common Stock; Exchange of
          ----------------------------------------------------------------
Certificates.
------------

               (a) Avondale shall reserve for issuance a sufficient number of shares of its common stock for the purpose of issuing its shares to Coal City's stockholders in accordance with this Article I.

               (b) After the Company Merger Effective Time, holders of certificates theretofore representing outstanding shares of Coal City Common Stock (other than as provided in Sections 1.3(a)(ii) and (iii) hereof), upon surrender of such certificates to an exchange agent appointed jointly by Avondale and Coal City on behalf of Avondale as the Surviving Corporation (the "Exchange Agent"), shall be entitled to receive certificates for the number of whole shares of Avondale Common Stock into which shares of Coal City Common Stock theretofore evidenced by the certificates so surrendered shall have been converted, as provided in Section 1.3 hereof, and cash payments in lieu of fractional shares, if any, as provided in Section 1.6 hereof. As soon as practicable after the Company Merger Effective Time, the Exchange Agent will send a notice and transmittal form to each Coal City stockholder of record at the Company Merger Effective Time whose Coal City Common Stock shall have been converted into Avondale Common Stock advising such stockholder of the effectiveness of the Company Merger and the procedure for surrendering to the Exchange Agent outstanding certificates formerly representing Coal City Common Stock in exchange for new certificates for Avondale Common Stock. Upon surrender, each certificate representing Coal City Common Stock shall be cancelled.

               (c) Until surrendered as provided in this Section 1.5 hereof, all outstanding certificates of a holder which, before the Company Merger Effective Time, represented Coal City Common Stock (other than those representing Dissenting Shares and shares cancelled at the Company Merger Effective Time pursuant to Section 1.3(a)(iii) hereof) will be deemed for all corporate purposes to represent the number of whole shares of Avondale Common Stock into which the shares of Coal City Common Stock formerly represented thereby were converted and the right to receive cash in lieu of a fractional share interest. However, until such outstanding certificates formerly representing Coal City Common Stock are so surrendered, no dividend or distribution payable to holders of record of Avondale Common Stock shall be paid to any holder of such outstanding certificates, but upon surrender of such outstanding certificates by such holder there shall be paid to such holder the amount of any dividends or distribution, without interest, theretofore paid with respect to such whole shares of Avondale Common Stock, but not paid to such holder, and which dividends or distribution had a record date occurring on or after the Company Merger Effective Time and the amount of any cash, without interest, payable to such holder in lieu of a fractional share interest pursuant to Section 1.6 hereof. After the Company Merger Effective Time, there shall be no further registration of transfers on the records of Coal City of outstanding certificates formerly representing shares of Coal City Common Stock and, if a certificate formerly representing such shares is presented to Coal City or Avondale, it shall be forwarded to the Exchange Agent for cancellation and exchanged for a certificate representing shares of Avondale Common Stock and cash for any fractional share interest (if any), as herein provided. Following six months after the Company Merger Effective Time, the Exchange Agent shall return to Avondale any certificates for Avondale Common Stock and cash remaining in the possession of the Exchange Agent (together with any dividends in respect thereof) and thereafter shareholders of Coal City shall look exclusively to Avondale for shares of Avondale Common Stock and cash to which they are entitled hereunder.

               (d) All shares of Avondale Common Stock and cash in lieu of any fractional share issued or paid upon the conversion of Coal City Common Stock in accordance with the above terms and conditions shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such Coal City Common Stock.

               (e) If any new certificate for Avondale Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange thereof is registered, it shall be a condition of the issuance therefor that the certificate surrendered in exchange shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such transfer pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a new certificate representing shares of Avondale Common Stock in any name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

               (f) In the event any certificate representing Coal City Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of Avondale Common Stock and cash for any fractional share interest, as may be required pursuant hereto; provided, however, that Avondale as the Surviving Corporation or Exchange Agent may, in its discretion and as a condition precedent to the issuance or payment thereof, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Avondale as the Surviving Corporation, Coal City, the Exchange Agent or any other person with respect to the certificate alleged to have been lost, stolen or destroyed.

     1.6  No Fractional Shares.  Notwithstanding any term or provision hereof,
          --------------------
no fractional shares of Avondale Common Stock, and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued upon the conversion of or in exchange for any shares of Coal City Common Stock; no dividend or distribution with respect to Avondale Common Stock shall be payable on or with respect to any fractional share interest; and no such fractional share interest shall entitle the owner thereof to vote or to any other rights of a stockholder of Avondale as the Surviving Corporation. In lieu of such fractional share interest, any holder of Coal City Common Stock who would otherwise be entitled to a fractional share of Avondale Common Stock will, upon surrender of his certificate or certificates representing Coal City Common Stock outstanding immediately before the Company Merger Effective Time, be paid the applicable cash value of such fractional share interest, which shall be equal to the product of the fraction of the share to which such holder would otherwise have been entitled and the closing price of Avondale Common Stock on the trading day immediately prior to the date of the Company Merger Effective Time. For the purposes of determining any such fractional share interest, all shares of Coal City Common Stock owned by a Coal City stockholder shall be combined so as to calculate the maximum number of whole shares of Avondale Common Stock issuable to such Coal City stockholder.

     1.7  Stockholders' Meetings.
          ----------------------

               (a) Avondale shall, at the earliest practicable date, hold a meeting of its stockholders (the "Avondale Stockholders' Meeting") to submit this Agreement for adoption by its stockholders. The affirmative vote of a majority of the issued and outstanding shares of Avondale Common Stock entitled to vote shall be required for such adoption.

               (b) Coal City shall, at the earliest practicable date, hold a meeting of its stockholders (the "Coal City Stockholders' Meeting") to submit this Agreement for stockholder approval. The affirmative vote of two-thirds of the issued and outstanding shares of Coal City Common Stock entitled to vote shall be required for such approval.

     1.8  Coal City Stock Options.
          -----------------------

               (a) At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any holder of an option, each outstanding option under the stock option plans of Coal City (the "Coal City Option Plans"), whether vested or unvested, shall continue outstanding as an option to purchase, in place of the purchase of each share of Coal City Common Stock, the number of shares (rounded to the nearest whole share) of Avondale Common Stock that would have been received by the optionee in the Company Merger had the option been exercised in full (without regard to any limitations contained therein on exercise) for shares of Coal City Common Stock immediately before the Company Merger upon the same terms and conditions under the relevant option as were applicable immediately before the Company Merger Effective Time, except for appropriate pro rata adjustments as to the relevant option price for shares of Avondale Common Stock substituted therefor so that the aggregate option exercise price of shares subject to an option immediately following the substitution shall be the same as the aggregate option exercise price for such shares immediately before such substitution. It is intended that the foregoing substitution shall be undertaken consistent with and in a manner that will not constitute a "modification" under Section 424 of the Internal Revenue Code as to any stock option which is an "incentive stock option."

               (b) At all times after the Company Merger Effective Time, Avondale as the Surviving Corporation shall reserve for issuance such number of shares of Avondale Common Stock as necessary so as to permit the exercise of options granted under the Coal City Option Plans in the manner contemplated by this Agreement and the instruments pursuant to which such options were granted. Avondale shall make all filings required under federal and state securities laws promptly after the Company Merger Effective Time so as to permit the exercise of such options and the sale of the shares received by the optionee upon such exercise at and after the Company Merger Effective Time and Avondale as the Surviving Corporation shall continue to make such filings thereafter as may be necessary to permit the continued exercise of options and sale of such shares.

          1.9  Registration Statement; Prospectus/Joint Proxy Statement.
               --------------------------------------------------------

               (a) For the purposes (i) of holding the Avondale Stockholders' Meeting, (ii) of registering with the Securities and Exchange Commission ("SEC") and with applicable state securities authorities the Avondale Common Stock to be issued to holders of Coal City Common Stock in connection with the Company Merger and (iii) of holding the Coal City Stockholders' Meeting, the parties shall cooperate in the preparation of an appropriate registration statement (such registration statement, together with all and any amendments and supplements thereto, is referred to herein as the "Registration Statement"), including the Prospectus/Joint Proxy Statement satisfying all applicable requirements of applicable state laws, and of the Securities Act of 1933 (the "Securities Act") and the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder (such Prospectus/Joint Proxy Statement, together with any and all amendments or supplements thereto, is referred to herein as the "Prospectus/Joint Proxy Statement").

               (b) Avondale shall furnish such information concerning Avondale and its Subsidiaries as is necessary in order to cause the Prospectus/Joint Proxy Statement, insofar as it relates to such entities, to comply with Section 1.9(a) hereof. Avondale agrees promptly to advise Coal City if at any time before the Coal City or Avondale Stockholders' Meeting any information provided by Avondale in the Prospectus/Joint Proxy Statement becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission. Avondale shall furnish Coal City with such supplemental information as may be necessary in order to cause such Prospectus/Joint Proxy Statement, insofar as it relates to Avondale and its Subsidiaries, to comply with Section 1.9(a) hereof.

               (c) Coal City shall furnish Avondale with such information concerning Coal City and its Subsidiaries as is necessary in order to cause the Prospectus/Joint Proxy Statement, insofar as it relates to such entities, to comply with Section 1.9(a) hereof. Coal City agrees promptly to advise Avondale if at any time before the Avondale or Coal City Stockholders' Meeting any information provided by Coal City in the Prospectus/Joint Proxy Statement becomes incorrect or incomplete in any material respect and to provide Avondale with the information needed to correct such inaccuracy or omission. Coal City shall furnish Avondale with such supplemental information as may be necessary in order to cause the Prospectus/Joint Proxy Statement, insofar as it relates to Coal City and its Subsidiaries, to comply with Section 1.9(a).

               (d) Avondale shall promptly file the Registration Statement with the SEC and applicable state securities agencies. Avondale and Coal City shall use all reasonable efforts to cause the Registration Statement to become effective under the Securities Act and applicable state securities laws at the earliest practicable date. Coal City authorizes Avondale to utilize in the Registration Statement the information concerning Coal City and its Subsidiaries provided to Avondale for the purpose of inclusion in the Prospectus/Joint Proxy Statement. Avondale shall advise Coal City promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and Avondale shall furnish Coal City with copies of all such documents. Before the Company Merger Effective Time or the termination of this Agreement, each party shall consult with the other with respect to any material

(other than the Prospectus/Joint Proxy Statement) that might constitute a "prospectus" relating to the Company Merger within the meaning of the Securities Act.

     1.10  Cooperation; Regulatory Approvals.  The parties shall cooperate, and
           ---------------------------------
shall cause each of their respective affiliates and Subsidiaries to cooperate, in the preparation and submission by them, as promptly as reasonably practicable, of such applications, petitions, and other filings as any of them may reasonably deem necessary or desirable to or with thrift and bank regulatory authorities, Federal Trade Commission, Department of Justice, SEC, Secretary of State of Delaware and Illinois, other regulatory or governmental authorities, holders of the voting shares of common stock of Avondale and Coal City, and any other persons for the purpose of obtaining any approvals or consents necessary to consummate the transactions contemplated hereby. Each party will have the right to review and comment on such applications, petitions and filings in advance and shall furnish to the other copies thereof promptly after submission thereof. Any such materials must be acceptable to both Avondale and Coal City prior to submission with any regulatory or governmental authority or transmission to stockholders or other third parties, except to the extent that Avondale or Coal City is legally required to proceed prior to obtaining the acceptance of the other party hereto. Each party agrees to consult with the other with respect to obtaining all necessary consents and approvals, and each will keep the other apprised of the status of matters relating to such approvals and consents and the consummation of the transactions contemplated hereby. At the date hereof, no party is aware of any reason that any regulatory approval required to be obtained by it would not be obtained or would be obtained subject to conditions that would have or result in a material adverse effect on Avondale as the Surviving Corporation or, as and if applicable, Coal City Bank as the surviving institution in the Bank Merger or, as and if applicable, Coal City Bank as the acquiror in the Bank Purchase and Assumption.

     1.11  Closing.  If (i) this Agreement has been duly approved by the
           -------
stockholders of Avondale and Coal City, and (ii) all relevant conditions of this Agreement have been satisfied or waived, a closing (the "Closing") shall take place as promptly as practicable thereafter at the principal office of Schwartz, Cooper, Greenberger & Krauss, Chicago, Illinois, or at such other place as the parties agree, at which the parties will exchange certificates, opinions, letters and other documents as required hereby and will make the filings described in Section 1.2 hereof. Such Closing will take place within 30 days after the satisfaction or waiver of all conditions and/or obligations precedent to Closing contained in Article IV of this Agreement, or at such other time as the parties agree. The parties shall use their respective best efforts to cause the Closing to occur on or prior to March 31, 1999.

                                  ARTICLE II
                        REPRESENTATIONS AND WARRANTIES

     Avondale represents and warrants to Coal City, and Coal City represents and warrants to Avondale, except as disclosed in the Disclosure Schedule delivered by each party to the other pursuant to Section 2.23 herein, as follows:

     2.1  Organization, Good Standing, Authority, Insurance, Etc.  It is a
          ------------------------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Section 2.1 of its Disclosure Schedule lists each "subsidiary" (the term "subsidiary" when used with respect to any party means any entity (including without limitation any corporation, partnership, joint venture or other organization, whether incorporated or unincorporated) which is consolidated with such party for financial reporting purposes (individually a "Subsidiary" and collectively the "Subsidiaries"). Each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction under which it is organized, as set forth in
Section 2.1 of its Disclosure Schedule. It and each of its Subsidiaries have all requisite power and authority and to the extent required by applicable law are licensed to own, lease and operate their respective properties and conduct their respective businesses as they are now being conducted. It has delivered or made available to the other party a true, complete and correct copy of the articles of incorporation, certificate of incorporation or other organizing document and of the bylaws, as in effect on the date of this Agreement, of it and each of its Subsidiaries. It and each of its Subsidiaries are qualified to do business as foreign corporations or entities and are in good standing in each jurisdiction in which qualification is necessary under applicable law, except to the extent that any failures to so qualify would not, in the aggregate, have a material adverse effect on it. All eligible accounts of each of its Subsidiaries that is a depositary institution are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the maximum extent permitted under applicable law. In the case of the representations and warranties of Avondale, Avondale is duly registered as a savings and loan holding company under the Home Owners' Loan Act of 1933, as amended, and the Avondale Common Stock is registered under the Exchange Act. In the case of the representations and warranties of Coal City, Coal City is duly registered as a bank holding company registered under the Bank Holding Company Act of 1956, as amended.

     Its minute books and those of each of its Subsidiaries contain complete and accurate records of all meetings and other corporate actions taken by their respective stockholders and Boards of Directors (including the committees of such Boards).

     2.2  Capitalization.  (a) Its authorized capital stock and the number of
          --------------
issued and outstanding shares of its capital stock as of the date hereof are accurately set forth in the recitals in this

Agreement. All outstanding shares of its common stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except
(i) as set forth in Section 2.2 of its Disclosure Schedule or (ii) with respect to the Stock Option Agreement, as of the date of this Agreement, there are no options, convertible securities, warrants or other rights (preemptive or otherwise) to purchase or acquire any of its capital stock from it and no oral or written agreement, contract, arrangement, understanding, plan or instrument of any kind to which it or any of its Subsidiaries is subject with respect to the issuance, voting or sale of issued or unissued shares of its capital stock. A true and complete copy of each plan and agreement pursuant to which such options, convertible securities, warrants or other rights have been granted or issued, as in effect on the date of this Agreement, is included in Section 2.2 of its Disclosure Schedule. Only the holders of its common stock have the right to vote at meetings of its stockholders on matters to be voted thereat (including this Agreement).

          (b) With respect to the shares of Avondale Common Stock to be issued in the Company Merger, Avondale represents and warrants that such shares when so issued in accordance with this Agreement will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights or other liens.

     2.3  Ownership of Subsidiaries.  All outstanding shares or ownership
          -------------------------
interests of its Subsidiaries are validly issued, fully paid, nonassessable and owned beneficially and of record by it or one of its Subsidiaries free and clear of any lien, claim, charge, restriction, rights of third parties, or encumbrance (collectively, "Encumbrance"), except as set forth in Section 2.3 of its Disclosure Schedule. There are no options, convertible securities, warrants or other rights (preemptive or otherwise) to purchase or acquire any capital stock or ownership interests of any of its Subsidiaries and no contracts to which it or any of its Subsidiaries is subject with respect to the issuance, voting or sale of issued or unissued shares of the capital stock or ownership interests of any of its Subsidiaries. Neither it nor any of its Subsidiaries owns more than 2% of the capital stock or other equity securities (including securities convertible or exchangeable into such securities) of or more than 2% of the aggregate profit participations in any entity other than a Subsidiary or as otherwise set forth in Section 2.3 of its Disclosure Schedule.

     2.4  Financial Statements and Reports.  (a)  No registration statement,
          --------------------------------
offering circular, proxy statement, schedule or report filed by it or any of its Subsidiaries under various securities and financial institution laws and regulations ("Regulatory Reports"), on the date of its effectiveness in the case of such registration statements, or on the date of filing in the case of such reports or schedules, or on the date of mailing in the case of such proxy statements, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For the past five years, it and its Subsidiaries have timely filed all Regulatory Reports required to be filed by them under various securities and financial institution laws and regulations except to the extent that all failures to so file, in the aggregate, would not have a material adverse effect on it; and all such documents, as finally amended, complied in all material respects with applicable requirements of law and, as of their respective date or the date as amended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent stated therein, all financial statements and schedules included in the Regulatory Reports (or to be included in Regulatory Reports to be filed after the date hereof) (i) are or will be (with respect to financial statements in respect of periods ending after June 30, 1998), in accordance with its books and records and those of its consolidated Subsidiaries, and (ii) present (and in the case of financial statements in respect of periods ending after June 30, 1998, will present) fairly the consolidated financial position and the consolidated results of operations or income, changes in stockholders' equity and cash flows of it and its Subsidiaries as of the dates and for the period indicated in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except for the omission of notes to unaudited statements and in the case of unaudited statements to normal recurring year-end adjustments normal in nature and amounts). Its audited consolidated financial statements at December 31, 1997 and for the year then ended and the consolidated financial statements for all periods thereafter up to the Closing reflect or will reflect, as the case may be, all liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) as of such date of it and its Subsidiaries required to be reflected in such financial statements in accordance with generally accepted accounting principles and contain or will contain (as the case may be) adequate reserves for losses on loans and properties acquired in settlement of loans, taxes and all other material accrued liabilities and for all reasonably anticipated material losses, if any, as of such date in accordance with generally accepted accounting principles. There exists no set of circumstances that could reasonably be expected to result in any liability or obligation material to it or its Subsidiaries, taken as a whole, except as disclosed in such consolidated financial statements at December 31, 1997 or for transactions effected or actions occurring or omitted to be taken after December 31, 1997 (i) in the ordinary course of business, (ii) as permitted by this Agreement or (iii) as disclosed in its Regulatory Reports filed after December 31, 1997 and before the date of this Agreement. A true and complete copy of such December 31, 1997 financial statements has been delivered by it to the other party.

     (b) To the extent permitted under applicable law, it has delivered or made available to the other party each Regulatory Report filed, used or circulated by it with respect to periods since January 1, 1992 through the date of this Agreement and will promptly deliver to the other party each such Regulatory Report filed, used or circulated after the date hereof, each in the form (including exhibits and any amendments thereto) filed with the applicable regulatory or governmental entity (or, if not so filed, in the form used or circulated).

     2.5  Absence of Changes.
          ------------------

          (a) Since June 30, 1998, there has been no material adverse change affecting it. There is no occurrence, event or development of any nature existing or, to its best knowledge, threatened which may reasonably be expected to have a material adverse effect upon it.

          (b) Except as set forth in Section 2.5 of its Disclosure Schedule or in its Regulatory Reports filed after December 31, 1997 and before the date of this Agreement, since December 31, 1997, each of it and its Subsidiaries has owned and operated its respective assets, properties and businesses in the ordinary course and consistent with past practice.

     2.6  Prospectus/Joint Proxy Statement.  At the time the Prospectus/Joint
          --------------------------------
Proxy Statement is mailed to the stockholders of Avondale and Coal City for the solicitation of proxies for the approvals referred to in Section 1.7 hereof and at all times after such mailings up to and including the times of such approvals, such Prospectus/Joint Proxy Statement (including any supplements thereto), with respect to all information set forth therein relating to it (including its Subsidiaries) and its stockholders, its common stock, this Agreement, the Merger and the other transactions contemplated hereby, will:

          (a) Comply in all material respects with applicable provisions of the Securities Act, the Exchange Act and the rules and regulations under such Acts; and

          (b) Not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which it is made, not misleading.

     2.7  No Broker's or Finder's Fees.  No agent, broker, investment banker,
          ----------------------------
person or firm acting on behalf or under authority of it or any of its Subsidiaries is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with the Merger or any other transaction contemplated hereby, except as set forth in Section 2.7 of its Disclosure Schedule.

     2.8   Litigation and Other Proceedings.  Except for matters which would not
           --------------------------------
have a material adverse effect on it, or except as set forth in Section 2.8 of its Disclosure Schedule, neither it nor any of its Subsidiaries is a defendant in, nor is any of its property subject to, any pending or, to its best knowledge, threatened claim, action, suit, investigation or proceeding or subject to any judicial order, judgment or decree.

     2.9   Compliance with Law.  Except as set forth in Section 2.9 of its
           -------------------
Disclosure Schedule:

           (a) It and each of its Subsidiaries are in compliance in all material respects with all laws, regulations, ordinances, rules, judgments, orders or decrees applicable to their respective operations or businesses, including without limitation the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Owners' Disclosure Act and all other applicable fair lending laws or other laws relating to discrimination. Neither it nor any of its Subsidiaries has received notice from any federal, state or local government or governmental agency of any material violation of, and does not know of any material violations of, any of the above.

           (b) It and each of its Subsidiaries have all permits, licenses, certificates of authority, orders and approvals of, and have made all filings, applications and registrations with, all federal, state, local and foreign governmental or regulatory bodies that are required in order to permit them to carry on their respective businesses as they are presently being conducted.

           (c) It and each of its Subsidiaries have received since January 1, 1995 no notification or communication from any governmental or regulatory entity or the staff thereof (A) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances that such governmental or regulatory entity administers or enforces; (B) threatening to revoke any license, franchise, permit or authorization; or (C) threatening or contemplating any enforcement action by or supervisory or other written agreement with a state or federal banking regulator, or any revocation or limitation of, or action which would have the effect of revoking or limiting, the FDIC deposit insurance of any Subsidiary (nor, to the knowledge of its executive officers, do any grounds for any of the foregoing exist); and

           (d) It and each of its Subsidiaries are not required to give prior notice to any regulatory agency of the proposed addition of an individual to their respective board of directors or the employment of an individual as a senior executive officer.

     2.10  Corporate Actions.
           -----------------

           (a) Its Board of Directors has (i) duly approved the Company Merger, this Agreement and the Stock Option Agreements, and authorized its officers to execute and deliver this Agreement, the Stock Option Agreements and to take all action necessary to consummate the Company Merger and the other transactions contemplated hereby, and (ii) authorized and directed the submission for stockholders' approval or adoption of this Agreement.

           (b) Its Board of Directors has taken all necessary action to exempt this Agreement, and the Stock Option Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby are exempt from, (i) any applicable state takeover laws, (ii) any state laws limiting or restricting the voting rights of stockholders, (iii) any state laws requiring a stockholder approval vote in excess of the vote normally required in transactions of similar type not involving a "related person," "interested stockholder" or person or entity of similar type and (iv) any provision in its or any of its Subsidiaries' articles of incorporation, certificate of incorporation, charter or bylaws, (A) restricting or limiting stock ownership or the voting rights of stockholders or
(B) requiring a stockholder approval vote in excess of the vote normally required in transactions of similar type not involving a "related person," interested stockholder" or person or entity of similar type.

     2.11  Authority.  Except as set forth in Section 2.11 of its Disclosure
           ---------
Schedule, neither the execution and delivery of and performance of its obligations under this Agreement, the Contribution Agreement, the Bank Merger Agreement (as and if applicable), the Bank Purchase and Assumption Agreement (as and if applicable) and the Stock Option Agreement by it or its applicable Subsidiary nor the consummation of the Merger will violate any of the provisions of, or constitute a breach or default under or give any person the right to terminate or accelerate payment or performance under, (i) its articles of incorporation, certificate of incorporation or bylaws, or the articles of incorporation, certificate of incorporation, charter or bylaws of any of its Subsidiaries, (ii) any regulatory restraint on the acquisition of it or control thereof, (iii) any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its Subsidiaries is subject or (iv) any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation or instrument ("Contract") to which it or any of its Subsidiaries is a party or is subject or by which any of its or their properties or assets is bound and which provides for payments by, on behalf of, or to it and/or any of its Subsidiaries in excess of either $25,000 per annum or $100,000 over the term of such Contract. The parties acknowledge that the consummation of the Merger and the other transactions contemplated hereby is subject to various regulatory approvals. It or its applicable Subsidiary has all requisite corporate power and authority to enter into this Agreement, the Stock Option Agreements, the Contribution Agreement, the Bank Merger Agreement (as and if applicable) and the Bank Purchase and

Assumption Agreement (as and if applicable), and to perform its obligations hereunder and thereunder, subject in the case of the Company Merger to the approval or adoption of this Agreement by its stockholders under applicable law. Other than the receipt of Governmental Approvals (as defined in Section 4.1(c)), the approval or adoption of this Agreement by its stockholders and except as set forth in Section 2.11 of its Disclosure Schedule with respect to any Contract, no consents or approvals are required on its behalf or on behalf of any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement. This Agreement and the Stock Option Agreements constitute the valid and binding obligations of it, enforceable in accordance with their terms, except as enforceability may be limited by applicable laws relating to bankruptcy, insolvency or creditors rights generally and general principles of equity.

     2.12  Employment Arrangements.  Except as set forth in Section 2.12 of its
           -----------------------
Disclosure Schedule, there are no agreements, plans or other arrangements with respect to employment, severance or other benefits with any current or former directors, officers or employees of it or any of its Subsidiaries which may not be terminated without penalty or expense (including any augmentation or acceleration of benefits) on 30 days' or less notice to any such person. Except as set forth in Section 2.12 of its Disclosure Schedule, no payments and benefits (including any augmentation or acceleration of benefits) to current or former directors, officers or employees of it or any of its Subsidiaries resulting from the transactions contemplated hereby or the termination of such person's service or employment within two years after completion of the Company Merger will cause the imposition of excise taxes under Section 4999 of the Internal Revenue Code or the disallowance of a deduction to it, Avondale as the Surviving Corporation, or any of their respective Subsidiaries pursuant to
Section 162, 280G, or any other section of the Internal Revenue Code.

     2.13  Employee Benefits.  (a) Neither it nor any of its Subsidiaries
           -----------------
maintains any funded deferred compensation plans (including profit sharing, pension, retirement savings or stock bonus plans), unfunded deferred compensation arrangements or employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than any plans ("Employee Plans") set forth in Section 2.13 of its Disclosure Schedule (true and correct copies of which it has delivered to the other party). Neither it nor any of its Subsidiaries has incurred or reasonably expects to incur any liability to the Pension Benefit Guaranty Corporation except for required premium payments which, to the extent due and payable, have been paid. The Employee Plans intended to be qualified under Section 401(a) of the Internal Revenue Code are so qualified, and it is not aware of any fact which would adversely affect the qualified status of such plans. Except as set forth in Section 2.13 of its Disclosure Schedule, neither it nor any of its Subsidiaries (a) provides health, medical, death or survivor benefits to any former employee or beneficiary thereof or (b) maintains any form of current (exclusive of base salary and base wages) or deferred compensation, bonus, stock option, stock appreciation right, benefit, severance pay, retirement, employee stock ownership, incentive, group or individual health insurance, welfare or similar plan or arrangement for the benefit of any single or class of directors, officers or employees, whether active or retired (collectively "Benefit Arrangements").

           (b) Except as disclosed in Section 2.13 of its Disclosure Schedule, all Employee Plans and Benefit Arrangements which are in effect were in effect for substantially all of calendar year 1997 and there has been no material amendment thereof (other than amendments required to comply with applicable law) or increase in the cost thereof or benefits payable thereunder on or after January 1, 1997.

           (c) To its best knowledge, with respect to all Employee Plans and Benefit Arrangements, it and each of its Subsidiaries are in substantial compliance with the requirements prescribed by any and all statutes, governmental or court orders or rules or regulations currently in effect, including but not limited to ERISA and the Internal Revenue Code, applicable to such Employee Plans or Benefit Arrangements. To its best knowledge, no condition exists that could constitute grounds for the termination of any Employee Plan under Section 4042 of ERISA; no "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, has occurred with respect to any Employee Plan, or any other employee benefit plan maintained by it or any of its Subsidiaries which is covered by Title I of ERISA, which could subject any person to liability under Title I of ERISA or to the imposition of any tax under Section 4975 of the Internal Revenue Code; to its best knowledge, no Employee Plan subject to Part III of Subtitle B of Title I of ERISA or
Section 412 of the Internal Revenue Code, or both, has incurred any "accumulated funding deficiency," as defined in Section 412 of the Internal Revenue Code, whether or not waived; neither it nor any of its Subsidiaries has failed to make any contribution or pay any amount due and owing as required by the terms of any Employee Plan or Benefit Arrangement. To its best knowledge, neither it nor any of its Subsidiaries has incurred or expects to incur, directly or indirectly, any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA which could constitute a liability of Avondale as the Surviving Corporation or any of its Subsidiaries at or after the Company Merger Effective Time or consummation of the Avondale Bank Acquisition.

     2.14  Information Furnished.  No statement contained in any schedule,
           ---------------------
certificate or other document furnished (whether before, on or after the date of this Agreement) or to be furnished in writing by or on behalf of it to the other party pursuant to this Agreement contains or will contain any untrue statement of a material fact or any material omission. To its best knowledge, no information which is material to the Merger and necessary to make the representations and warranties herein not misleading has been withheld from the other party.

     2.15  Property and Assets.  It and its Subsidiaries have good and
           -------------------
marketable title to all of their real property reflected in the financial statements at December 31, 1997, referred to in Section 2.4 hereof or acquired subsequent thereto, free and clear of all Encumbrances, except for (a) such items shown in such financial statements or in the notes thereto, (b) liens for current real estate taxes not yet delinquent, (c) customary easements, restrictions of record and title exceptions that are not material to the value or use of such property, (d) property sold or transferred in the ordinary course of business since the date of such financial statements,(e) as otherwise specifically indicated in its Regulatory Reports filed after December 31, 1997 and before the date of this Agreement or in Section 2.15 of its Disclosure Schedule. It and its Subsidiaries enjoy peaceful and undisturbed possession under all material leases for the use of real property under which they are the lessee; all of such leases are valid and binding and in full force and effect, and neither it nor any of its Subsidiaries is in default in any material respect under any such lease. No default will arise under any material real property, material personal property lease or material intellectual property license by reason of the consummation of the Merger without the lessor's or licensor's consent except as set forth in Section 2.15 of its Disclosure Schedule. There has been no material physical loss, damage or destruction, whether or not covered by insurance, affecting any of the real properties or material personal property of it and its Subsidiaries since December 31, 1997. All fixed assets material to its or any of its Subsidiaries' respective business and currently used by it or any of its Subsidiaries are, in all material respects, in good operating condition and repair.

     2.16  Agreements and Instruments.  Except as set forth in its Regulatory
           --------------------------
Reports filed after December 31, 1997 and before the date of this Agreement or in Section 2.16 of its Disclosure Schedule, neither it nor any of its Subsidiaries is a party to (a) any material agreement, arrangement or commitment not made in the ordinary course of business, (b) any agreement, indenture or other instrument relating to the borrowing of money by it or any of its Subsidiaries or the guarantee by it or of its Subsidiaries of any such obligation (other than Federal Home Loan Bank advances with a maturity of one year or less from the date hereof), (c) any agreements to make loans or for the provision, purchase or sale of goods, services or property between it or any of its Subsidiaries and any director or officer of it or any of its Subsidiaries or any affiliate or member of the immediate family of any of the foregoing, (d) any agreements with or concerning any labor or employee organization to which it or any of its Subsidiaries is a party, (e) any agreements between it or any of its Subsidiaries and any 5% or more stockholder of it and (f) any agreements, directives, orders or similar arrangements between or involving it or any of its Subsidiaries and any state or regulatory authority.

     2.17  Material Contract Defaults.  Neither it or any of its Subsidiaries
           --------------------------
nor the other party thereto is in default in any respect under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it or any Subsidiary of it is a party or by which its respective assets, business or operations may be bound or affected or under which it or its respective assets, business or operations receives benefits, which default is reasonably expected to have either individually or in the aggregate a material adverse effect on it, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

     2.18  Tax Matters.  (a)  It and each of its Subsidiaries have duly and
           -----------
properly filed all federal, state, local and other tax returns and reports required to be filed by them and have made timely payments of all taxes due and payable, whether disputed or not; the current status of audits of such returns or reports by the Internal Revenue Service and other applicable tax authorities is as set forth in Section 2.18 of its Disclosure Schedule; and, except as set forth in Section 2.18 of its Disclosure Schedule, there is no agreement by it or any of its Subsidiaries for the extension of time for the assessment or payment of any taxes payable. Except as set forth in Section 2.18 of its Disclosure Schedule, neither the Internal Revenue Service nor any other taxing authority is now asserting or, to its best knowledge, threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith), nor is it aware of any basis for any such assertion or claim. It and each of its Subsidiaries have complied in all material respects with applicable Internal Revenue Service backup withholding requirements. It and each of its Subsidiaries have complied with all applicable state law tax collection and reporting requirements.

           (b) Adequate provision for any unpaid federal, state, local or foreign taxes due or to become due from it or any of its Subsidiaries for all periods through and including June 30, 1998 has been made and is reflected in its June 30, 1998 financial statements referred to in Section 2.4 and has been or will be made with respect to periods ending after June 30, 1998.

     2.19  Environmental Matters.  To its best knowledge, neither it nor any of
           ---------------------
its Subsidiaries owns, leases, or otherwise controls any property affected by toxic waste, radon gas or other hazardous conditions or constructed in part with the use of asbestos which requires removal or encapsulation. Neither it nor any of its Subsidiaries is aware of, nor has it or any of its Subsidiaries received written notice from any governmental or regulatory body of, any past, present or future conditions, activities, practices or incidents which may interfere with or prevent compliance or continued compliance with hazardous substance or other environmental laws or any regulation, order, decree, judgment or injunction, issued, entered, promulgated or approved thereunder or which may give rise to any common law or legal liability or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical or industrial, toxic or hazardous substance or waste. There is no civil, criminal or administrative claim, action, suit, proceeding, hearing or investigation pending or, to its knowledge, threatened against it or any of its Subsidiaries relating in any way to such hazardous substance laws or any regulation, order, decree, judgment or injunction issued, entered, promulgated or approved thereunder.

     2.20  Loan Portfolio; Portfolio Management.  (a)  All evidences of
           ------------------------------------
indebtedness reflected as assets in its financial statements at December 31, 1997 referred to in Section 2.4 hereof, or originated or acquired since such date, are (except with respect to those assets which are no longer assets of it or any of its Subsidiaries) binding obligations of the respective obligers named therein except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except as to the availability of equitable remedies, including specific performance, which are subject to the discretion of the court before which a proceeding is brought, and the payment of no material amount thereof (either individually or in the aggregate with other evidences of indebtedness) is subject to any defenses or offsets which have been threatened or asserted against it or any Subsidiary. All such indebtedness which is secured by an interest in real property is secured by a valid and perfected mortgage lien having the priority specified in the loan documents. All loans originated or purchased by it or any of its Subsidiaries were at the time entered into and at all times owned by it or its Subsidiaries in compliance in all material respects with all applicable laws and regulations (including, without limitation, all consumer protection laws and regulations). It and its Subsidiaries (as applicable) administer their loan and investment portfolios (including, but not limited to, adjustments to adjustable mortgage loans) in accordance with all applicable laws and regulations and the terms of applicable instruments. The records of it and any of its Subsidiaries (as applicable) regarding all loans outstanding on its books are accurate in all material respects.

           (b) Section 2.20 of its Disclosure Schedule sets forth a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit and other assets of it and its Subsidiaries that have been adversely designated, criticized or classified by it as of August 31, 1998, separated by category of classification or criticism (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been adversely designated, classified or criticized as of the date hereof by any representative of any governmental or regulatory authority as "Special Mention," "Substandard," "Doubtful," "Loss" or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by it or any of its Subsidiaries before the date hereof.

     2.21  Real Estate Loans and Investments.  Except for properties acquired
           ---------------------------------
in settlement of loans, there are no facts, circumstances or contingencies known to it which exist and would require a material reduction under generally accepted accounting principles in the present carrying value of any of the real estate investments, joint ventures, construction loans, other investments or other loans of it or any of its Subsidiaries (either individually or in the aggregate with other loans and investments).

     2.22  Derivatives Contracts.  Neither it nor any of its Subsidiaries is a
           ---------------------
party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included in its financial statement as of June 30, 1998 which is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that are identified in Thrift Bulletin No. 65 or otherwise referred to as structured notes (each, a "Structured Note"), except for those Derivatives Contracts and Structured Notes set forth in Section 2.22 of its Disclosure Schedule, including a list, as applicable, of any of its or any of its Subsidiaries' assets pledged as security for a Derivatives Contract.

     2.23  Exceptions to Representations and Warranties.  (a) On or before the
           --------------------------------------------
date hereof, Avondale has delivered to Coal City and Coal City has delivered to Avondale its respective Disclosure Schedule setting forth, among other things, exceptions to any and all of its representations and warranties in Article II, provided that each exception set forth in a Disclosure Schedule shall be deemed disclosed for purposes of all representations and warranties if such exception is contained in a section of the Disclosure Schedule corresponding to a Section in Article II and provided further that (i) no such exception is required to be set forth in a Disclosure Schedule if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 2.23(b) and (ii) the mere inclusion of an exception in a Disclosure Schedule shall not be deemed an admission by a party that such exception represents a material fact, event or circumstance or would result in a material adverse effect or material adverse change.

          (b) None of the representations or warranties of Avondale or Coal City contained in Article II shall be deemed untrue or incorrect, and no party shall be deemed to have breached its representations or warranties contained herein, as a consequence of the existence of any fact, circumstance or event if such fact, circumstance or event, individually or taken together with all other facts, circumstances or events, would not, or in the case of Section 2.8 is not reasonably likely to, have a material adverse effect or material adverse change on such party.

     As used in this Agreement, the term "material adverse effect" or "material adverse change" means an effect or change which (i) is materially adverse to the financial condition of a party and its respective Subsidiaries taken as a whole,
(ii) significantly and adversely affects the ability of Avondale or Coal City to consummate the transactions contemplated hereby or to perform its material obligations hereunder or (iii) enables any person to prevent the consummation of the transactions contemplated hereby, provided however that any effect or change resulting from (A) actions or omissions of Avondale or Coal City contemplated by this Agreement or taken with the prior consent of the other party in contemplation of the transactions provided for herein (including, without limitation, conforming accounting adjustments), or (B) circumstances affecting the financial institutions industry generally (including changes in laws or regulations, accounting principles or general levels of interest rates) which do not adversely affect a party and its Subsidiaries, taken as a whole, in a manner significantly different than the other party hereto or (C) any adjustments to the value of (x) interest-only strips owned by Avondale or any of its Subsidiaries, or (y) any mortgage-banking operations of Avondale or any of its Subsidiaries, shall be deemed not to be or have a material adverse effect or result in a material adverse change.

                                  ARTICLE III
                                   COVENANTS

     3.1  Investigations; Access and Copies.  Between the date of this
          ---------------------------------
Agreement and the Company Merger Effective Time, each party agrees to give to the other party and its respective representatives and agents full access (to the extent lawful) to all of the premises, books, records and employees of it and its Subsidiaries at all reasonable times and to furnish and cause its Subsidiaries to furnish to the other party and its respective agents or representatives access to and true and complete copies of such financial and operating data, all documents with respect to matters to which reference is made in Article II of this Agreement or on any list, schedule or certificate delivered or to be delivered in connection herewith and such other documents, records, or information with respect to the businesses and properties of it and its Subsidiaries as the other party or its respective agents or representative shall from time to time reasonably request; provided however, that any such
                                            -------- -------
inspection (a) shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the entity inspected and (b) shall not affect any of the representations and warranties hereunder. One representative of each party shall be permitted to attend all meetings of the board of directors of the other party (except for any portion of such meetings which relates to the transactions contemplated by this

Agreement or such other matters deemed confidential). Each party will also give prompt written notice to the other party of any event or development which, (x) had it existed or been known on the date of this Agreement, would have been required to be disclosed under this Agreement, (y) would cause any of its representations and warranties contained herein to be inaccurate or otherwise materially misleading or (z) materially relates to the satisfaction of the conditions set forth in Article IV of this Agreement. Notwithstanding anything to the contrary herein, neither party hereto nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the entity in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or, in the event of any litigation or threatened litigation between the parties over the terms of this Agreement, where access to information may be adverse to the interests of such party. To the extent reasonably practicable, the parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     3.2  Conduct of Business.  Between the date of this Agreement and the
          -------------------
Company Merger Effective Time or the termination of this Agreement, each party agrees, on behalf of itself and each of its respective Subsidiaries, except insofar as the President of Avondale or the President of Coal City shall otherwise consent in writing (which consent shall not be unreasonably withheld):

          (a) That it and its Subsidiaries shall (i) except as contemplated in this Agreement conduct their business only in the ordinary course consistent with past practices, (ii) maintain their books and records in accordance with past practices and (iii) use all reasonable efforts to preserve intact their business organizations and assets, to maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates and to take no action that would (A) adversely affect the ability of any of them to obtain the Governmental Approvals (as defined in Section 4.1(c) herein) or which would reasonably be expected to hinder or delay receipt of the Governmental Approvals or (B) adversely affect its ability to perform its obligations under this Agreement, the Contribution Agreement, the Bank Merger Agreement (as and if applicable), the Bank Purchase and Assumption Agreement (as and if applicable) or the Stock Option Agreement;

          (b) That except where the provisions herein are limited to a specific party and/or its Subsidiaries, it and its Subsidiaries shall not: (i) declare, set aside or pay any dividend or make any other distribution with respect to its capital stock, except for dividends or distributions by a wholly owned Subsidiary of such party to such party; (ii) reacquire or buy any of its outstanding shares; (iii) issue or sell any shares of capital stock of it or any of its Subsidiaries, except shares of its common stock issued pursuant to the Stock Option Agreement and shares issued pursuant to exercise of stock options previously issued and identified in Section 2.2 of its Disclosure Schedule or as set forth in Section 3.2 of the Avondale Disclosure Schedule;
(iv) effect any stock split, stock dividend, reverse stock split or other reclassification or recapitalization of its common stock; or (v) except with respect to the Stock Option Agreement or as set forth in Section 3.2 of the Avondale Disclosure Schedule, grant any options or issue any warrants exercisable for or securities convertible or exchangeable into capital stock of it or any of its Subsidiaries or grant any stock appreciation or other rights with respect to shares of capital stock of it or of any of its Subsidiaries.

          (c) That except where the provisions herein are limited to a specific party and/or its Subsidiaries, it and its Subsidiaries shall not: (i) sell, dispose of or pledge any significant assets of it or of any of its Subsidiaries other than in the ordinary course of business consistent with past practices or to borrow funds consistent with the provisions hereinafter contained except as contemplated in Schedule 3.2 of the Avondale Disclosure Schedule; (ii) merge or consolidate it or any of its Subsidiaries into another entity or acquire any other entity or except in accordance with its written business plan in effect on the date hereof, acquire any significant assets; (iii) sell or pledge or agree to sell or pledge or permit any lien to exist on any stock of any of its Subsidiaries owned by it; (iv) change the articles of incorporation or certificate of incorporation, charter, bylaws or other governing instruments of it or any of its Subsidiaries, except, in the case of Avondale, with respect to the authorization of additional shares of Avondale Common Stock, or otherwise as contemplated by this Agreement; (v) engage in any lending activities other than in the ordinary course of business consistent with past practices; (vi) form any new subsidiary or cause or permit a material change in the activities presently conducted by any Subsidiary or make additional investments in subsidiaries in excess of $100,000 except as contemplated in Schedule 3.2 of the Avondale Disclosure Schedule; (vii) except to hedge interest rate risk on certificates of deposits, engage in any off balance sheet interest rate swap arrangement, (viii) engage in any activity not contemplated by its written business plan in effect on the date hereof (ix) purchase any equity securities other than Federal Home Loan Bank stock or incur or assume any indebtedness except in the ordinary and usual course of business; (x) authorize capital expenditures other than in the ordinary and usual course of business; or (xi) implement or adopt any change in its accounting principles, practices or methods other than as may be required by generally accepted accounting principles. The limitations contained in this
Section 3.2(c) shall also be deemed to constitute limitations as to the making of any commitment with respect to any of the matters set forth in this Section 3.2(c).

          (d) That except where the provisions herein are limited to a specific party and/or its Subsidiaries it and its Subsidiaries shall not: (i) grant any general increase in compensation or benefits to its employees or officers or pay any bonuses to its employees or officers except in accordance with policies in effect on the date hereof; (ii) enter into, extend, renew, modify, amend or otherwise change any employment or severance agreements with any of its directors, officers or employees; (iii) grant any increase in fees or other increases in compensation or other benefits to any of its present or former directors in such capacity; or (iv) establish or sponsor any new Employee Plan or Benefit Arrangement or effect any change in its Employee Plans or Benefit Arrangements (except, in the case of Avondale, with respect to the reservation of additional shares of Avondale Common Stock under its stock option plans or the adoption of a new stock option plan and unless such change is contemplated by this Agreement or is required by applicable law or, in the opinion of its counsel, is necessary to maintain continued qualification of any tax-qualified plan that provides for retirement benefits).

     3.3  No Solicitation.  Each party agrees, on behalf of itself and each of
          ---------------
its Subsidiaries, that it will not authorize or permit any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of it or any of its Subsidiaries, directly or indirectly, to initiate contact with any person or entity in an effort to solicit, initiate or encourage any "Takeover Proposal" (as such term is defined below). Except as the fiduciary duties of its Board of Directors may otherwise require (as determined in good faith after consultation with legal counsel), each party agrees that it will not authorize or permit any officer, director, employee, investment banker, financial consultant, attorney, accountant or other representative of it or any of its Subsidiaries, directly or indirectly, (A) to cooperate with, or furnish or cause to be furnished any non-public information concerning its business, properties or assets to, any person or entity in connection with any Takeover Proposal; (B) to negotiate any Takeover Proposal with any person or entity; or (C) to enter into any agreement, letter of intent or agreement in principle as to any Takeover Proposal. Each party agrees that it shall promptly give written notice to the other upon becoming aware of any Takeover Proposal, such notice to contain, at a minimum, the identity of the persons submitting the Takeover Proposal, a copy of any written inquiry or other communication, the terms of any Takeover Proposal, any information requested or discussions sought to be initiated and the status of any requests, negotiations or expressions of interest. As used in this Agreement, "Takeover Proposal" shall mean any proposal, other than as contemplated by this Agreement or Section
3.2 of the Avondale Disclosure Schedule, for a merger or other business combination involving either party or any of their respective financial institution Subsidiaries or for the acquisition of a 10% or greater equity interest in either party or any of their respective Subsidiaries, or for the acquisition of a substantial portion of the assets of either party or any of their respective Subsidiaries.

     3.4  Stockholder Approvals.  The parties shall call the meetings of their
          ---------------------
respective stockholders to be held for the purpose of voting upon this Agreement and related matters, as referred to in Section 1.7 hereof, as soon as practicable. In connection with the Avondale and Coal City Stockholders' Meetings, the respective Boards of Directors shall recommend approval of this Agreement, and any other matters requiring stockholder action relating to the transactions contemplated herein (and such recommendation shall be contained in the Prospectus/Joint Proxy Statement) unless as a result of an unsolicited Takeover Proposal received by a party after the date hereof, the Board of Directors of such party determines in good faith after consultation with its legal counsel and investment banking firm that to do so would constitute a breach of the fiduciary duties of such Board of Directors to the stockholders of such party. Each of the parties shall use its best efforts to solicit from its stockholders proxies in favor of approval and to take all other action necessary or helpful to secure a vote of the holders of the outstanding shares of its common stock in favor of this Agreement, except as the fiduciary duties of its Board of Directors may otherwise require.

     3.5  Resale Letter Agreements; Accounting and Tax Treatment.  After
          ------------------------------------------------------
execution of this Agreement, (i) Coal City shall use its best efforts to cause to be delivered to Avondale from each person who may be deemed to be an "affiliate" of Coal City within the meaning of Rule 145 of the Securities Act, a written letter agreement as of a date prior to the date of the Coal City Stockholders' Meeting in the form as set forth in Exhibit 3.5, regarding restrictions on resale of shares of Avondale Common Stock, to ensure compliance with applicable restrictions imposed under the federal securities laws and prior to the Company Merger Effective Time Coal City shall use its best efforts to secure such written letter agreement from persons who become an affiliate of it subsequent to the date hereof, and (ii) neither party shall take any action which would prevent the Company Merger and the other transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Internal Revenue Code, provided that nothing hereunder shall limit the ability of either party to exercise its rights under the Stock Option Agreement.

     3.6  Publicity.  Between the date of this Agreement and the Company
          ---------
Merger Effective Time, neither party nor any of its Subsidiaries shall, without the prior approval of the other party, issue or make, or permit any of its directors, employees, officers or agents to issue or make, any press release, disclosure or statement to the press or any third party with respect to the Merger or the other transactions contemplated hereby, except as required by law. The parties shall cooperate when issuing or making any press release, disclosure or statement with respect to the Merger or the other transactions contemplated hereby.

     3.7  Cooperation Generally.  Between the date of this Agreement and the
          ---------------------
Company Merger Effective Time, the parties and their respective Subsidiaries shall in conformance with the provisions of this Agreement use their best efforts, and take all actions necessary or appropriate, to consummate the Company Merger and the other transactions contemplated hereby at the earliest practicable date.

     3.8  Additional Financial Statements and Reports.  As soon as reasonably
          -------------------------------------------
practicable after they become publicly available, each party shall furnish to the other its statements of financial condition, statements of operations or statements of income, statements of cash flows and statements of changes in stockholders' equity at all dates and for all periods before the Closing. Such financial statements will be prepared in conformity with generally accepted accounting principles applied on a consistent basis and fairly present the financial condition, results of operations and cash flows of the respective parties (subject, in the case of unaudited financial statements, to (a) normal year-end audit adjustments, (b) any other adjustments described therein and (c) the absence of notes which, if presented, would not differ materially from those included with its most recent audited consolidated financial statements), and all of such financial statements will be prepared in conformity with the requirements of Form 10-Q or Form 10-K, as and if applicable, under the Exchange Act. As soon as reasonably practicable after they are filed, each party shall, to the extent permitted under applicable law, furnish to the other its Regulatory Reports.

     3.9  Stock Exchange Listing.  Avondale agrees to use all reasonable
          ----------------------
efforts to cause to be listed on the Nasdaq National Market, subject to official notice of issuance, the shares of Avondale Common Stock to be issued in the Company Merger.

     3.10 Employee Benefits and Agreements.
          ---------------------------------

      (a) Following the Company Merger Effective Time and the Bank Merger Effective Time or the Purchase and Assumption Time, whichever is applicable, Avondale as the Surviving Corporation, and Coal City Bank as the resulting financial institution, shall honor in accordance with their terms all Benefit Arrangements and all provisions for vested benefits or other vested amounts earned or accrued through such time period under the Employee Plans.

      (b) The Employee Plans shall not be terminated by reason of the Merger but shall continue thereafter as plans of Avondale as the Surviving Corporation or Coal City Bank as the resulting financial institution until such time as the Employee Plans are integrated, subject to the terms and conditions specified in such plans and to such changes therein as may be necessary to reflect the consummation of the Merger. Avondale as the Surviving Corporation shall take such steps as are necessary as soon as practicable following the Company Merger Effective Time to integrate the Employee Plans, with (i) full credit for prior service with Avondale or Coal City or any of the Avondale or Coal City Subsidiaries for purposes of vesting and eligibility for participation (but not benefit accruals under any Employee
Plan), and co-payments and deductibles and (ii) waiver of all waiting periods and pre-existing condition exclusions or penalties.

      (c) The Avondale Employee Stock Ownership Plan (the "ESOP") shall be terminated as of the Company Merger Effective Time or as soon thereafter as is practicable. In connection with the termination of the ESOP, Avondale shall promptly apply to the IRS for a favorable determination letter on the ESOP's tax-qualified status upon termination under Code Section 401(a). The parties acknowledge that the existing loan between Avondale and the ESOP (the "ESOP Loan") shall be repaid in full by the ESOP upon such termination or as soon thereafter as is practicable. The parties further acknowledge that the ESOP has unallocated assets with a current fair market value exceeding the outstanding balance (principal and interest) of the ESOP Loan. The parties agree that participants in the ESOP will benefit from these assets as an allocation of earnings to the fullest extent permissible under applicable law upon termination of the ESOP. Avondale may take such actions as it deems necessary or appropriate to effectuate this intent, including, but not limited to, (1) amending the ESOP to provide that all participants' accounts shall be fully vested and nonforfeitable as of the Company Merger Effective Time, (2) amending the ESOP to provide that each participant's account in the ESOP will not be distributed after termination of the participants employment (regardless of the amount of the account balance) and prior to the liquidation of the ESOP following termination thereof unless the participant requests such distribution or such distribution is otherwise required by applicable law, (3) amending the ESOP to provide that any excess assets contained in the unallocated company stock account after the repayment in full (principal and interest) of the ESOP Loan shall be allocated to participants' accounts as earnings of the trust fund, and
(4) amending the ESOP to delete any requirement that a participant complete any number of hours of service or be employed on any particular day during the plan year to receive an allocation of earnings under the plan. In addition, Avondale may take such other actions, including the making of other amendments to the plan, that it deems necessary or appropriate to preserve the tax-qualified status of the ESOP or the exempt status of the ESOP Loan. Upon the election of any participant, his or her account balance in the ESOP upon plan termination that constitutes an eligible rollover distribution" (as defined in Section 402(c)(4) of the Code) may be rolled over to any qualified retirement plan of Avondale or of Coal City Bank or to any eligible individual retirement account, as elected by the participant.

      (d) Employment Agreements and Related Matters.  At the time of the
          -----------------------------------------
execution of this Agreement, Robert S. Engelman, Jr. shall enter into a new Employment Agreement in the form of Exhibit 3.10(d), to become effective at the Company Merger Effective Time (at which time his existing Employment Agreement shall be cancelled). As soon as practicable after the time of the execution of this Agreement, Mitchell Feiger shall enter into an Employment Agreement with Coal City and Coal City Bank, to become effective at the Company Merger Effective Time and be assumed by Avondale as the Surviving Corporation at such time, in such form as shall be reasonably acceptable to the Board of Directors of Avondale, which contract shall contain such provisions as are normal for a bank holding company of similar size.

     3.11 Minority Interest in Manufacturers National. Coal City agrees to use
          -------------------------------------------
its best efforts to cause, prior to the Company Merger Effective Time, all shares of capital stock of Manufacturers National to be owned by Coal City free and clear of all Encumbrances.

     3.12 Preferred Stock. Coal City shall use its best efforts to redeem (or
          ---------------
cause the conversion of), prior to the Company Merger Effective Time, all of its issued and outstanding shares of Coal City Class B Preferred Stock.

     3.13 Accountants' Letters.  Each party agrees to use its respective best
          --------------------
efforts to deliver to the other, and such other party's directors and officers who sign the Registration Statement, a letter of its independent auditors, dated
(i) the date on which the Registration Statement shall become effective and (ii) a date on or shortly prior to the date of Closing, and addressed to such other party, and such directors and officers, in form and substance customary for "comfort" letters delivered by independent accountants in connection with registration statements similar to the Registration Statement.

                                  ARTICLE IV
                       CONDITIONS OF THE COMPANY MERGER;
                           TERMINATION OF AGREEMENT

     4.1  General Conditions.  The obligations of each party to effect the
          ------------------
Company Merger shall be subject to the satisfaction (or written waiver by such party, to the extent such condition is waivable) of the following conditions before the Company Merger Effective Time:

          (a) Stockholder Approval.  The holders of the outstanding shares of
              --------------------
Avondale and Coal City Common Stock shall have approved or adopted this Agreement as specified in Section 1.7 hereof or as otherwise required by applicable law.

          (b) No Proceedings.  No order shall have been entered and remain in
              --------------
force restraining or prohibiting the Company Merger in any legal, administrative, arbitration, investigatory or other proceedings by any governmental or judicial or other authority.

          (c) Governmental Approvals.  To the extent required by applicable law
              ----------------------
or regulation, all approvals of or filings with any governmental or regulatory authority (collectively, "Governmental

Approvals") shall have been obtained or made, and any waiting periods shall have expired in connection with the consummation of the Company Merger, provided however that none of the preceding shall be deemed obtained or made if it shall be conditioned or restricted in a manner that would have or result in a material adverse effect on Avondale as the Surviving Corporation as the parties hereto shall reasonably and in good faith agree. All other statutory or regulatory requirements for the valid consummation of the Company Merger shall have been satisfied.

          (d) Registration Statement.  The Registration Statement shall have
              ----------------------
been declared effective and shall not be subject to a stop order of the SEC (and no proceedings for that purpose shall have been initiated or threatened by the
SEC) and, if the offer and sale of the Surviving Corporation Common Stock in the Company Merger pursuant to this Agreement is subject to the securities laws of any state, shall not be subject to a stop order of any state securities authority.

          (e) Federal Tax Opinion.  Each party shall have received an opinion of
              -------------------
its tax counsel, dated as of the Company Merger Effective Time, to the effect that for federal income tax purposes:

               (i)   The Company Merger will qualify as a "reorganization" under
          Section 368(a) of the Internal Revenue Code.

               (ii) No gain or loss will be recognized by Avondale or Coal City by reason of the Company Merger.

               (iii) No gain or loss will be recognized by any stockholder of Coal City upon the exchange of Coal City Common Stock solely for Avondale Common Stock in the Company Merger.

               (iv) The basis of the Avondale Common Stock received by each stockholder of Coal City who exchanges Coal City Common Stock for Avondale Common Stock in the Company Merger will be the same as the basis of the Coal City Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share of Surviving Corporation Common Stock).

               (v) The holding period of the Avondale Common Stock received by a stockholder of Coal City in the Company Merger will include the holding period of the Coal City Common Stock surrendered in exchange therefore, provided that such shares of Coal City Common Stock were held as a capital asset by such stockholders at the Company Merger Effective Time.

               (vi) Cash received by a Coal City shareholder in lieu of a fractional share interest of Avondale Common Stock as part of the Company Merger will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Avondale Common Stock which such stockholder would otherwise be entitled to receive and will qualify as capital gain or loss (assuming the Coal City stock was a capital asset in such stockholder's hands at the Company Merger Effective Time).

          (f)  Third Party Consents.  All consents or approvals of all persons
               --------------------
(other than the Governmental Approvals referenced in Section 4.1(c) herein) required for the execution, delivery and performance of this Agreement and the consummation of the Company Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a material adverse effect on Avondale as the Surviving Corporation as the parties hereto shall reasonably and in good faith agree.

          (g)  Listing.  The shares of Avondale Common Stock to be issued in the
               -------
Company Merger shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance.

     4.2  Conditions to Obligations of Avondale. The obligations of
          -------------------------------------
Avondale to effect the Company Merger and the other transactions contemplated hereby shall be subject to the satisfaction or written waiver by Avondale of the following additional conditions before the Company Merger Effective Time:

          (a)  No Material Adverse Effect.  Between the date of this Agreement
               --------------------------
and the Closing, Coal City shall not have been effected by any event or change which has had or caused a material adverse effect or material adverse change on it.

          (b)  Representations and Warranties to be True; Fulfillment of
               ---------------------------------------------------------
Covenants and Conditions.  (i) The representations and warranties of Coal City
------------------------
shall be true and correct (subject to Section 2.23 hereof) as of the date hereof and at the Company Merger Effective Time with the same effect as though made at the Company Merger Effective Time (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) except where the failure to be true and correct would not have, or would not reasonably be expected to have, a material adverse effect, on Coal City; (ii) Coal City and its Subsidiaries shall have performed all obligations and complied with each covenant, in all material respects, and satisfied all conditions under this Agreement on its part to be satisfied at or before the Company Merger Effective Time; and (iii) Coal City shall have delivered to Avondale a certificate, dated the Company Merger Effective Time and signed by its chief executive officer and chief financial officer, certifying as to the satisfaction of clauses (i) and (ii) hereof.

          (c)  No Litigation.  Neither Coal City nor any Coal City Subsidiary
               -------------
shall be subject to any pending litigation which, if determined adversely to Coal City or any Coal City Subsidiary, would have a material adverse effect on Coal City.

          (d)  Affiliate Letters. Avondale shall have received from Coal City
               -----------------
the letter agreements from all affiliates of Coal City as contemplated in
Section 3.5 herein.

          (e)  Manufacturers National.  All of the issued and outstanding shares
               ----------------------
of capital stock of Manufacturers National shall be owned by Coal City free and clear of all Encumbrances (subject to any lien of LaSalle National Bank).

          (f)  Coal City Preferred Stock. No shares of Coal City Preferred Stock
               -------------------------
shall be issued or outstanding.

          (g)  Audited Financials.  Coal City shall have delivered to Avondale
               ------------------
audited consolidated financial statements at and for the year ended December 31, 1998, including an unqualified opinion of Coal City=s independent auditors related thereto.

          (h)  Feiger Employment Agreement.  Mitchell Feiger shall have entered
               ---------------------------
into an Employment Agreement with Coal City and Coal City Bank in such form as shall be reasonably acceptable to the Board of Directors of Avondale, which contract shall contain such provisions as are normal for a bank holding company of similar size.

          (i)  Accountants' Letters.  Coal City shall have delivered to
               --------------------
Avondale, and the Avondale directors and officers who sign the Registration Statement, a letter of its independent auditors, dated (i) the date on which the Registration Statement shall become effective and (ii) a date on or shortly prior to the date of Closing, and addressed to Avondale, and such directors and officers, in form and substance reasonably satisfactory to Avondale and customary for "comfort" letters delivered by independent accountants in connection with registration statements similar to the Registration Statement.

     4.3  Conditions to Obligations of Coal City.  The obligations of Coal
          --------------------------------------
City to effect the Company Merger and the other transactions contemplated hereby shall be subject to the satisfaction or written waiver by Coal City of the following additional conditions before the Company Merger Effective Time:

          (a) No Material Adverse Effect.  Between the date of this Agreement
              --------------------------
and Closing, Avondale shall not have been effected by any event or change which has had or caused a material adverse effect or material adverse change on Avondale.

          (b) Representations and Warranties to be True; Fulfillment of
              ---------------------------------------------------------
Covenants and Conditions.  (i)  The representations and warranties of Avondale
------------------------
shall be true and correct (subject to Section 2.23 hereof) as of the date hereof and at the Company Merger Effective Time with the same effect as though made at the Company Merger Effective Time (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date) except where the failure to be true and correct would not have, or would not reasonably be expected to have, a material adverse effect on Avondale; (ii) Avondale and its Subsidiaries shall have performed all obligations and complied with each covenant, in all material respects, and satisfied all conditions under this Agreement on its part to be satisfied at or before the Company Merger Effective Time; and (iii) Avondale shall have delivered to Coal City a certificate, dated the Company Merger Effective Time and signed by its chief executive officer and chief financial officer, certifying as to the satisfaction of clauses (i) and
(ii) hereof.

          (c)  No Litigation.  Neither Avondale nor any Avondale Subsidiary
               -------------
shall be subject to any pending litigation which, if determined adversely to Avondale or any Avondale Subsidiary, would have a material adverse effect on Avondale.


          (d)  Audited Financials.  Avondale shall have delivered to Coal City
               ------------------
audited consolidated financial statements at and for the year ended December 31, 1998, including an unqualified opinion of Avondale's independent auditors related thereto.

          (e)  Transferor's Interests.  The aggregate present value of the
               ----------------------
Transferor's (as defined in the related Pooling and Servicing Agreements) interests owned by Avondale or any of its Subsidiaries in Avondale Home Equity Loan Trusts 1996-1, 1997-1, 1997-2 and 1998-1 (each, a "Heloc Trust") as set forth in each respective offering circular (the "Securitization Value"), as calculated below as of the most recent month-end cut-off date at least 20 days prior to the Closing (the "Calculation Date"), shall not be less than the sum of
(i) $14,935,729, plus (ii) the accounting gain on sale, in the aggregate, recognized on the transfer of additional loans into Heloc Trust 1998-1 after June 30, 1998. The Securitization Value shall be calculated from the Heloc Trust information set forth in the Investor Reports as of the Calculation Date utilizing (a) a discount rate of 15%, (b) for each Heloc Trust, the average prepayment rate, computed as a "CPR," for such Heloc Trust during the three month period ending on the Calculation Date, and (c) for each Heloc Trust, the average charge-off rate, computed as a "CPR," for such Heloc Trust during the three month period ending on the Calculation Date.

          (f)  Accountants' Letters. Avondale shall have delivered to Coal City
               --------------------
a letter of its independent auditors dated (i) the date on which the Registration Statement shall become effective and (ii) a date on or shortly prior to the date of Closing, and addressed to Coal City, in form and substance reasonably satisfactory to Coal

City and customary for "comfort" letters delivered by independent accountants in connection with registration statements similar to the Registration Statement.

     4.4  Termination of Agreement and Abandonment of Merger.  This Agreement
          --------------------------------------------------
may be terminated at any time before the Company Merger Effective Time, whether before or after approval thereof by the stockholders of Avondale or Coal City, as provided below:

          (a) Mutual Consent.  By mutual consent of the parties, evidenced by
              --------------
their written agreement.

          (b) Closing Delay.  At the election of either party, evidenced by
              -------------
written notice, if (i) the Closing shall not have occurred on or before June 30, 1999, or such later date as shall have been agreed to in writing by the parties, provided however that the right to terminate under this Section 4.4(b) shall not be available to any party whose failure to perform an obligation hereunder has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date; (ii) any approval or authorization of any governmental entity, the lack of which would result in the failure to satisfy the closing condition set forth in Section 4.1(c) hereof, shall have been denied by such governmental entity, or such governmental entity shall have requested the withdrawal of any application therefor or indicated an intention to deny, or impose a condition of a type referred to in the proviso to Section 4.1(c) with respect to, such approval or authorization, or (iii) the approval of the stockholders of Avondale or Coal City referred to in Section 4.1(a) shall not have been obtained, provided that the electing party is not then in breach of its obligations under
Section 3.4 hereof.

          (c) Conditions to Avondale Performance Not Met.  By Avondale upon
              ------------------------------------------
delivery of written notice of termination to Coal City if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of Avondale to effect the Company Merger set forth in Sections 4.1 and 4.2 and noncompliance is not waived in writing by Avondale.

          (d) Conditions to Coal City Performance Not Met.  By Coal City upon
              -------------------------------------------
delivery of written notice of termination to Avondale if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of Coal City to effect the Company Merger set forth in Sections 4.1 and 4.3 and noncompliance is not waived in writing by Coal City.

          (e) Breach.  By either Avondale or Coal City if there has been a
              ------
material breach of the other party's representations and warranties (as contemplated in this Agreement), covenants or agreements set forth in this Agreement of which written notice has been given to such breaching party and which has not been fully cured or cannot be fully cured within the earlier of
(i) 30 days of receipt of such notice or (ii) five days prior to the Closing and which breach would, in the reasonable opinion of the non-breaching party, individually or in the aggregate, have, or be reasonably likely to have, a material adverse effect on the breaching party.

          (f)  Avondale Election.  By Avondale if (i) the Board of Directors of
               -----------------
Coal City shall not have publicly recommended in the Prospectus/Joint Proxy Statement that its stockholders approve and adopt this Agreement or shall have withdrawn, modified or changed in a manner adverse to Avondale its approval or recommendation of this Agreement, (ii) the Board of Directors of Coal City shall have authorized Coal City to enter into any agreement, letter of intent or agreement in principle with the intent to pursue or effect a Takeover Proposal or (iii) the Board of Directors of Avondale shall have failed to recommend to its stockholders the adoption of this Agreement or shall have withdrawn, modified or changed such recommendation pursuant to the exercise of its fiduciary obligations under Section 3.4 hereof.

          (g)  Coal City Election.  By Coal City if (i) the Board of Directors
               -------------------
of Avondale shall not have publicly recommended in the Prospectus/Joint Proxy Statement that its stockholders approve and adopt this Agreement or withdrawn, modified or changed in a manner adverse to Coal City its approval or recommendation of this Agreement, (ii) the Board of Directors of Avondale shall have authorized Avondale to enter into any agreement, letter of intent or agreement in principle with the intent to pursue or effect a Takeover Proposal or (iii) the Board of Directors of Coal City shall have failed to recommend to its stockholders the adoption of this Agreement or shall have withdrawn, modified or changed such recommendation pursuant to the exercise of its fiduciary obligations under Section 3.4 hereof.

                                   ARTICLE V
                TERMINATION OF OBLIGATIONS; PAYMENT OF EXPENSES

     5.1  Termination; Lack of Survival of Representations and Warranties.  In
          ---------------------------------------------------------------
the event of the termination and abandonment of this Agreement pursuant to
Section 4.4 hereof, this Agreement shall become void and have no effect, except
(i) the provisions of Sections 2.7 (No Broker's or Finder's Fees), 3.7 (Publicity), 5.2 (Payment of Expenses), 7.2 (Confidentiality) and 7.12 (No Employment Solicitation) hereof shall survive any such termination and abandonment, and (ii) a termination pursuant to Section 4.4(e) of this Agreement shall not relieve the breaching party from liability for any uncured intentional and willful breach of a representation, warranty, covenant or agreement giving rise to such termination. Moreover, the aggrieved party without terminating this Agreement shall be entitled to specifically enforce the terms hereof against the breaching party in order to cause the Merger to be consummated.
Each party acknowledges that there is not an adequate remedy at law to compensate the other parties relating to the non-consummation of the Merger. To this end, each party, to the extent permitted by law, irrevocably waives any defense it might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief or other equitable relief.

     The representations, warranties and agreements set forth in this Agreement shall not survive the Company Merger Effective Time and shall be terminated and extinguished at the Company Merger Effective Time, and from and after the Company Merger Effective Time no party shall have any liability to the other on account of any breach or failure of any of those representations, warranties and agreements, provided however that the foregoing clause (i) shall not apply to agreements of the parties which by their terms are intended to be performed after the Company Merger Effective Time by the Surviving Corporation or otherwise and (ii) shall not relieve any party or person for liability for fraud, deception or intentional misrepresentation.

     5.2  Payment of Expenses.  Each party shall bear and pay all costs and
          -------------------
expenses incurred by it or on its behalf in connection with the transactions contemplated hereby, except that the costs of printing and mailing the Prospectus/Joint Proxy Statement shall be shared equally by the parties.

                                  ARTICLE VI
                        CERTAIN POST-MERGER AGREEMENTS

     6.1  Indemnification.  (a) From and after the Company Merger Effective
          ---------------
Time, Avondale as the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Company Merger Effective Time, an officer or director of either Avondale or Coal City or any of their respective Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorney's fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Avondale as the Surviving Corporation, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a "Claim"), in which an Indemnified Party is, or is threatened to be made, a party based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of either Avondale or Coal City or any of their respective Subsidiaries if such Claim pertains to any matter or fact arising, existing at or occurring before the Company Merger Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or at or after, the Company Merger Effective Time (the "Indemnified Liabilities"), to the fullest extent permitted under applicable state or federal law in effect as of the date hereof or as amended applicable to a time before the Company Merger Effective Time and under Avondale's or Coal City's governing corporation documents (as the case may be), and Avondale as the Surviving Corporation shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by applicable state or federal law in effect as of the date hereof or as amended applicable to a time before the Company Merger Effective Time upon receipt of any undertaking required by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 6.1(a), upon learning of any Claim, shall notify Avondale as the Surviving Corporation (but the failure so to notify Avondale as the Surviving Corporation shall not relieve it from any liability which it may have under this Section 6.1(a) except to the extent such failure materially prejudices Avondale as the Surviving Corporation) and shall deliver to Avondale as the Surviving Corporation the undertaking, if any, required by applicable law. Avondale as the Surviving Corporation shall insure, to the extent permitted under applicable law, that all limitations of liability existing in favor of the Indemnified Parties as provided in Avondale's or Coal City's governing corporation documents (as the case may be), as in effect as of the date hereof, or allowed under applicable state or federal law as in effect as of the date hereof or as amended applicable to a time before the Company Merger Effective Time, with respect to claims or liabilities arising from facts or events existing or occurring before the Company Merger Effective Time (including, without limitation, the transactions contemplated hereby), shall survive the Company Merger.

          (b) For a period of six years from and after the Company Merger Effective Time, Avondale as the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Coal City and the Coal City Subsidiaries (provided that they may substitute therefor policies from financially capable insurers of at least the same coverage and amounts and containing terms and conditions that are carried by Avondale and its Subsidiaries in the ordinary course of business) with respect to claims arising from facts or events which occurred before the Company Merger Effective Time. Following consummation of the Company Merger, the directors and officers of Avondale as the Surviving Corporation shall be covered by the directors' and officers' liability insurance maintained by the Surviving Corporation.

          (c) The obligations of Avondale as the Surviving Corporation provided under paragraphs (a) and (b) of this Section 6.1 are intended to be enforceable against the Surviving Corporation directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Avondale as the Surviving Corporation.

     6.2  Directors and Officers of the Surviving Corporation and  Coal City
          ------------------------------------------------------------------
Bank
----

          (a) Directors of the Surviving Corporation. The following provisions, which are reflected in Exhibit 1.4(c), shall, to the greatest extent practicable, apply with respect to the Board of Directors of Avondale as the Surviving Corporation:

               (i) At the Company Merger Effective Time, but subject to the following sentence, the Board of Directors of Avondale as the Surviving Corporation shall consist of between 16 and 18 directors who shall consist of (A) eight persons serving as directors of Avondale (each, an "Avondale-Related Director") and (B) between eight and ten persons serving as directors of Coal City(each, a "Coal City-Related Director"), in each case serving in such capacity immediately prior to the Company Merger Effective Time. Each of Avondale and Coal City shall use its best efforts to ensure that they have eight directors and from eight to ten directors, respectively, immediately prior to the Company Merger Effective Time consisting of those persons named by them in regulatory applications for approval of the Merger and in the Prospectus/Joint Proxy Statement. If at any time during the three year period following the Company Merger Effective Time any person who becomes a director of Avondale as the Surviving Corporation at the Company Merger Effective Time shall for any reason cease to serve as a director or shall not stand for reelection as a director, it is the intention of Avondale and Coal City and their respective Boards of Directors that he or she will be replaced, if an Avondale-Related Director, by the Avondale-Related Directors, and if a Coal City-Related Director, by the Coal City-Related Directors. It is also the intention of Avondale and Coal City and their respective Boards of Directors that during such three-year period, the Coal City-Related Directors shall have the right to appoint up to that number of persons equal to the remainder of ten minus the number of Coal City-Related Directors at the Company Merger Effective Time. The Avondale-Related Directors hereby commit to vote in favor of any such nominees of the Coal City-Related Directors for any such additional new directorships, and shall so vote, except to the extent that any such vote shall be in violation of their fiduciary duties under the DGCL.

               (ii) The Board of Directors of Avondale as the Surviving Corporation shall have an Executive Committee and such other committees as the Board shall establish in accordance with Section 141 of the DGCL, its Certificate of Incorporation and these Bylaws. The Executive Committee shall consist of six members: Robert S. Engelman, Jr., who shall be Chairman of the Executive Committee, Mitchell Feiger, two members selected by the Avondale-Related Directors and two members selected by the Coal City-Related Directors. The Chairman of the Board, the President and the Chief Executive Officer of Avondale as the Surviving Corporation may each call meetings of the Board of Directors and the Executive Committee. Prior to the Company Merger Effective Time, Avondale and Coal City shall reasonably agree as to the initial members of each other committee of the Board of Directors of Avondale as the Surviving Corporation. Each of such committees shall have an even number of members, and at the Company Merger Effective Time and for three years thereafter, one-half of the members of each such other committee shall consist of Avondale-Related Directors and the other half shall consist of Coal City-Related Directors, unless a majority of the Avondale-Related Directors and a majority of the Coal City-Related Directors shall otherwise agree.

          (b) Chairman and Certain Officers of the Surviving Corporation and Coal City Bank.

               During the three year period following the Company Merger Effective Time, as reflected with respect to Avondale as the Surviving Corporation in Exhibit 1.4(c):

               (i) Robert S. Engelman, Jr. shall be the Chairman of the Board of Avondale as the Surviving Corporation.

               (ii) Mitchell Feiger shall be the President and Chief Executive Officer of Avondale as the Surviving Corporation and Chairman of the Board of Coal City Bank as the resulting financial institution.

               (iii) Burton Field shall be the President and Chief Executive Officer of Coal City Bank as the resulting financial institution.

               (iv) Howard Jaffe shall be the Chief Financial Officer of Avondale as the Surviving Corporation and the Chief Financial Officer of Coal City Bank as the resulting financial institution.

               (v) Thomas Panos shall be the Senior Loan Officer of Coal City Bank as the resulting financial institution.

          (c) Amendment. It is the intention of Avondale and Coal City and their respective Boards of Directors that during the above-referenced three-year period, that the provisions of the Bylaws reflected in Exhibit 1.4(c) be amended only upon the affirmative vote of a majority of both the Avondale-Related Directors and the Coal City-Related Directors.

          (d) Directors of Coal City Bank. At the Bank Merger Effective Time or Purchase and Assumption Time, the Board of Directors of Coal City Bank shall consist of the persons serving as directors of Coal City Bank immediately prior to the Bank Merger Effective Time or Purchase and Assumption Time and the persons serving as directors of Avondale Bank immediately prior to the Company Merger Effective Time who shall have advised the Chief

Executive Officer of Avondale at least 15 days prior to any required regulatory filing that they desire to serve on the Board of Directors of Coal City Bank.

          (e) Survival of Section 6.2. The provisions of Section 6.2(a), (b) and (c) shall survive the Company Merger Effective Time and remain in effect until the third anniversary of the Company Merger Effective Time, terminating thereafter.


                                  ARTICLE VII
                                    GENERAL

     7.1  Amendments.  Subject to applicable law, this Agreement may be
          ----------
amended, whether before or after any stockholder approval hereof, by an agreement in writing executed in the same manner as this Agreement and authorized or ratified by the Boards of Directors of the parties hereto, provided that after the approval of this Agreement by the stockholders of either
-------- ----
party hereto, no such amendment may change the amount or form of the consideration to be delivered hereunder pursuant to Section 1.3 herein without their approval.

     7.2  Confidentiality.  All information disclosed by any party to any
          ---------------
other party, whether prior or subsequent to the date of this Agreement including, without limitation, any information obtained pursuant to Section 3.1 hereof, shall be kept confidential by such other party and shall not be used by such other party otherwise than as herein contemplated, all in accordance with the terms of the confidentiality agreement between the parties dated May 29, 1998 (the "Confidentiality Agreement"). In the event of the termination of this Agreement, each party shall use all reasonable efforts to return upon request to the other party all documents (and reproductions thereof) received from such other party (and, in the case of reproductions, all such reproductions) that include information subject to the confidentiality requirement set forth above.

     7.3  Governing Law.  This Agreement and the legal relations between the
          -------------
parties shall be governed by and construed in accordance with the laws of the State of Illinois without taking into account any provision regarding choice of law, except to the extent certain matters may be governed by federal law by reason of preemption.

     7.4  Notices.  Any notices or other communications required or permitted
          -------
hereunder shall be sufficiently given if sent by registered mail or certified mail, postage prepaid, addressed, as follows:

     If to Avondale, to

                    Avondale Financial Corp.
                    20 N. Clark Street
                    Chicago, Illinois 60602

                    Attention: Robert S. Engelman, Jr.

with a copy to:

                    Silver, Freedman & Taff, L.L.P.
                    1100 New York Avenue, N.W.
                    Suite 700
                    Washington, D.C.  20005
                    Attention: Barry P. Taff, P.C.
                               Christopher R. Kelly, P.C.

     If to Coal City, to

                    Coal City Corporation
                    1200 North Ashland Avenue
                    Chicago, Illinois 60622-2298
                    Attention: Mitchell Feiger

with a copy to:

                    Schwartz, Cooper, Greenberger & Krauss
                    180 North LaSalle Street
                    Suite 2700
                    Chicago, Illinois 60601
                    Attention: Robert Dunn Glick

or such other address as shall be furnished in writing by either party to the other, and any such notice or communication shall be deemed to have been given two business days after the date of such mailing (except that the notice of change of address shall not be deemed to have been given until received by the addressee). Notices may also be sent by telegram, telex, facsimile transmission or hand delivery and in such event shall be deemed to have been given as of the date received by the addressee.

     7.5  No Assignment.  This Agreement may not be assigned by any party
          -------------
hereto, by operation of law or otherwise, except as contemplated hereby.

     7.6  Headings. The descriptive headings of the several Articles and
          --------
Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     7.7  Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.

     7.8  Construction and Interpretation.  Except as the context otherwise
          -------------------------------
requires, all references herein to any state or federal regulatory agency shall also be deemed to refer to any predecessor or successor agency, and all references to state and federal statutes or regulations shall also be deemed to refer to any successor statute or regulation.

     7.9  Entire Agreement.  This Agreement, together with the schedules,
          ----------------
lists, exhibits and certificates required to be delivered hereunder, and any amendment hereafter executed and delivered in accordance with Section 7.1, constitutes the entire agreement of the parties and supersedes any prior written or oral agreement or understanding among any parties pertaining to the Merger, except that the Confidentiality Agreement shall remain in full force and effect as contemplated in Section 7.2 herein and except with respect to the applicable Stock Option Agreement.

     7.10 Severability.  Whenever possible, each provision of this Agreement
          ------------
shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law then such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of the Agreement.

     7.11 No Third Party Beneficiaries.  Nothing in this Agreement shall
          ----------------------------
entitle any person (other than the parties hereto and their respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind, except for those provisions which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons, including without limitation, as provided in Sections 1.8, 6.1 and 6.2.

     7.12 No Employment Solicitation.  If this Agreement is terminated, the
          --------------------------
parties hereto agree that, for a period of two years subsequent to such termination (i) none of the parties shall, without first obtaining the prior written consent of the other, directly or indirectly, actively solicit the employment of any current director, officer or employee of the other party and
(ii) none of the parties will actively solicit business relationships with clients of the other party solely as a result of review of the information contemplated in Section 7.2 herein.

     IN WITNESS WHEREOF, each party has caused this Agreement to be executed on its behalf by its duly authorized officers as of the date set forth above.


AVONDALE FINANCIAL CORP.                 COAL CITY CORPORATION


By: /s/ Robert S. Engelman, Jr.          By: /s/ Mitchell Feiger
    ---------------------------             ---------------------
     Robert S. Engelman, Jr.             Mitchell Feiger
     President and Chief                 President
      Executive Officer

                               AMENDMENT NO. ONE
                                       TO
                          AGREEMENT AND PLAN OF MERGER
                                 By and Between
                            Avondale Financial Corp.
                                      And
                             Coal City Corporation

     Section 4.3 shall be amended by adding a new subsection (g) to provide as follows:

     (g) National Mortgage Origination Operations. Avondale shall have sold or
         -----------------------------------------
contracted for the sale of all assets and property owned and/or leased by Avondale for use in its national mortgage origination business (the "NMOB") or shall have discontinued originating loans pursuant to its NMOB; provided, however, that it shall not be a condition to the Company Merger (A) that Avondale discontinue originating any loans pursuant to its obligations under the Community Reinvestment Act, through the Avondale Community Development Corporation or otherwise not pursuant to its NMOB or discontinue honoring any outstanding commitments as of the Effective Time, or (B) that Avondale sell any loans or servicing rights or terminate any contracts.

AVONDALE FINANCIAL CORP.                        COAL CITY CORPORATION



By: /s/ Robert S. Engelman, Jr.                 By:  /s/ Mitchell Feiger
   -------------------------------------             -------------------
   Robert S. Engelman, Jr.                           Mitchell Feiger
   President and Chief Executive Officer             President


                                                                       EXHIBIT A


                            STOCK OPTION AGREEMENT

   STOCK OPTION AGREEMENT, dated as of October 12, 1998, between Avondale Financial Corp., a Delaware corporation ("Grantee"), and Coal City Corporation, an Illinois corporation ("Issuer"").

                                 W I T N E S S E T H:

   WHEREAS, Grantee, and Issuer have entered into an Agreement and Plan of Merger on even date herewith (the "Merger Agreement");

   WHEREAS, as an inducement to the willingness of Grantee to enter into the Merger Agreement, Issuer has agreed to grant Grantee the Option (as hereinafter defined); and

   WHEREAS, the Board of Directors of Issuer has approved the grant of the Option and the Merger Agreement;

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

   1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 9,742 fully paid and nonassessable shares of the common stock, par value $10.00 per share, of Issuer ("Common Stock") at a price per share of $675.00; provided, however, that in the event Issuer issues or agrees to issue any shares of Common Stock (other than shares of Common Stock issued pursuant to stock options granted pursuant to any employee benefit plan prior to the date hereof) at a price less than such price per share (as adjusted pursuant to subsection (b) of Section 5), such price shall be equal to such lesser price (such price, as adjusted if applicable, the "Option Price"); provided, further, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

       (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in
Section 5(a) hereof), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section l(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares in breach of any provision of the Merger Agreement.

   2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event

(as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within six months following such Subsequent Triggering Event (or such later period as provided in Section 10). Each of the following shall be an Exercise Termination
Event: (i) the Company Merger Effective Time; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 4.4(e) of the Merger Agreement (but only if the breach giving rise to the termination was willful) (a "Listed Termination");
(iii) the passage of 15 months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a Listed Termination or (iv) the date on which the shareholders of the Grantee shall have voted and failed to approve the Company Merger (unless (A) Issuer shall then be in material breach of its covenants or agreements contained in the Merger Agreement or (B) on or prior to such date, the stockholders of Issuer shall have also voted and failed to approve and adopt the Merger Agreement). The term "Holder" shall mean the holder or holders of the Option. Notwithstanding anything to the contrary contained herein, (i) the Option may not be exercised at any time when Grantee shall be in material breach of the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to Section 4.4(e) thereof as a result of a material breach and (ii) this Agreement shall automatically terminate upon the proper termination of the Merger Agreement (x) by Issuer pursuant to Section 4.4(e) thereof as a result of the material breach by Grantee, or (y) by Issuer or Grantee pursuant to Section 4.4(b)(ii).

   (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

        (i) Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) (an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term Aperson for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction other than the Merger. For purposes of this Agreement, (a) "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary (other than mergers, consolidations or similar transactions (i) involving solely Issuer and/or one or more wholly-owned (except for directors' qualifying shares and a de minimis number of other shares) Subsidiaries of the Issuer, provided, any such transaction is not entered into in violation of the terms of the Merger Agreement or (ii) in which the shareholders of Issuer immediately prior to the completion of such transaction own at least 65% of the Common Stock of the Issuer (or the resulting or surviving entity in such transaction) immediately after completion of such transaction, provided any such transaction is not entered into in violation of the terms of the Merger Agreement), (y) a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of Issuer or any Issuer Subsidiary, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Issuer Subsidiary and (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the Exchange Act;

        (ii) Any person other than the Grantee or any Grantee Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the rules and regulations thereunder);

        (iii) The shareholders of Issuer shall have voted and failed to adopt the Merger Agreement at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been cancelled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been cancelled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or any of its Subsidiaries) shall have made, or publicly disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

        (iv) (x) The Issuer Board shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse in any respect to Grantee its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement, (y) Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or (z) Issuer shall have provided information to or engaged in negotiations with a third party relating to a possible Acquisition Transaction.

        (v) Any person other than Grantee or any Grantee Subsidiary shall have made a proposal to Issuer or its shareholders to engage in an Acquisition Transaction and such proposal shall have been publicly announced;

        (vi) Any person other than Grantee or any Grantee Subsidiary shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange offer);

        (vii) Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction, and following such breach Grantee would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both); or

        (viii) Any person other than Grantee or any Grantee Subsidiary other than in connection with a transaction to which Grantee has given its prior written consent shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or other federal or state thrift or bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

   (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

        (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock; or

        (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) of the second sentence thereof shall be 25%.

   (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

   (e) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if prior notification to or approval of the Federal Reserve Board or any other regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

   (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and (ii) present and surrender this Agreement to Issuer at its principal executive offices, provided that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.

   (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

   (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

       "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "Securities Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of Counsel to the Holder; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

   (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed, subject to the receipt of any necessary regulatory approvals, to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

   3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended or any state or other federal thrift or banking law, prior approval of or notice to the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

   4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

   5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5.

   (a) In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), it equals 19.9% of the number of shares of Common Stock then issued and outstanding.

   (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

   6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 12 months (or such later period as provided in Section 10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the Securities Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of all Holders shall constitute at least 25% of the total number of shares to be sold by the Holders and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration and the 12-month period referred to in the first sentence of this section shall be increased to 24 months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

   7. (a) At any time after the occurrence of a Repurchase Event (as defined below) (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price) equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price shall mean the highest of (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

       (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this
Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

   (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

   (d) For purposes of this Section 7, a "Repurchase Event shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

       (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

       (ii) the consummation of any Acquisition Transaction described in
   Section 2(b)(i) hereof, except that the percentage referred to in clause (z) shall be 50%.

   8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or a substantial part of its or the Issuer Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either
(x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

   (b) The following terms have the meanings indicated:

        (i) "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) the Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person, and (iv) the transferee of all or a substantial part of Issuer's assets or deposits (or the assets or deposits of the Issuer Subsidiary).

        (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

        (iii)  "Assigned Value" shall mean the market/offer price, as defined in
   Section 7.

        (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

   (c) The Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

   (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

   (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder.

   (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

   9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the issuer of the Substitute Option (the "Substitute Option Issuer") shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

   (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

   (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its reasonable best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and
(ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute

Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

   10. The 30-day, 6-month, 12-month, 18-month or 24-month periods for exercise of certain rights under Sections 2, 6, 7, 9, 12 and 15 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under
Section 16(b) of the Exchange Act by reason of such exercise.

   11.  Issuer hereby represents and warrants to Grantee as follows:

   (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

   (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

   12. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder; provided, however, that until the date 15 days following the date on which the Federal Reserve Board has approved an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf or (iv) any other manner approved by the Federal Reserve Board.

   13. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

   14. (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee=s Total Profit (as hereinafter defined) exceed $1,800,000 and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (a) reduce the number of shares of Common Stock subject to this Option, (b) deliver to Issuer for cancellation Option Shares previously purchased by Grantee, (c) pay cash to Issuer, or (d) any combination thereof, so that Grantee=s actually realized Total Profit shall not exceed $1,800,000 after taking into account the foregoing actions.

        (b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) of more than $1,800,000; provided that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

        (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer=s repurchase of the Option (or any portion thereof) pursuant to Section 7, (ii) (x) the amount received by Grantee pursuant to Issuer=s repurchase of Option Shares pursuant to Section 7, less (y) Grantee=s purchase price for such Option Shares, (iii) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee=s purchase price of such Option Shares, (iv) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party, and (v) any amount equivalent to the foregoing with respect to the Substitute Option.

        (d) As used herein, the term "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of such proposed exercise assuming that this Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

   15. (a) Grantee may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), relinquish the

Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price; provided, however, that Grantee may not exercise its rights pursuant to this Section 15 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The "Surrender Price" shall be equal to $1,800,000 (i) plus, if applicable, Grantee's purchase price with respect to any Option Shares and (ii) minus, if applicable, the excess of (A) the net cash amounts, if any, received by Grantee pursuant to the arms' length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any unaffiliated party, over (B) Grantee's purchase price of such Option Shares.

   (b) Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 15 by surrendering to Issuer, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 15 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

   (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 15 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying to Grantee the Surrender Price in full, (i) Issuer shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (c) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and
(ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Event shall be extended to a date six months from the date on which the Exercise Termination Event would have occurred if not for the provisions of this Section 15(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section
15).

   16. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith both parties waive the posting of any bond or similar requirement.

   17. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section l(a) hereof (as adjusted pursuant to Section l(b) or Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

   18. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

   19. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of Federal law are applicable).

   20. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

   21. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

   22. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

   23. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

   IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                     COAL CITY CORPORATION



                                     By  /s/ Mitchell Feiger
                                        ------------------------------------
                                        Mitchell Feiger
                                        President


                                     AVONDALE FINANCIAL CORP.



                                     By  /s/ Robert S. Engelman, Jr.
                                        ------------------------------------
                                        Robert S. Engelman, Jr.
                                        President and Chief Executive Officer

                                                                       EXHIBIT B


                            STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of October 12, 1998, between Coal City Corporation, an Illinois corporation ("Grantee"), and Avondale Financial Corp., a Delaware corporation ("Issuer").

                             W I T N E S S E T H:

     WHEREAS, Grantee, and Issuer have entered into an Agreement and Plan of Merger on even date herewith (the "Merger Agreement");

     WHEREAS, as an inducement to the willingness of Grantee to enter into the Merger Agreement, Issuer has agreed to grant Grantee the Option (as hereinafter defined); and

     WHEREAS, the Board of Directors of Issuer has approved the grant of the Option and the Merger Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 577,610 fully paid and nonassessable shares of the common stock, par value $.01 per share, of Issuer ("Common Stock") at a price per share of $7.40; provided, however, that in the event Issuer issues or agrees to issue any shares of Common Stock (other than shares of Common Stock issued pursuant to stock options granted pursuant to any employee benefit plan prior to the date hereof) at a price less than such price per share (as adjusted pursuant to subsection (b) of Section 5), such price shall be equal to such lesser price (such price, as adjusted if applicable, the "Option Price"); provided, further, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

          (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in
Section 5(a) hereof), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares in breach of any provision of the Merger Agreement.

     2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event

(as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within six months following such Subsequent Triggering Event (or such later period as provided in Section 10). Each of the following shall be an Exercise Termination
Event: (i) the Company Merger Effective Time; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 4.4(e) of the Merger Agreement (but only if the breach giving rise to the termination was willful) (a "Listed Termination");
(iii) the passage of 15 months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a Listed Termination or (iv) the date on which the shareholders of the Grantee shall have voted and failed to approve the Company Merger (unless (A) Issuer shall then be in material breach of its covenants or agreements contained in the Merger Agreement or (B) on or prior to such date, the stockholders of Issuer shall have also voted and failed to approve and adopt the Merger Agreement). The term "Holder" shall mean the holder or holders of the Option. Notwithstanding anything to the contrary contained herein, (i) the Option may not be exercised at any time when Grantee shall be in material breach of the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to Section 4.4(e) thereof as a result of a material breach and (ii) this Agreement shall automatically terminate upon the proper termination of the Merger Agreement (x) by Issuer pursuant to Section 4.4(e) thereof as a result of the material breach by Grantee, or (y) by Issuer or Grantee pursuant to Section 4.4(b)(ii).

     (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

          (i) Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) (an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction other than the Merger. For purposes of this Agreement, (a) "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary (other than mergers, consolidations or similar transactions (i) involving solely Issuer and/or one or more wholly-owned (except for directors' qualifying shares and a de minimis number of other shares) Subsidiaries of the Issuer, provided, any such transaction is not entered into in violation of the terms of the Merger Agreement or (ii) in which the shareholders of Issuer immediately prior to the completion of such transaction own at least 65% of the Common Stock of the Issuer (or the resulting or surviving entity in such transaction) immediately after completion of such transaction, provided any such transaction is not entered into in violation of the terms of the Merger Agreement), (y) a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of Issuer or any Issuer Subsidiary, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or any Issuer Subsidiary and (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the Exchange Act;

          (ii) Any person other than the Grantee or any Grantee Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the rules and regulations thereunder);

          (iii) The shareholders of Issuer shall have voted and failed to adopt the Merger Agreement at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been cancelled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been cancelled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or any of its Subsidiaries) shall have made, or publicly disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

          (iv) (x) The Issuer Board shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse in any respect to Grantee its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement,
     (y) Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or (z) Issuer shall have provided information to or engaged in negotiations with a third party relating to a possible Acquisition Transaction.

          (v) Any person other than Grantee or any Grantee Subsidiary shall have made a proposal to Issuer or its shareholders to engage in an Acquisition Transaction and such proposal shall have been publicly announced;

          (vi) Any person other than Grantee or any Grantee Subsidiary shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange offer);

          (vii) Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction, and following such breach Grantee would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both); or

          (viii) Any person other than Grantee or any Grantee Subsidiary other than in connection with a transaction to which Grantee has given its prior written consent shall have filed an application or notice with the Office of Thrift Supervision (the "OTS") or other federal or state thrift or bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

     (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

          (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 25% or more of the then outstanding Common Stock; or

          (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) of the second sentence thereof shall be 25%.

     (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

     (e) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if prior notification to or approval of the OTS or any other regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

     (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and (ii) present and surrender this Agreement to Issuer at its principal executive offices, provided that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.

     (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

     (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

          "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "Securities Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of Counsel to the Holder; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

     (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed, subject to the receipt of any necessary regulatory approvals, to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

     3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Savings and Loan Holding Company Act or any state or other federal thrift or banking law, prior approval of or notice to the OTS or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the OTS or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

     4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5.

     (a) In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), it equals 19.9% of the number of shares of Common Stock then issued and outstanding.

     (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

     6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within 12 months (or such later period as provided in Section 10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the Securities Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of all Holders shall constitute at least 25% of the total number of shares to be sold by the Holders and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration and the 12-month period referred to in the first sentence of this section shall be increased to 24 months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

     7. (a) At any time after the occurrence of a Repurchase Event (as defined below) (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

     (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this
Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

     (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

     (d) For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

          (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

          (ii) the consummation of any Acquisition Transaction described in
     Section 2(b)(i) hereof, except that the percentage referred to in clause
     (z) shall be 50%.

     8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or a substantial part of its or the Issuer Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either
(x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

     (b)  The following terms have the meanings indicated:

          (i) "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) the Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person, and (iv) the transferee of all or a substantial part of Issuer's assets or deposits (or the assets or deposits of the Issuer Subsidiary).

          (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

          (iii) "Assigned Value" shall mean the market/offer price, as defined in Section 7.

          (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

     (c) The Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

     (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder.

     (f)  Issuer shall not enter into any transaction described in subsection
(a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

     9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the issuer of the Substitute Option (the "Substitute Option Issuer") shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

     (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

     (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its reasonable best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and
(ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute

Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

     10. The 30-day, 6-month, 12-month, 18-month or 24-month periods for exercise of certain rights under Sections 2, 6, 7, 9, 12 and 15 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the Exchange Act by reason of such exercise.

     11.  Issuer hereby represents and warrants to Grantee as follows:

     (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

     (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

     12. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder; provided, however, that until the date 15 days following the date on which the OTS has approved an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf or (iv) any other manner approved by the OTS.

     13. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

     14. (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $1,800,000 and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (a) reduce the number of shares of Common Stock subject to this Option, (b) deliver to Issuer for cancellation Option Shares previously purchased by Grantee, (c) pay cash to Issuer, or (d) any combination thereof, so that Grantee's actually realized Total Profit shall not exceed $1,800,000 after taking into account the foregoing actions.

     (b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) of more than $1,800,000; provided that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date.

     (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) pursuant to Section 7, (ii) (x) the amount received by Grantee pursuant to Issuer's repurchase of Option Shares pursuant to Section 7, less (y) Grantee's purchase price for such Option Shares, (iii) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's purchase price of such Option Shares, (iv) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party, and (v) any amount equivalent to the foregoing with respect to the Substitute Option.

     (d) As used herein, the term "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of such proposed exercise assuming that this Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

     15. (a) Grantee may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), relinquish the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price; provided, however, that Grantee may not exercise its rights pursuant to this Section 15 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The "Surrender Price" shall be equal to $1,800,000 (i) plus, if applicable, Grantee's purchase price with respect to any Option Shares and (ii) minus, if applicable, the excess of (A) the net cash amounts, if any, received by Grantee pursuant to the arms' length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any unaffiliated party, over (B) Grantee's purchase price of such Option Shares.

     (b) Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 15 by surrendering to Issuer, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 15 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

     (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 15 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying to Grantee the Surrender Price in full, (i) Issuer shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (c) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and
(ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Event shall be extended to a date six months from the date on which the Exercise Termination Event would have occurred if not for the provisions of this Section 15(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section
15).

     16. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith both parties waive the posting of any bond or similar requirement.

     17. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in
Section 1(a) hereof (as adjusted pursuant to Section 1(b) or Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

     18. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

     19. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of Federal law are applicable).

     20. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     21. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     22. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     23. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                     COAL CITY CORPORATION



                                     By  /s/ Mitchell Feiger
                                       -----------------------------------------
                                          Mitchell Feiger
                                          President


                                     AVONDALE FINANCIAL CORP.



                                     By  /s/ Robert S. Engelman, Jr.
                                       -----------------------------------------
                                          Robert S. Engelman, Jr.
                                          President and Chief Executive Officer

                                                                     APPENDIX II


           PROPOSED REVISIONS TO THE CERTIFICATE OF INCORPORATION OF
                           AVONDALE FINANCIAL CORP.


     ARTICLE FIRST SHALL BE AMENDED IN ITS ENTIRETY AS FOLLOWS:


     FIRST: The name of the Corporation is MB Financial, Inc. (hereinafter sometimes referred to as the "Corporation").


     ARTICLE FOURTH, SECTION A SHALL BE AMENDED IN IT ENTIRETY AS FOLLOWS:


     FOURTH: A. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is twenty-one million (21,000,000) consisting of:


     1. one million (1,000,000) shares of Preferred Stock, par value one cent ($.01) per share (the "Preferred Stock"); and


     2. twenty million (20,000,000) shares of Common Stock, par value one cent ($.01) per share (the "Common Stock").


     ARTICLE SIXTH, SECTION B. SHALL BE AMENDED IN ITS ENTIRETY AS FOLLOWS:


     SIXTH:  B.   Subject to the rights of the holders of any series of
Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled, except as otherwise provided in the By-laws of the Corporation, only by a majority vote of the directors then in office, though less than a quorum, and directors chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been appointed expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

                                                                    APPENDIX III

                              [Hovde letterhead]

October 7, 1998



Board of Directors
Avondale Financial Corp.
20 North Clark Street
Chicago, IL 60602

Members of the Board:

     Avondale Financial Corp. ("Avondale"), a Delaware corporation, and Coal City Corporation ("Coal City"), an Illinois corporation, will enter into an Agreement and Plan of Merger ("Agreement") whereby Coal City will be merged with and into Avondale pursuant to a merger-of-equals (the "Merger"). As is set forth in Section 1.3(a)(i) of the Agreement, at the effective time of the Merger each of the outstanding shares of Coal City common stock ("Coal City Common Stock") will be converted into and have the right to receive 83.5 shares ("Exchange Ratio") of Avondale common stock ("Avondale Common Stock"). In connection therewith, you have requested our opinion as to the fairness, from a financial point of view, of the Agreement to the shareholders of Avondale.

     Hovde Financial, Inc. ("Hovde") specializes in providing investment banking and financial advisory services to commercial bank and thrift institutions. Our principals are experienced in the independent valuation of securities in connection with negotiated underwritings, subscription and community offerings, private placements, merger and acquisition transactions and recapitalizations. We are familiar with Avondale, having acted as its financial advisor in connection with, and having participated in the negotiations leading to, the Agreement.

     We were retained by Avondale to act as its exclusive financial advisor with respect to a review of Avondale's strategic alternatives and the possible sale, merger, consolidation, or other business combination, in one or a series of transactions, involving all or a substantial amount of the business, securities or assets of Avondale. We will receive compensation from Avondale in connection with our services, a significant portion of which is contingent upon the consummation of the Merger.

Board of Directors
Avondale Financial Corp.
October 7, 1998
Page Two



     During the course of our engagement, we reviewed and analyzed material bearing upon the financial and operating conditions of Avondale and Coal City and material prepared in connection with the proposed transaction, including the following: the Agreement; certain historical publicly available information concerning Avondale and Coal City; the terms of recent merger-of-equals transactions involving banks, savings and loans, bank holding companies, and savings and loan holding companies that we considered relevant; and financial and other information provided to us by the managements of Avondale and Coal City.

     In addition, we have conducted meetings with members of the senior management of Avondale and Coal City for the purpose of reviewing the future prospects of Avondale and Coal City. We also evaluated the pro forma ownership of Avondale Common Stock by Avondale's shareholders relative to the pro forma contribution of Avondale's assets, liabilities, equity and earnings to the pro forma company, and conducted such other studies, analyses and examinations as we deemed appropriate. We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our knowledge of the banking industry and our general experience in securities valuations.

     In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by Avondale and Coal City and in the discussions with Avondale and Coal City management. We did not independently verify and have relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of Avondale and Coal City at August 31, 1998 were adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practices as of the date of such financial statements. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of Avondale or Coal City, nor did we make any independent evaluation or appraisal of the assets, liabilities or prospects of Avondale or Coal City, nor were we furnished with any such evaluation or appraisal; in particular, we did not make any independent evaluation or appraisal of the interest-only strips ("I/O Strips") on the balance sheet of Avondale and were not retained to undertake any such evaluation. Further, we were not retained to and did not review any individual credit files.

Board of Directors
Avondale Financial Corp.
October 7, 1998
Page Three



     We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to Avondale and Coal City. In rendering this opinion, we have been advised by Avondale and Coal City and we have assumed that there are no factors that would impede any necessary regulatory or governmental approval for the Merger and we have further assumed that in the course of obtaining the necessary regulatory and governmental approvals, no restriction will be imposed on Avondale or the surviving corporation that would have a material adverse effect on Avondale or the contemplated benefits of the Merger. We have also assumed that there would not occur any change in the applicable law or regulation that would cause a material adverse change in the prospects or operations of Avondale or the surviving corporation after the Merger.

     Our opinion is based solely upon the information available to us and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof.

     We are not expressing any opinion herein as to the prices at which shares of Avondale Common Stock issued in the Merger may trade if and when they are issued or at any future time, nor does our opinion constitute a recommendation to any holder of Avondale Common Stock as to how such holder should vote with respect to the Agreement at any meeting of holders of Avondale Common Stock.

     This letter is solely for the information of the Board of Directors of Avondale and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement, information statement or tender offer document to be delivered to the holders of Avondale Common Stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

Board of Directors
Avondale Financial Corp.
October 7, 1998
Page Four



     Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Agreement is fair, from a financial point of view, to the shareholders of Avondale.

                              Sincerely,

                              /s/ Hovde Financial, Inc.
                              HOVDE FINANCIAL, INC.

                                                                     APPENDIX IV

                        SECTIONS 11.65 AND 11.70 OF THE
                       ILLINOIS BUSINESS CORPORATION ACT

11.65 RIGHT TO DISSENT - (a) A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions:

          (1) consummation of a plan of merger or consolidation or a plan share exchange to which the corporation is a party if (i) shareholder authorization is required for the Merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;

          (2) consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

          (3) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

               (i)   alters or abolishes preferential right of such shares;

               (ii) alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;

               (iii) in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respects to such share; or

          (4) any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, bylaws, or a resolution of the Board of Directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in
     Section 11.70 or as may be otherwise provided in the articles, bylaws or resolution.

     (b) A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owed to the shareholder.

     (c) A record owner of shares may assert dissenter's rights as to fewer than all the shares recorded in such person's name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares were recorded in the name of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters' rights as to the shares held on such person's behalf only if the beneficial owner submits to the corporation the record owner's written consent to the dissent before or at the same time the beneficial owner asserts dissenters' rights. (Last amended by P.A. 85-1269, L.'88, eff, 1-1-89.)

11.70 PROCEDURE TO DISSENT - (a) If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenters' rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her share if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

     (b) If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenter's rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

     (c) if the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders describing the action taken under
Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenter's rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

     (d) Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation's latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income of that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation's statement to the shareholder. The corporation may instruct the shareholder to sell only if there if a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market, if not listed on a national exchange, during that 10 day period.

     (d) A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are canceled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

     (e) If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the Corporation's statement of value, shall notify the corporation in writing of the shareholder's estimated fair value and the amount of interest due and demand payment for the difference between the shareholder's estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

     (f) If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

     (g) The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

     (h) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

     (i) The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection
(c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against the dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court funds equitable, as follows:

          (1) Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).

          (2) Against either the corporation or as a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

          If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters' similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefitted. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

     (j)  As used in this Section:

          (1) "Fair Value," with respect to a dissenter's shares, means the value of the shares immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusions would be inequitable.

          (2) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all circumstances. (Last amended by P.A. 86-1156, L. '90, eff.-10-90.)

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 20.       INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law sets forth circumstances under which directors, officers, employees and agents of Avondale's may be insured or indemnified against liability which they may incur in their capacities as such:

     (S)145. INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE. (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

     (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made , with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

   (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

   (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

   (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

   (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

   (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

   (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

   Article ELEVENTH of Avondale's certificate of incorporation further provides:

   A. Each person who was or is made a party or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while service as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as
                                       --------  -------
   provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

   B. The right to indemnification conferred in Section A of this Article shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the
                                               --------  -------
   Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter and "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there in no further right to appeal (hereinafter a "final adjudication"), that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

   C. If a claim under Section A or B of this Article is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be paid the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standards of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article or otherwise shall be on the Corporation.

   D. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, By-laws, agreement, vote of stockholders or Disinterested Directors or otherwise.

   E. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

   F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

ITEM 21.       EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   The following Exhibits are filed as part of this Registration Statement.


          2.1 Agreement and Plan of Merger, as amended, dated as of October 12, 1998, by and between Avondale and Coal City (included as Appendix I to the Proxy Statement/Prospectus).

          2.2 Stock Option Agreement dated as of October 12, 1998, by and between Coal City as Issuer and Avondale as Grantee (included as Exhibit A to Exhibit 2.1).

          2.3 Stock Option Agreement dated as of October 12, 1998, by and between Avondale as Issuer and Coal City as Grantee (included as Exhibit B to Exhibit 2.1).

          3.1 Certificate of Incorporation of Avondale (incorporated by reference to Exhibit 3.1 to Avondale's Registration Statement on Form S-1 (No. 33-80774)).

          3.2 Bylaws of Avondale (incorporated by reference to Exhibit 3.2 to Avondale's Registration Statement on Form S-1 (No. 33-80774)).

          4 Form of Certificate of Avondale Common Stock (incorporated by reference to Exhibit 4 to Avondale's Registration Statement on Form S-1 (No. 33-80774)).

          5 Opinion of Silver, Freedman & Taff, L.L.P. as to the legality of the securities being registered.

          8.1 Opinion of Silver, Freedman & Taff, L.L.P. regarding tax matters.

          8.2 Opinion of Schwartz, Cooper, Greenberger & Krauss, Chartered regarding tax matters.

         10.1 Employment Agreement between Avondale and Robert S. Engelman, Jr., dated March 10, 1998.

         10.2 Employment Agreement between Avondale and Robert S. Engelman, Jr., dated October 12, 1998.

         10.3   Severance Agreement between Avondale and Howard A. Jaffe.

         10.4 Form of Change in Control Severance Agreement between Manufacturers Bank and Howard A. Jaffe.

         10.5   Form of Employment Agreement between Avondale and Mitchell
                Feiger.

         10.6 Form of Voting Agreement between Coal City and each of the Directors of Avondale.

         10.7 Form of Voting Agreement between Avondale and each of the Directors of Coal City.

         10.8 Form of Affiliate Agreement between Avondale and each of the Directors of Coal City.

         10.9 1995 Stock Option and Incentive Plan (incorporated by reference to Exhibit 4.3 to Avondale's Registration Statement on Form S-8 (No. 33-98860)).

         10.10  Recognition and Retention Plan (incorporated by reference to
                Exhibit 4.3 to Avondale's Registration Statement on Form S-8 (No. 33-98862)).

         10.11 Unfunded Deferred Compensation Plan for Directors and Executive Officers (incorporated by reference to Exhibit 4.3 to Avondale's Registration Statement on Form S-8 (No.333-4592)).

         10.12 Onmibus Plan (incorporated by reference to Exhibit 10.1 to Avondale's Annual Report on Form 10-K for the year ended December 31, 1996).

         10.13 Supplemental Executive Retirement Plan Agreement (incorporated by reference to Exhibit 10.2 to Avondale's Annual Report on Form 10-K for the year ended December 31, 1996).

         23.1   Consent of Arthur Andersen LLP.

         23.2   Consent of McGladrey & Pullen, LLP.

          23.3 Consents of Silver, Freedman & Taff, L.L.P. (included in Exhibits 5 and 8.1).

          23.4 Consent of Schwartz, Cooper, Greenberger & Krauss, Chartered (included in Exhibit 8.2).

          23.5  Consent of Hovde Financial, Inc.

          24    Power of Attorney (contained on signature page).

          99.1  Consents of Coal City Directors.

          99.2  Form of proxy card of Avondale.

          99.3  Form of proxy card of Coal City.


ITEM 22.       UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Avondale's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d) Avondale undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities and at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Avondale pursuant to the foregoing provisions, or otherwise, Avondale has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Avondale of expenses incurred or paid by a director, officer or controlling person of Avondale in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Avondale will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Avondale has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chicago, State of Illinois, on December 31, 1998.

                                    AVONDALE FINANCIAL CORP.



Date: December 31, 1998           By: /s/ Robert S. Engelman, Jr.
                                     ----------------------------------------
                                        Robert S. Engelman, Jr.
                                        President and Chief Executive Officer
                                        (Duly Authorized Representative)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     We, the undersigned directors and officers of the Registrant, hereby severally constitute and appoint Robert S. Engelman, Jr. and Howard A. Jaffe, and each of them, our true and lawful attorneys and agents, to do any and all things in our names in the capacities indicated below which said Robert S. Engelman, Jr. and/or Howard A. Jaffe may deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-4 relating to the offering of the registrant's common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below this registration statement and any and all amendments (including post-effective amendments) thereto; and, we hereby approve, ratify and confirm all that said Robert S. Engelman, Jr. and/or Howard A. Jaffe shall do or cause to be done by virtue thereof.

By: /s/ Robert S. Engelman, Jr.                     By: /s/ Howard A. Jaffe
   ----------------------------------------------      ----------------------------------------------
   Robert S. Engelman, Jr.                             Howard A. Jaffe
   President and Chief Executive Officer               Executive Vice President and Chief
   (Principal Executive Officer)                       Financial Officer
                                                       (Principal Financial and Accounting
                                                        Officer)

Date: December 31, 1998                             Date: December 31, 1998




By: /s/ R. Thomas Eiff                              By: /s/ Robert S. Engelman, Jr.
   ----------------------------------------------      ----------------------------------------------
   R. Thomas Eiff                                      Robert S. Engelman, Jr.
   Director                                            Director


Date: December 31, 1998                             Date: December 31, 1998

By: /s/ Arthur L. Knight, Jr.                       By: /s/ Jameson A. Baxter
   ---------------------------------------------       ---------------------------------------------
   Arthur L. Knight, Jr.                               Jameson A. Baxter
   Director                                            Director


Date: December 31, 1998                            Date: December 31, 1998



By: /s/ Sandra P. Guthman                          By: /s/ Peter G. Krivkovich
   ---------------------------------------------       ---------------------------------------------
   Sandra P. Guthman                                   Peter G. Krivkovich
   Director                                            Director

Date: December 31, 1998                            Date: December 31, 1998



By: /s/ Hipolito Roldan                             By: /s/ Robert A. Wislow
   ---------------------------------------------       ---------------------------------------------
   Hipolito Roldan                                     Robert A. Wislow
   Director                                            Director


Date: December 31, 1998                             Date: December 31, 1998

                                 EXHIBIT INDEX

  2.1 Agreement and Plan of Merger, as amended, dated as of October 12, 1998, by and between Avondale and Coal City (included as Appendix I to the Proxy Statement/Prospectus).

  2.2 Stock Option Agreement dated as of October 12, 1998, by and between Coal City as Issuer and Avondale as Grantee (included as Exhibit A to Exhibit 2.1).

  2.3 Stock Option Agreement dated as of October 12, 1998, by and between Avondale as Issuer and Coal City as Grantee (included as Exhibit B to
       Exhibit 2.1).

  3.1 Certificate of Incorporation of Avondale (incorporated by reference to Exhibit 3.1 to Avondale's Registration Statement on Form S-1 (No. 33-80774)).

  3.2 Bylaws of Avondale (incorporated by reference to Exhibit 3.2 to Avondale's Registration Statement on Form S-1 (No. 33-80774)).

  4 Form of Certificate of Avondale Common Stock (incorporated by reference to Exhibit 4 to Avondale's Registration Statement on Form S-1 (No. 33-80774)).

  5 Opinion of Silver, Freedman & Taff, L.L.P. as to the legality of the securities being registered.

  8.1  Opinion of Silver, Freedman & Taff, L.L.P. regarding tax matters.

  8.2 Opinion of Schwartz, Cooper, Greenberger & Krauss, Chartered regarding tax matters.

 10.1 Employment Agreement between Avondale and Robert S. Engelman, Jr., dated March 10, 1998.

 10.2 Employment Agrement between Avondale and Robert S. Engelman, Jr., dated October 12, 1998.

 10.3  Severance Agreement between Avondale and Howard A. Jaffe.

 10.4 Form of Change in Control Severance Agreement between Manufacturers Bank and Howard A. Jaffe.

 10.5  Form of Employment Agreement between Avondale and Mitchell Feiger.

 10.6 Form of Voting Agreement between Coal City and each of the Directors of Avondale.

 10.7 Form of Voting Agreement between Avondale and each of the Directors of Coal City.

 10.8 Form of Affiliate Agreement between Avondale and each of the Directors of Coal City.

 10.9  1995 Stock Option and Incentive Plan (incorporated by reference to
       Exhibit 4.3 to Avondale's Registration Statement on Form S-8 (No. 33-98860)).

10.10 Recognition and Retention Plan (incorporated by reference to Exhibit 4.3 to Avondale's Registration Statement on Form S-8 (No. 33-98862)).

10.11 Unfunded Deferred Compensation Plan for Directors and Executive Officers (incorporated by reference to Exhibit 4.3 to Avondale's Registration Statement on Form S-8 (No.333-4592)).

10.12 Onmibus Plan (incorporated by reference to Exhibit 10.1 to Avondale's Annual Report on Form 10-K for the year ended December 31, 1996).

10.13 Supplemental Executive Retirement Plan Agreement (incorporated by reference to Exhibit 10.2 to Avondale's Annual Report on Form 10-K for the year ended December 31, 1996).

 23.1  Consent of Arthur Andersen LLP.

 23.2  Consent of McGladrey & Pullen, LLP.

 23.3 Consents of Silver, Freedman & Taff, L.L.P. (included in Exhibits 5 and 8.1).

 23.4  Consent of Schwartz, Cooper, Greenberger & Krauss, Chartered (included in
       Exhibit 8.2).

 23.5  Consent of Hovde Financial, Inc.

 24    Power of Attorney (contained on signature page).

 99.1  Consents of Coal City Directors.

 99.2  Form of proxy card of Avondale.

 99.3  Form of proxy card of Coal City.